     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 1998

                                                       REGISTRATION NO. 33-98374

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                           POST-EFFECTIVE AMENDMENT
                                    NO.4 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                        DIAMOND CABLE COMMUNICATIONS PLC
             (Exact name of Registrant as specified in its charter)


                                             4841                       NONE
            ENGLAND              (Primary Standard Industrial     (I.R.S. Employer
(Jurisdiction of incorporation)  Classification Code Number)   Identification Number)
         DIAMOND PLAZA
         DALESIDE ROAD                                         CT CORPORATION SYSTEM
      NOTTINGHAM NG2 3GG                                           1633 BROADWAY
            ENGLAND                                              NEW YORK, NY 10019
      011-44-115-912-2217                                          (212) 664-1666
(Address and telephone number                                  (Name, address and
of Registrant's principal                                      telephone number of
executive offices)                                             agent for service)

                                ---------------

                                   COPIES TO:

                             SCOTT D. MILLER, ESQ.
                              SULLIVAN & CROMWELL
                               9A IRONMONGER LANE
                                LONDON EC2V 8EY
                                    ENGLAND

                                ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

                                ---------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                   SUBJECT TO COMPLETION, DATED MARCH 20, 1998
                        DIAMOND CABLE COMMUNICATIONS PLC
              13 1/4% SENIOR DISCOUNT NOTES DUE SEPTEMBER 30, 2004
              11 3/4% SENIOR DISCOUNT NOTES DUE DECEMBER 15, 2005 10 3/4% SENIOR DISCOUNT NOTES DUE FEBRUARY 15, 2007
                      ----------------------------------

     Interest will not accrue on the 13 1/4% Senior Discount Notes due September 30, 2004 (the "1994 Notes") prior to September 30, 1999. Interest on the 1994 Notes will be payable on March 31 and September 30 of each year, commencing March 31, 2000, at a rate of 13 1/4% per annum. See "Description of 1994 Notes". The 1994 Notes are redeemable, in whole or in part, at the option of the Company at any time on or after September 30, 1999, at the redemption prices set forth herein plus accrued interest to the date of redemption. The 1994 Notes are also redeemable in whole, but not in part, at the option of the Company at any time at 100% of the principal amount plus accrued interest to the date of redemption (or, prior to September 30, 1999, at 100% of Accreted Value) in the event of certain tax law changes requiring the payment of additional amounts as described herein. The Company is required to offer to repurchase all outstanding 1994 Notes at 101% of principal amount plus accrued interest to the date of repurchase (or, prior to September 30, 1999, at 101% of Accreted Value on the date of repurchase) after the occurrence of a Change of Control. In addition, upon the occurrence of an Asset Disposition, the Company may be obligated to make an Offer to Purchase all or a portion of the outstanding 1994 Notes at 100% of the principal amount plus accrued interest to the date of repurchase (or, prior to December 15, 2000, at 100% of Accreted Value on the date of repurchase). See "Description of the 1994 Notes -- Redemption". There can be no assurance that the Company will have the financial resources necessary or otherwise be able to repurchase the 1994 Notes under such circumstances.

     Interest will not accrue on the 11 3/4% Senior Discount Notes due December 15, 2005 (the "1995 Notes") prior to December 15, 2000. Interest on the 1995 Notes will be payable on June 15 and December 15 of each year, commencing June 15, 2001 at a rate of 11 3/4% per annum. See "Description of the 1995 Notes". The 1995 Notes are redeemable, in whole or in part, at the option of the Company at any time on or after December 15, 2000, at the redemption prices set forth herein plus accrued interest to the date of redemption. The 1995 Notes are also redeemable in whole, but not in part, at the option of the Company at any time at 100% of the principal amount plus accrued interest to the date of redemption (or, prior to December 15, 2000, at 100% of Accreted Value) in the event of certain tax law changes requiring the payment of additional amounts as described herein. Upon the occurrence of a Change of Control the Company is required to offer to repurchase all outstanding 1995 Notes at 101% of principal amount plus accrued interest to the date of repurchase (or, prior to December 15, 2000, at 101% of Accreted Value on the date of repurchase) after the occurrence of a Change of Control. In addition, upon the occurrence of an Asset Disposition, the Company may be obligated to make an Offer to Purchase all or a portion of the outstanding 1995 Notes at 100% of the principal amount plus accrued interest to the date of repurchase (or, prior to December 15, 2000, at 100% of Accreted Value on the date of repurchase). See "Description of the 1995 Notes -- Redemption". There can be no assurance that the Company will have the financial resources necessary or otherwise be able to repurchase the 1995 Notes under such circumstances.

     Interest will not accrue on the 10 3/4% Senior Discount Notes due February 15, 2007 (the "1997 Notes") prior to February 15, 2002. Interest on the 1997 Notes will be payable on February 15 and August 15 of each year, commencing August 15, 2002 at a rate of 10 3/4% per annum. See "Description of the 1997 Notes". The 1997 Notes will be redeemable, in whole or in part, at the option of the Company at any time on or after February 15, 2002, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. The 1997 Notes will also be redeemable in whole, but not in part, at the option of the Company at any time at 100% of the principal amount at maturity (or, prior to February 15, 2002 at 100% of Accreted Value) plus accrued and unpaid interest, if any, to the date of redemption in the event of certain tax law changes requiring the payment of additional amounts as described herein. See "Description of the 1997 Notes -- Redemption". Upon the occurrence of a Change of Control, the Company is required to offer to repurchase all outstanding 1997 Notes at 101% of principal amount at maturity (or, prior to February 15, 2002, at 101% of Accreted Value on the date of repurchase), plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the 1997 Notes--Certain Comments--Change of Control". There can be no assurance that the Company would have the financial resources necessary or otherwise be able to repurchase the 1997 Notes under such circumstances.

     The Discount Notes constitute unsecured senior indebtedness of the Company. At December 31, 1997, the Company had approximately L.545 million of indebtedness outstanding, including approximately L.139 million, L.231 million and L.166 million in accreted value of 1994 Notes, the 1995 Notes and the 1997 Notes, respectively. On February 6, 1998, a wholly-owned subsidiary of the Company, Diamond Holdings plc, issued L.135,000,000 in principal amount of its 10% Senior Notes due February 1, 2008 and $110,000,000 in principal amount of its 9 1/8% Senior Notes due February 1, 2008 (the "1998 Notes") each unconditionally guaranteed as to principal, interest and any other amounts due by the Company. The Company has not issued, and does not have any current plans to issue, any significant indebtedness that will be subordinated to the Discount Notes. The Company is a holding company which conducts substantially all of its business through subsidiaries, all of which are wholly-owned. The Discount Notes effectively rank junior to any indebtedness of the Company's subsidiaries to the extent of the assets of such subsidiaries and to any secured indebtedness of the Company to the extent of the assets securing such indebtedness. The 1998 Notes effectively rank senior to the Discount Notes in that funds will be available from the Company's subsidiaries, including Diamond Holdings Plc, to the Company only through payment of dividends, if any, or payment of principal of and interest on currently outstanding intercompany indebtedness which will be subordinated to the 1998 Notes. The Guarantee by the Company in respect of payments in respect of the Discount Notes (the "Guarantee") will rank pari passu with the Guarantor's unsecured obligations, including its obligations under the Discount Notes.

     SEE "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE DISCOUNT NOTES.
                         ------------------------------

Begin Cascading. The Cascading Slope of the following paragraph is .1 inch. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
End Cascading

This Prospectus is to be used by Goldman, Sachs & Co. in connection with offers and sales of the Discount Notes related to market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The Company will not receive any of the proceeds of such sale. Goldman, Sachs & Co. may act as a principal or agent in such transactions. See "Plan of Distribution".

                              GOLDMAN, SACHS & CO.
                         ------------------------------
                   The date of this Prospectus is     , 1998.

                         NOTE REGARDING THIS PROSPECTUS

     This Prospectus relates to three different series of Discount Notes issued by the Company:

     o The 13 1/4% SENIOR DISCOUNT NOTES DUE SEPTEMBER 30, 2004 (referred to herein as the "1994 NOTES"),

     o    The 11 3/4% SENIOR DISCOUNT NOTES DUE DECEMBER 15, 2005
          (referred to herein as the "1995  NOTES") and

     o    The 10 3/4% SENIOR DISCOUNT NOTES DUE FEBRUARY 15, 2007
          (referred to herein as the "1997  NOTES").

     Prospective investors in the 1994 Notes should refer to "Summary -- The 1994 Notes" and "Description of the 1994 Notes" for a description of the 1994 Notes.

     Prospective investors in the 1995 Notes should refer to "Summary -- The 1995 Notes" and "Description of the 1995 Notes" for a description of the 1995 Notes.

     Prospective investors in the 1997 Notes should refer to "Summary -- The 1997 Notes" and "Description of the 1997 Notes" for a description of the 1997 Notes.

     References herein to the "Discount Notes" apply to the 1994 Notes, the 1995 Notes and the 1997 Notes.

     This Prospectus includes the Company's 1997 Annual Report on Form 10-K, which begins after page 97.
                          ____________________________

     Diamond Cable Communications Plc (the "Company") is a public limited company (with registered number 2965241) incorporated under the laws of England and Wales. The Company is a holding company which holds all of the shares of
(i) Diamond Cable Communications (UK) Limited ("DCL") (formerly Diamond Cable (Nottingham) Limited) and (ii) the group of companies comprising LCL (as defined below), in both cases through an intermediate holding company, Diamond Holding plc ("Diamond Holdings"). In this Prospectus, except as the context may otherwise require, references to the Company refer to the Company and/or its predecessor, references to the "Group" refer to the Company and its subsidiaries, including as of September 30, 1995 LCL, and references to "Diamond" refer to the Company and its subsidiaries excluding LCL. The principal executive office of the Company is at Diamond Plaza, Daleside Road, Nottingham NG2 3GG, England, and its telephone number at such address is 011-44-115-912-2217.

     On September 27, 1995, the Group acquired substantially all of the share capital of East Midlands Cable Group Limited ("EMCG"), East Midlands Cable Communications Limited and East Midlands Cable Holdings Limited (collectively "LCL"), and on October 4, 1995 the Group acquired all of the remaining share capital (less than 1%) of LCL. For financial accounting purposes, the acquisition was given effect as of September 30, 1995. At and prior to September 30, 1995, substantially all of LCL's operating activities were carried out through LCL Cable Communications Limited ("LCL Cable") (now Diamond Cable (Leicester) Limited). On April 26, 1995, LCL Cable became the principal operating subsidiary of EMCG. References herein to LCL may also refer to LCL Cable or EMCG as appropriate.

                          ____________________________

     The Discount Notes are listed on the Luxembourg Stock Exchange. For a discussion of the trading market, if any, in the Discount Notes see "Risk Factors -- Absence of a Public Market for the Discount Notes; Possible Volatility of Discount Note Price".

     This prospectus contains certain forward-looking statements, identified as such, with respect to which the Company is seeking to utilize the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are accompanied by, and should be read in conjunction with, an explanation of important factors that could cause actual results to differ materially from those in the forward-looking statements. Among other statements, statements regarding the Group's operational and financial goals and objectives, expectations regarding the construction of the Group's network and the marketing and acceptance of its services, including those under "Risk Factors -- Requirement for Additional Funds", " -- Ability to Manage Network Development and Expansion", " -- Significant Competition" and Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and

     Capital Resources" are forward looking in nature. Similarly, among other statements, statements regarding the effects of changes in the competitive environment and government regulation, including those under "Risk Factors -- Potential Changes in Government Regulation", " -- Requirement to Meet Build Milestones", " -- Significant Competition", "Business -- Competition" and " -- Milestones" and statements regarding the expected technological and managerial strains of continued growth, service enhancement and year 2000 information processing issues, including those under "Risk Factors -- Rapid Technological Changes" and "Business -- Competition", are forward looking in nature. By their nature, forward-looking statements and forecasts involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements and forecasts. These factors include, among other things, changes in demand for the products and services of the Group, changes in the cost and availability of supplies to the Group, the rate and cost of the build out of the Group's network, technological changes, the impact of competition and changes in economic conditions in England.

     The Group operates only in the United Kingdom and, accordingly, publishes its financial statements in pounds sterling. In this Prospectus, references to "pounds sterling", "L.", "pence" or "p" are to the lawful currency of the United Kingdom and references to "U.S. dollars", "dollars", "$" or "c" are to the lawful currency of the United States. Merely for convenience, this Prospectus contains translations of certain pounds sterling amounts into U.S. dollars at specified rates. These translations should not be construed as representations that the pounds sterling amounts actually represent such U.S. dollar amounts or could have been or could be converted into U.S. dollars at the rate indicated or at any other rate. Unless otherwise indicated, the translations of pounds sterling amounts into U.S. dollars have been made at $1.6427 per L.1.00, the noon buying rate in The City of New York for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on December 31, 1997. The Noon Buying Rate on March 18, 1998 was $1.6711 per L.1.00. See "Exchange Rates" for information regarding the Noon Buying Rate for the past five fiscal years.

             SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

     The Company has been incorporated under English law. Service of process upon directors and officers of the Company, and certain of the experts named herein, who reside outside the United States may be difficult to obtain within the United States. Furthermore, since most directly owned assets of the Company is outside the United States, any judgment obtained in the United States against it may not be collectible within the United States. The Company has been advised by their English counsel, Freshfields, that there is doubt as to the enforceability of certain civil liabilities under U.S. Federal securities laws in original actions in English courts, and that, subject to certain exceptions and time limitations, English courts will treat a final and conclusive judgment of a U.S. court for a liquidated amount as a debt enforceable by fresh proceedings in the English courts. Such counsel has expressed no opinion, however, as to whether the enforcement by an English court of any judgment would be in pounds sterling or as of which date, if any, the determination of the applicable exchange rate from U.S. dollars to pounds sterling would be made. The Company has appointed CT Corporation Systems as their authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Discount Notes that may be instituted in any U.S. federal or state court in the Borough of Manhattan, The City of New York or brought under U.S. federal or state securities laws and submit to the jurisdiction of any such court in any such suit or proceeding.

                             PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements included elsewhere in this Prospectus. All information in this Prospectus with respect to the number of homes in the Group's franchise areas is based either on CACI Information Services reports (which use 1991 census data compiled by the U.K.'s Office of Population Census and Surveys) or information published by the Independent Television Commission ("ITC") and all information with respect to the number of businesses is based on Company estimates. There can be no assurance that the actual number of homes in a franchise area is not different from that reflected in the 1991 census or the ITC data or that the estimated number of businesses reflects the actual number of businesses in the relevant franchise areas.

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                   THE GROUP

OVERVIEW

     The Group operates a telecommunications and cable television business focused on the East Midlands area of England. The Group is currently constructing a broadband fiber-optic network to serve its fifteen contiguous franchise areas, comprising approximately 1.2 million homes and an estimated 60,600 businesses. As of December 31, 1997, the Group's cable television and telecommunications network had passed by civils construction approximately 536,100 homes and an estimated 26,900 businesses, of which portions of the network passing approximately 508,800 homes and an estimated 24,900 businesses had been activated. As of that date, the Group had approximately 157,200 residential telephone lines, 83,800 cable television subscribers and 27,100 business telephone lines. Through that date, pounds sterling 428 million had been invested (at original cost) in the construction of the network and related systems.

     The Group offers three basic services over its network infrastructure: (i) residential telephone services allowing customers to place and receive local, national and international calls and to use additional services such as conference calling, voicemail, call waiting, call forward, call barring and Internet access, (ii) business telecommunications services which include most of the services provided to residential customers as well as advanced telecommunications services such as Centrex (which provides businesses, including those with multiple sites, with virtual PABX and network services), direct dialing inward (DDI), high speed data services and private circuits, and
(iii) cable television services offering more than 50 channels including movies, sports, news and information, music, children's programming and general entertainment. See Item 1. "Business -- Business Telecommunications and Residential Telephone" and "Business -- Cable Television".

HISTORY

     The Group began operations in 1989. In May 1994, European Cable Capital Partners, L.P. ("ECCP") acquired a majority stake in the Company. ECCP is a partnership in which various investment funds managed by Goldman, Sachs & Co. or its affiliates hold an 83.3% interest. The remaining partnership interests in ECCP are held by affiliates of the Group's Chief Executive Officer, Robert
T. Goad, and Ralph H. Booth II.

SELECTED OPERATING DATA

     The following table sets forth certain data concerning the Group's franchises at and for the years ended December 31, 1995, 1996 and 1997. The operating data at and for the year ended December 31, 1995 reflects the acquisition of LCL on a pro-forma basis as if it had been completed at the beginning of 1995.

                                                        DECEMBER 31,
                                               -------------------------------
                                               1995(1)       1996        1997
                                               -------     -------     -------

Homes passed by civils construction(2) .       281,311     453,496     536,110
Homes activated(3) . . . . . . . . . . .       157,906     347,246     508,801
Homes marketed(4). . . . . . . . . . . .       126,607     252,601     405,787
Student service rooms marketed(5). . . .             -           -       1,805
BUSINESS TELECOMMUNICATIONS
Business customers accounts. . . . . . .         2,399       3,935       5,723
Business lines connected . . . . . . . .         9,879      18,932      27,124
Private circuits(6). . . . . . . . . . .           161         226         258
Average lines per business account(7). .           4.1         4.8         4.7
Average monthly revenue per line(8)(9) .       L.70.23     L.50.17     L.46.26
Pro-forma average monthly revenue
  per line(9). . . . . . . . . . . . . .       L.67.70     L.51.25     L.46.26
RESIDENTIAL TELEPHONE(5)
Residential lines connected. . . . . . .        52,698     104,460     157,171
Penetration rate of homes marketed(10) .         41.6%       41.4%       38.6%
Average monthly revenue per
  line(9)(11). . . . . . . . . . . . . .       L.19.88     L.18.40     L.18.75
Pro-forma average monthly revenue
  per line(9). . . . . . . . . . . . . .       L.19.22     L.18.64     L.18.75
Churn(12)(13). . . . . . . . . . . . . .         15.0%       20.6%       16.3%
CABLE TELEVISION
Basic service subscribers. . . . . . . .        30,749      59,242      83,793
Penetration rate of homes marketed(14) .         24.3%       23.5%       20.6%
Average monthly revenue per
  subscriber(15) . . . . . . . . . . . .       L.17.62     L.18.03     L.19.84
Churn(12)(13). . . . . . . . . . . . . .         33.8%       40.9%       32.7%

(1) Information for 1995 is pro-forma combined information including both Diamond and LCL as if LCL had been acquired on January 1, 1995.

(2) Homes passed by civils construction is the number of homes (excluding student services rooms) that have had ducting buried outside.

(3) Homes activated is the number of homes (excluding student services rooms) that are capable of receiving cable service without further extension of transmission lines, apart from the final connection to the home.

(4) Homes marketed is the number of homes activated (excluding student services rooms) for which the initial marketing phase (including door-to-door direct marketing) has been completed.

(5) During 1997 the Group began to provide telephone services and internet access to students at a number of large educational establishments in its franchise area. Academic terms make this business seasonal in nature. In order to fairly present the results, the Company has adopted the following policy: (i) rental revenue is recognized evenly over a full twelve month period (or the balance of the period to the start of the next academic year if shorter), (ii) call revenue is recognised in the month in which it is earned and is incorporated in residential telephone average monthly revenue per line, (iii) a student services line is recognised as the equivalent of 3/4 of a residential line, (iv) each student room at which service is available is treated as a home marketed and incorporated in the calculation of residential telephone penetration and, (v) any net decrease in the number of students taking the service between one academic year and another is ignored for the purposes of calculating residential telephone churn.

(6) Private circuits are point-to-point customer specific connections for which a fixed annual rental charge is made.

(7) Average lines per business account is calculated by dividing the number of business lines connected on the given date by the number of business customer accounts on such date.

(8) The average monthly business telecommunications revenue per line is calculated by dividing (i) business telecommunications line and equipment rental, outgoing call charges and incoming call charges (including revenue from private circuits) for the period by (ii) the average number of business telecommunications lines and private circuits (calculated as a simple average of the number of subscribed lines and private circuits at the end of each month during the period) and dividing that amount by twelve.

(9) The calculation of the average monthly revenue per line (for both residential telephone and business telecommunication revenues) for the year to December 31, 1996 reflects the reduction in revenues stemming from rebates to BT on incoming termination revenues relating in part to 1995 but recorded in full against revenues in 1996. The rebates were calculated in accordance with revised interconnect agreements with BT that were made effective retroactively from April 1995. The pro-forma average monthly revenue per line (for both residential telephone and business telecommunications revenues) gives effect to the revised interconnect agreements as if they had been in effect from April 1995 and allocates to each period the portion of the rebates that relates to such period.

(10) Penetration rate of homes marketed is calculated by dividing the number of residential lines, including student services lines recognized at the equivalent of 3/4 of a residential line, connected on the given date by the total number of homes marketed and student services rooms marketed as of such date, expressed as a percentage.

(11) The average monthly revenue per residential telephone line is calculated by dividing (i) line and equipment rental, outgoing call charges and incoming call charges for the period by (ii) the average number of residential telephone lines (calculated as a simple average of the number of subscribed lines at the end of each month during the period) and dividing that amount by twelve. Call revenue from student services lines is recognized in the month in which it is earned and is incorporated in residential telephone average monthly revenue per line, with each student services line recognized as the equivalent of 3/4 of a residential line.

(12) Churn is calculated by dividing net disconnections (total disconnections less the number of disconnected accounts for which service is later restored) in a period by the average number of subscribers in the period (calculated as a simple average of the number of subscribers at the end of each month during the period). The calculation of churn excludes student services lines.

(13) Since the beginning of 1997, the Group's reported churn has excluded from net disconnected accounts subscribers who disconnect from the service when moving residence and reconnect to the service in their new residence. Previously, these subscribers were not identified under the Group's information system and were therefore reported in the churn calculation as disconnected accounts. If churn for the year ended December 31, 1997 was calculated on the basis used in periods prior to 1997, annualized churn would have been 21.3% and 36.9% for residential telephone and cable television, respectively. The difference between churn on the new and prior bases is not necessarily indicative of the adjustment that would arise if churn for prior periods were restated.

(14) Penetration rate of homes marketed is calculated by dividing the number of homes receiving basic cable television on the given date by the total number of homes marketed as of such date, expressed as a percentage.

(15) The average monthly revenue per cable television subscriber is calculated by dividing total cable television subscriber revenues (excluding installation revenues) for the period by the average number of cable television subscribers (calculated as a simple average of the number of basic service subscribers at the end of each month during the period) and dividing that amount by twelve.

                                    THE 1994 NOTES


Notes Offered..........  13 1/4% Senior Discount Notes due September 30, 2004
                         (the "1994 Notes").

Price..................  Negotiated prices related to prevailing market prices at the time of sale.

Maturity Date..........  September 30, 2004.

Use of Proceeds........  The Company will not receive any proceeds from secondary sales of the 1994 Notes.

Yield and Interest.....  13 1/4% per annum (computed on a semi-annual bond equivalent basis) calculated from September 28, 1994. Cash interest will not accrue on the 1994 Notes prior to September 30, 1999 (the "1994 Cash Interest Date"). Thereafter, cash interest on the 1994 Notes will be payable, at a rate of 13 1/4% per annum, semi-annually on each March 31 and September 30, commencing March 31 , 2000. For U.S. federal income tax purposes, purchasers of the 1994 Notes will be required to include amounts in gross income in advance of the receipt of the cash payments to which the income is attributable.

Ranking................  The 1994 Notes constitute senior unsecured indebtedness of the Company. In August 1996, certain of the Company's subsidiaries entered into a senior syndicated bank facility (as modified in February and April 1997) permitting borrowing up to an aggregate amount of L.175 million (the "Senior Bank Facility").

                         The Company has not issued, and does not have any current plans to issue, any significant indebtedness that will be subordinated to the 1994 Notes. The 1994 Notes effectively rank junior to any indebtedness of the Company's subsidiaries to the extent of the assets of such subsidiaries and to any secured indebtedness of the Company to the extent of the assets securing such indebtedness. The 1994 Notes effectively rank junior to the 1998 Notes in that funds will be available from the Company's subsidiaries, including Diamond Holdings, to the Company only through payment of dividends, if any, or payment of principal and interest on currently outstanding intercompany indebtedness which will be subordinated to the 1998 Notes. The 1994 Notes rank pari passu with the 1995 Notes, the 1997 Notes and the Guarantee. See "Risk Factors -- Holding Company Structure; Liens on Assets".

Optional Redemption....  The 1994 Notes are redeemable, in whole or in part, at the option of the Company at any time on or after the 1994 Cash Interest Date at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the 1994 Notes -- Redemption -- Optional Redemption".

Tax Redemption.........  In the event of certain changes affecting withholding taxes applicable to certain payments on the 1994 Notes, the 1994 Notes are redeemable, as a whole, but not in part, at the election of the Company, at any time at the Accreted Value thereof, or, if such redemption is to occur on or after the 1994 Cash Interest Date, at 100% of the principal amount at maturity thereof, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the 1994 Notes -- Optional Tax Redemption".

Change of Control......  Upon a Change of Control, each holder of the 1994
                         Notes will have the right to require the Company to repurchase such holder's 1994 Notes at 101% of the Accreted Value thereof in the case of any such repurchase prior to the 1994 Cash Interest Date or 101% of the principal amount at maturity thereof plus accrued and unpaid interest, if any, to the date of repurchase, in the case of any such repurchase on or after the 1994 Cash Interest Date. There can be no assurance that the Company would have the financial resources necessary or otherwise be able to repurchase the 1994 Notes upon a Change of Control. Furthermore, a Change of Control, which could occur (among other reasons) if any Person (other than a Permitted Holder) or Group beneficially owns at least 45% of the aggregate voting power of all Equity Securities of the Company or has elected a majority of the Board of Directors of the Company, would enable holders of the 1995 Notes and the 1997 Notes to exercise a similar right to require the Company to repurchase the 1995 Notes and the 1997 Notes, and would enable holders of the 1998 Notes to exercise a similar right to require Diamond Holdings to repurchase the 1998 Notes. The simultaneous exercise of these rights would make it less likely that the Company would be able to fulfill its obligation to repurchase the 1994 Notes. See "Description of 1994 Notes -- Certain Covenants -- Change of Control" and "Risk Factors -- Holding Company Structure; Liens on Assets".

Original Issue
    Discount...........  The 1994 Notes were initially sold at an issue price that represented an original issue discount for U.S. federal income tax purposes. Thus, although cash interest is not payable on the 1994 Notes prior to the 1994 Cash Interest Date, original issue discount (i.e., the difference between the principal and interest payable on the 1994 Notes and their issue price) will accrete from the issue date of the 1994 Notes and will be included as ordinary income (including for periods ending prior to the 1994 Cash Interest Date) for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. The amount includible in income by a particular investor will depend on the price paid by the investor for the 1994 Notes. See "Taxation -- United States -- Original Issue Discount".

Certain Covenants......  The 1994 Notes Indenture contains certain covenants which, among other things, restrict the ability of the Company and its Restricted Subsidiaries (as defined) to
                         (i) incur additional Debt or issue Disqualified Equity;
                         (ii) pay dividends or make distributions in respect of the Company's capital stock or make certain other restricted payments; (iii) create certain liens or enter into certain sale and leaseback transactions;
                         (iv) engage in certain transactions with Affiliates or Related Persons; or (v) sell certain assets. In addition, the 1994 Notes Indenture limits the ability of the Company to consolidate, merge or sell all or substantially all of its assets. These covenants are subject to a number of important exceptions and qualifications, and there can be no assurance that these covenants will protect the holders of the 1994 Notes from developments that may adversely affect the Company's ability to meet its obligations on the 1994 Notes. See "Description of the 1994 Notes".

Form of Notes..........  The 1994 Notes were issued initially as a global security in bearer form without coupons, which was issued in an aggregate principal amount at maturity equal to 100% of the aggregate principal amount at maturity of all 1994 Notes issued under the 1994 Notes Indenture and is held by The Bank of New York, as Book-Entry Depositary. Beneficial interests in the 1994 Global Note are shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC (with respect to its participants). Ownership of the Book-Entry Interests is limited to persons that have accounts with DTC ("Participants") or persons that may hold interests through Participants ("Indirect Participants"), including Morgan Guaranty Trust Company of New York, as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel").

                         Except as set forth under "Description of 1994 Notes", Participants or Indirect Participants are not entitled to receive physical delivery of 1994 Notes in definitive form or to have 1994 Notes issued and registered in their names and are not considered the owners or holders thereof under the 1994 Notes Indenture.


Global Clearance and
Settlement.............  Book-Entry Interests trade in DTC's Same-Day Funds
                         Settlement System. Any secondary market trading of Book-Entry Interests is expected to occur through Participants and settle in same-day funds. See "Description of the 1994 Notes -- Settlement".



     For additional information concerning the 1994 Notes and the definitions of certain capitalized terms used above, see "Description of the 1994 Notes".

                                 THE 1995 NOTES

Notes Offered..........  11 3/4% Senior Discount Notes due December 15, 2005
                         (the "1995 Notes").

Price..................  Negotiated prices related to prevailing market prices at the time of sale.

Maturity Date..........  December 15, 2005.

Use of Proceeds........  The Company will not receive any proceeds from secondary sales of the 1995 Notes.

Yield and Interest.....  11 3/4% per annum (computed on a semi-annual bond equivalent basis) calculated from December 15, 1995. Cash interest will not be payable on the 1995 Notes prior to December 15, 2000 (the "1995 Cash Interest Date"). Thereafter, cash interest on the 1995 Notes will be payable, at a rate of 11 3/4% per annum, semi-annually on each June 15 and December 15, commencing June 15, 2001. For U.S. federal income tax purposes, purchasers of the 1995 Notes will be required to include amounts in gross income in advance of the receipt of the cash payments to which the income is attributable.

Ranking................  The 1995 Notes constitute senior unsecured indebtedness of the Company. The Company has not issued, and does not have any current plans to issue, any significant indebtedness that will be subordinated to the 1995 Notes.

                         The 1995 Notes effectively rank junior to any indebtedness of the Company's subsidiaries to the extent of the assets of such subsidiaries and to any secured indebtedness of the Company to the extent of the assets securing such indebtedness. The 1995 Notes effectively rank junior to the 1998 Notes in that funds will be available from the Company's subsidiaries, including Diamond Holdings, to the Company only through payment of dividends, if any, or payment of principal and interest on currently outstanding intercompany indebtedness which will be subordinated to the 1998 Notes. The 1995 Notes rank pari passu with the 1994 Notes, the 1997 Notes and the Guarantee. See "Risk Factors -- Holding Company Structure; Liens on Assets".

Optional Redemption....  The 1995 Notes  are redeemable, in whole or in part, at the option of the Company at any time on or after December 15, 2000 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the 1995 Notes -- Redemption -- Optional Redemption".

Tax Redemption.........  In the event of certain changes affecting withholding taxes applicable to certain payments on the 1995 Notes, the 1995 Notes are redeemable, as a whole, but not in part, at the election of the Company, at any time at the Accreted Value thereof, or, if such redemption is to occur on or after the 1995 Cash Interest Date, at 100% of the principal amount at maturity thereof, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the 1995 Notes -- Redemption -- Optional Tax Redemption".

Change of Control......  Upon a Change of Control, each holder of the 1995 Notes will have the right to require the Company to repurchase such holder's 1995 Notes at 101% of the Accreted Value thereof in the case of any such repurchase prior to the 1995 Cash Interest Date or 101% of the principal amount at maturity thereof plus accrued and unpaid interest, if any, to the date of repurchase, in the case of any such repurchase on or after the 1995 Cash Interest Date. There can be no assurance that the Company would have the financial resources necessary or otherwise be able to repurchase the 1995 Notes upon a Change of Control. Furthermore, a Change of Control, which could occur (among other reasons) if any Person (other than a Permitted Holder) or Group beneficially owns at least 45% of the aggregate voting power of all Equity Securities of the Company or has elected a majority of the Board of Directors of the Company, would enable holders of the 1994 Notes and the 1997 Notes to exercise a similar right to require the Company to repurchase the 1994 Notes and the 1997 Notes and would enable holders of the 1998 Notes to exercise a similar right to require Diamond Holdings to repurchase the 1998 Notes. The simultaneous exercise of these rights would make it less likely that the Company would be able to fulfill its obligation to repurchase the 1995 Notes. See "Description of the 1995 Notes -- Certain Covenants -- Change of Control" and "Risk Factors -- Holding Company Structure; Liens on Assets".


Equity Commitment......  The Indenture relating to the 1995 Notes provided that an event of default would occur under the Indenture if the Company did not receive an aggregate of $100 million or more in gross cash proceeds from the issuance of new equity prior to June 30, 1996, subject to certain exceptions. In accordance with this provision, prior to June 30, 1996, the Company's existing investors subscribed to new equity capital in an amount of $100 million.



Original Issue Discount  The 1995 Notes were initially sold at an issue price that represented an original issue discount for U.S. federal income tax purposes. Thus, although cash interest will not be payable on the 1995 Notes prior to the 1995 Cash Interest Date, original issue discount (i.e., the difference between the principal and interest payable on the 1995 Notes and their issue price) will accrete from the issue date of the 1995 Notes and will be included as ordinary income (including for periods ending prior to the 1995 Cash Interest Date) for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. The amount includible in income by a particular investor will depend on the price paid by the investor for the 1995 Notes.
                         See "Taxation -- United States -- Original
                         Issue Discount".

Certain Covenants......  The 1995 Notes  Indenture contains certain covenants which, among other things, restrict the ability of the Company and its Restricted Subsidiaries (as defined) to
                         (i) incur additional Debt or issue Disqualified Equity;
                         (ii) pay dividends or make distributions in respect of the Company's capital stock or make certain other restricted payments; (iii) create certain liens or enter into certain sale and leaseback transactions;
                         (iv) engage in certain transactions with Affiliates or Related Persons; or (v) sell certain assets. In addition, the 1995 Notes Indenture limits the ability of the Company to consolidate, merge or sell all or substantially all of its assets. These covenants are subject to a number of important exceptions and qualifications, and there can be no assurance that these covenants will protect the holders of the 1995 Notes from developments that may adversely affect the Company's ability to meet its obligations on the 1995 Notes. See "Description of the 1995 Notes".



Form of Notes..........  The 1995 Notes were issued initially as a global security in bearer form without coupons, which was issued in an aggregate principal amount at maturity equal to 100% of the aggregate principal amount at maturity of all 1995 Notes issued under the 1995 Notes Indenture and is held by The Bank of New York, as Book-Entry Depositary. Beneficial interests in the 1995 Global Note are shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC (with respect to its participants). Ownership of the Book-Entry Interests is limited to persons that have accounts with DTC ("Participants") or persons that may hold interests through Participants ("Indirect Participants"), including Morgan Guaranty Trust Company of New York, as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel").



                         Except as set forth under "Description of the 1995 Notes", Participants or Indirect Participants are not entitled to receive physical delivery of 1995 Notes in definitive form or to have 1995 Notes issued and registered in their names and are not considered the owners or holders thereof under the 1995 Notes Indenture.


Global Clearance and
Settlement.............  Book-Entry Interests trade in DTC's Same-Day Funds
                         Settlement System. Any secondary market trading of Book-Entry Interests is expected to occur through Participants, including Euroclear and Cedel, and settle in same-day funds. See "Description of the 1995 Notes -- Settlement".


                         For additional information concerning the 1995 Notes and the definitions of certain capitalized terms used above, see "Description of the 1995 Notes".

                               THE 1997 NOTES

Notes Offered.......  10 3/4% Senior Discount Notes due February 15, 2007
                      (the "1997 Notes").

Price...............  Negotiated prices related to prevailing market prices at the time of sale.

Maturity Date.......  February 15, 2007.

Use of Proceeds.....  The Company will not receive any proceeds from secondary sales of 1997 Notes.

Yield and Interest..  10 3/4% per annum (computed on a semi-annual bond equivalent basis) calculated from February 27, 1997.
                      Cash interest will not be payable on the 1997 Notes prior to February 15, 2002 (the "1997 Cash Interest Date"). Thereafter, cash interest on the 1997 Notes will be payable, at a rate of 10 3/4% per annum, semi-annually on each February 15 and August 15, commencing August
                      15, 2002. For U.S. federal income tax purposes, purchasers of the Discount Notes will be required to include amounts in gross income in advance of the receipt of the cash payments to which the income is attributable.

Ranking.............  The 1997 Notes constitute senior unsecured indebtedness of the Company. The Company has not issued, and does not have any current plans to issue, any significant indebtedness that will be subordinated to the 1997 Notes.

                      The 1997 Notes effectively rank junior to any indebtedness of the Company's subsidiaries to the extent of the assets of such subsidiaries and to any secured indebtedness of the Company to the extent of the assets securing such indebtedness. The 1997 Notes effectively rank junior to the 1998 Notes in that funds will be available from the Company's subsidiaries, including Diamond Holdings, to the Company only through payment of dividends, if any, or payment of principal and interest on currently outstanding intercompany indebtedness which will be subordinated to the 1998 Notes. The 1997 Notes rank pari passu with the 1994 Notes, the 1995 Notes and the Guarantee. See "Risk Factors -- Holding Company Structure; Liens on Assets".

Optional Redemption   The 1997 Notes are redeemable, in whole or in part,
                      at the option of the Company at any time on or after February 15, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the 1997 Notes -- Redemption -- Optional Redemption".

Tax Redemption......  In the event of certain changes affecting withholding taxes applicable to certain payments on the 1997 Notes, the 1997 Notes are redeemable, as a whole, but not in part, at the election of the Company, at any time at the Accreted Value thereof, or, if such redemption is to occur on or after the 1997 Cash Interest Date, at 100% of the principal amount at maturity thereof, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the 1997 Notes -- Redemption -- Optional Tax Redemption".

 Change of Control...  Upon a Change of Control, each holder of the 1997 Notes will have the right to require the Company to repurchase such holder's 1997 Notes at 101% of the Accreted Value thereof in the case of any such repurchase prior to the 1997 Cash Interest Date or 101% of the principal amount at maturity thereof, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that the Company would have the financial resources necessary or otherwise be able to repurchase the 1997 Notes upon a Change of Control. Furthermore, a Change of Control, which could occur (among other reasons) if any Person (other than a Permitted Holder) or Group beneficially owns at least 45% of the aggregate voting power of all Equity Securities of the Company or has elected a majority of the Board of Directors of the Company, would enable holders of the 1994 Notes and the 1995 Notes to exercise a similar right to require the Company to repurchase the 1994 Notes and the 1995 Notes and would enable holders of the 1998 Notes to exercise a similar right to require Diamond Holdings to repurchase the 1998 Notes. The simultaneous exercise of these rights would make it less likely that the Company would be able to fulfill its obligation to repurchase the 1997 Notes. See "Description of the 1997 Notes -- Certain Covenants -- Change of Control" and "Risk Factors -- Holding Company Structure; Liens on Assets".

Original Issue
Discount............  The 1997 Notes were initially sold at an issue price that represents an original issue discount for U.S. federal income tax purposes. Thus, although cash interest will not be payable on the 1997 Notes prior to the 1997 Cash Interest Date, original issue discount (i.e., the difference between the principal and interest payable on the 1997 Notes and their issue price) will accrete from the issue date of the 1997 Notes and will be included as ordinary income (including for periods ending prior to the 1997 Cash Interest Date) for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Taxation -- United States -- Original Issue Discount".

Certain Covenants...  The 1997 Notes Indenture contains certain covenants which, among other things, restrict the ability of the Company and its Restricted Subsidiaries (as defined) to
                      (i) incur additional Debt or issue Disqualified
                      Equity; (ii) pay dividends or make distributions in respect of the Company's capital stock or make certain other restricted payments; (iii) create certain liens or enter into certain sale and leaseback transactions; (iv) engage in certain transactions with Affiliates or Related Persons; or (v) sell certain assets. In addition, the 1997 Notes Indenture limits the ability of the Company to consolidate, merge or sell all or substantially all of its assets.
                      These covenants are subject to a number of important exceptions and qualifications, and there can be no assurance that these covenants will protect the holders of the 1997 Notes from developments that may adversely affect the Company's ability to meet its obligations on the 1997 Notes. See "Description of the 1997 Notes".

Form of Notes.......  The 1997 Notes were issued initially as two global securities in bearer form without coupons, which are held by The Bank of New York, as Book-Entry Depositary. Book-Entry Interests in the 1997 Global Notes will be shown on; and transfers thereof will be effected only through, records maintained in book-entry form by DTC (with respect to its participants). Ownership of the Book-Entry Interests is limited to persons that have accounts with DTC ("Participants") or persons that may hold interests through Participants ("Indirect Participants"), including Morgan Guaranty Trust Company of New York, as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel"). Except as set forth under "Description of the 1997 Notes", Participants or Indirect Participants are not entitled to receive physical delivery of 1997 Notes in definitive form or to have Discount Notes issued and registered in their names and are not considered the owners or holders thereof under the 1997 Notes Indenture.

Global Clearance and
Settlement..........  Book-Entry Interests will trade in DTC's Same-Day Funds
                      Settlement System. Any secondary market trading of Book-Entry Interests is expected to occur through Participants, including Euroclear and Cedel, and settle in same-day funds. See "Description of the 1997 Notes -- Description of Book-Entry System -- Settlement".

     For additional information regarding the Discount Notes and definitions of certain capitalized terms used above, see "Description of the 1997 Notes" and "Taxation -- United States".

                             SUMMARY FINANCIAL DATA

     The summary consolidated financial data for the Group at and for the years ended December 31, 1995, 1996 and 1997 set forth below should be read in conjunction with, and are qualified in their entirety by reference to, Item 6. "Selected Financial Data", Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the Consolidated Financial Statements and related Notes which are included elsewhere in this Prospectus.


                                                      DECEMBER 31,
                                       _________________________________________
                                       1995(1)       1996       1997      1997(2)
                                       ________    ________   ________    _______
                                                    (IN THOUSANDS)

STATEMENT OF OPERATIONS DATA:
Revenue:
Business telecommunications           L.  5,852   L.  9,763  L. 14,208    $23,339
Residential telephone                     6,662      17,723     29,495     48,452
Cable television                          3,479      10,091     16,602     27,272
Other revenues                               --          --         --         --
                                      _________   _________  _________   ________
Total revenues                           15,993      37,577     60,305     99,063
Operating costs and expenses:
Telephone                                (5,454)     (9,776)   (12,088)   (19,857)
Programming                              (1,844)     (6,041)    (9,749)   (16,015)
Selling, general and
administrative                          (13,020)    (22,391)   (27,192)   (44,668)
Depreciation and amortization            (8,867)    (21,380)   (27,620)   (45,371)
                                      _________   _________   ________   ________
Total operating costs
and expenses                            (29,185)    (59,588)   (76,649)  (125,911)
                                      _________   _________  _________   ________
Operating loss                          (13,192)    (22,011)   (16,344)   (26,848)
Interest income                           3,887       3,441      6,440     10,579
Interest expense, and
amortization of debt discount
and expenses                            (17,118)    (40,334)   (66,367)  (109,021)
Foreign exchange gains/(losses)
 net                                        925      31,018    (12,555)   (20,624)
Unrealized gains/(losses) on
derivative financial instruments           (868)     (7,944)       669      1,099
Other expenses                           (1,241)          _          _          _
Realized gains on derivative
financial instrument                          _           _     11,553     18,978
                                      _________   _________  _________   ________
Loss before income taxes                (27,607)    (35,830)   (76,604)  (125,837)
Income taxes                                  _           _          _          _
                                      _________   _________  _________  _________
Net loss                              L.(27,607)  L.(35,830) L.(76,604) $(125,837)
                                      _________   _________  _________  _________
                                      _________   _________  _________  _________
BALANCE SHEET DATA:
Property and equipment, net           L.163,721   L.277,301  L.365,636   $600,630
Total assets                            374,172     416,819    556,357    913,928
Total debt(3)                           319,492     325,041    545,325    895,805
Shareholders' equity(4)                  25,133      54,100    (22,511)   (36,978)
OTHER DATA:
EBITDA(5)                             L. (5,566)  L.   (631) L. 11,276    $18,523
Net cash (used in)/provided by
operating activities                     (4,113)     (1,348)    20,876     34,293
Net cash used in investing
 activities                            (155,517)   (128,210)  (110,086)  (180,838)
Net cash provided by financing
 activities                             212,202      54,428    146,586    240,797
Deficiency of earnings to
 fixed charges(6)                       (27,607)    (35,830)   (76,604)  (125,837)
Capital expenditures                    136,314     130,140    111,252    182,754

NOTES TO SELECTED FINANCIAL DATA

(1) The 1995 Group financial data includes the financial results of LCL from October 1, 1995.

(2) Translated, solely for the convenience of the reader, at a rate of $1.6427 = pounds sterling 1.00, the Noon Buying Rate on December 31, 1997.


(3) Total debt at December 31, 1994 consisted of the accreted value of the 1994 Notes and capital lease obligations. Total debt at December 31, 1995 and 1996 and at September 30, 1996 consisted of the accreted value of the 1994 Notes, the accreted value of the 1995 Notes and capital lease obligations and the mortgage loan, and total debt at December 31, 1997 included in addition to such indebtedness the accreted value of the 1997 Notes.

(4) The Group raised additional equity financing of pounds sterling 40.4 million, pounds sterling 27.0 million and pounds sterling 64.6 million in the years ended December 31, 1994, 1995 and 1996, respectively.

(5) Earnings before interest, taxes, depreciation and amortization, foreign exchange translation gains and losses, and realized and unrealized gains and losses on derivative financial instruments ("EBITDA") is presented because it is a widely accepted financial indicator of a leveraged company's ability to service and incur indebtedness. EBITDA is not, however, a measure of financial performance under GAAP, may not be comparable to other similarly titled measures of other companies and should not be considered as a substitute for net income as a measure of operating results or for cash flows as a measure of liquidity. EBITDA for 1995 includes the costs of pounds sterling 1.24 million incurred in an abandoned equity flotation.

(6) Represents the amount by which loss before income taxes and fixed charges ("earnings") failed to cover fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs and debt discount) plus the portion of rental expense under operating leases which has been deemed by the Group to be representative of the interest factor (1/3 of rental expense). Because fixed charges exceeded earnings for all periods presented, a ratio of earnings to fixed charges is not presented.

                                  RISK FACTORS

     An investment in the Senior Notes is subject to a number of risks, which, together with the other information set forth in this Prospectus, should be considered carefully by prospective investors prior to any purchase of Senior Notes.

REQUIREMENT FOR ADDITIONAL FUNDS

     The further development and construction of the Group's cable television and telecommunications network will require substantial capital investment. The Group is obligated by the milestones in its telecommunications licenses and LDLs to construct and activate a network passing an aggregate of 1,021,894 premises within prescribed time periods. Failure by the Group to meet its milestones could potentially subject the Group to enforcement orders from the Office of Telecommunications ("OFTEL") or the ITC, which could lead to revocation of the relevant licenses or a shortening of an LDL period or fines. The Group met the required quarterly milestone obligations under each of its telecommunications licenses as at December 31, 1997. Principally because of delays by the Department of Trade and Industry in granting the Group a national telecommunications license, and consequent delays in the commencement of construction, the Group did not meet its current LDL milestones in six of its seven LDL franchises. The Group has applied to the ITC to modify its milestone obligations.

     The Group expects that its residential cable network will extend approximately 14,300 kilometers (plus 920 kilometers to interconnect the residential build) and pass approximately 1.2 million homes once completed. The Group expects the network to be substantially completed by the end of 2001. The Group currently estimates that the additional capital expenditures from December 31, 1997 required for the Group to complete construction sufficient to satisfy its aggregate milestone obligations of approximately 1.02 million premises (including estimated subscriber connection expenses) will be approximately pounds sterling 435 million, although further capital expenditures would be required to substantially complete the network. These expenditures could vary significantly depending on the number of customers actually connected to the network, the availability of construction resources and a number of other factors described below. See Item 1. "Business -- Milestones".

     At December 31, 1997, the Group had constructed and activated a network comprising approximately 52% of its aggregate milestones. The Group estimates that the net proceeds from the sale of the Old Notes, existing cash resources and future cash flows from operations will be sufficient to complete the construction and activation of its network to almost 84% of its aggregate final milestones, which level the Group estimates it will achieve by the end of 1999. Thereafter, the Group will be required to obtain further debt and/or equity financing to complete construction sufficient to satisfy its aggregate milestones. To the extent that (i) the amounts required to construct the Group's network to meet its milestones exceed the estimates, (ii) the Group's cash flow does not meet expectations or (iii) the Group continues its construction of the network beyond its milestone obligations, the amount of further debt and/or equity financing required will increase. There can be no assurance that any such debt or equity financing will be available to the Group on acceptable commercial terms or at all.

     The foregoing information with regard to expected completion times, further capital expenditures and the sufficiency of funding is forward-looking in nature. Due to a number of factors, including those identified in the preceding paragraph and below, actual results may differ materially from expected results. In particular, the anticipated further funding requirements will depend upon the Group's cash flow which, in turn, will depend upon a number of variables, including revenue generated from business telecommunications, residential telephone and cable television services, churn, expenses such as programming costs and interconnect charges, network construction and development expenditures and financing costs. See "--Historical Operating Losses". Adverse developments in any of these or other areas could adversely affect the Group's cash flow. For example, the reorganization of the Group's residential sales force in 1997 resulted in some delays in the progress of marketing during the transitional phase and reduced revenue growth in the short term as the new sales force has developed. Moreover, there can be no assurance that (i) conditions precedent to the availability of funds under any future debt instruments will be satisfied when funds are required; (ii) the Group will be able to generate sufficient cash from operations to meet any unfunded portion of its capital requirements when required; (iii) the cost of constructing and activating the network will not increase significantly; (iv) the Group will not acquire additional franchise areas, which would require additional capital expenditures; or (v) the Group will not incur losses from foreign currency transactions or its exposure to foreign currency exchange rate fluctuations, each of which factors would increase the Group's funding needs.

     To date, the Group has funded its capital expenditure requirements primarily through the proceeds from the issuance of its Discount Notes, as well as equity investments. The inability of the Group to secure additional financing could result in a failure to comply with the minimum build milestones set forth in its licenses and could ultimately lead to the revocation of such licenses. See "--Requirement to Meet Build Milestones" and Item 1. "Business -- Certain Regulatory Matters -- Cable Telecommunications".

ABILITY TO MANAGE NETWORK DEVELOPMENT AND EXPANSION

     As of December 31, 1997, the Group's cable television and telecommunications network had passed by civils construction approximately 536,100 homes and an estimated 26,900 businesses, of which portions of the network passing approximately 508,800 homes and an estimated 24,900 businesses had been activated. During 1996 and 1995, over 172,000 and 173,000 homes, respectively, were passed by civils construction by the Group's cable network, as compared with approximately 27,000 homes passed by civils construction in 1994. During 1997, the Group intentionally slowed the pace of civils construction to reduce the large number of homes passed by civils construction which were yet to be activated and/or marketed. The pace of civils construction was also impacted by the phase out of one of the Group's largest contractors, which went into liquidation. The Group may encounter difficulty in obtaining other qualified contractors and may encounter cost overruns or further delays in construction. Although the Group believes it will be able to continue to negotiate construction contracts at competitive rates, construction costs could increase significantly over the next few years in light of the demand for cable construction services as the industry seeks to meet milestone requirements. As with other U.K. cable operators, the Group is generally required to use underground construction, which is more expensive and time consuming than aerial construction. The Group cannot broadly employ mechanized construction methods due to existing underground utility infrastructure, and is responsible for the expense of restoring surface area after construction is completed. Given the current high levels of cable construction in the U.K. and the corresponding demand for materials, the Group has from time to time experienced (and may in the future experience) shortages or price increases for critical components such as fiber optic cable, ducting and cabinets.

     The Group has experienced and expects to continue to experience a substantial increase in customers subscribing to its services, which has placed significant strains on the operational resources and financial controls of the Group. These strains have in certain cases affected the level of customer service provided by the Group, and the time periods required between activation, the commencement of marketing and the installation of services. The Group's subscriber management system is in the process of being substantially upgraded in order to handle the expected increase in customers. The Group is also reviewing its internal procedures and subscriber management system with a view to improving their reliability and reducing the number of transactions required to be input into the system manually. There can be no assurance, however, that the Group will successfully implement an improved subscriber management system or that the Group will not continue to experience difficulties with it. Management of the Group's growth will also require continued development of the Group's other operating and financial controls and may place additional stress on the Group's management and operational resources. If the Group is unable to manage its expected rapid growth and development successfully, the Group's operating results and financial condition could be materially adversely affected.

HISTORY OF CABLE TELECOMMUNICATIONS AND CABLE TELEVISION IN THE U.K.; CUSTOMER ACCEPTANCE

     Cable telecommunications and cable television have a relatively limited history in the U.K. To date, the U.K. cable industry (including the Group) has experienced lower levels of penetration of television services than were originally predicted by most industry analysts. This has been offset to some extent by higher than forecast telephone penetration. The Group's future profitability, however, depends in large measure on continued acceptance of the Group's customer base, including through improved market acceptance of cable telephone and television services.

     The Group has to date experienced significant annual cable television subscriber churn. The Group's cable television subscriber churn rate was 32.7% for the year to December 31, 1997 (36.9% using the Group's previous methodology described above in Note 13 to the table under Item 1. "Business -- Certain Operating Data".) The Group continues to focus on ways it can reduce churn. However, there can be no assurance that such efforts will successfully reduce churn levels or that the Group will not experience higher churn levels in the future, which could have a material adverse effect on the Group's results of operations. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview".

SIGNIFICANT COMPETITION

     The Group faces significant competition from established competitors in each of its business telecommunications, residential telephone and cable television business areas. The Issuer believes that competition will continue to intensify in each of these business areas.

     BUSINESS TELECOMMUNICATIONS

     The Group competes primarily with British Telecommunications plc ("BT") and a number of other competitors, the largest of which is Cable and Wireless Communications plc ("CWC") (which owns 100% of what was formerly Mercury Communications Limited ("Mercury")), in providing business telecommunications services to businesses in its franchise areas. The Group competes largely on the basis of quality of services offered and, to a lesser extent, price. BT, the former state-owned telephone monopoly, and CWC each have resources substantially greater than those of the Group. In addition, each of CWC and BT has a national presence which may permit it to offer telecommunications, data transmission and other services on a nationwide basis to business telecommunications customers with nationwide operations beyond those that the Group is currently able to offer on its own. With effect from May 1997, Mercury was merged with three U.K. regional cable companies, NYNEX CableComms Group plc, Bell Cablemedia plc and Videotron Holdings plc, to create a new group held by CWC, which is a 52.6% owned subsidiary of Cable and Wireless plc. While the effects of the merger cannot be predicted, the Group does not believe that the merger has had a material effect on the Group's competitive position in the Group's franchise areas. The Group, however, expects that competition with CWC and BT and other service providers entering the business telecommunications market, such as Energis plc ("Energis"), AT&T, MFS Worldcom and ACC Long Distance, will continue to intensify. See Item 1. "Business -- Competition -- Business Telecommunications".

     RESIDENTIAL TELEPHONE

     The Group's principal competitor in providing telephone services to residential customers is BT, which has an established market presence, fully built networks and resources substantially greater than those of the Group. As the substantial majority of U.K. residential telephone customers are currently customers of BT, the Group's growth in residential telephone services depends upon BT customers changing to the Group's telephone system. The Group believes that price is currently one of the most important factors influencing the decision of U.K. customers to switch to a cable telephone service. As a result, the Group currently seeks to provide its telephone customers with monthly savings on the cost of calls compared to BT. BT regularly reviews its prices, generally resulting in price reductions. The Group has generally reacted to previous BT price reductions by reducing its rates in order to maintain its competitive price advantage. The Issuer believes that BT will be required for regulatory and competitive reasons to continue to reduce its prices for most residential customers in the future. See Item 1. "Business -- Competition -- Residential Telephone" and "Certain Regulatory Matters -- Cable Telecommunications -- Price Regulation". There can be no assurance that such price cuts will not adversely affect the residential telephone operations of the Group or that the Group will be able to continue to offer customers cost savings as compared to BT. The Group also competes, to a lesser extent, with CWC and Ionica in providing residential telephone service.

     In addition to BT, CWC and Ionica, the Group competes in the telephone business with mobile telecommunications operators, international service providers and other service providers, and competition is expected to intensify in the future. See Item 1. "Business -- Competition -- Residential Telephone."

     CABLE TELEVISION

     The Group competes directly with television programming provided by terrestrial (over-the-air) broadcast television stations and direct-to-home ("DTH") satellite services and may be subject to competition from satellite master antenna television systems ("SMATV" systems). The Group's cable television programming also competes to varying degrees with other entertainment media, including home video (generally video rentals). See Item
1. "Business -- Competition -- Cable Television".

     A number of recent developments are expected to increase competition in the provision of multichannel television in the U.K. First, it has been announced that BSkyB (as defined below) intends to introduce a digital DTH satellite service, offering the possibility of over 200 television channels and a range of interactive services in June 1998. Second, licenses have been granted for six frequency ranges capable of providing a total of 30 or so new digital terrestrial television channels which may broadcast to between 60% and 90% of the U.K. population. British Digital Broadcasting Limited ("BDB"), a joint venture between two of the U.K.'s largest independent terrestrial television companies, Carlton Communications plc and Granada Group plc, has a license for three of these frequency ranges to operate digital terrestrial television services, and is currently expected to commence digital terrestrial television services in September 1998. BSkyB was originally a participant in the joint venture, but withdrew at the request of the ITC. BSkyB will nonetheless supply content to BDB. See "--Limitations on Access to Programming". Third, BSkyB announced a joint venture with BT, Midland Bank and Matsushita called British Interactive Broadcasting to develop and market a digital set top decoder on a heavily subsidized basis. Fourth, on December 1, 1997, BSkyB launched a movie pay-per-view service broadcast on four of BSkyB's satellite channels. CWC has entered into a two year contract with BSkyB to carry this pay-per-view service. While the effect of these developments cannot yet be determined and may not be known for some time, increases in the number of competing television service and interactive services providers, in particular providers with programming, financial and other resources greater than those of the Group, or in the number of channels or the attractiveness of the programming offered by digital terrestrial or DTH satellite services could have an adverse effect upon the Group's ability to compete effectively. See
Item 1. "Business -- Competition -- Cable Television" and "--Certain Regulatory Matters -- Future Developments -- Digital Broadcasting". Further, the Group may face competition in the future from programming provided by video-on-demand services and from other services provided using new technologies. See Part 1. "Business -- Certain Regulatory Matters -- Cable Telecommunications -- Restrictions on National PTOs".

POTENTIAL ADVERSE CONSEQUENCES OF FINANCIAL LEVERAGE

     The Group is highly leveraged. At December 31, 1997, the Group had approximately pounds sterling 545 million of indebtedness outstanding, including approximately pounds sterling 535 million in accreted value of the Discount Notes. The Senior Notes and any further indebtedness incurred by the Group to fund its capital or operating requirements, will increase further the amount of debt outstanding at the Group. The indentures governing the Group's outstanding Discount Notes as well as the Indenture governing the Senior Notes permit the Group to incur substantial additional indebtedness to fund the build out and operation of the Group's telecommunications and cable franchises. The ability of the Group to make scheduled payments under present and future indebtedness will depend on, among other things, the ability of the obligors on the relevant debt to complete the build out of the franchises on a timely and cost effective basis, the Group's ability to access the earnings of its subsidiaries (which may be subject to significant contractual and legal limitations), the future operating performance of the Group and the Group's ability to refinance its indebtedness, when necessary. Each of these factors is to a large extent subject to economic, financial, competitive, regulatory and other factors that are beyond the Group's control. In addition, any future borrowings may contain covenants which may further limit the Group's operating and financial flexibility. See "Description of the Senior Notes and Guarantee".

     The degree of the Group's leverage could have important consequences to holders of the Senior Notes, including (i) increasing the Group's vulnerability to adverse general economic and industry conditions; (ii) limiting the Group's ability to obtain additional financing to fund future working capital needs, capital expenditures, acquisitions or other general corporate purposes, including the build out of the franchises; (iii) requiring a substantial portion of the Group's cash flow from operations to be dedicated to debt service requirements, thereby reducing the funds available for operations and future business opportunities; (iv) increasing the Group's exposure to increases in interest rates given that certain of the Group's future borrowings may be at variable rates of interest; and (v) increasing the Group's exposure to changes in currency exchange rates given that a significant portion of the Group's current borrowings are denominated in U.S. dollars. In addition, the Group may under certain circumstances be obligated to offer to repurchase its outstanding debt securities prior to maturity and there can be no assurance that the Issuer will have the financial resources necessary or otherwise be able to repurchase those securities in such circumstances.

HOLDING COMPANY STRUCTURE; LIENS ON ASSETS

     The Issuer is an intermediate holding company that conducts substantially all of its business through DCL, its principal operating subsidiary. The ability of the Issuer and its creditors, including holders of the Senior Notes, to benefit in the distribution of any assets of any of the Issuer's subsidiaries upon any liquidation of any such subsidiary will be subject to the prior claims of the subsidiary's creditors, including trade creditors and, to the extent that such subsidiary is not directly owned by the Issuer, to the prior claims of any creditors of other subsidiaries directly or indirectly owning such subsidiary. The ability of the Issuer to pay interest on the Senior Notes or to repay the Senior Notes at maturity or otherwise, will depend upon the cash flows of its subsidiaries and the payment of funds by those subsidiaries to the Issuer in the form of repayment of loans, dividends or otherwise. The Issuer's subsidiaries have no obligation, contingent or otherwise, to pay amounts due pursuant to the Senior Notes or to make funds available therefor. In addition, the Issuer's principal subsidiary is prevented from paying dividends by capital lease arrangements entered into by those subsidiaries. Further, applicable English law limits the amount of dividends which may be paid by the Issuer's subsidiaries to the extent they do not have profits available for distribution, and other statutory and general law obligations affect the ability of directors of the Issuer's subsidiaries to declare dividends and the ability of the Issuer's subsidiaries to make payments to the Issuer on account of intercompany loans. In addition, the ability of the Issuer and its creditors, including holders of the Senior Notes, to benefit from distributions of assets of the Issuer's subsidiaries may be limited to the extent that the outstanding shares of any of its subsidiaries are pledged to secure other debt of the Issuer or its subsidiaries. The indentures under which the Discount Notes have been issued and the Indenture governing the Senior Notes limit, but do not prohibit, the incurrence of additional indebtedness by the Issuer's subsidiaries. Such subsidiaries are expected to incur substantial additional indebtedness in the future, particularly in connection with the build out of the Group's network infrastructure. See "-- Requirement for Additional Funds".

     A substantial portion of the Group's existing and future indebtedness (other than the Discount Notes and the Senior Notes) may be secured by liens over the assets and shares of certain of the Issuer's subsidiaries. The principal fixed assets of the Issuer's subsidiaries are cable headends, cable television and telecommunications distribution equipment, telecommunications switches and customer equipment. The value of a substantial portion of these fixed assets is derived from their employment in the Group's cable television and telecommunications businesses. These assets are highly specialized and, taken individually, can be expected to have limited marketability. Consequently, in the event that secured creditors seek to realize on the collateral securing debt of the Issuer's subsidiaries, these creditors would be likely to seek to sell the business as a going concern (possibly through a sale of pledged shares of subsidiaries), either in its entirety, or by franchise or other business unit, in order to maximize the proceeds realized. The amounts (and the timing of the receipt of any amounts) available to satisfy the Issuer's obligations under the Senior Notes after any such sale may be adversely affected by provisions of U.K. insolvency laws favoring secured creditors.

     The Issuer is a wholly owned, direct subsidiary of the Company. Because the Issuer is not the Group's parent company, it is possible for Group assets to be held, or for Group business to be conducted, by the Company or one of its subsidiaries (other than the Issuer or its subsidiaries). Currently, there are no operating subsidiaries of the Company that are not also subsidiaries of the Issuer. The covenants of the Issuer in the Senior Notes Indenture restrict, but do not prohibit, the Issuer from transferring assets, or causing the transfer of assets held by the Issuer's subsidiaries, to entities elsewhere in the Group that are not subsidiaries of the Issuer.

     In addition, under the Senior Notes Indenture, the Issuer will be permitted to pay dividends to, or make loans to, or repay loans from, the Company or certain of its subsidiaries or transfer property or assets to the Company or certain of its subsidiaries, if otherwise legally permissible, in certain amounts, including amounts necessary to make payments of cash interest required under the Discount Notes. See "Description of the Senior Notes and Guarantee -- Covenants -- Limitation on Restricted Payments". Prospective investors in the Senior Notes should review carefully the terms of the covenants described under "Description of the Senior Notes Indenture and Guarantee -- Certain Covenants".

HISTORICAL OPERATING LOSSES

     The Group had incurred aggregate operating and net losses, from commencement of operations through December 31, 1997 of approximately pounds sterling 77.1 million and pounds sterling 182.1 million, respectively, which includes on a pro forma basis aggregate operating and net losses of pounds sterling 13.3 million and pounds sterling 23.8 million respectively for LCL incurred prior to its acquisition in September 1995. Although the Group believes that the continued expansion of its network ultimately will provide the Group with revenues that will exceed its operating expenses, the Group expects to continue to incur additional net losses for the foreseeable future and there can be no assurance that the Group's operations will become profitable. The Group's ability to achieve profitability will depend in large measure on its ability to attract a sufficient number of customers subscribing to its services, permitting its relatively fixed costs to decline in relation to the number of customers and as a percentage of revenues. See "-- History of Cable Telecommunications and Cable Television in the U.K.; Customer Acceptance". Failure to become profitable or generate sufficient positive operating cash flows would impact the Group's ability to sustain operations and obtain required additional funds. See "-- Requirement for Additional Funds" and Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

POTENTIAL CHANGES IN GOVERNMENT REGULATION

     The activities of cable television and telecommunications operators in the U.K. are subject to significant regulation and supervision by various regulatory bodies. See Item 1. "Business -- Certain Regulatory Matters". Changes in laws, regulations or government policy (or in the interpretation of existing laws or regulations) affecting the Group, its competitors or the industry generally, such as licensing requirements, price regulation, interconnection arrangements, the imposition of universal service obligations, acceleration of the date (which is scheduled for 2001, but is subject to review in 1998) on which BT and other public telephone operators ("PTOs") can convey broadcast entertainment services over their existing national networks or a change in policy allowing more than one cable television license in a franchise area, could have a material adverse effect on the Group. On May 1, 1997, a Labour government was elected in the U.K., following a period of Conservative government since 1979. It has been the stated policy of the Labour Party to review the broadcasting restrictions on national PTOs, and the government has stated that it expects to publish proposals regarding those restrictions in the near future. The Group is unable to predict whether any changes in policy will result, and, if so, when they will occur or how they might affect the Group. See Item 1. "Business -- Certain Regulatory Matters -- Cable Telecommunications -- Restrictions on National PTOs".

     As the U.K. is a member of the European Union, the Group is subject to regulatory and legislative initiatives of the European Commission ("EC"). Changes in existing EC directives and the introduction of new directives, particularly to the extent that they introduce provisions requiring the Group to provide access to its cable network infrastructure to other service providers, could have a material adverse effect on its business. See Item 1. "Business -- Certain Regulatory Matters -- Indirect and Equal Access".

LIMITATIONS ON ACCESS TO PROGRAMMING

     The Group's ability to offer competitive cable television services is dependent on its ability to obtain suitable programming at a reasonable cost. While various sources of programming are available to cable system operators in the U.K., British Sky Broadcasting Group plc and its wholly-owned subsidiary British Sky Broadcasting Limited (collectively, "BSkyB") are the leading suppliers of cable programming and the exclusive suppliers of certain programming, including Sky Sports and the most popular premium movie channels available in the U.K. BSkyB also competes with the Group by operating a DTH satellite service that provides programming, including programming that is also offered by the Group, to approximately 4 million subscribers in the U.K. BSkyB's programming is important to the Group in attracting and retaining cable television subscribers and, in the absence of more alternative programming sources, BSkyB may be able to set and raise prices for its programming without significant competitive pricing pressure. In 1995, 1996 and 1997, BSkyB implemented significant increases in the per subscriber price for its important movie and sports premium channels. In February 1997, BSkyB, pursuant to a new rate card, introduced a separate charge to the Group for Sky Sports 3, its third premium sports channel, which it provided to its DTH sports subscribers at no additional charge. The Group decided to pass on the separate charge for this service to customers subscribing to the other BSkyB sports services unless the customer subscribed to three BSkyB premium channels. In October 1997, BSkyB introduced a separate charge for Sky Sports 2, its second premium sports channel, previously supplied free of charge to subscribers of Sky Sports 1, and dropped its charge to cable operators for Sky Sports 3. Consequential changes to the rate card have been approved by the OFT and a revised rate card is now in operation. The Group does not have a formal contract with BSkyB, and the Group is not currently in discussions with BSkyB relating to a definitive written programming supply contract. There can be no assurance that BSkyB will continue to supply programming to the Group on reasonable commercial terms or at all. Further, existing or potential arrangements between BSkyB and other cable operators may hinder the development of alternative programming through cooperative ventures among cable operators. Moreover, the Group has not entered into written contracts with many of its other program suppliers. The loss of BSkyB or other programming, a deterioration of the perceived quality of BSkyB or other programming, or further material increases in the price that the Group is required to pay for BSkyB or other programming could have a material adverse effect on the Group. See Item 1. "Business -- Cable Television -- Programming".

DEPENDENCE ON KEY PERSONNEL

     The Group's business is managed by a small number of key executive officers, the loss of certain of whom could have a material adverse effect on the Group. The Group believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. The Group has entered into service or management contracts providing for the services of certain of its key executive officers and employees. The Group has not obtained life insurance policies covering such key executive officers. See Item 10. "Directors and Executive Officers of the Registrant".

REQUIREMENT TO MEET BUILD MILESTONES

     The Group is obliged by the milestones in its telecommunications licenses and its LDLs to construct and activate a network to pass an aggregate of 1,021,894 premises within prescribed time periods. At December 31, 1997, the portion of the Group's network that had been activated was approximately 533,700 premises (homes and businesses). At December 31, 1995, the Group was obligated to meet milestones specified in telecommunications licenses for eight of the Group's franchise areas where building was due to have commenced. Compliance with the milestones in these areas is in each case monitored by the Office of Telecommunications ("OFTEL"). During June 1996, OFTEL informed the Group that it did not agree with the Group's historical method for calculating compliance with its milestone obligations. Based on OFTEL's method of calculating premises passed, the Group failed to meet its year-end 1995 milestones for six of its eight telecommunications licenses. The Group has renegotiated its milestone obligations with OFTEL, and at December 31, 1997, the Group met the required quarterly milestone obligations under each of its telecommunications licenses. Principally because of delays by the Department of Trade and Industry in granting the Group a national telecommunications license, and consequent delays in the commencement of construction, the Group did not meet its current LDL milestones in six of the seven LDL franchises at the end of 1997, although construction has commenced in five of the seven LDL franchises. The Group has applied to the ITC to modify its milestone obligations for all of its LDL franchise areas except Vale of Belvoir. The Group understands that the ITC intends to grant the requested modifications. See Item 1. "Business -- Milestones" and "Business -- Certain Regulatory Matters -- Cable Telecommunications -- Network Construction and Service Obligations". Failure of the Group to meet the construction milestones under its telecommunications licenses could result in the commencement by the Director General of Telecommunications (the "Director General") of proceedings to require compliance. Similarly, the ITC may commence proceedings to require compliance with the build milestones in the LDLs. If the Group were unable to comply, its licenses in respect of which milestones have not been met could be revoked and awarded to other cable operators, which could have a material adverse effect on the Group. Failure to comply with a build milestone in the LDLs could also result in the ITC imposing a fine or shortening the license period of the LDL. In addition, a failure to meet certain build requirements may in certain circumstances preclude the Group from making additional borrowings. See "-- Requirement for Additional Funds", Item 1. "Business -- Milestones" and "Business -- Certain Regulatory Matters".

RAPID TECHNOLOGICAL CHANGES

     The cable television and telecommunications industries are subject to rapid and significant changes in technology. The Group believes that its network has been designed with sufficient capacity to accommodate anticipated business demands and technological changes, as well as to permit new services, including digital television and advanced interactive telecommunications services, which the Group may choose to provide as they become generally available in the future. The Group's network generally employs fiber-optic cable to the 500-home level for both cable television and telecommunications services. There can be no assurance, however, that existing, proposed or as yet undeveloped technologies will not become dominant in the future or otherwise render cable television or telecommunications services less competitive, less profitable or less viable.

INFORMATION SYSTEMS -- YEAR 2000

     The Group is actively reviewing its information systems in light of year 2000 information processing requirements. The Group believes that its main hardware and operating systems are currently compliant and expects that its key subscriber management systems and financial systems will be compliant by the end of 1998. The costs of investigating and correcting year 2000 information processing problems has not been and is not expected by the Group to be material. Although the Group intends to ensure that all of its systems will be year 2000 compliant, it is generally reliant on third party suppliers for delivery of appropriate system solutions. In addition, the Group may be affected by year 2000 problems encountered by its primary suppliers or customers. Significant year 2000 information processing problems encountered by the Group or certain of its customers or suppliers could have a material adverse effect on the Group.

CURRENCY RISKS; FOREIGN CURRENCY TRANSACTIONS

     A substantial portion of the Group's outstanding indebtedness, including the Discount Notes and the Old Dollar Notes, is denominated in dollars. The Group's revenues are generated in pounds sterling while the interest and principal obligations with respect to this indebtedness will be payable in dollars. While the Group's policy has been not to enter into hedging contracts in respect of its foreign currency denominated assets and liabilities, it entered into a foreign currency forward purchase contract which was settled in the first quarter of 1997 and entered into two additional forward foreign exchange contracts in June 1997 for settlement in June and July 1998. See Item
7. "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Foreign Exchange." The Group may from time to time in the future enter into similar foreign currency contracts based on its assessment of market conditions. In addition, foreign currency translation gains and losses arising upon translation of the U.S. dollar denominated indebtedness under the Discount Notes and the Old Dollar Notes are reported as part of the profit or loss of the Group, and the same will be true of indebtedness under the Dollar Senior Notes. Therefore, changes in currency exchange rates may continue to have a material effect on the results of operations of the Group and may materially affect the Issuer's and the Group's ability to satisfy their obligations, including obligations under outstanding debt instruments, as they become due. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Foreign Exchange".

CONTROL OF THE GROUP; POTENTIAL CONFLICTS OF INTEREST

     ECCP owns 66.7% of the outstanding shares of the Company. Certain investment funds managed by Goldman, Sachs & Co. or its affiliates (the "Goldman Sachs Affiliates") have an 83.3% interest in ECCP and directly own another 4.2% of the Company's outstanding shares. As a result, ECCP (and indirectly, the Goldman Sachs Affiliates) has the ability to exercise control over the business and affairs of the Group by virtue of its continuing ability to control the board of directors of the Company (which consists of the same persons as the Board of Directors of the Issuer). Pursuant to a shareholders agreement, ECCP has the right, which it has exercised, to appoint four of the Directors of the Company, one of whom may exercise voting control at meetings of the Directors. See Item 12. "Security Ownership of Certain Beneficial Owners and Management -- Shareholders Agreement". In the event that circumstances arise in which the interests of ECCP or of the shareholders as a whole conflict with the interests of the holders of the Senior Notes, such as if the Group were to encounter financial difficulties or were unable to pay its debts as they mature, the holders of the Senior Notes could be disadvantaged by the actions that ECCP and the other shareholders may seek to pursue. In addition, the shareholders may pursue acquisitions, divestitures, financings, currency exchange or interest rate hedging or other transactions that could enhance the value of their equity investment, even though such transactions might involve risks to the holders of the Senior Notes. Holders of the Senior Notes must rely on the covenants described under "Description of the Senior Notes and Guarantee -- Certain Covenants" to protect their interests and there can be no assurance that those covenants will protect the holders of the Senior Notes from the risks described above.

LIMITED INSURANCE COVERAGE

     The Group obtains insurance of a type and in amounts that the Group believes is customary in the U.K. for similar companies. Consistent with this practice, the Group does not insure the underground portion of its cable network. Accordingly, any event or circumstance damaging a significant portion of the system's cable network could result in substantial uninsured losses. In addition, the Group does not currently carry broadcaster's liability insurance.

ABSENCE OF A PUBLIC MARKET FOR THE SENIOR NOTES; POSSIBLE VOLATILITY OF SENIOR NOTE PRICE

     The Senior Notes are new securities for which there is currently no market. The Old Notes were originally issued in a private placement and did not trade in the public securities markets in the United States. Although Goldman, Sachs & Co. have informed the Issuer that they currently intend to make a market in the Senior Notes after the Exchange Offer, they are not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Senior Notes. If a market for the Senior Notes were to develop, the Senior Notes could trade at prices that may depend upon many factors, including prevailing interest rates, the Group's operating results and the markets for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Senior Notes. There can be no assurance that, if a market for the Senior Notes were to develop, such a market would not be subject to similar disruptions. Moreover, because Goldman, Sachs & Co. are affiliated with the Issuer, following the Exchange Offer they will be required to deliver a current prospectus and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of Senior Notes, which may affect their ability to continue market-making activities. See "Plan of Distribution".

                                 EXCHANGE RATES

     The following table sets forth, for the years, periods and dates indicated, the average, high, low and period-end Noon Buying Rates for pounds sterling expressed in U.S. dollars per pounds sterling 1.00:

YEAR                           AVERAGE(1)  HIGH     LOW   PERIOD-END
-----                         -----------  ----     ----  ----------
1993.........................    1.49      1.59     1.42     1.48
1994.........................    1.54      1.64     1.46     1.57
1995.........................    1.58      1.64     1.53     1.55
1996.........................    1.57      1.71     1.48     1.71
1997.........................    1.64      1.70     1.58     1.64
1998.........................    1.64      1.67     1.61     1.67

------------
(1) The average of the Noon Buying Rates on the last day of each full month during the period.

     The Noon Buying Rate on March 18, 1998 was $1.6711 = pounds sterling 1.00. For a discussion of the impact of exchange rate movements on the Group's financial condition and results of operations as well as its ability to service its U.S. dollar-denominated obligations, see Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations --Foreign Exchange Gains/(Losses), Net".

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Group as of December 31, 1997 and as adjusted to reflect the Senior Notes. This table should be read in conjunction with Item 6. "Selected Financial Data", the Group's Audited Consolidated Financial Statements and related Notes, and Item
7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                           DECEMBER 31, 1997
                                 ----------------------------------------
                                   ACTUAL     AS ADJUSTED  AS ADJUSTED(1)
                                 -----------  -----------  --------------
Long-term debt:
Mortgage........................  L.   2,423   L.   2,423   $    3,980
Capital lease obligations.......       8,041        8,041       13,209
1994 Notes......................     138,726      138,726      227,885
1995 Notes......................     230,599      230,599      378,805
1997 Notes......................     165,536      165,536      271,926
Senior Notes(2).................          --      201,963      331,765
                                  ----------    ---------   ----------
Total long-term debt............     545,325      747,288    1,227,570
Shareholders' equity............     (22,511)     (22,511)     (36,979)
                                  ----------    ---------   ----------
Total capitalization(3).........  L. 522,814    L.724,777   $1,190,591
                                  ==========    =========   ==========

------------
(1) Based on the Noon Buying Rate on December 31, 1997 of $1.6427 = pounds sterling 1.00.

     The following table sets forth the unconsolidated capitalization of the Issuer as of December 31, 1997 and as adjusted to reflect the Senior Notes. This table does not reflect the long-term debt and shareholder's equity of the Issuer's subsidiaries or the Company and should be read in conjunction with the table above, Item 6. "Selected Financial Data", the Group's Consolidated Financial Statements and related Notes, and Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                             DECEMBER 31, 1997
                                    -------------------------------------
                                    ACTUAL    AS ADJUSTED   AS ADJUSTED(1)
                                    ------    -----------   --------------
                                             (IN THOUSANDS)
Long-term debt:
Senior Notes(2)...................   L. --      L.201,963      $331,765
Shareholders' equity..............      50             50            82
                                     -----      ---------      --------
Total capitalization(3)...........   L. 50      L.202,013      $331,847
                                     =====      =========      ========

-------------

(1) Based on the Noon Buying Rate on December 31, 1997 of $1.6427 = pounds sterling 1.00.

(2) On January 16, 1998, the Issuer issued a further pounds sterling 1,000 in ordinary share capital to the Company. There have been no other changes to the consolidated capitalization of the Issuer since incorporation.

                         DESCRIPTION OF THE 1994 NOTES

     The 1994 Notes have been issued under an Indenture, dated as of September 28, 1994, as amended by the First Supplemental Indenture, dated as of May 31, 1996 (collectively, the "1994 Notes Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). A copy of the form of the 1994 Notes Indenture has been filed as an exhibit to the Registration Statement (File No. 33-83740) of which this Prospectus is a part. The following summary of certain provisions of the 1994 Notes Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the 1994 Notes Indenture, including the definitions of certain terms therein and those terms made a part of the 1994 Notes Indenture by reference to the Trust Indenture Act, as in effect on the date of the 1994 Notes Indenture. In this section, references to the Company are to Diamond Cable Communications PLC. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions". Article and Section references are to articles and sections of the 1994 Notes Indenture.

GENERAL

     The 1994 Notes constitute general unsubordinated obligations of the Company, limited to $285,101,000 aggregate principal amount at maturity and will mature on September 30, 2004. The 1994 Notes have been issued in an aggregate principal amount at maturity to generate gross proceeds of approximately $150 million. The 1994 Notes will accrete at a rate of 13 1/4%, compounded semi-annually, to their aggregate principal amount by September 30, 1999 (the "1994 Cash Interest Date"). Cash interest will not accrue on the 1994 Notes prior to the 1994 Cash Interest Date. Thereafter, cash interest on the 1994 Notes will be payable, at a rate of 13 1/4% per annum, semi-annually in arrears on each March 31 and September 30 (each, an "Interest Payment Date"), commencing March 31, 2000, to the Book-Entry Depositary (as hereinafter defined) in the case of the 1994 Global Note (as hereinafter defined) and to holders of 1994 Definitive Registered Notes (as hereinafter defined), if any, on the March 15 or September 15, as the case may be, immediately preceding such Interest Payment Date. Cash interest will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the 1994 Cash Interest Date. Cash interest will be computed on the basis of a 360-day year of twelve 30-day months. For additional information concerning payments on the 1994 Notes, see "-- Description of Book-Entry System -- Payments on the 1994 Global Note" and "-- Form of 1994 Notes".

     The 1994 Notes effectively rank junior to any indebtedness of the Company's subsidiaries to the extent of the assets of such subsidiaries and to any secured indebtedness of the Company to the extent of the assets securing such indebtedness. The 1994 Notes effectively rank junior to the 1998 Notes in that funds will be available from the Company's subsidiaries, including Diamond Holdings, to the Company only through payment of dividends, if any, or payment of principal and interest on currently outstanding intercompany indebtedness which will be subordinated to the 1998 Notes.

     Except as described below under "-- Certain Covenants -- Change of Control" and "-- Mergers, Consolidations and Certain Sales of Assets", the 1994 Notes Indenture does not contain any provisions that permit the holders of the 1994 Notes to require that the Company repurchase or redeem the 1994 Notes or otherwise protect the holders of 1994 Notes in the event of a takeover, recapitalization or similar restructuring or in the event of another highly leveraged transaction.

     The 1994 Notes are listed on the Luxembourg Stock Exchange. There can be no assurance that any trading market in the 1994 Notes will develop. See "Risk Factors -- Trading Market for the Discount Notes".

FORM OF 1994 NOTES

     The 1994 Notes are represented by a global security in bearer form, without coupons attached (the "1994 Global Note"), which was issued in a denomination equal to the outstanding principal amount at maturity of 1994 Notes represented thereby. The 1994 Global Note was deposited with The Bank of New York, as book-entry depositary (the "Book-Entry Depositary"), pursuant to the terms of a Deposit Agreement, dated as of September 28, 1994 between the Company, for the limited purposes set forth therein, the Book-Entry Depositary and the owners from time to time of Book-Entry Interests (the "1994 Deposit Agreement"). See "-- Description of Book-Entry System".

     Under the terms of the 1994 Deposit Agreement, owners of Book-Entry Interests will receive 1994 Definitive Registered Notes (i) if DTC notifies the Book-Entry Depositary that it is unwilling or unable to act as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and, in either case, a successor depositary is not appointed by the Global Depositary at the request of the Company within 120 days, (ii) in the event of an Event of Default under the 1994 Notes Indenture upon request of the owner of a Book-Entry Interest, (iii) at any time if the Company in its sole discretion determines that the 1994 Global Note (in whole but not in part) should be exchanged for 1994 Definitive Registered Notes, (iv) if such owner of a Book-Entry Interest requests such exchange in writing delivered to DTC and through DTC to the Book-Entry Depositary or (v) if the Book-Entry Depositary is at any time unwilling or unable to continue as Book-Entry Depositary and a successor Book-Entry Depositary is not appointed by the Company within 120 days. In no event will definitive 1994 Notes in bearer form be issued.


     Any 1994 Definitive Registered Notes will be issued in registered form in denominations of $1,000 principal amount at maturity. Any 1994 Definitive Registered Notes will be registered in such name or names as the Book-Entry Depositary shall instruct the Trustee based on the instructions of DTC. It is expected that such instructions will be based upon directions received by DTC from its participants ("Participants") with respect to ownership of Book-Entry Interests. To the extent permitted by law, the Company, the Trustee and any paying agent shall be entitled to treat the person in whose name any 1994 Definitive Registered Note is registered as the absolute owner thereof. While the 1994 Global Note is outstanding, holders of 1994 Definitive Registered Notes may exchange their 1994 Definitive Registered Notes for Book-Entry Interests by surrendering their 1994 Definitive Registered Notes to the Book-Entry Depositary. The amount of the 1994 Global Note (and the Book-Entry Interests) will be increased or decreased to reflect exchanges or issues of 1994 Definitive Registered Notes. The Book-Entry Depositary will request the Trustee to make the appropriate adjustments to the 1994 Global Note underlying the Book-Entry Interests to reflect any such issues or adjustments. The 1994 Notes Indenture governing the 1994 Notes contains provisions relating to the maintenance by a registrar of a register reflecting ownership of 1994 Definitive Registered Notes, if any, and other provisions customary for a registered debt security. Payment of principal and interest on each 1994 Definitive Registered Note will be made to the holder appearing on the register at the close of business on the record date at his address shown on the register on the record date.



     HOLDERS SHOULD BE AWARE THAT, UNDER CURRENT U.K. TAX LAW, UPON THE
ISSUANCE TO A HOLDER OF DEFINITIVE REGISTERED NOTES, SUCH HOLDER WILL BECOME SUBJECT TO U.K. INCOME TAX (CURRENTLY 20%) TO BE WITHHELD ON ANY PAYMENTS OF INTEREST ON THE DEFINITIVE REGISTERED NOTES AS SET FORTH UNDER "TAXATION -- UNITED KINGDOM". A HOLDER OF DEFINITIVE REGISTERED NOTES WILL, TO THE EXTENT DESCRIBED BELOW UNDER "-- PAYMENT OF ADDITIONAL AMOUNTS", BE ENTITLED TO RECEIVE ADDITIONAL AMOUNTS WITH RESPECT TO SUCH DEFINITIVE REGISTERED NOTES. ADDITIONAL AMOUNTS WILL NOT BE PAYABLE IF SUCH DEFINITIVE REGISTERED NOTES WERE ISSUED AT THE REQUEST OF A HOLDER (INCLUDING FOLLOWING AN EVENT OF DEFAULT) AND AT THE TIME OF THE PAYMENT IN QUESTION DEFINITIVE REGISTERED NOTES HAVE NOT BEEN
ISSUED IN EXCHANGE FOR THE ENTIRE PRINCIPAL AMOUNT AT MATURITY OF NOTES. However, a U.S. holder of Definitive Registered Notes may be entitled to receive a refund of withheld amounts from the Inland Revenue in certain circumstances. See "Taxation -- United Kingdom -- Payments on the 1994 Notes".

     Any person receiving 1994 Definitive Registered Notes other than at its own request will not be obligated to pay or otherwise bear the cost of any tax or governmental charge or any cost or expense of the Book-Entry Depositary, relating to insurance, postage, transportation or any similar charge, which will be solely the responsibility of the Company.


     Principal of, premium, if any, and interest on any 1994 Definitive Registered Notes will be payable at the corporate trust office or agency of the Trustee in The City of New York maintained for such purposes. In addition, interest on 1994 Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the register for the 1994 Definitive Registered Notes. No service charge will be made for any registration of transfer or exchange of any 1994 Definitive Registered Notes.

REDEMPTION

OPTIONAL REDEMPTION

     The 1994 Notes are redeemable, in whole or in part, at any time on or after the 1994 Cash Interest Date, at the option of the Company, upon not less than 30 nor more than 60 days' notice; provided that the Company may not give a notice of redemption (i) more than four times in any year or (ii) in respect of the redemption of less than $5 million in principal amount at maturity of the 1994 Notes. Such redemption will be at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning September 30 of the years indicated below:




                      YEAR                      REDEMPTION
                                                PRICE
                      1999                      107.125%
                      2000                      105.344%
                      2001                      103.563%
                      2002                      101.781%
                      2003                      100.000%

PURCHASE OBLIGATION

     The Company is not required to make any mandatory redemption or sinking fund payments in respect of the 1994 Notes. However, (i) upon the occurrence of a Change of Control (as defined below), the Company will be obligated to make an Offer to Purchase all outstanding 1994 Notes at a price of 101% of the Accreted Value thereof (determined at the date of purchase), if such purchase is prior to the 1994 Cash Interest Date, or 101% of the principal amount at maturity thereof, plus accrued interest thereon, if any, to the date of purchase, if such purchase is on or after the 1994 Cash Interest Date, and (ii) upon the occurrence of an Asset Disposition, the Company may be obligated to make an Offer to Purchase all or a portion of the outstanding 1994 Notes at a price of 100% of the Accreted Value thereof (determined at the date of purchase), if such purchase is prior to the 1994 Cash Interest Date, or 100% of the principal amount at maturity thereof, plus accrued and unpaid interest, if any, to the date of purchase, if such purchase is on or after the 1994 Cash Interest Date. See "-- Certain Covenants -- Change of Control" and "-- Certain Covenants -- Limitation on Certain Asset Dispositions", respectively.

SELECTION; EFFECT OF REDEMPTION NOTICE


     In the case of a partial redemption, selection of the 1994 Notes for redemption will be made pro rata (subject, in the case of Book-Entry Interests, to DTC procedures). Upon the giving of a redemption notice, the principal amount of 1994 Notes called for redemption will cease to accrete (if such redemption occurs prior to the 1994 Cash Interest Date), interest on 1994 Notes called for redemption will cease to accrue (if such redemption occurs on or after the 1994 Cash Interest Date) from and after the date fixed for redemption (unless the Company defaults in providing the funds for such redemption) and such 1994 Notes will then cease to be outstanding.

OPTIONAL TAX REDEMPTION


     The 1994 Notes are subject to redemption upon not less than 30 nor more than 60 days' notice by mail, as a whole, but not in part, at the election of the Company at any time at a redemption price equal to 100% of the Accreted Value thereof (determined at the date of redemption) if such purchase is prior to the 1994 Cash Interest Date, or 100% of the principal amount at maturity thereof (together in the case of any such redemption with accrued interest to the date of redemption if such redemption is on or after the 1994 Cash Interest
Date), if (a) the Company is required to issue 1994 Definitive Registered Notes after using all reasonable efforts to avoid having to issue such 1994 Definitive Registered Notes and the Company is or would be so required in the absence of any applicable tax treaty on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the 1994 Notes as described under "-- Payment of Additional Amounts" or (b) the Company has become or would become obligated to pay in the absence of any applicable tax treaty, on the next date on which any amount would be payable with respect to the 1994 Notes, any Additional Amounts as a result of any change in the laws (or any rules or regulations thereunder) of the United Kingdom or any political subdivision or taxing authority thereof or therein (or, in the case of Additional Amounts payable by a successor Person to the Company, of the jurisdiction in which such successor Person is organized or any political subdivision or taxing authority thereof or therein) or any change in any official interpretation or application of such laws or rules or regulations or any execution of or amendment to any treaty affecting taxation to which the United Kingdom or such political subdivision or taxing authority (or such other jurisdiction or political subdivision or taxing authority) is a party, if the change becomes effective on or after the date of the 1994 Notes Indenture (or, in the case of Additional Amounts payable by a successor Person to the Company, the date on which such successor Person became such pursuant to the applicable provisions of the 1994 Notes Indenture unless as of such date the relevant tax authority had publicly announced that such amendment or change or execution was to occur after such date) and such obligation cannot be avoided by the use of all commercially reasonable measures available to the Company; provided, however, that (1) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts were a payment in respect of the Securities then due, and (2) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect.


PAYMENT OF ADDITIONAL AMOUNTS


     All payments made by the Company on the 1994 Notes will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature unless the withholding or deduction is then required by law. If any withholding or deduction for or on account of any present or future taxes, assessments or other governmental charges of the United Kingdom or any political subdivision or taxing authority thereof or therein ("Taxes") shall at any time be required in respect of any amounts to be paid by the Company under the 1994 Notes, the Company will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted; provided that the foregoing obligation to pay Additional Amounts does not apply to (a) any Taxes which would not have been so imposed but for the existence of any present or former connection between such Holder and the United Kingdom (other than the mere receipt of such payment or the ownership or holding outside of the United Kingdom of such 1994 Note); (b) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge; or (c) any Taxes payable otherwise than by deduction or withholding from payments of principal of (or premium, if any, on) or interest on such 1994 Note; nor will Additional Amounts be paid (i) if the payment could have been made by or through another paying agent without such deduction or withholding, (ii) if the payment could have been made without such deduction or withholding had the holder of the 1994 Note (whether in Global or Definitive Registered form) or, if different, the beneficiary of the payment complied with a timely request of the Company, or any other Person through whom payment may be made, addressed or otherwise provided to such holder or beneficiary to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the taxing jurisdiction of such holder or beneficiary which is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, (iii) with respect to any payment of principal of (or premium if any, on) or interest on such 1994 Note to any holder who is a fiduciary or partnership or Person other than the sole beneficial owner of such payment, to the extent such payment would be required by the laws of the U.K. (or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had it been the holder of such a 1994 Note, or (iv) if the payment is in respect of a 1994 Definitive Registered Note issued at the request of the owner of a Book-Entry Interest (including following an Event of Default) and at the time the payment is made 1994 Definitive Registered Notes have not been issued in exchange for the entire principal amount at maturity of the 1994 Notes. The foregoing provisions shall survive any termination or discharge of the 1994 Notes Indenture and shall apply mutatis mutandis to any withholding or deduction for or on account of any present or future taxes, assessments or governmental charges of whatever nature of any jurisdiction in which any successor Person to the Company is organized, or any political subdivision or taxing authority thereof or therein.


CERTAIN COVENANTS

     The 1994 Notes Indenture contains, among others, the following additional covenants:

LIMITATION ON CONSOLIDATED DEBT AND DISQUALIFIED EQUITY

     The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt or issue any Disqualified Equity unless, immediately after giving effect to the Incurrence of such Debt or the issuance of such Disqualified Equity and the receipt and application of the proceeds thereof, the Annualized Consolidated Debt to Cash Flow Ratio of the Restricted Group at the time of the Incurrence of such Debt or the issuance of such Disqualified Equity, as the case may be, for which quarterly financial statements are available, calculated on a pro forma basis (as if such Debt had been Incurred or such Disqualified Equity had been issued at the beginning of such quarter) would be less than 7.0 to 1.


     Notwithstanding the foregoing paragraph, the Company may, and may permit any Restricted Subsidiary to, Incur or issue the following: (i) Debt outstanding from time to time under the Senior Bank Facility (up to L.160 million) less any amount permanently repaid thereunder and Debt Incurred to finance the acquisition and construction of the Company's proposed combined head office and headend/switch site; (ii) Debt of the Company and/or any Restricted Subsidiary outstanding on the date of the 1994 Notes Indenture,
(iii) Debt or Disqualified Equity to the extent that the proceeds are used to finance working capital for, or the construction or acquisition of, property or assets in each case to be used in a Cable Business; (iv) Debt Incurred or Disqualified Equity issued to finance a Cable Acquisition or provide working capital for or financing for the construction of property or assets to be used in the business so acquired; (v) Debt consisting of Interest Rate Protection Obligations or Currency Hedging Agreements incurred in the ordinary course of business; (vi) performance bonds or surety bonds or similar instruments provided in the ordinary course of business; (vii) Debt owed by the Company to any Wholly-Owned Restricted Subsidiary (so long as such Debt is held by a Wholly-Owned Restricted Subsidiary and such Debt is subordinated in right of payment to the 1994 Notes) or Debt owed by or Disqualified Equity issued by a Restricted Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary of the Company (provided that such Debt or Disqualified Equity is at all times held by the Company or a Wholly-Owned Restricted Subsidiary); provided, however, that upon either (a) the transfer or other disposition by such Wholly-Owned Restricted Subsidiary or the Company of any such Debt or Disqualified Equity to a Person other than the Company or another Wholly-Owned Restricted Subsidiary or (b) the issuance, sale, lease, transfer or other disposition of shares of Equity Securities (including by consolidation or merger) of such Wholly-Owned Restricted Subsidiary to a Person other than the Company or another such Wholly-Owned Restricted Subsidiary, such Debt shall be deemed to have been Incurred or such Disqualified Equity shall be deemed to have been issued at the time of such transfer or other disposition; (viii) Debt Incurred or Disqualified Equity issued to renew, extend, refinance or refund any Debt or Disqualified Equity permitted in Clauses (i) through (iv) above or the Securities in an amount not to exceed the outstanding principal amount (or, if less, Accreted Value) of the Debt or the aggregate liquidation preference of the Disqualified Equity so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt or Disqualified Equity refinanced plus the expenses of the Company incurred in connection with such refinancing; provided that (a) in the case of any refinancing or refunding of Debt which is pari passu to the Securities, the refinancing or refunding Debt is made pari passu to the Securities or subordinated to the Securities, and, in the case of any refinancing or refunding of Debt which is subordinated to the Securities or of Disqualified Equity, the refinancing or refunding Debt is subordinated to the Securities to the same extent as the Debt being refinanced or refunded or is Disqualified Equity; and
(b) in either case, the refinancing or refunding Debt or Disqualified Equity by its terms, or by the terms of any agreement or instrument pursuant to which such Debt or Disqualified Equity is Incurred or issued, as the case may be, does not have a Weighted Average Life that is lower than that of the Debt or Disqualified Equity being refinanced or refunded; and (ix) Debt or Disqualified Equity not otherwise permitted to be Incurred or issued under Clauses (i) through (viii) above, which, together with any other outstanding Debt Incurred or Disqualified Equity issued pursuant to this Clause (ix), has an aggregate principal amount (or liquidation preference) not in excess of L.10 million at any time outstanding.

LIMITATION ON RESTRICTED PAYMENTS

     The Company (i) shall not, directly or indirectly, declare or pay any dividend, or make any distribution, of any kind or character (whether in cash, property or securities or otherwise) in respect of its Equity Securities or to the holders thereof in general (including pursuant to a merger or consolidation of the Company, but excluding any dividends or distributions payable solely in its Equity Securities (other than Disqualified Equity) or in options, warrants or other rights to acquire its Equity Securities (other than Disqualified Equity)); (ii) shall not, and shall not permit any Restricted Subsidiary of the Company to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value (a) any Equity Securities of the Company or any Related Person of the Company or (b) any options, warrants or rights to purchase or acquire Equity Securities of the Company or any Related Person of the Company (except options, warrants or rights to purchase or acquire such Equity Securities held by any current or former officer or director of the Company or ECE Management in an aggregate amount not exceeding L.5 million); (iii) shall not make, or permit any Restricted Subsidiary of the Company to make any Investment in, or Incur an obligation to Guarantee any obligation of, any Affiliate or Related Person of the Company, other than the Company or a Wholly-Owned Restricted Subsidiary of the Company; (iv) shall not, and shall not permit any Restricted Subsidiary of the Company to, redeem, defease, repurchase or otherwise retire or acquire for value prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company which explicitly by its terms is subordinate in right of payment to the 1994 Notes (the transactions described in Clauses (i) through (iv) being referred to herein as "Restricted Payments"), if: (1) at the time thereof and after giving effect thereto an Event of Default, or an event that with notice or lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing or (2) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the date of the 1994 Notes Indenture exceeds the sum of (a) the difference between (x) the cumulative Consolidated Operating Cash Flow from the first day of the fiscal quarter in which the issue date of the 1994 Notes falls through the last day of the last full fiscal quarter immediately preceding such Restricted Payment for which quarterly financial statements are available, and (y) 200% of cumulative Consolidated Interest Expense from the first day of the fiscal quarter in which the issue date of the 1994 Notes falls through the last day of the last full fiscal quarter immediately preceding such Restricted Payment for which quarterly financial statements of the Company are available; and (b) 100% of the aggregate cash net proceeds after the issue date of the 1994 Notes, from the issuance of Equity Securities (other than Disqualified Equity) of the Company and options, warrants or other rights on Equity Securities (other than Disqualified Equity) of the Company (other than to a Restricted Subsidiary) after the issue date of the 1994 Notes. The foregoing provision shall not be violated by reason of (i) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision; (ii) any refinancing or refunding of any Debt otherwise permitted under Clause (viii) described in the second paragraph under the caption "Limitation on Consolidated Debt and Disqualified Equity"; (iii) investments by the Company or any Restricted Subsidiary in an amount not to exceed in the aggregate L.5 million in a Person which is engaged in a Cable Business or a business incidental thereto; and (iv) investments in Non-Restricted Subsidiaries made with the cash proceeds of a substantially concurrent (1) capital contribution to the Company or (2) issue or sale of Equity Securities (other than Disqualified Equity) of the Company.

LIMITATION ON LIENS

     The Company shall not, and shall not permit any Restricted Subsidiary to, Incur or suffer to exist any Lien upon any of its properties or assets, now owned or hereafter acquired, to secure any Debt without making or causing such Restricted Subsidiary to make effective provision for securing the 1994 Notes equally and ratably with such Debt so long as such Debt shall be so secured or in the event such Debt is subordinate in right of payment to the 1994 Notes, prior to such Debt and to such property and assets for so long as such Debt shall be so secured. The foregoing restrictions do not apply to Liens existing at the date of the 1994 Notes Indenture or to: (i) Liens securing only the 1994 Notes; (ii) Liens in favor of the Company or any Wholly-Owned Restricted Subsidiary; (iii) Liens to secure the Senior Bank Facility; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company (and not incurred in anticipation of such merger or consolidation); (v) Liens on property existing immediately prior to the time of acquisition thereof (and not in anticipation of the financing of such acquisition); (vi) Liens to secure Debt Incurred under the provisions described in Clauses (iii), (iv) or (v) of the second paragraph under the caption "-- Limitation on Consolidated Debt and Disqualified Equity"; (viii) Liens for taxes or assessments or other governmental charges or levies which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in accordance with generally accepted accounting principles shall have been made;
(viii) Liens to secure obligations under workmen's compensation laws or similar legislation, including Liens with respect to judgments which are not currently dischargeable; and (ix) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing Clauses (i) through (viii) so long as such Lien does not extend to any other property. In addition to the foregoing, the Company and its Restricted Subsidiaries may incur a Lien to secure any Debt or enter into a Sale and Leaseback Transaction, without equally and ratably securing the 1994 Notes, if the sum of (i) the amount of Debt secured by a Lien entered into after the date of the 1994 Notes Indenture and otherwise prohibited by the 1994 Notes Indenture and (ii) the Attributable Value of all Sale and Leaseback Transactions entered into after the date of the 1994 Notes Indenture and otherwise prohibited by the 1994 Notes Indenture does not exceed L.10 million.


ANTI-LAYERING

     The 1994 Notes Indenture provides that the Company's Restricted Subsidiaries will not Incur any Debt that is by its terms subordinate or junior in right of payment to any other Debt of such Restricted Subsidiaries.

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     The Company shall not, and shall not permit any Restricted Subsidiary of the Company to, enter into any Sale and Leaseback Transaction unless (i) the Company or such Restricted Subsidiary were entitled to incur a Lien to secure Debt in an amount at least equal to the Attributable Value of such Sale and Leaseback Transaction or (ii) all of the conditions contained in the provisions described under "-- Limitation on Certain Asset Dispositions" (including the provisions concerning the application of Net Available Proceeds) would be satisfied with respect to such Sale and Leaseback Transaction if all of the consideration received in such Sale and Leaseback Transaction were treated as Net Available Proceeds.

LIMITATIONS CONCERNING DISTRIBUTIONS BY AND TRANSFERS TO RESTRICTED GROUP

     The Company may not, and may not permit any Restricted Subsidiary to suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Equity Securities or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary of the Company; (ii) to make loans or advances to the Company or any other Restricted Subsidiary of the Company; or (iii) to make any investment in, or to transfer any of its property or assets to, the Company or any Restricted Subsidiary of the Company. Notwithstanding the foregoing, the Company may, and may permit any Subsidiary to, suffer to exist any such encumbrance or restriction on the ability of any Subsidiary of the Company if and to the extent such encumbrance or restriction exists on the date of the 1994 Notes Indenture or is (a) provided for in the Senior Bank Facility documents; (b) existed prior to the time any Person became a Subsidiary of the Company and such restriction or encumbrance was not incurred in anticipation of such Person becoming a Subsidiary of the Company; (c) exists by reason of a customary merger or acquisition agreement for the purchase or acquisition of the stock or assets of the Company or any of its Restricted Subsidiaries by another Person; (d) contained in an operating lease for real property and is effective only upon the occurrence and during the continuance of a default in the payment of rent; (e) the result of applicable corporate law or regulation relating to the payment of dividends or distributions; (f) pursuant to an agreement pursuant to which Debt meeting the requirements of Clauses (iii), (iv) or (v) of the second paragraph under the caption "-- Limitation on Consolidated Debt and Disqualified Equity" is incurred; provided, however, that the provisions contained in such agreement relating to such encumbrance or restriction are no more restrictive in any material respect than those contained in the terms of the Senior Bank Facility; or (g) pursuant to an agreement effecting a renewal, extension, refinancing or refunding of Debt Incurred pursuant to an agreement referred to in Clause (a) or
(b) above; provided, however, that the provisions contained in such agreement relating to such encumbrance or restriction are no more restrictive than the provisions contained in the agreement the subject thereof, as determined in good faith by the Board of Directors and evidenced by a Board Resolution.


TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

     Except as permitted in the following paragraph, the Company shall not, and shall not permit any Restricted Subsidiary to, conduct any business or enter into any transaction with any Affiliate or Related Person of the Company, unless such transaction is on terms which are in the Company's good faith judgment at least as favorable as those available in a comparable arm's-length transaction with a Person which is not an Affiliate or Related Person. Any such transaction (or series of related transactions) in which such Affiliate or Related Person receives in excess of L.1.0 million in any twelve month period shall be approved by a majority of the disinterested directors of the Board of Directors of the Company. Any such transaction involving in excess of L.5 million (or series of related transactions involving in excess of L.5 million), or as to which there are no disinterested directors, is subject to the further requirement that the Company obtain an opinion of an internationally recognized expert with experience in appraising the terms and conditions of the relevant type of transaction (or series of related transactions) stating that the transaction or series of related transactions is fair (from a financial point of view) to the Company or such Restricted Subsidiary.

     The above requirements shall not be applicable to (i) any transaction among the Company and its Wholly-Owned Subsidiaries; (ii) any existing management agreement with ECE Management or any successor or assign; or (iii) any transaction in which investment banking or other financial advisory services are provided to the Company or any Subsidiary by Goldman, Sachs & Co. or any of its Affiliates that is, in the Company's good faith judgment, at rates competitive with those available from other advisers negotiated at arms length and approved by disinterested directors.

LIMITATION ON CERTAIN ASSET DISPOSITIONS

     The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value of the shares or assets sold or otherwise disposed of; and (b) at least 85% of such consideration consists of cash or cash equivalents. To the extent the Net Available Proceeds of any Asset Disposition are not required to be applied to repay amounts outstanding under the Senior Bank Facility or any Debt of a Restricted Subsidiary, or are not so applied, the Company or such Restricted Subsidiary, as the case may be, may apply such Net Available Proceeds within 365 days of the receipt thereof, to an investment in properties and assets that will be used in a Cable Business (or in Equity Securities of any such Person that will become a Restricted Subsidiary as a result of such investment to the extent that such Person owns properties and assets that will be used in a Cable Business) of the Company or any Restricted Subsidiary ("Replacement Assets"). Notwithstanding the foregoing, the Company may retain up to L.1.0 million of Net Available Proceeds from any Asset Disposition for any purpose. Any Net Available Proceeds from any Asset Disposition that are neither used to repay amounts outstanding under the Senior Bank Facility or any Debt of a Restricted Subsidiary nor invested in Replacement Assets within such 365-day period (exclusive of the up to L.1.0 million referred to in the preceding sentence) shall constitute "Excess Proceeds" subject to the provisions described in the following paragraph.


     When the aggregate amount of Excess Proceeds equals or exceeds L.5.0 million the Company shall make within 30 days of the determination thereof an Offer to Purchase to all holders of the 1994 Notes, 1994 Notes with an aggregate principal amount at maturity (or if less, an Accreted Value) equal to such Excess Proceeds at a price in cash equal to 100% of the Accreted Value thereof on any purchase date prior to the 1994 Cash Interest Date or 100% of the outstanding principal amount at maturity thereof plus accrued and unpaid interest, if any, to any purchase date on or after the 1994 Cash Interest Date, as applicable. To the extent that the aggregate principal amount at maturity or if applicable, the Accreted Value of 1994 Notes tendered pursuant to such Offer to Purchase is less than the Excess Proceeds, the Company may use such deficiency for any purpose. If the aggregate principal amount at maturity or the Accreted Value, as applicable, of 1994 Notes validly tendered and not withdrawn by holders thereof exceeds the amount of 1994 Notes which can be purchased with the Excess Proceeds, 1994 Notes to be purchased will be selected on a pro rata basis.


     Notwithstanding the two immediately preceding paragraphs, the Company and the Restricted Subsidiaries will be permitted to consummate an Asset Disposition without complying with such paragraphs to the extent (i) at least 85% of the consideration for such Asset Disposition constitutes Replacement Assets (or Equity Securities of any such Person that will become a Restricted Subsidiary as a result of such transaction to the extent that such Person owns properties and assets that will be used in a Cable Business) and (ii) such Asset Disposition is for fair market value; provided that any consideration not constituting Replacement Assets or Equity Securities as described in Clause (i) received by the Company or any Restricted Subsidiaries in connection with any Asset Disposition permitted to be consummated under this paragraph shall constitute Net Available Proceeds subject to the provisions of the two preceding paragraphs.

     The determination of "fair market value" for purposes of the preceding paragraph and the third preceding paragraph will be made (a) in the case of Asset Dispositions in which Net Available Proceeds exceed L.1 million, by the Board of Directors of the Company and evidenced by a Board Resolution and (b) in the case of Asset Dispositions in which Net Available Proceeds exceed L.10 million, based upon the opinion of an internationally recognized investment banking firm.

CHANGE OF CONTROL

     Within 60 days following the date of the consummation of a transaction resulting in a Change of Control, the Company shall commence an Offer to Purchase all Outstanding 1994 Notes at a purchase price equal to 101% of, on or prior to the 1994 Cash Interest Date, their Accreted Value and on and after the 1994 Cash Interest Date their principal amount at maturity plus in such case accrued but unpaid interest to the date of purchase. The Company will cause notice of any Change of Control to be mailed to holders of the 1994 Notes not less than 10 days after the date on which the Company first becomes aware of the consummation of a transaction resulting in a Change of Control. A "Change of Control" will be deemed to have occurred in the event that, after the date of the 1994 Notes Indenture, either (a) any Person or any Persons (other than a Permitted Holder) acting together which would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates or Related Persons thereof shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 45% of the Equity Securities of the Company entitled to vote generally in the election of directors of the Company;
(b) any Person or Group (other than a Permitted Holder), together with any Affiliates or Related Persons thereof, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate or Related Person of such Group, will constitute a majority of the Board of Directors of the Company; or (c) certain events of bankruptcy, insolvency or receivership affecting the Company.

     Any future credit agreements or other agreements relating to indebtedness of the Company and its subsidiaries (including the Senior Bank Facility) may contain provisions restricting the ability of the Company to repurchase 1994 Notes upon a Change of Control. In the event that a Change of Control occurs when such provisions are in effect, the Company may seek the consent of the relevant lenders to the repurchase of 1994 Notes or could attempt to repay or refinance such indebtedness, in a manner that would permit the Company to effect the repurchase of the 1994 Notes. In the absence of such a repayment or refinancing, the Company may be precluded from offering to repurchase the 1994 Notes by the applicable provisions of such other agreements. The failure of the Company to offer to repurchase the 1994 Notes upon a Change of Control would constitute an Event of Default under the 1994 Notes Indenture. Moreover, there can be no assurance that the Company will have the financial resources necessary to effect any repurchase of 1994 Notes upon a Change of Control.

MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

     The Company shall not, in a single transaction or through a series of related transactions, (i) consolidate with or merge into any other Person; (ii) permit any other Person to consolidate with or merge into the Company; (iii) directly or indirectly transfer, assign, convey, sell, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety; or (iv) permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, transfer, lease or disposal of all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis to any other Person or group of affiliated Person unless: (1) immediately before and after giving effect to such transaction and treating any Debt and Disqualified Equity which becomes an obligation of the Company or a Subsidiary of the Company as a result of such transaction as having been Incurred or issued, as applicable, by the Company or such Subsidiary at the time of the transaction, no Event of Default or event that with notice or lapse of time, or both, would constitute an Event of Default shall have occurred and be continuing; (2) in the event the Company shall consolidate with or merge into another Person or shall directly or indirectly transfer, assign, convey, sell, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by transfer, assignment, conveyance, sale, lease or other disposition all or substantially all of the properties and assets of the Company as an entirety shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of England and Wales or of the United States of America, any State thereof or the District of Columbia and shall expressly assume by an indenture supplemental hereto executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any), interest and Additional Amounts on all the 1994 Notes and the performance of every covenant of the 1994 Notes Indenture on the part of the Company to be performed or observed; (3) the Company or the successor to the Company will have an Annualized Consolidated Debt to Cash Flow Ratio at the time of such transaction (determined on a pro forma basis giving effect to the proposed transaction) equal to or less than the Annualized Consolidated Debt to Cash Flow Ratio of the Company without giving effect to the proposed transaction and a ratio of Consolidated Operating Cash Flow to Consolidated Interest Expense for the two fiscal quarters next preceding such transaction (determined on a pro forma basis giving effect to the transaction) equal to or greater than such ratio without giving effect to such transaction; (4) if, as a result of any such transaction, property or assets of the Company or any Subsidiary of the Company would become subject to a Lien prohibited by the provisions of the 1994 Notes Indenture described under "Limitation on Liens" above, and the Company or the successor entity to the Company shall have secured the 1994 Notes as required by that covenant; (5) such transaction would not result in the loss of a Material License (which for this purpose will be determined on a pro forma basis, giving effect to such transaction); and (6) the Company or the surviving entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, transfer, lease or disposition and the supplemental indenture comply with the 1994 Notes Indenture.

EVENTS OF DEFAULT

     The following are Events of Default under the 1994 Notes Indenture: (a) failure by the Company to pay principal of (or premium, if any, on) any 1994 Note when due; (b) failure to pay any interest or Additional Amounts on any 1994 Note when due, continued for 30 days; (c) default in the payment of principal and interest on 1994 Notes required to be purchased pursuant to an Offer to Purchase as described under the captions "-- Certain Covenants -- Change of Control" and "-- Certain Covenants -- Limitation on Certain Asset Dispositions"; (d) failure to perform or comply with the provisions described under "-- Certain Covenants -- Mergers, Consolidations, and Certain Sales of Assets"; (e) failure by the Company to perform any other covenant under the 1994 Notes Indenture or the 1994 Notes continued for 30 days after written notice to the Company by the Trustee or holders of at least 25% in aggregate principal amount of Outstanding 1994 Notes; (f) default under the terms of any instrument evidencing or securing Debt by the Company or any Significant Restricted Subsidiary which results in the acceleration of the payment of principal amount in excess of L.5 million or which shall constitute the failure to pay any portion in excess of L.5 million of principal or similar amount when due and payable after the expiration of any applicable grace period; (g) the rendering of a final judgment or judgments against the Company or any Significant Restricted Subsidiary in an amount in excess of L.5 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; and (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Significant Restricted Subsidiary.

     Subject to the provisions of the 1994 Notes Indenture relating to the duties of the Trustee in case an Event of Default (as defined) shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the 1994 Notes Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Outstanding 1994 Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     If an Event of Default (other than an Event of Default described in Clause
(h)) occurs and is continuing, then either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding 1994 Notes may accelerate the maturity of all 1994 Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of 66 2/3% in aggregate principal amount of Outstanding 1994 Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the 1994 Notes Indenture. If an Event of Default specified in Clause (h) above occurs, the Outstanding 1994 Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. For information as to waiver of defaults, see "-- Modification and Waiver".

     No holder of any 1994 Note shall have any right to institute any proceeding with respect to the 1994 Notes Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the Outstanding 1994 Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding 1994 Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a 1994 Note for enforcement of payment of the principal of and premium, if any, or interest on such 1994 Note on or after the respective due dates (or, in the case of a redemption, the Redemption Dates or, in the case of an Offer to Purchase, the Purchase Date) expressed in or established pursuant to the terms of such 1994 Note and 1994 Notes Indenture.

     The Company is required to furnish to the Trustee annually a statement as to the performance by them of certain of their obligations under the 1994 Notes Indenture and as to any default in such performance.

DEFEASANCE


     The 1994 Notes Indenture provides that (A) if applicable, the Company will be discharged from any and all obligations in respect of the Outstanding 1994 Notes other than certain obligations to transfer the 1994 Notes, or (B) if applicable, the Company may omit to comply with certain restrictive covenants, and certain events will cease to be Events of Default under the 1994 Notes Indenture and the 1994 Notes, in either case (A) or (B), upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding 1994 Notes. With respect to Clause (B), the obligations under the 1994 Notes Indenture other than with respect to certain covenants and Events of Default will remain in full force and effect. Such trust may only be established if, among other things (i) with respect to Clause (A), the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel provides that holders of the 1994 Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to Clause (B), the Company has delivered to the Trustee an opinion of counsel (which may be based on an Internal Revenue Service ruling) to the effect that the holders of the 1994 Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing; (iii) the Company has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent are satisfied.

GOVERNING LAW

     The 1994 Notes Indenture and the 1994 Notes are governed by the laws of the State of New York.

MODIFICATION AND WAIVER

     From time to time the Company, when authorized by resolutions of the Board, and the Trustee, without the consent of the holders of the 1994 Notes, may amend, waive or supplement the 1994 Notes Indenture or the 1994 Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the 1994 Notes Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any holder.

     Modifications and amendments of the 1994 Notes Indenture may be made by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate principal amount of the Outstanding 1994 Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding 1994 Note affected thereby, (a) change the Stated Maturity of the principal of or any installment of interest or Additional Amounts on, any 1994 Note, (b) reduce the principal amount of (or the premium) or interest or Additional Amounts on, any 1994 Note, (c) change the place, currency or manner of payment of principal of (or premium) or interest or Additional Amounts on, any 1994 Note, (d) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or Redemption Date, in the case of redemption, or Purchase Date, in the case of an Offer to Purchase), (e) reduce the above-stated percentage of Outstanding 1994 Notes necessary to modify or amend the 1994 Notes Indenture, (f) reduce the percentage of principal amount of Outstanding 1994 Notes necessary for waiver of compliance with certain provisions of the 1994 Notes Indenture or for waiver of certain defaults, (g) modify certain provisions of the 1994 Notes Indenture relating to the modification of the 1994 Notes Indenture or the waiver of past defaults or covenants, except as otherwise specified or (h) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the 1994 Notes required as described under the caption "-- Certain Covenants -- Limitation on Certain Asset Dispositions" and "-- Certain Covenants -- Change of Control" in a manner materially adverse to the holders thereof.


     The holders of not less than a majority in aggregate principal amount of the Outstanding 1994 Notes, on behalf of all holders of 1994 Notes, may waive compliance by the Company with certain restrictive provisions and covenants of the 1994 Notes Indenture. Subject to certain rights of the Trustee, as provided in the 1994 Notes Indenture, the holders of not less than a majority in aggregate principal amount of the Outstanding 1994 Notes, on behalf of all holders of 1994 Notes, may waive any past default under the 1994 Notes Indenture, except a default in the payment of principal, premium or interest or Additional Amounts or in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each Outstanding 1994 Note.


REPORTS

     The Company shall deliver to the Trustee, within 15 days after it files them with the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribed) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act within the time periods prescribed under such rules and regulations. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the 1994 Notes Indenture requires the Company to continue to file with the Commission and provide to the Trustee such annual and interim reports on Forms 10-K and 10-Q, respectively, as the Company would be required to file were it subject to such reporting requirements within the time periods prescribed under such rules and regulations. The Company shall not be obligated to file any such reports with the Commission if the Commission does not permit such filings but shall remain obligated to provide such reports to the Trustee.

THE TRUSTEE

     The duties and responsibilities of the Trustee are those provided by the Trust Indenture Act. Notwithstanding the foregoing, the 1994 Notes Indenture does not require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the 1994 Notes Indenture, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk of liability is not reasonably assured to it.

     The Trustee is permitted to engage in other transactions with the Company, or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

NO PERSONAL LIABILITY OF DIRECTORS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of the Company, as such shall have any liability for any obligations of the Company under the 1994 Notes, the 1994 Notes Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the 1994 Notes by accepting a 1994 Note waives and releases all such liability; provided that such waiver will not release any person from liability for fraud or criminal acts. The waiver and release are part of the consideration for issuance of the 1994 Notes. Such waiver and release may not be effective to waive liabilities under English law or under the U.S. federal securities laws and it is the view of the Commission that such waiver and release is against public policy.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the 1994 Notes Indenture. Reference is made to the 1994 Notes Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, and, except as otherwise herein described, the term "generally accepted accounting principles" with respect to any computation required or permitted under the 1994 Notes Indenture means accounting principles as are generally accepted in the United States as consistently applied by the Company at the date of such computation.

"Accreted Value" means, as of any date of determination prior to the 1994 Cash Interest Date, the sum of (a) the initial offering price of each 1994 Note and
(b) the portion of the excess of the principal amount of each 1994 Note over such initial offering price which shall have been amortized by the Company through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each March 31 and September 30, at the rate of 13 1/4% per annum from the date of issuance of the 1994 Notes through the date of determination computed on the basis of a 360-day year of twelve
30-day months.


     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Annualized Consolidated Debt to Cash Flow Ratio" for any Person means at any time the ratio of (i) Total Consolidated Debt of such Person as of the end of the most recent fiscal quarter for which financial statements are available to (ii) Consolidated Operating Cash Flow of such Person for the two most recent fiscal quarters multiplied by two.

     "Asset Acquisition" means (i) any capital contribution (including without limitation by means of transfers of cash or other property to others or payments for property or services for the account or use of others) by the Company or any Restricted Subsidiary in any other Person, or any acquisition or purchase of equity interests in any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

     "Asset Disposition" means any transfer, conveyance, sale, lease or other disposition by the Company or any of its Restricted Subsidiaries (including by way of consolidation or merger) resulting in Net Available Proceeds in excess of L.250,000 of (i) shares or other ownership interest of a Subsidiary of the Company, (ii) substantially all of the assets of the Company or any Subsidiary representing a division or line of business, or (iii) other assets or rights outside of the ordinary course of business.

     "Attributable Value" means, as to any particular lease under which any Person is at the time liable, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges.

     In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Cable Acquisition" means an Asset Acquisition of properties or assets to be used in a Cable Business or of equity interests in any Person that becomes a Restricted Subsidiary or, subject to the covenant "-- Certain Covenants -- Limitation on Restricted Payments", a Non-Restricted Subsidiary as a result of such Asset Acquisition, provided (i) such Person's assets and properties consist principally of properties or assets that will be used in a Cable Business; (ii) the Company has the ability to manage or select the management of, and direct the day-to-day operations of, such Cable Business; and (iii) such Cable Business, if a cable licensee, has a franchise area any border of which is located within 50 miles of any border of a franchise area of the Company's existing cable licenses.

     "Cable Business" means any business operating a cable television and/or telephone and/or telecommunications system or any business reasonably related thereto, including, without limitation, the production or provision of programming as well as any business conducted by the Company or any Restricted Subsidiary on the date on which the Securities are first issued.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person as charged in arriving at Consolidated Net Income for such period.

     "Consolidated Interest Expense" of any Person means for any period the interest expense (without deducting interest income) of such Person for such period determined on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends (other than in respect of Preferred Stock held by such Person a Wholly-Owned Subsidiary of such Person) declared and payable in such period in cash; and (v) the portion of any rental obligation allocable to interest expense under generally accepted accounting principles.

     "Consolidated Net Income" of any Person means for any period the net income (or loss) of such Person for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (but not the net loss) of any Restricted Subsidiary of such Person which is subject to restrictions which prevent the payment of dividends or the making of distributions (by loans, advances, intercompany transfers or otherwise) to such Person to the extent of such restrictions, (c) the net income (or loss) of any Person that is not a Consolidated Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to a member of the Restricted Group by such other Person during such period, (d) gains or losses on Asset Dispositions and (e) all extraordinary gains and extraordinary losses.

     "Consolidated Operating Cash Flow" of any Person means for any period (a) the sum of (i) Consolidated Net Income for such period; (ii) Consolidated Interest Expense for such period; (iii) Consolidated Income Tax Expense for such period; (iv) the consolidated depreciation and amortization expense included in the consolidated income statement of such Person for such period; and (v) other non-cash charges (other than trading and operating items in the ordinary course of business) deducted from consolidated revenues in determining Consolidated Net Income for such period (including any foreign currency translation losses), minus (b) non-cash items (other than trading and operating items in the ordinary course of business) increasing consolidated revenues in determining Consolidated Net Income for such period (including any foreign currency translation gains).

     "Consolidated Subsidiaries" of any Person means all Subsidiaries and other equity investees of such Person that would be accounted for on a consolidated basis in such Person's financial statements in accordance with generally accepted accounting principles.


     "Currency Hedging Agreements" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in currency values to the extent relating to (i) Debt and/or (ii) obligations to purchase assets, properties or services incurred in the ordinary course of business and not for speculative purposes; provided that such Currency Hedging Agreements do not increase the Debt or other obligations of the Company and its

Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payments thereunder.


     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person, (vi) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person at the time of determination and (vii) every obligation of the type referred to in Clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable for, directly or indirectly, as obligor, Guarantor or otherwise; provided that Trade Obligations are excluded from the definition of Debt.

     "Disqualified Equity" of any Person means any Equity Securities of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final stated maturity of the 1994 Notes.

     "Equity Homes" means the product of (i) the number of homes in a franchise area, as set forth in the cable television or telecommunications licenses relating to such franchise area, and (ii) the percentage of the entity holding such licenses which is owned directly or indirectly by the Company.

     "Equity Securities" of any Person means any shares, interests, participations or other equivalents of corporate stock or other equity or capital interests of such Person, including, without limitation, partnership interests.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business, and shall not include guarantees in the nature of, or in respect of, Trade Obligations.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

     "Interest Rate Protection Obligations" of any Person means any interest rate swap agreement or other similar interest rate financial agreement or arrangement designed to protect such Person against fluctuations in interest rates and pursuant to which such Person is obligated or may become obligated to make payments; provided that where such agreement or arrangement hedges Debt, it is with respect to a notional principal amount that does not exceed the principal amount of the Debt to which such Interest Rate Protection Obligations relate.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to (any other Person by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Equity Securities, bonds, notes, debentures or other securities or evidence of Debt issued by any other Person.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Material License" means a direct or indirect ownership interest in a license to operate a cable television or a cable telephone system held by the Company or any of its Restricted Subsidiaries which license at the time of determination covers a number of Equity Homes which equals or exceeds 10% of the aggregate number of Equity Homes covered by all of the licenses to operate cable television or cable telephone systems in which the Company or its Restricted Subsidiaries hold a direct or indirect ownership interest at such time.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash and readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by a Lien on such assets or on shares of the Person owning such assets in accordance with the terms of any Lien upon or with respect to such assets or which must be repaid out of the proceeds from such Asset Disposition under the terms of such Debt or Lien, in order to obtain a necessary consent to such Asset Disposition or by applicable law, and (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

     "Non-Recourse Debt" means Debt or that portion of Debt (i) as to which none of the Company, nor any of its Restricted Subsidiaries (a) provides credit support (including any undertaking, agreement or instrument which would constitute Debt); (b) is directly or indirectly liable; or (c) constitutes the lender; and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against a Non-Restricted Subsidiary) would permit (upon notice, lapse of time or both) any holders of any other Debt of the Company or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.


     "Non-Restricted Subsidiary" of a Person means a Subsidiary of such Person that (i) at the time of its designation as a Non-Restricted Subsidiary has not acquired any assets (unless the acquisition of such assets constitutes a Restricted Payment permitted by the "-- Certain Covenants -- Limitation on Restricted Payments" covenant), at any previous time, directly or indirectly from such Person or any of its Subsidiaries and (ii) has no Debt other than Debt that is, with respect to such Person, Non-Recourse Debt (unless the extent to which such Person is the lender for, or is responsible for such Debt, constitutes a Restricted Payment permitted by the "-- Certain Covenants -- Limitation on Restricted Payments" covenant); provided, however, that at the time of such designation, after giving pro forma effect to such designation, the Annualized Consolidated Debt to Cash Flow Ratio of such Person is equal to or less than the Annualized Consolidated Debt to Cash Flow Ratio of such Person immediately preceding such designation; provided, further, that if the Annualized Consolidated Debt to Cash Flow Ratio of the Company immediately preceding such designation is 7.0:1.0 or less, the Annualized Consolidated Debt to Cash Flow Ratio of the Company after giving pro forma effect to such designation may be up to 0.5:1.0 greater than such ratio immediately preceding such designation. No Restricted Subsidiary may be redesignated as a Non-Restricted Subsidiary unless at the time of such redesignation the provisions in clauses (i) and (ii) in this definition are currently met and the Board of Directors of such Person has passed a certified resolution, delivered to the Trustee, to such effect.


     "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder at his address appearing in the Security Register on the date of the Offer or provided to the Trustee by such holder offering to purchase up to the principal amount of 1994 Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to this 1994 Notes Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of 1994 Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee as described under the caption "-- Reports" (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in Clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and
(iv) any other information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such holders to tender 1994 Notes pursuant to the Offer to Purchase. The Offer shall also state:
           (1) the Section of the 1994 Notes Indenture pursuant to which the Offer to Purchase is being made;

            (2) the Expiration Date and the Purchase Date;

           (3) the aggregate principal amount of the Outstanding 1994 Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Section hereof requiring the Offer to Purchase) (the "Purchase Amount");

           (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of 1994 Notes accepted for payment (as specified pursuant to this 1994 Notes Indenture) (the "Purchase Price");

           (5) that the holder may tender all or any portion of the 1994 Notes registered in the name of such holder and that any portion of a 1994 Note tendered must be tendered in an integral multiple of $1,000 principal amount;

           (6) the place or places where 1994 Notes are to be surrendered for tender pursuant to the Offer to Purchase;

           (7) that interest on any 1994 Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

           (8) that on the Purchase Date the Purchase Price will become due and payable upon each 1994 Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;


           (9) that each holder electing to tender a 1994 Note pursuant to the Offer to Purchase will be required to surrender such 1994 Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such 1994 Note, if a Registered Note, being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);


           (10) that holders will be entitled to withdraw all or any portion of 1994 Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the 1994 Note the holder tendered, the certificate number of the 1994 Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

           (11) that (a) if 1994 Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such 1994 Notes and (b) if 1994 Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase 1994 Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only 1994 Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

           (12) that in case of any holder whose 1994 Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the holder of such 1994 Note without service charge, a new 1994 Note or 1994 Notes of the same type, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the 1994 Note so tendered.
     Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

     "Permitted Holder" means European Cable Capital Partners L.P., a limited partnership organized under the laws of Delaware, and any of its partners existing on the date of the 1994 Notes Indenture.

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Public Offering" means a firm commitment underwritten public offering pursuant to a registration statement filed under the United States Securities Act of 1933, as amended, or pursuant to listing particulars of the London Stock Exchange.

     "Related Person" of any Person means, without limitation, any other Person owning (a) 5% or more of the outstanding Common Stock of such Person or (b) 5% or more of the Voting Interest of such Person.

     "Restricted Group" means the Company together with its Restricted Subsidiaries.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person other than a Non-Restricted Subsidiary.

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Significant" means, with respect to any Subsidiary or Restricted Subsidiary, a Subsidiary or Restricted Subsidiary that qualifies as a "significant subsidiary" under Rule 1-01 of the Commission's Regulation S-X.

     "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Interest of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Total Consolidated Debt" means, at any date of determination, an amount equal to the aggregate amount of all Debt of the Company and its Restricted Subsidiaries outstanding as of the date of determination, determined on a consolidated basis.

     "Trade Buyer" means any Person which is (or a controlled Affiliate of any Person which is) engaged principally in a cable or telecommunications business; provided, however, that Trade Buyer shall not include any Subsidiary of the Company or any Person that is on the date of the 1994 Notes Indenture an Affiliate of the Company.

     "Trade Obligation" means (i) obligations to pay the purchase price of assets or services purchased in the ordinary course of business including, without limitation, obligations incurred in respect of any documentary letter of credit or bill of exchange issued in respect of any such purchase; (ii) obligations in respect of any bill of exchange or promissory note drawn, or accepted, issued or endorsed in the ordinary course of business, including, without limitation, indebtedness in respect of any monies raised by way of sale, discounting or otherwise in respect of any such bill or note; and (iii) obligations in respect of any Guarantee of any obligation of the type specified in Clause (i) or (ii) above, except to the extent that such obligation is treated as indebtedness under generally accepted accounting principles.

     "Trade Sale" means a sale by the Company to a Trade Buyer of all or substantially all of the assets of the Company or the acquisition by a Trade Buyer of 50% or more of the aggregate Voting Interest in the Company, in each case in compliance with the requirements described under "-- Certain Covenants -- Limitation on Certain Asset Dispositions" and "-- Certain Covenants -- Change of Control".

     "Trading Day" with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

     "Voting Interest" of any Person means Equity Securities of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Weighted Average Life" means, as of the date of determination, with respect to any Debt or Disqualified Equity, the quotient obtained by dividing
(i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payments of such Debt or redemption or repurchase payments on such Disqualified Equity and the amount of such principal payments or redemption or repurchase payments, by
(ii) the sum of all such principal value or redemption or repurchase payments.

     "Wholly-Owned" means with respect to any Subsidiary or Restricted Subsidiary of any Person means a Subsidiary (or a Restricted Subsidiary) of such Person all of the outstanding Equity Securities or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries (or Restricted Subsidiaries) of such Person or by such Person and one or more Wholly-Owned Subsidiaries (or Restricted Subsidiaries) of such Person.

DESCRIPTION OF BOOK-ENTRY SYSTEM

GENERAL


     The Book-Entry Depositary holds the 1994 Global Note for the benefit of DTC and its Participants, as hereinafter described. Pursuant to the terms of the Deposit Agreement, the 1994 Global Note may be transferred only to a successor of the Book-Entry Depositary. Beneficial interests in the 1994 Global Note are shown on, and transfers thereof are effected only through, records maintained in book-entry form by DTC (with respect to its Participants' interests) and its Participants. Such beneficial interests are referred to herein as "Book-Entry Interests". Ownership of the Book-Entry Interests is limited to Participants and indirect participants ("Indirect Participants"). Procedures with respect to the ownership of Book-Entry Interests are set forth below.

     Upon receipt of the 1994 Global Note, the Book-Entry Depositary issued a certificateless depositary interest (which represents a 100% interest in the underlying 1994 Global Note) to DTC by recording such interest in the Book-Entry Depositary's books and records in the name of Cede & Co., as nominee of DTC. Upon such issuance, DTC credited, on its book-entry registration and transfer system, the Participants' accounts with the respective interests owned by such Participants. The accounts to be credited were designated by the Underwriters. Ownership of Book-Entry Interests is shown on, and the transfer of such interests is effected only through, records maintained by DTC and by Participants (with respect to interests of Indirect Participants). The laws of some countries and some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge the Book-Entry Interests.

     So long as the Book-Entry Depositary, or its nominee, is the holder of the 1994 Global Note, the Book-Entry Depositary or such nominee, as the case may be, will be considered the sole holder of such 1994 Global Note for all purposes under the 1994 Notes Indenture. Except as set forth above under "-- Form of 1994 Notes", Participants or Indirect Participants are not be entitled to have 1994 Notes or Book-Entry Interests registered in their names, will not receive or be entitled to receive physical delivery of 1994 Notes or Book-Entry Interests in definitive form and are not to be considered the owners or holders thereof under the 1994 Notes Indenture. Accordingly, each person owning a Book-Entry Interest must rely on the procedures of the Book-Entry Depositary and DTC and, if such person is not a Participant in DTC, on the procedures of the Participant in DTC through which such person owns its interest, to exercise any rights and remedies of a holder under the 1994 Notes Indenture. See "-- Actions by Owners of Book-Entry Interests" below. If any definitive 1994 Notes are issued to Participants or Indirect Participants, they will be issued in registered form ("Definitive Registered Notes"), as described under "-- Form of 1994 Notes". Unless and until Book-Entry Interests are exchanged for Definitive Registered Notes (as described under "-- Form of 1994 Notes" above), the depositary interest held by DTC may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.


PAYMENTS ON THE 1994 GLOBAL NOTE

     Payments of any amounts owing in respect of the 1994 Global Note will be made through one or more paying agents appointed under the 1994 Notes Indenture (which initially will include the Trustee) to the Book-Entry Depositary, as the holder of the 1994 Global Note. All such amounts will be payable in United States dollars. Upon receipt of any such amounts, the Book-Entry Depositary will pay the amount so received to DTC, which will distribute such payments to its Participants. Payments of all such amounts will be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law, and if any such deduction or withholding is required to be made by any law or regulation of the United Kingdom then, to the extent described under "Payment of Additional Amounts" above, such Additional Amounts will be paid as may be necessary in order that the net amounts received by any holder of the 1994 Global Note or owner of Book-Entry Interests after such deduction or withholding will equal the net amounts that such holder or owner would have otherwise received in respect of the 1994 Global Note or Book-Entry Interest, as the case may be, absent such withholding or deduction. DTC, upon receipt of any such payment, will immediately credit Participants' accounts with payments in amounts proportionate to their respective ownership of Book-Entry Interests, as shown on the records of DTC. The Company expects that payments by Participants to owners of Book-Entry Interests held through - such

Participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the account of customers in bearer form or registered in "street name" and will be the responsibility of such Participants.

     Because the provisions of the 1994 Notes Indenture treat the holder of the 1994 Global Note as the owner of the 1994 Notes represented thereby for the purpose of receiving amounts owing in respect of the 1994 Notes, the Company has no responsibility or liability for the payment of amounts owing in respect of the depositary interest held by DTC to owners of Book-Entry Interests representing interests in the 1994 Global Note. Payments by DTC Participants to owners of Book-Entry Interests held through such Participants are the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name".

     None of the Company, the Trustee, the Book-Entry Depositary or any agent of the Company or the Trustee or the Book-Entry Depositary have any responsibility or liability for any aspect of the records relating to or payments made on account of Book-Entry Interests or for maintaining, supervising or reviewing any records relating to such Book-Entry Interests.

REDEMPTION

     In the event the 1994 Global Note (or any portion thereof) is redeemed, the Book-Entry Depositary will redeem, from the amount received by it in respect of the redemption of the 1994 Global Note, an equal amount of the Book-Entry Interests. The redemption price payable in connection with the redemption of Book-Entry Interests will be equal to the amount received by the Book-Entry Depositary in connection with the redemption of the 1994 Global Note (or any portion thereof). The Company understands that under existing DTC practices, if less than all of the 1994 Notes are to be redeemed at any time, DTC will credit Participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as DTC deems fair and appropriate; provided that no beneficial interests of less than $1,000 principal amount at maturity may be redeemed in part.

TRANSFERS

     All transfers of Book-Entry Interests are recorded in accordance with the book-entry system maintained by DTC, pursuant to customary procedures established by DTC and its Participants. Investors may, at their option, obtain Definitive Registered Notes as set forth under "-- Form of 1994 Notes" above. While the 1994 Global Note is outstanding, holders of 1994 Definitive Registered Notes may exchange their 1994 Definitive Registered Notes for Book-Entry Interests by surrendering their 1994 Definitive Registered Notes to the Book-Entry Depositary. The amount of the Book-Entry Interests will be increased or decreased to reflect such transfers or exchanges. The Book-Entry Depositary will request the Trustee to make the appropriate adjustments to the 1994 Global Note or exchange the 1994 Global Note for a new 1994 Global Note in an appropriate principal amount at maturity to reflect any such transfers or exchanges.

ACTION BY OWNERS OF BOOK-ENTRY INTERESTS

     As soon as practicable after receipt by the Book-Entry Depositary of notice of any solicitation of consents or request for a waiver or other action by the holders of 1994 Notes or of any Offer to Purchase (as defined under "-- Certain Definitions" above), the Book-Entry Depositary will mail to DTC a notice containing (a) such information as is contained in such notice received by the Book-Entry Depositary, (b) a statement that at the close of business on a specified record date DTC will be entitled to instruct the Book-Entry Depositary as to the consent, waiver or other action, if any, pertaining to the 1994 Notes and (c) a statement as to the manner in which such instructions may be given. In addition, the Book-Entry Depositary will forward to DTC, or, based upon instructions received from DTC, to owners of Book-Entry Interests, all materials pertaining to any such solicitation, request, offer or other action. Upon the written request of DTC, the Book-Entry Depositary shall endeavor insofar as practicable to take such action regarding the requested consent, waiver, offer or other action in respect of the 1994 Notes in accordance with any instructions set forth in such request. DTC may grant proxies or otherwise authorize DTC Participants (or persons owning Book-Entry Interests through such DTC Participants) to provide such instructions to the Book-Entry Depositary so that it may exercise any rights of a holder or take any other actions which a holder is entitled to take under the 1994 Notes Indenture. The Book-Entry

Depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the 1994 Notes Indenture.

REPORTS

     The Book-Entry Depositary will immediately send to DTC a copy of any notices, reports and other communications received relating to the Company, the 1994 Notes or the Book-Entry Interests.

RESIGNATION OF BOOK-ENTRY DEPOSITARY

     The Book-Entry Depositary may at any time resign as Book-Entry Depositary by written notice to the Company, the Trustee and DTC, such resignation to become effective upon the appointment of a successor book-entry depositary, in which case the 1994 Global Note shall be delivered to that successor. If no such successor has been so appointed within 120 days, the Book-Entry Depositary may request the Company to issue Definitive Registered Notes as described above.

CHARGES OF BOOK-ENTRY DEPOSITARY

     The Company has agreed to indemnify the Book-Entry Depositary against certain liabilities incurred by it and pay the charges of the Book-Entry Depositary as agreed between the Company and the Book-Entry Depositary.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The 1994 Deposit Agreement may be amended by the Company and the Book-Entry Depositary without notice to or consent of DTC or any owner of Book-Entry Interest: (a) to cure any ambiguity, defect or inconsistency, provided that such amendment or supplement does not adversely affect the rights of DTC or any holder of Book-Entry Interests, (b) to evidence the succession of another person to the Company (when a similar amendment with respect to the 1994 Notes Indenture is being executed) and the assumption by any such successor of the covenants of the Company herein, (c) to evidence or provide for a successor Book-Entry Depositary, (d) to make any amendment, change or supplement that does not adversely affect DTC or any owner of Book-Entry Interests, (e) to add to the covenants of the Company or the Book-Entry Depositary, or (f) to comply with the United States Federal securities laws. No amendment that adversely affects DTC may be made to the Deposit Agreement without the consent of DTC. Upon the issuance of 1994 Definitive Registered Notes in exchange for Book-Entry Interests constituting the entire principal amount at maturity of 1994 Notes, the 1994 Deposit Agreement will terminate. The 1994 Deposit Agreement may be terminated upon the resignation of the Book-Entry Depositary if no successor has been appointed within 120 days as set forth under "-- Resignation of Book-Entry Depositary".

INFORMATION CONCERNING DTC

     The Company understands as follows with respect to DTC:

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of an owner of a Book-Entry Interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that certain Persons take physical delivery of securities in definitive form. Consequently, the ability to transfer Book-Entry Interests to such Persons may be limited. In addition, beneficial owners of Book-Entry Interests through the DTC system will receive distributions attributable to the 1994 Global Note only through DTC Participants.

SETTLEMENT

     The Book-Entry Interests trade in DTC's Same-Day Funds Settlement System. Any secondary market trading activity in the Book-Entry Interests is expected to accrue through DTC's Participants, and the securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

                         DESCRIPTION OF THE 1995 NOTES


     The 1995 Notes have been issued under an Indenture dated as of December 15, 1995 (the "1995 Notes Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). A copy of the form of the 1995 Notes Indenture has been filed as an exhibit to the Registration Statement (File No. 33-98374) of which this Prospectus is a part. The following summary of certain provisions of the 1995 Notes Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the 1995 Notes Indenture, including the definitions of certain terms therein and those terms made a part of the 1995 Notes Indenture by reference to the Trust Indenture Act, as in effect on the date of the 1995 Notes Indenture. In this section, references to the Company are to Diamond Cable Communications PLC. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions". Article and Section references are to articles and sections of the 1995 Notes Indenture.

GENERAL

     The 1995 Notes constitute general unsubordinated obligations of the Company, limited to $530,955,000 aggregate principal amount at maturity and will mature on December 15, 2005. The 1995 Notes will accrete at a rate of 11 3/4% per annum, compounded semi-annually, to their aggregate principal amount by December 15, 2000 (the "1995 Cash Interest Date"). Cash interest will not be payable on the 1995 Notes prior to the 1995 Cash Interest Date. Thereafter, cash interest on the 1995 Notes will be payable, at a rate of 11 3/4% per annum, semi-annually in arrears on each June 15 and December 15 (each, an "Interest Payment Date"), commencing June 15, 2001, to the Book-Entry
Depositary (as hereinafter defined) in the case of the 1995 Global Note (as hereinafter defined) and to holders of 1995 Definitive Registered Notes (as hereinafter defined), if any, on the June 1 or December 1, as the case may be, immediately preceding such Interest Payment Date. Cash interest will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the 1995 Cash Interest Date. Cash interest will be computed on the basis of a 360-day year of twelve 30-day months. For additional information concerning payments on the 1995 Notes, see "--Description of Book-Entry System -- Payments on the 1995 Global Note" and "-- Form of 1995 Notes".

     The 1995 Notes effectively rank junior to any indebtedness of the Company's subsidiary's to the extent of the assets of such subsidiaries and to any secured indebtedness of the Company to the extent of the assets securing such indebtedness. The 1995 Notes effectively rank junior to the 1998 Notes in that funds will be available from the Company's subsidiaries, including Diamond Holdings, to the Company only through payment of dividends, if any, or payment of principal and interest on currently outstanding intercompany indebtedness which will be subordinated to the 1998 Notes.

     Except as described below under "-- Certain Covenants -- Change of Control" and "-- Mergers, Consolidations and Certain Sales of Assets", the 1995 Notes Indenture does not contain any provisions that permit the holders of the 1995 Notes to require that the Company repurchase or redeem the 1995 Notes or otherwise protect the holders of 1995 Notes in the event of a takeover, recapitalization or similar restructuring or in the event of any other highly leveraged transaction.

     The 1995 Notes are listed on the Luxembourg Stock Exchange. There can be no assurance that any trading market in the 1995 Notes will develop. See "Risk Factors -- Trading Market for the Discount Notes".

FORM OF THE 1995 NOTES

     The 1995 Notes are represented by a global security in bearer form, without coupons attached (the "1995 Global Note"), which was issued in a denomination equal to the outstanding principal amount at maturity of 1995 Notes represented thereby. The 1995 Global Note has been deposited with The Bank of New York, as book-entry depositary (the "Book-Entry Depositary"), pursuant to the terms of a Deposit Agreement, to be dated as of December 15, 1995 between the Company, for the limited purposes set forth therein, the Book-Entry Depositary and the owners from time to time of Book-Entry Interests (the "Deposit Agreement"). See "-- Description of Book-Entry System".

     Under the terms of the Deposit Agreement, owners of Book-Entry Interests will receive Definitive Registered Notes (i) if DTC notifies the Book-Entry Depositary that it is unwilling or unable to act as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and, in either case, a successor depositary is not appointed by the Global Depositary at the request of the Company within 120 days, (ii) in the event of an Event of Default under the 1995 Notes Indenture upon request of the owner of a Book-Entry Interest, (iii) at any time if the Company in its sole discretion determines that the 1995 Global Note (in whole but not in part) should be exchanged for 1995 Definitive Registered Notes, (iv) if such owner of a Book-Entry Interest requests such exchange in writing delivered to DTC and through DTC to the Book-Entry Depositary or (v) if the Book-Entry Depositary is at any time unwilling or unable to continue as Book-Entry Depositary and a successor Book-Entry Depositary is not appointed by the Company within 120 days. In no event will definitive 1995 Notes in bearer form be issued.

     Any 1995 Definitive Registered Notes will be issued in registered form in denominations of $1,000 principal amount or multiples thereof at maturity. Any 1995 Definitive Registered Notes will be registered in such name or names as the Book-Entry Depositary shall instruct the Trustee based on the instructions of DTC. It is expected that such instructions will be based upon directions received by DTC from its participants ("Participants") with respect to ownership of Book-Entry Interests. To the extent permitted by law, the Company, the Trustee and any paying agent shall be entitled to treat the person in whose name any 1995 Definitive Registered Note is registered, as the absolute owner thereof. While the 1995 Global Note is outstanding, holders of 1995 Definitive Registered Notes may exchange their 1995 Definitive Registered Notes for Book-Entry Interests by surrendering their 1995 Definitive Registered Notes to the Book-Entry Depositary. The amount of the 1995 Global Notes (and the Book-Entry Interests) will be increased or decreased to reflect exchanges or issues of 1995 Definitive Registered Notes. The Book-Entry Depositary will request the Trustee to make the appropriate adjustments to the 1995 Global Note underlying the Book-Entry Interests to reflect any such issues or adjustments. The 1995 Notes Indenture contains provisions relating to the maintenance by a registrar of a register reflecting ownership of 1995 Definitive Registered Notes, if any, and other provisions customary for a registered debt security. Payment of principal and interest on each 1995 Definitive Registered Note will be made to the holder appearing on the register at the close of business on the record date at his address shown on the register on the record date.

     HOLDERS SHOULD BE AWARE THAT, UNDER CURRENT U.K. TAX LAW, UPON THE ISSUANCE TO A HOLDER OF DEFINITIVE REGISTERED NOTES, SUCH HOLDER WILL BECOME SUBJECT TO U.K. INCOME TAX (CURRENTLY 20%) TO BE WITHHELD ON ANY PAYMENTS OF INTEREST ON THE DEFINITIVE REGISTERED NOTES AS SET FORTH UNDER "TAXATION --UNITED KINGDOM". A HOLDER OF DEFINITIVE REGISTERED NOTES WILL, TO THE EXTENT DESCRIBED BELOW UNDER "-- PAYMENT OF ADDITIONAL AMOUNTS", BE ENTITLED TO RECEIVE ADDITIONAL AMOUNTS WITH RESPECT TO SUCH DEFINITIVE REGISTERED NOTES. ADDITIONAL AMOUNTS WILL NOT BE PAYABLE IF SUCH DEFINITIVE REGISTERED NOTES WERE ISSUED AT THE REQUEST OF A HOLDER (INCLUDING FOLLOWING AN EVENT OF DEFAULT) AND AT THE TIME OF THE PAYMENT IN QUESTION DEFINITIVE REGISTERED NOTES HAVE NOT BEEN ISSUED IN EXCHANGE FOR THE ENTIRE PRINCIPAL AMOUNT AT MATURITY OF NOTES. However, a U.S. holder of Definitive Registered Notes may be entitled to receive a refund of withheld amounts from the Inland Revenue in certain circumstances. See "Taxation -- United Kingdom -- Payments on the 1995 Notes".
     Any person receiving 1995 Definitive Registered Notes other than at its own request will not be obligated to pay or otherwise bear the cost of any tax or governmental charge or any cost or expense of the Book-Entry Depositary, relating to insurance, postage, transportation or any similar charge, which will be solely the responsibility of the Company.

     Principal of, premium, if any, and interest on any 1995 Definitive Registered Notes will be payable at the corporate trust office or agency of the Trustee in The City of New York maintained for such purposes and at the specified office of the Paying Agent in Luxembourg (against surrender of the relevant Definitive Registered Note, in the case of payments of principal). In addition, interest on 1995 Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the register for the 1995 Definitive Registered Notes. No service charge will be made for any registration of transfer or exchange of any 1995 Definitive Registered Notes.

     The Company has undertaken to procure that while the 1995 Notes are outstanding and listed on the Luxembourg Stock Exchange, it will maintain a paying agent and a transfer agent in Luxembourg through which payment of principal of, or premium or interest on, the 1995 Notes may be made and through which the registration of transfer of 1995 Notes may be effected.

     The initial paying agent and transfer agent appointed by the Company in Luxembourg is Banque Internationale a Luxembourg S.A., 69 route d'Esch, L-1470 Luxembourg.

REDEMPTION

OPTIONAL REDEMPTION

     The 1995 Notes are redeemable, in whole or in part, at any time on or after the 1995 Cash Interest Date, at the option of the Company, upon not less than 30 nor more than 60 days' notice; provided that the Company may not give a notice of redemption (i) more than four times in any year or (ii) in respect of the redemption of less than $5 million in principal amount at maturity of the 1995 Notes. Such redemption will be at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning December 15 of the years indicated below:


                                                REDEMPTION
                         YEAR                   PRICE
                         ----                   ----------
                         2000...............    104.406%
                         2001...............    102.938%
                         2002...............    101.469%
                         2003 and thereafter    100.000%

PURCHASE OBLIGATION

     The Company is not required to make any mandatory redemption or sinking fund payments in respect of the 1995 Notes.

     Upon the occurrence of a Change of Control (as defined below), the Company will be obligated to make an Offer to Purchase all the outstanding 1995 Notes at a price of 101% of the Accreted Value thereof (determined at the date of purchase), if such purchase is prior to the 1995 Cash Interest Date, or 101% of the principal amount at maturity thereof, plus accrued interest thereon, if any, to the date of purchase, if such purchase is on or after the 1995 Cash Interest Date. In addition, upon the occurrence of an Asset Disposition, the Company may be obligated to make an Offer to Purchase all or a portion of the outstanding 1995 Notes at a price of 100% of the Accreted Value thereof (determined at the date of purchase), if such purchase is prior to the 1995 Cash Interest Date, or 100% of the principal amount at maturity thereof, plus accrued and unpaid interest, if any, to the date of purchase, if such purchase is on or after the 1995 Cash Interest Date. See "-- Certain Covenants -- Change of Control" and "-- Certain Covenants -- Limitation on Certain Asset Dispositions", respectively.

SELECTION; EFFECT OF REDEMPTION NOTICE

     In the case of a partial redemption, selection of the 1995 Notes for redemption will be made pro rata (subject, in the case of Book-Entry Interests, to DTC procedures). Upon the giving of a redemption notice, the principal amount of 1995 Notes called for redemption will cease to accrete (if such redemption occurs prior to the 1995 Cash Interest Date), interest on 1995 Notes called for redemption will cease to accrue (if such redemption occurs on or after the 1995 Cash Interest Date) from and after the date fixed for redemption (unless the Company defaults in providing the funds for such redemption) and such 1995 Notes will then cease to be outstanding.

OPTIONAL TAX REDEMPTION

     The 1995 Notes will be subject to redemption upon not less than 30 nor more than 60 days' notice by mail, as a whole, but not in part, at the election of the Company at any time at a redemption price equal to 100% of the Accreted Value thereof (determined at the date of redemption) if such purchase is prior to the 1995 Cash Interest Date, or 100% of the principal amount at maturity thereof (together in the case of any such redemption with accrued interest to the date of redemption if such redemption is on or after the 1995 Cash Interest
Date), if (a) the Company is required to issue 1995 Definitive Registered Notes after using all reasonable efforts to avoid having to issue such 1995 Definitive Registered Notes and the Company is or would be so required in the absence of any applicable tax treaty on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the 1995 Notes as described under "-- Payment of Additional Amounts" or (b) the Company has become or would become obligated to pay in the absence of any applicable tax treaty, on the next date on which any amount would be payable with respect to the 1995 Notes, any Additional Amount as a result of any amendment to or change in the laws (or any rules or regulations thereunder) of the United Kingdom or any political subdivision or taxing authority thereof or therein (or, in the case of Additional Amounts payable by a successor Person to the Company, of the jurisdiction in which such successor Person is organized or any political subdivision or taxing authority thereof or therein) or any amendment or change in any official interpretation or application of such laws or rules or regulations or any execution of or amendment to any treaty affecting taxation to which the United Kingdom or such political subdivision or taxing authority (or such other jurisdiction or political subdivision or taxing authority) is a party, if the amendment or change becomes effective on or after the date of the 1995 Notes Indenture (or, in the case of Additional Amounts payable by a successor Person to the Company, the date on which such successor Person became such pursuant to the applicable provisions of the 1995 Notes Indenture unless as of such date the relevant tax authority had publicly announced that such amendment or change or execution was to occur after such date) and such obligation cannot be avoided by the use of all commercially reasonable measures available to the Company; provided, however, that (1) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts were a payment in respect of the Securities then due, and (2) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect.

PAYMENT OF ADDITIONAL AMOUNTS

     All payments made by the Company on the 1995 Notes will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature unless the withholding or deduction is then required by law. If any withholding or deduction for or on account of any present or future taxes, assessments or other governmental charges of the United Kingdom or any political subdivision or taxing authority thereof or therein ("Taxes") shall at any time be required in respect of any amounts to be paid by the Company under the 1995 Notes, the Company will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted; provided that the foregoing obligation to pay Additional Amounts does not apply to (a) any Taxes which would not have been so imposed but for the existence of any present or former connection between such Holder and the United Kingdom (other than the mere receipt of such payment or the ownership or holding outside of the United Kingdom of such New 1995 Note); (b) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge; or (c) any Taxes payable otherwise than by deduction or withholding from payments of principal of (or premium, if any,

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
on) or interest on such New 1995 Note; nor will Additional Amounts be paid (i) if the payment could have been made by or through another paying agent without such deduction or withholding, (ii) if the payment could have been made without such deduction or withholding had the holder of the New 1995 Note or, if different, the beneficiary of the payment complied with a request of the Company made upon reasonable notice prior to such payment, or any other Person through whom payment may be made, addressed or otherwise provided to such holder or beneficiary to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the taxing jurisdiction of such holder or beneficiary which is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, (iii) with respect to any payment of principal of (or premium if any, on) or interest on such New 1995 Note to any holder who is a fiduciary or partnership or Person other than the sole beneficial owner of such payment, to the extent such payment would be required by the laws of the U.K. (or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of such a New 1995 Note, or (iv) if the payment is in respect of a 1995 Definitive Registered Note issued at the request of a holder of a Book-Entry Interest (including following an Event of Default) and at the time the payment is made 1995 Definitive Registered Notes have not been issued in exchange for the entire principal amount at maturity of the 1995 Notes. The foregoing provisions shall survive any termination or discharge of the 1995 Notes Indenture and shall apply mutatis mutandis to any withholding or deduction for or on account of any present or future taxes, assessments or governmental charges of whatever nature of any jurisdiction in which any successor Person to the Company is organized, or any political subdivision or taxing authority thereof or therein. The Company has agreed to use commercially reasonable efforts to facilitate administrative actions necessary to assist Holders to obtain any refund of or credit against withholding taxes for which Additional Amounts are not paid as a result of the proviso in the second preceding sentence.

CERTAIN COVENANTS

     The 1995 Notes Indenture contains, among others, the following additional covenants:

LIMITATION ON CONSOLIDATED DEBT AND DISQUALIFIED EQUITY

     The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt or issue any Disqualified Equity unless, immediately after giving effect to the Incurrence of such Debt or the issuance of such Disqualified Equity and the receipt and application of the proceeds thereof, the Annualized Consolidated Debt to Cash Flow Ratio of the Restricted Group for the quarter next preceding the Incurrence of such Debt or the issuance of such Disqualified Equity, as the case may be, for which quarterly financial statements are available, calculated on a pro forma basis (as if such Debt had been Incurred or such Disqualified Equity had been issued at the beginning of such quarter) would be less than 7.0 to 1.


     Notwithstanding the foregoing paragraph, the Company may, and may permit any Restricted Subsidiary to, Incur or issue the following: (i) Debt up to the maximum amount available under the Senior Bank Facility; (ii) Debt of the Company and/or any Restricted Subsidiary outstanding on the date of the 1995 Notes Indenture; (iii) Debt or Disqualified Equity to the extent that the proceeds are used to finance working capital, or the construction of, or the acquisition of, property or assets to be used in a Cable Business; (iv) Debt Incurred or Disqualified Equity issued to finance a Cable Acquisition or provide working capital for or financing for the construction of property or assets to be used in the business so acquired; (v) Debt consisting of Interest Rate Protection Obligations or Currency Hedging Agreements; (vi) performance bonds or surety bonds or similar instruments provided in the ordinary course of business; (vii) Debt owed by the Company to any Wholly-Owned Restricted Subsidiary (so long as such Debt is held by a Wholly-Owned Restricted Subsidiary) or Debt owed by or Disqualified Equity issued by a Restricted Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary of the Company (provided that such Debt or Disqualified Equity is at all times held by the Company or a Wholly-Owned Restricted Subsidiary); provided, however, that upon either (a) the transfer or other disposition by such Wholly-Owned Restricted Subsidiary or the Company of any such Debt or Disqualified Equity to a Person other than the Company or another Wholly-Owned Restricted Subsidiary or (b) the issuance, sale, lease, transfer or other disposition of shares of

Equity Securities (including by consolidation or merger) of such Wholly-Owned Restricted Subsidiary to a Person other than the Company or another such Wholly-Owned Restricted Subsidiary, such Debt shall be deemed to have been Incurred or such Disqualified Equity shall be deemed to have been issued at the time of such transfer or other disposition; (viii) Debt Incurred or Disqualified Equity issued to renew, extend, refinance or refund any Debt or Disqualified Equity permitted in Clauses (i) through (iv) above, or the 1995 Notes (in the event that the 1995 Notes are redeemed in part pursuant to the provisions described under "-- Redemption" above) in an amount not to exceed the outstanding principal amount (or, if less, Accreted Value) of the Debt or the aggregate liquidation preference of the Disqualified Equity so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt or Disqualified Equity refinanced, or the amount of any premium reasonably determined by the Company to be necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase plus the expenses of the Company Incurred in connection with such refinancing; provided that (a) in the case of any refinancing or refunding of Debt which is pari passu to the 1995 Notes, the refinancing or refunding Debt is made pari passu to the 1995 Notes or subordinated to the 1995 Notes, and, in the case of any refinancing or refunding of Debt which is subordinated to the 1995 Notes or of Disqualified Equity, the refinancing or refunding Debt is subordinated to the 1995 Notes to the same extent as the Debt being refinanced or refunded or is Disqualified Equity; and (b) in either case, the refinancing or refunding Debt or Disqualified Equity by its terms, or by the terms of any agreement or instrument pursuant to which such Debt or Disqualified Equity is Incurred or issued, does not have a Weighted Average Life that is lower than that of the Debt or Disqualified Equity being refinanced or refunded; and (ix) Debt or Disqualified Equity not otherwise permitted to be Incurred or issued under Clauses (i) through (viii) above, which, together with any other outstanding Debt Incurred or Disqualified Equity issued pursuant to this Clause
(ix), has an aggregate principal amount (or liquidation preference) not in excess of L.20 million at any time outstanding.

LIMITATION ON RESTRICTED PAYMENTS


     The Company (i) shall not, directly or indirectly, declare or pay any dividend, or make any distribution, of any kind or character (whether in cash, property or securities or otherwise) in respect of any class of its Equity Securities or to the holders of any class of its Equity Securities (including pursuant to a merger or consolidation of the Company, but excluding any dividends or distributions payable solely in its Equity Securities (other than Disqualified Equity) or in options, warrants or other rights to acquire its Equity Securities (other than Disqualified Equity)), (ii) shall not, and shall not permit any Restricted Subsidiary of the Company to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value (a) any Equity Securities of the Company or any Related Person of the Company or (b) any options, warrants or rights to purchase or acquire Equity Securities of the Company or any Related Person of the Company (except options, warrants or rights to purchase or acquire such Equity Securities held by any current or former officer or director of the Company or ECE Management in an aggregate amount not exceeding L.5 million), (iii) shall not make, or permit any Restricted Subsidiary of the Company to make any Investment in, or Incur an obligation to Guarantee any obligation of, any Affiliate or Related Person of the Company, other than the Company or a Wholly-Owned Restricted Subsidiary of the Company, and (iv) shall not, and shall not permit any Restricted Subsidiary to, redeem, defease, repurchase or otherwise retire or acquire for value prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company which explicitly by its terms is subordinate in right of payment to the 1995 Notes (the transactions described in Clauses (i) through (iv) being referred to herein as "Restricted Payments"), if: (1) at the time thereof and after giving effect thereto an Event of Default, or an event that with notice or lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing or (2) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the date of the 1995 Notes Indenture exceeds the sum of (a) the difference between (x) the cumulative Consolidated Operating Cash Flow from the first day of the fiscal quarter in which the issue date of the 1995 Notes falls through the last day of the last full fiscal quarter immediately preceding such Restricted Payment for which quarterly financial statements are available, and (y) 200% of cumulative Consolidated Interest Expense from the first day of the fiscal quarter in which the issue date of the 1995 Notes falls through the last day of the last full fiscal quarter immediately preceding such Restricted Payment for which quarterly financial statements of the Company are available; and (b) 100% of the aggregate net cash proceeds after the issue date of the 1995 Notes, from the issuance of Equity Securities (other than Disqualified Equity and the equity referred to in clause (f) under "-- Events of Default" below) of the Company and options, warrants or other rights on Equity Securities (other than Disqualified Equity) of the Company (other than to a Restricted Subsidiary) after the issue date of the 1995 Notes. The foregoing provision shall not be violated by reason of (i) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision;
(ii) any refinancing or refunding of any Debt otherwise permitted under clause
(viii) described in the second paragraph under the caption "-- Limitation on Consolidated Debt and Disqualified Equity"; (iii) investments by the Company or any Restricted Subsidiary in an amount not to exceed in the aggregate L.10 million in a Person which is engaged in a Cable Business or a business incidental thereto; and (iv) investments in Non-Restricted Subsidiaries made with the proceeds of a substantially concurrent (1) capital contribution to the Company or (2) issue or sale of Equity Securities (other than Disqualified Equity) of the Company.


LIMITATION ON LIENS

     The Company shall not, and shall not permit any Restricted Subsidiary to, Incur or suffer to exist any Lien upon any of its properties or assets, now owned or hereafter acquired, to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the 1995 Notes equally and ratably with such Debt so long as such Debt shall be so secured or in the event such Debt is subordinate in right of payment to the 1995 Notes, prior to such Debt as to such property and assets for so long as such Debt shall be so secured. The foregoing restrictions do not apply to Liens existing at the date of the 1995 Notes Indenture or to: (i) Liens securing only the 1995 Notes; (ii) Liens in favor of the Company or any Wholly-Owned Restricted Subsidiary; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company (and not incurred in anticipation of such merger or consolidation) which Liens shall not extend to any other property of the Company or any Restricted Subsidiary; (iv) Liens on property existing immediately prior to the time of acquisition thereof (and not in anticipation of the financing of such acquisition); (v) Liens to secure Debt Incurred under the provisions described in clauses (i), (iii), (iv), (v) or (ix) of the second paragraph under the caption "-- Limitation on Consolidated Debt and Disqualified Equity"; (vi) Liens for taxes or assessments or other governmental charges or levies which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in accordance with generally accepted accounting principles shall have been made;
(vii) Liens to secure obligations under workmen's compensation laws or similar legislation, including Liens with respect to judgments which are not currently dischargeable; and (viii) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing Clauses (i) through (viii) so long as such Lien does not extend to any other property. In addition to the foregoing, the Company and its Restricted Subsidiaries may incur a Lien to secure any Debt or enter into a Sale and Leaseback Transaction, without equally and ratably securing the 1995 Notes, if the sum of (i) the amount of Debt secured by a Lien entered into after the date of the 1995 Notes Indenture and otherwise prohibited by the 1995 Notes Indenture and (ii) the Attributable Value of all Sale and Leaseback Transactions entered into after the date of the 1995 Notes Indenture and otherwise prohibited by the 1995 Notes Indenture does not exceed 5% of the Company's Consolidated Tangible Assets.

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     The Company shall not, and shall not permit any Restricted Subsidiary of the Company to, enter into any Sale and Leaseback Transaction unless (i) the Company or such Restricted Subsidiary were entitled to incur a Lien to secure Debt in an amount at least equal to the Attributable Value of such Sale and Leaseback Transaction and the terms of such transaction have been approved by the Board of Directors of the Company or (ii) all of the conditions contained in the provisions described under "-- Limitation on Certain Asset Dispositions" (including the provisions concerning the application of Net Available Proceeds) would be satisfied with respect to such Sale and Leaseback Transaction if all of the consideration received in such Sale and Leaseback Transaction were treated as Net Available Proceeds.

LIMITATIONS CONCERNING DISTRIBUTIONS BY AND TRANSFERS TO RESTRICTED GROUP

     The Company may not, and may not permit any Restricted Subsidiary to, suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Equity Securities or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary of the Company; (ii) to make loans or advances to the Company or any other Restricted Subsidiary of the Company; or (iii) to transfer any of its property or assets to, the Company or any Restricted Subsidiary of the Company. Notwithstanding the foregoing, the Company may, and may permit any Subsidiary to, suffer to exist any such encumbrance or restriction on the ability of any Subsidiary of the Company if and to the extent such encumbrance or restriction exists on the date of the 1995 Notes Indenture or is (a) provided for in the Senior Bank Facility documents; (b) existed prior to the time any Person became a Subsidiary of the Company and such restriction or encumbrance was not incurred in anticipation of such Person becoming a Subsidiary of the Company; (c) exists by reason of a customary merger or acquisition agreement for the purchase or acquisition of the stock or assets of the Company or any of its Restricted Subsidiaries by another Person; (d) contained in an operating lease for real property and is effective only upon the occurrence and during the continuance of a default in the payment of rent; (e) the result of applicable corporate law or regulation relating to the payment of dividends or distributions; (f) pursuant to an agreement pursuant to which Debt meeting the requirements of clauses (iii), (iv), (v) or (ix) of the second paragraph under the caption "-- Limitation on Consolidated Debt and Disqualified Equity" is Incurred; provided, however, that the provisions contained in such agreement relating to such encumbrance or restriction are no more restrictive than those contained in the terms of the Senior Bank Facility; or (g) pursuant to an agreement effecting a renewal, extension, refinancing or refunding of Debt Incurred pursuant to an agreement referred to in clause (a) or
(b) above; provided, however, that the provisions contained in such agreement relating to such encumbrance or restriction are no more restrictive than the provisions contained in the agreement the subject thereof, as determined in good faith by the Board of Directors and evidenced by a Board Resolution.

TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

     Except as permitted in the following paragraph, the Company shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction or conduct any business with any Affiliate or Related Person of the Company, unless such transaction is effected or such business is conducted on terms which are in the Company's good faith judgment at least as favorable as those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate or Related Person. Any such transaction (or series of related transactions) in which such Affiliate or Related Person receives in excess of L.1.0 million in any twelve-month period shall be approved as being in the Company's best interests by a majority of the disinterested directors of the Board of Directors of the Company. Any such transaction involving in excess of L.5.0 million (or series of related transactions involving in excess of L.5.0 million), or as to which there are no disinterested directors, is subject to the further requirement that the Company obtain an opinion of an internationally recognized expert with experience in appraising the terms and conditions of the relevant type of transaction (or series of related transactions) stating that the transaction or series of related transactions is fair (from a financial point of view) to the Company or such Restricted Subsidiary.

     The above requirements shall not be applicable to (i) any transaction among the Company and its Wholly-Owned Subsidiaries; (ii) any existing management agreement with ECE Management or any successor or assign; or (iii) any transaction in which investment banking or other financial advisory services are provided to the Company or any Subsidiary by Goldman, Sachs & Co. or any of its Affiliates that is, in the Company's good faith judgment, on arm's-length terms.

LIMITATION ON CERTAIN ASSET DISPOSITIONS

     The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value of the shares or assets sold or otherwise disposed of; and (b) at least 90% of such consideration consists of cash or Cash Equivalents. To the extent the Net Available Proceeds of any Asset Disposition are not required to be applied to repay amounts outstanding under the Senior Bank Facility or any Debt of a Restricted Subsidiary, or are not so applied, the Company or such Restricted Subsidiary, as the case may be, may apply such Net Available Proceeds within 365 days of the receipt thereof, to an investment in properties and assets that will be used in a Cable Business (or in Equity Securities of any such Person that will become a Restricted Subsidiary as a result of such investment to the extent that such Person owns properties and assets that will be used in a Cable

Business) of the Company or any Restricted Subsidiary ("Replacement Assets"). Notwithstanding the foregoing, the Company may retain the Net Available Proceeds from any Asset Disposition, the Net Available Proceeds of which do not exceed
L.1.0 million for any purpose. Any Net Available Proceeds from any Asset Disposition that are neither used to repay amounts outstanding under the Senior Bank Facility or any Debt of a Restricted Subsidiary nor invested in Replacement Assets within such 365-day period (exclusive of the up to L.1.0 million referred to in the preceding sentence) shall constitute "Excess Proceeds" subject to the provisions described in the following paragraph.

     When the aggregate amount of Excess Proceeds equals or exceeds L.10.0 million the Company shall make to all holders of the 1995 Notes within 30 days of the determination thereof an Offer to Purchase 1995 Notes with an aggregate principal amount at maturity (or if less, an Accreted Value) equal to such Excess Proceeds at a price in cash equal to 100% of the Accreted Value thereof on any purchase date prior to the 1995 Cash Interest Date or 100% of the outstanding principal amount at maturity thereof plus accrued and unpaid interest, if any, to any purchase date on or after the 1995 Cash Interest Date, as applicable. To the extent that the aggregate principal amount at maturity or if applicable, the Accreted Value of 1995 Notes tendered pursuant to such Offer to Purchase is less than the Excess Proceeds, the Company may use such deficiency for any purpose. If the aggregate principal amount at maturity or the Accreted Value, as applicable, of 1995 Notes validly tendered and not withdrawn by holders thereof exceeds the amount of 1995 Notes which can be purchased with the Excess Proceeds, 1995 Notes to be purchased will be selected on a pro rata basis.

     Notwithstanding the two immediately preceding paragraphs, the Company and the Restricted Subsidiaries will be permitted to consummate an Asset Disposition without complying with such paragraphs to the extent (i) at least 90% of the consideration for such Asset Disposition constitutes Replacement Assets (or Equity Securities of any such Person that will become a Restricted Subsidiary as a result of such transaction to the extent that such Person owns properties and assets that will be used in a Cable Business) and (ii) such Asset Disposition is for fair market value; provided that any consideration not constituting Replacement Assets or Equity Securities as described in Clause (i) received by the Company or any Restricted Subsidiaries in connection with any Asset Disposition permitted to be consummated under this paragraph shall constitute Net Available Proceeds subject to the provisions of the two preceding paragraphs.

CHANGE OF CONTROL

     Within 60 days following the date of the consummation of a transaction resulting in a Change of Control, the Company shall commence an Offer to Purchase all Outstanding 1995 Notes at a purchase price equal to 101% of, prior to the 1995 Cash Interest Date, their Accreted Value and on and after the 1995 Cash Interest Date their principal amount at maturity plus in such case accrued but unpaid interest to the date of purchase. The Company will, not less than 10 days after the date on which the Company first becomes aware of the consummation of a transaction resulting in a Change of Control, cause notice of such Change of Control to be mailed to holders of the 1995 Notes. A "Change of Control" will be deemed to have occurred in the event that, after the date of the 1995 Notes Indenture, either (a) any Person or any Persons (other than a Permitted Holder) acting together which would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates or Related Persons thereof shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 45% of the aggregate voting power of all Equity Securities of the Company entitled to vote generally in the election of directors of the Company; or (b) any Person or Group (other than a Permitted Holder), together with any Affiliates or Related Persons thereof, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate or Related Person of such Group, will constitute a majority of the Board of Directors of the Company or (c) certain events of bankruptcy, insolvency or receivership affecting the Company.

     Any future credit agreements or other agreements relating to indebtedness of the Company and its subsidiaries (including the Senior Bank Facility) may contain provisions restricting the ability of the Company to repurchase 1995 Notes upon a Change of Control. In the event that a Change of Control occurs when such provisions are in effect, the Company may seek the consent of the relevant lenders to the repurchase of 1995 Notes or could attempt to repay or refinance such indebtedness, in a manner that would permit the Company to effect the repurchase of the 1995 Notes. In the absence of such a repayment or refinancing, the Company may be precluded from offering to repurchase the 1995 Notes by the applicable provisions of such other agreements. The failure of the Company to offer to repurchase the 1995 Notes upon a Change of Control would constitute an Event of Default under the 1995 Notes Indenture. Moreover, there can be no assurance that the Company will have the financial resources necessary to effect any repurchase of 1995 Notes upon a Change of Control.

MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

     The Company shall not, in a single transaction or through a series of related transactions, (i) consolidate with or merge into any other Person; (ii) permit any other Person to consolidate with or merge into the Company; (iii) directly or indirectly transfer, assign, convey, sell, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety; or (iv) permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, transfer, lease or disposal of all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis to any other Person or group of affiliated Person unless: (1) immediately before and after giving effect to such transaction and treating any Debt and Disqualified Equity which becomes an obligation of the Company or a Subsidiary of the Company as a result of such transaction as having been Incurred or issued, as applicable, by the Company or such Subsidiary at the time of the transaction, no Event of Default or event that with notice or lapse of time, or both, would constitute an Event of Default shall have occurred and be continuing; (2) in the event the Company shall consolidate with or merge into another Person or shall directly or indirectly transfer, assign, convey, sell, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by transfer, assignment, conveyance, sale, lease or other disposition all or substantially all of the properties and assets of the Company as an entirety shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of England and Wales or of the United States of America, any State thereof or the District of Columbia and shall expressly assume by an indenture supplemental to the 1995 Notes Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any), interest and Additional Amounts, if any, on all the 1995 Notes and the performance of every covenant of the 1995 Notes Indenture on the part of the Company to be performed or observed; (3) the Company or the successor to the Company will have an Annualized Consolidated Debt to Cash Flow Ratio for the quarter next preceding such transaction for which quarterly financial statements are available (determined on a pro forma basis giving effect to the proposed transaction as if it had taken place at the beginning of such quarter) equal to or less than the Annualized Consolidated Debt to Cash Flow Ratio of the Company without giving effect to the proposed transaction; provided further that if the Annualized Consolidated Debt to Cash Flow Ratio of the Company immediately preceding such transaction is 7.0:1 or less, then the Annualized Consolidated Debt to Cash Flow Ratio of the Company or its successor after giving pro forma effect to such transaction may be up to 0.5:1 greater than such ratio immediately prior to such transaction; (4) if, as a result of any such transaction, property or assets of the Company or any Subsidiary of the Company would become subject to a Lien prohibited by the provisions of the 1995 Notes Indenture described under "-- Limitation on Liens" above, and the Company or the successor entity to the Company shall have secured the 1995 Notes as required by that covenant; (5) such transaction would not result in the loss of a Material License (which for this purpose will be determined on a pro forma basis, giving effect to such transaction); and (6) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, transfer, lease or disposition and the supplemental indenture comply with the 1995 Notes Indenture.

EVENTS OF DEFAULT

     The following are Events of Default under the 1995 Notes Indenture: (a) failure by the Company to pay principal of (or premium, if any, on) any New 1995 Note at its Maturity; (b) failure to pay any interest or Additional Amounts on any New 1995 Note when due, continued for 30 days; (c) default in the payment of principal and interest on 1995 Notes required to be purchased pursuant to an Offer to Purchase as described under the captions "-- Change of Control" and "-- Limitation on Certain Asset Dispositions"; (d) failure to perform or comply with the provisions described under "-- Mergers,

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Consolidations and Certain Sales of Assets"; (e) failure by the Company to perform any other covenant under the 1995 Notes Indenture or the 1995 Notes continued for 30 days after written notice to the Company by the Trustee or holders of at least 25% in aggregate principal amount of Outstanding 1995 Notes; (f) failure by the Company to have received after the date of the 1995 Notes Indenture but prior to June 30, 1996 an aggregate of $100 million or more in gross cash proceeds from the issuance of new equity, provided however that if the Company has at June 30, 1996 an effective registration statement under the Securities Act for the issuance and sale of such equity, no Event of Default shall occur unless the Company does not receive such proceeds within 20 business days thereafter; (g) default under the terms of any instrument evidencing or securing Debt by the Company or any Significant Restricted Subsidiary which results in the acceleration of the payment of principal amount in excess of L.5 million or which shall constitute the failure to pay any portion in excess of L.5 million of principal or similar amount when due and payable after the expiration of any applicable grace period; (h) the rendering of a final judgment or judgments against the Company or any Significant Restricted Subsidiary in an amount in excess of L.5 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; and (i) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Significant Restricted Subsidiary.

     Subject to the provisions of the 1995 Notes Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the 1995 Notes Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Outstanding 1995 Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     If an Event of Default (other than an Event of Default described in Clause
(i) above) occurs and is continuing, then either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding 1995 Notes may accelerate the maturity of all 1995 Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of Outstanding 1995 Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the 1995 Notes Indenture. If an Event of Default specified in Clause (i) above occurs, the Outstanding 1995 Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. For information as to waiver of defaults, see "-- Modification and Waiver".

     No holder of any New 1995 Note shall have any right to institute any proceeding with respect to the 1995 Notes Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the Outstanding 1995 Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding 1995 Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a New 1995 Note for enforcement of payment of the principal of and premium, if any, or interest on such New 1995 Note on or after the respective due dates (or, in the case of a redemption, the Redemption Dates or, in the case of an Offer to Purchase, the Purchase Date) expressed in or established pursuant to the terms of such New 1995 Note and 1995 Notes Indenture.

     The Company is required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the 1995 Notes Indenture and as to any default in such performance.

DEFEASANCE

     The 1995 Notes Indenture provides that (A) if applicable, the Company will be discharged from any and all obligations in respect of the Outstanding 1995 Notes other than certain obligations to transfer the 1995 Notes, or (B) if applicable, the Company may omit to comply with certain restrictive covenants,

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and certain events will cease to be Events of Default under the 1995 Notes
Indenture and the 1995 Notes, in either case (A) or (B), upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding 1995 Notes. With respect to Clause (B), the obligations under the 1995 Notes Indenture other than with respect to certain covenants and Event of Default will remain in full force and effect. Such trust may only be established if, among other things (i) with respect to Clause (A), (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel provides that holders of the 1995 Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred and (2) the Company has delivered to the Trustee an opinion of counsel to the effect that, under the law in effect at the time of such deposit, payments made from the defeasance trust would not require the payment of Additional Amounts if the provisions of the 1995 Notes Indenture described under "-- Payment of Additional Amounts" above were applicable to such payments; or, with respect to Clause (B), the Company has delivered to the Trustee (1) an opinion of counsel (which may be based on an Internal Revenue Service ruling) to the effect that the holders of the 1995 Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and
(2) an opinion of counsel to the effect that, under the law in effect at the time of such deposit, payments made from the defeasance trust would not require the payment of Additional Amounts if the provisions of the 1995 Notes Indenture described under "-- Payment of Additional Amounts" above were applicable to such payments; (ii) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing on the date of such deposit or, insofar as an Event of Default described in clause (i) under "-- Events of Default," at any time during the period ending on the 121st day after the date of such deposit;
(iii) the Company has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent are satisfied.

GOVERNING LAW

     The 1995 Notes Indenture and the 1995 Notes are governed by the laws of the State of New York.

MODIFICATION AND WAIVER

     From time to time the Company, when authorized by resolutions of the Board of Directors, and the Trustee, without the consent of the holders of the 1995 Notes, may amend, waive or supplement the 1995 Notes Indenture or the 1995 Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the 1995 Notes Indenture under the Trust 1995 Notes Indenture Act or making any change that does not adversely affect the rights of any holder.


     Modifications and amendments of the 1995 Notes Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding 1995 Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding New 1995 Note affected thereby, (a) change the Stated Maturity of the principal of or any installment of interest or Additional Amounts on, any New 1995 Note, (b) reduce the principal amount of, (or the premium) or interest or Additional Amounts on, any New 1995 Note, (c) change the place or currency of payment of principal of (or premium) or interest or Additional Amounts on, any New 1995 Note, (d) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or Redemption Date, in the case of redemption, or Purchase Date, in the case of an Offer to Purchase), (e) reduce the above-stated percentage of Outstanding 1995 Notes necessary to modify or amend the 1995 Notes Indenture, (f) reduce the percentage of principal amount of Outstanding 1995 Notes necessary for waiver of compliance with certain provisions of the 1995 Notes Indenture or for waiver of certain defaults, (g) modify certain provisions of the 1995 Notes Indenture relating to the modification of the 1995 Notes Indenture or the waiver of past defaults or covenants, except as otherwise specified or (h)


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following the mailing of any Offer to Purchase, modify any Offer to Purchase for the 1995 Notes required as described under the caption "-- Limitation on Certain Asset Dispositions" and "-- Change of Control" in a manner materially adverse to the holders thereof.


     The holders of not less than a majority in aggregate principal amount of the Outstanding 1995 Notes, on behalf of all holders of 1995 Notes, may waive compliance by the Company with certain restrictive provisions and covenants of the 1995 Notes Indenture. Subject to certain rights of the Trustee, as provided in the 1995 Notes Indenture, the holders of not less than a majority in aggregate principal amount of the Outstanding 1995 Notes, on behalf of all holders of 1995 Notes, may waive any past default under the 1995 Notes Indenture, except a default in the payment of principal, premium or interest or in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each Outstanding New 1995 Note.

REPORTS

     The Company shall deliver to the Trustee, within 15 days after it files them with the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribed) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act within the time periods prescribed under such rules and regulations. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the 1995 Notes Indenture requires the Company to continue to file with the Commission and provide to the Trustee such annual and interim reports on Forms 10-K and 10-Q, respectively, as the Company would be required to file were it subject to such reporting requirements within the time periods prescribed under such rules and regulations. The Company shall not be obligated to file any such reports with the Commission if the Commission does not permit such filings but shall remain obligated to provide such reports to the Trustee.

THE TRUSTEE

     The duties and responsibilities of the Trustee are those provided by the Trust Indenture Act. Notwithstanding the foregoing, the 1995 Notes Indenture does not require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the 1995 Notes Indenture, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk of liability is not reasonably assured to it.

     The Trustee is permitted to engage in other transactions with the Company, or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

NO PERSONAL LIABILITY OF DIRECTORS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of the Company, as such shall have any liability for any obligations of the Company under the 1995 Notes, the 1995 Notes Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the 1995 Notes by accepting a New 1995 Note waives and releases all such liability; provided that such waiver will not release any person from liability for fraud or criminal acts. The waiver and release are part of the consideration for issuance of the 1995 Notes. Such waiver and release may not be effective to waive liabilities under English law or under the U.S. federal securities laws and it is the view of the Commission that such waiver and release is against public policy.

CERTAIN DEFINITIONS


     Set forth below is a summary of certain of the defined terms which are used in the 1995 Notes Indenture. Reference is made to the 1995 Notes Indenture for the full definition of all such terms, as well as any other terms


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used herein for which no definition is provided. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, and, except as otherwise herein described, the term "generally accepted accounting principles" with respect to any computation required or permitted under the 1995 Notes Indenture means accounting principles as are generally accepted in the United States as consistently applied by the Company at the date of the 1995 Notes Indenture.


     "Accreted Value" means, as of any date of determination prior to the 1995 Cash Interest Date, the sum of (a) the initial offering price of each New 1995 Note and (b) the portion of the excess of the principal amount of each New 1995 Note over such initial offering price which shall have been amortized by the Company through such date, such amount to be so amortized on a daily basis and compounded semiannually on each June 15 and December 15, at the rate of 11 3/4% per annum from the date of issuance of the 1995 Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months.

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Annualized Consolidated Debt to Cash Flow Ratio" for any Person means for any fiscal quarter the ratio of (i) Total Consolidated Debt of such Person as of the end of such fiscal quarter to (ii) Consolidated Operating Cash Flow of such Person for such fiscal quarter multiplied by four.

     "Asset Acquisition" means (i) any capital contribution (including without limitation by means of transfers of cash or other property to others or payments for property or services for the account or use of others) by the Company or any Restricted Subsidiary in any other Person (including, for the avoidance of doubt, a prospective licensee that subsequently acquires a license to operate a cable television and/or telephone and/or telecommunications system), or any acquisition or purchase of equity interests in any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

     "Asset Disposition" means any transfer, conveyance, sale, lease or other disposition by the Company or any of its Restricted Subsidiaries (including by way of consolidation or merger) resulting in Net Available Proceeds in excess of L.250,000 of (i) shares or other ownership interest of a Subsidiary of the Company, (ii) substantially all of the assets of the Company or any Subsidiary representing a division or line of business, or (iii) other assets or rights outside of the ordinary course of business.

     "Attributable Value" means, as to any particular lease under which any Person is at the time liable, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.


     "Cable Acquisition" means an Asset Acquisition of properties or assets to be used in a Cable Business or of equity interests in any Person that becomes a Restricted Subsidiary or, subject to the covenant described under "--Certain Covenants -- Limitation on Restricted Payments" above, a Non-Restricted


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Subsidiary as a result of such Asset Acquisition, provided that such Person's assets and properties consist principally of properties or assets that will be used in a Cable Business.


     "Cable Business" means any business operating a cable television and/or telephone and/or telecommunications system or any business reasonably related thereto, including, without limitation, the production or provision of programming as well as any business conducted by the Company or any Restricted Subsidiary on the date on which the 1995 Notes are first issued.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Cash Equivalent" means, at any time, (i) any evidence of Debt issued or directly and fully guaranteed or insured by the government of an Approved Jurisdiction or any agency or instrumentality thereof (provided that the full faith and credit of the relevant Approved Jurisdiction is pledged in support thereof); (ii) certificates of deposit or acceptances of any financial institution that has combined capital and surplus and undivided profits of not less than $50,000,000 (or the equivalent thereof in another currency) and has a long term debt rating of at least "AA" by Standard & Poor's Corporation or at least "Aa3" by Moody's Investor Service or if not rated by either of those rating agencies the equivalent rating from another Approved Rating Agency;
(iii) commercial paper issued by a corporation organized under the laws of any Approved Jurisdiction and rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investor Service or if not rated by either of those rating agencies the equivalent rating from another Approved Rating Agency; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of an Approved Jurisdiction; and (v) any other investment, instrument or cash balance, provided, that in each of clauses (i) through (v) above such instrument shall be considered a Cash Equivalent within the meaning of this definition only to the extent that such instrument would have been classified as a "cash equivalent" in accordance with the accounting principles applied to the Company's audited consolidated balance sheet as of December 31, 1994. "Approved Jurisdiction" means the United States of America, Canada, the United Kingdom and any other member nation of the Organization for Economic Cooperation and Development. "Approved Rating Agency" means Standard & Poor's Corporation, Moody's Investor Service and any other recognized rating agency that provides or assigns credit rating for debt securities similar to the 1995 Notes and that shall have been approved by the Trustee upon the written request of the Company from time to time.

     "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person as charged in arriving at Consolidated Net Income for such period.

     "Consolidated Interest Expense" of any Person means for any period the interest expense (without deducting interest income) of such Person for such period determined on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends (other than in respect of Preferred Stock held by such Person or a Wholly-Owned Subsidiary of such Person) declared and payable in such period in cash; and (v) the portion of any rental obligation allocable to interest expense under generally accepted accounting principles.


     "Consolidated Net Income" of any Person means for any period the net income (or loss) of such Person for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person or a subsidiary of such Person in a transaction accounted for under the pooling-of-interests method for any period prior to the date of such transaction, (b) the net income (but not the net loss) of any


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Restricted Subsidiary of such Person which is subject to restrictions which prevent the payment of dividends or the making of distributions (by loans, advances, intercompany transfers or otherwise) to such Person to the extent of such restrictions, (c) the net income (or loss) of any Person that is not a Consolidated Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to a member of the Restricted Group by such other Person during such period, (d) gains or losses on Asset Dispositions and (e) all extraordinary gains and extraordinary losses.


     "Consolidated Operating Cash Flow" of any Person means for any period (a) the sum of (i) Consolidated Net Income for such period; (ii) Consolidated Interest Expense for such period; (iii) Consolidated Income Tax Expense for such period; (iv) the depreciation and amortization expense included in the consolidated income statement of such Person for such period; and (v) other non-cash charges (other than trading and operating items in the ordinary course of business) deducted from consolidated revenues in determining Consolidated Net Income for such period (including any foreign currency translation losses), minus (b) non-cash items (other than trading and operating items in the ordinary course of business) increasing consolidated revenues in determining Consolidated Net Income for such period (including any foreign currency translation gains).

     "Consolidated Subsidiaries" of any Person means all Subsidiaries and other equity investees of such Person that would be accounted for on a consolidated basis in such Person's financial statements in accordance with generally accepted accounting principles.

     "Consolidated Tangible Assets" of any Person means the total assets of such Person and its Restricted Subsidiaries consolidated, as determined in accordance with generally accepted accounting principles, less (i) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles, (ii) unamortized Debt discount and expense, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and (iv) all other proper reserves which in accordance with generally accepted accounting principles should be provided in connection with the business conducted by such Person; provided that with respect to the Company and its Consolidated Subsidiaries, adjustments following the date of the 1995 Notes Indenture to the accounting books and records of the Company and its Consolidated Subsidiaries in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto), or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to.

     "Currency Hedging Agreements" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in currency values to the extent relating to (i) Debt and/or (ii) obligations to purchase assets, properties or services incurred in the ordinary course of business and not for speculative purposes; provided that such Currency Hedging Agreements do not increase the Debt or other obligations of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payments thereunder.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person, (vi) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person at the time of determination and (vii) every obligation of the type referred to in Clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable for, directly or indirectly, as obligor, Guarantor or otherwise; provided that Trade Obligations are excluded from the definition of Debt.

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     "Disqualified Equity" of any Person means any Equity Security of such
Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final stated maturity of the 1995 Notes.

     "Equity Homes" means the product of (i) the number of homes in a franchise area, as set forth in the cable television or telecommunications licenses relating to such franchise area, and (ii) the percentage of the entity holding such licenses which is owned directly or indirectly by the Company.

     "Equity Securities" of any Person means any shares, interests, participations or other equivalents of corporate stock or other equity or capital interests of such Person, including, without limitation, partnership interests.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business, and shall not include guarantees in the nature of, or in respect of, Trade Obligations.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

     "Interest Rate Protection Obligation" of any Person means any interest rate swap agreement or other similar interest rate financial agreement or arrangement designed to protect such Person against fluctuations in interest rates and pursuant to which such Person is obligated or may become obligated to make payments; provided that where such agreement or arrangement hedges Debt, it is with respect to a notional principal amount that does not exceed the principal amount of the Debt to which such Interest Rate Protection Obligation relates.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to any other Person (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Equity Securities, bonds, notes, debentures or other securities or evidence of Debt issued by any other Person.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).


     "Material License" means a direct or indirect ownership interest in a license to operate a cable television or a cable telephone system held by the Company or any of its Restricted Subsidiaries which license at the time of determination covers a number of Equity Homes which equals or exceeds 10% of the aggregate number of Equity Homes covered by all of the licenses to operate cable television or cable telephone systems in which the Company or its

Restricted Subsidiaries hold a direct or indirect ownership interest at such time.


     "Net Available Proceeds" from any Asset Disposition by any Person means cash and readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by a Lien on such assets or on shares of the Person owning such assets in accordance with the terms of any Lien upon or with respect to such assets or which must be repaid out of the proceeds from such Asset Disposition under the terms of such Debt or Lien, in order to obtain a necessary consent to such Asset Disposition or by applicable law, and (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset Disposition provided that minority holders receive distributions and payments that are in the Company's good faith judgment comparable in kind to that received by the Company or a Restricted Subsidiary.

     "Non-Recourse Debt" means Debt or that portion of Debt (i) as to which none of the Company, nor any of its Restricted Subsidiaries (a) provides credit support (including any undertaking, agreement or instrument which would constitute Debt); (b) is directly or indirectly liable; or (c) constitutes the lender; and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against a Non-Restricted Subsidiary) would permit (upon notice, lapse of time or both) any holders of any other Debt of the Company or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Non-Restricted Subsidiary" of a Person means a Subsidiary of such Person that (i) at the time of its designation as a Non-Restricted Subsidiary has not acquired any assets (unless the acquisition of such assets constitutes a Restricted Payment permitted by the "-- Certain Covenants -- Limitation on Restricted Payments" covenant), at any previous time, directly or indirectly from such Person or any of its Subsidiaries and (ii) has no Debt other than Debt that is, with respect to such Person, Non-Recourse Debt (unless the extent to which such Person is the lender for, or is responsible for such Debt, constitutes a Restricted Payment permitted by the "-- Certain Covenants -- Limitation on Restricted Payments" covenant); provided, however, that at the time of such designation, after giving pro forma effect to such designation, the Annualized Consolidated Debt to Cash Flow Ratio of such Person is equal to or less than the Annualized Consolidated Debt to Cash Flow Ratio of such Person immediately preceding such designation; provided, further, that if the Annualized Consolidated Debt to Cash Flow Ratio of the Company immediately preceding such designation is 7.0:1 or less, the Annualized Consolidated Debt to Cash Flow Ratio of the Company after giving pro forma effect to such designation may be up to 0.5:1 greater than such ratio immediately preceding such designation. No Restricted Subsidiary may be redesignated as a Non-Restricted Subsidiary unless at the time of such redesignation the provisions in clauses (i) and (ii) in this definition are currently met and the Board of Directors of such Person has passed a certified resolution, delivered to the Trustee, to such effect.


     "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder at his address appearing in the Security Register on the date of the Offer or provided to the Trustee by such holder offering to purchase up to the principal amount of 1995 Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to this 1995 Notes Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of 1995 Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee as described under the caption "-- Reports" (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in Clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and
(iv) any other information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such holders to tender 1995 Notes pursuant to the Offer to Purchase. The Offer shall also state:


     (1) the Section of the 1995 Notes Indenture pursuant to which the Offer to Purchase is being made;

     (2) the Expiration Date and the Purchase Date;

     (3) the aggregate principal amount of the Outstanding 1995 Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than all Outstanding 1995 Notes, the manner by which such has been determined pursuant to the Section hereof requiring the Offer to Purchase) (the "Purchase Amount");

     (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of 1995 Notes accepted for payment (as specified pursuant to the 1995 Notes Indenture) (the "Purchase Price");

     (5) that the holder may tender all or any portion of the 1995 Notes registered in the name of such holder and that any portion of a New 1995 Note tendered must be tendered in an integral multiple of $1,000 principal amount at maturity;

     (6) the place or places where 1995 Notes are to be surrendered for tender pursuant to the Offer to Purchase;

     (7) that interest on any New 1995 Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

     (8) that on the Purchase Date the Purchase Price will become due and payable upon each New 1995 Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

     (9) that each holder electing to tender a New 1995 Note pursuant to the Offer to Purchase will be required to surrender such New 1995 Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such New 1995 Note, if a Registered New 1995 Note, being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

     (10) that holders will be entitled to withdraw all or any portion of 1995 Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the New 1995 Note the holder tendered, the certificate number of the New 1995 Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

     (11) that (a) if 1995 Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such 1995 Notes and (b) if 1995 Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase 1995 Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only 1995 Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and


     (12) that in case of any holder whose New 1995 Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the holder of such New 1995 Note without service charge, a new New 1995 Note or 1995 Notes of the same type, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the New 1995 Note so tendered.

     Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

     "Permitted Holder" means European Cable Capital Partners L.P., a limited partnership organized under the laws of Delaware, and any of its partners existing on the date of the 1995 Notes Indenture.

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Related Person" of any Person means, without limitation, any other Person owning (a) 5% or more of the outstanding Common Equity of such Person or (b) 5% or more of the Voting Interest of such Person.

     "Restricted Group" means the Company together with its Restricted Subsidiaries.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person other than a Non-Restricted Subsidiary.

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Significant" means, with respect to any Subsidiary or Restricted Subsidiary, a Subsidiary or Restricted Subsidiary that qualifies as a "significant subsidiary" under Rule 1-01 of the Commission's Regulation S-X.

     "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Interest of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Total Consolidated Debt" means, at any date of determination, an amount equal to the aggregate amount of all Debt of the Company and its Restricted Subsidiaries outstanding as of the date of determination, determined on a consolidated basis.


     "Trade Obligation" means (i) obligations to pay the purchase price of assets or services purchased in the ordinary course of business including, without limitation, obligations incurred in respect of any documentary letter of credit or bill of exchange issued in respect of any such purchase; (ii) obligations in respect of any bill of exchange or promissory note drawn, or accepted, issued or endorsed in the ordinary course of business, including, without limitation, indebtedness in respect of any monies raised by way of sale, discounting or otherwise in respect of any such bill or note; and (iii) obligations in respect of any Guarantee or any obligation of the type specified in Clause (i) or (ii) above, except to the extent that such obligation is treated as indebtedness under generally accepted accounting principles.


     "Voting Interest" of any Person means Equity Securities of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Weighted Average Life" means, as of the date of determination, with respect to any Debt or Disqualified Equity, the quotient obtained by dividing
(i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payments of such Debt or redemption or repurchase payments on such Disqualified Equity and the amount of such principal payments or redemption or repurchase payments, by
(ii) the sum of all such principal value or redemption or repurchase payments.

     "Wholly-Owned" means with respect to any Subsidiary or Restricted Subsidiary of any Person means a Subsidiary (or a Restricted Subsidiary) of such Person all of the outstanding Equity Securities or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries (or Restricted Subsidiaries) of such Person or by such Person and one or more Wholly-Owned Subsidiaries (or Restricted Subsidiaries) of such Person.

DESCRIPTION OF BOOK-ENTRY SYSTEM

GENERAL

     The Book-Entry Depositary holds the 1995 Global Note for the benefit of DTC and its Participants, as hereinafter described. Pursuant to the terms of the Deposit Agreement, the 1995 Global Note may be transferred only to a successor of the Book-Entry Depositary. Beneficial interests in the 1995 Global Note are be shown on, and transfers thereof are effected only through, records maintained in book-entry form by DTC (with respect to its Participants' interests) and its Participants. Such beneficial interests are referred to herein as "Book-Entry Interests." Ownership of the Book-Entry Interests will be limited to Participants and indirect participants ("Indirect Participants"), including Euroclear and Cedel. Procedures with respect to the ownership of Book-Entry Interests are set forth below.

     Upon receipt of the 1995 Global Note, the Book-Entry Depositary issued a certificateless depositary interest (which represents a 100% interest in the underlying 1995 Global Note) to DTC by recording such interest in the Book-Entry Depositary's books and records in the name of Cede & Co., as nominee of DTC. Upon such issuance, DTC credited, on its book-entry registration and transfer system, the Participants' accounts with the respective interests owned by such Participants. Ownership of Book-Entry Interests is shown on, and the transfer of such interests will be effected only through, records maintained by DTC and by Participants (with respect to interests of Indirect Participants, including Euroclear and Cedel). The laws of some countries and some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge the Book-Entry Interests.


     So long as the Book-Entry Depositary, or its nominee, is the holder of the 1995 Global Note, the Book-Entry Depositary or such nominee, as the case may be, will be considered the sole holder of such 1995 Global Note for all purposes under the 1995 Notes Indenture. Except as set forth above under "-- Form of 1995 Notes," Participants or Indirect Participants are not entitled to have 1995 Notes or Book-Entry Interests registered in their names, will not receive or be entitled to receive physical delivery of 1995 Notes or Book-Entry Interests in definitive form and will not be considered the owners or holders thereof under the 1995 Notes Indenture. Accordingly, each person owning a Book-Entry Interest must rely on the procedures of the Book-Entry Depositary and DTC and, if such person is not a Participant in DTC, on the procedures of the Participant in DTC (being, in the case of participants in Euroclear and Cedel, the procedures of Euroclear and Cedel) through which such person owns its interest, to exercise any rights and remedies of a holder under the 1995 Notes Indenture. See "-- Actions by Owners of Book-Entry Interests" below. If any definitive 1995 Notes are issued to Participants or Indirect Participants, they will be issued in registered form ("Definitive Registered Notes"), as described under "-- Form of the 1995 Notes." Unless and until Book-Entry

Interests are exchanged for 1995 Definitive Registered Notes (as described under "-- Form of the 1995 Notes" above), the depositary interest held by DTC may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.


PAYMENTS ON THE 1995 GLOBAL NOTE

     Payments of any amounts owing in respect of the 1995 Global Note will be made through one or more paying agents appointed under the 1995 Notes Indenture (which initially will include the Trustee) to the Book-Entry Depositary, as the holder of the 1995 Global Note. All such amounts will be payable in United States dollars. Upon receipt of any such amounts, the Book-Entry Depositary will pay the amount so received to DTC, which will distribute such payments to its Participants. Payments of all such amounts will be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law, and if any such deduction or withholding is required to be made by any law or regulation of the United Kingdom then, to the extent described under "-- Payment of Additional Amounts" above, such Additional Amounts will be paid as may be necessary in order that the net amounts received by any holder of the 1995 Global Note or owner of Book-Entry Interests after such deduction or withholding will equal the net amounts that such holder or owner would have otherwise received in respect of the 1995 Global Note or Book-Entry Interest, as the case may be, absent such withholding or deduction. DTC, upon receipt of any such payment, will immediately credit Participants' accounts with payments in amounts proportionate to their respective ownership of Book-Entry Interests, as shown on the records of DTC. The Company expects that payments by Participants to owners of Book-Entry Interests held through such Participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the account of customers in bearer form or registered in "street name" and will be the responsibility of such Participants. In the event that DTC no longer immediately credits participants' accounts with payments, the Company will endeavor to cause payments of interest and principal to be made by wire transfer to any owners of Book-Entry Interests whose aggregate ownership exceeds $20 million in principal amount at maturity who so request.

     Because the provisions of the 1995 Notes Indenture treat the holder of the 1995 Global Note as the owner of the 1995 Notes represented thereby for the purpose of receiving amounts owing in respect of the 1995 Notes, the Company has no responsibility or liability for the payment of amounts owing in respect of the depositary interest held by DTC to owners of Book-Entry Interests representing interests in the 1995 Global Note. Payments by DTC Participants to owners of Book-Entry Interests held through such Participants are the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name".


     None of the Company, the Trustee, the Book-Entry Depositary or any agent of the Company or the Trustee or the Book-Entry Depositary have any responsibility or liability for any aspect of the records relating to or payments made on account of Book-Entry Interests or for maintaining, supervising or reviewing any records relating to such Book-Entry Interests.


REDEMPTION

     In the event the 1995 Global Note (or any portion thereof) is redeemed, the Book-Entry Depositary will redeem, from the amount received by it in respect of the redemption of the 1995 Global Note, an equal amount of the Book-Entry Interests. The redemption price payable in connection with the redemption of Book-Entry Interests will be equal to the amount received by the Book-Entry Depositary in connection with the redemption of the 1995 Global Note (or any portion thereof). The Company understands that under existing DTC practices, if less than all of the 1995 Notes are to be redeemed at any time, DTC will credit Participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as DTC deems fair and appropriate; provided that no beneficial interests of less than $1,000 principal amount at maturity may be redeemed in part.

TRANSFERS

     All transfers of Book-Entry Interests are recorded in accordance with the book-entry system maintained by DTC, pursuant to customary procedures established by DTC and its Participants. Investors may, at their option, obtain Definitive Registered Notes as set forth under "-- Form of the 1995 Notes". While the 1995 Global Note is outstanding, holders of 1995 Definitive Registered Notes may exchange their 1995 Definitive Registered Notes for Book-Entry Interests by surrendering their 1995 Definitive Registered Notes to the Book-Entry Depositary. The amount of the Book-Entry Interests will be increased or decreased to reflect such transfers or exchanges. The Book-Entry Depositary will request the Trustee to make the appropriate adjustments to the 1995 Global Note or exchange the 1995 Global Note for a new 1995 Global Note in an appropriate principal amount at maturity to reflect any such transfers or exchanges.

ACTION BY OWNERS OF BOOK-ENTRY INTERESTS

     As soon as practicable after receipt by the Book-Entry Depositary of notice of any solicitation of consents or request for a waiver or other action by the holders of 1995 Notes or of any Offer to Purchase (as defined under "-- Certain Definitions" above), the Book-Entry Depositary will mail to DTC a notice containing (a) such information as is contained in such notice received by the Book-Entry Depositary, (b) a statement that at the close of business on a specified record date DTC will be entitled to instruct the Book-Entry Depositary as to the consent, waiver or other action, if any, pertaining to the 1995 Notes and (c) a statement as to the manner in which such instructions may be given. In addition, the Book-Entry Depositary will forward to DTC, or, based upon instructions received from DTC, to owners of Book-Entry Interests, all materials pertaining to any such solicitation, request, offer or other action. Upon the written request of DTC, the Book-Entry Depositary shall endeavor insofar as practicable to take such action regarding the requested consent, waiver, offer or other action in respect of the 1995 Notes in accordance with any instructions set forth in such request. DTC may grant proxies or otherwise authorize DTC Participants (or persons owning Book-Entry Interests through such DTC Participants) to provide such instructions to the Book-Entry Depositary so that it may exercise any rights of a holder or take any other actions which a holder is entitled to take under the 1995 Notes Indenture. The Book-Entry Depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the 1995 Notes Indenture.

REPORTS

     The Book-Entry Depositary will immediately send to DTC a copy of any notices, reports and other communications received relating to the Company, the 1995 Notes or the Book-Entry Interests. All notices regarding the 1995 Notes will, so long as the rules of the Luxembourg Stock Exchange require, be published in a daily newspaper of general circulation in Luxembourg, which is expected to be the Luxemburger Wort.

RESIGNATION OF BOOK-ENTRY DEPOSITARY

     The Book-Entry Depositary may at any time resign as Book-Entry Depositary by written notice to the Company, the Trustee and DTC, such resignation to become effective upon the appointment of a successor book-entry depositary, in which case the 1995 Global Note shall be delivered to that successor. If no such successor has been so appointed within 120 days, the Book-Entry Depositary may request the Company to issue 1995 Definitive Registered Notes as described above.

CHARGES OF BOOK-ENTRY DEPOSITARY

     The Company will agree to indemnify the Book-Entry Depositary against certain liabilities incurred by it and pay the charges of the Book-Entry Depositary as agreed between the Company and the Book-Entry Depositary.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT


     The 1995 Deposit Agreement may be amended by the Company and the Book-Entry Depositary without notice to or consent of DTC or any owner of Book-Entry Interest: (a) to cure any ambiguity, defect or inconsistency, provided that such amendment or supplement does not adversely affect the rights of DTC or any holder of Book-Entry Interests, (b) to evidence the succession of another person to the Company (when a similar amendment with respect to the 1995 Notes Indenture is being executed) and the assumption by any such successor of the covenants of the Company herein, (c) to evidence or provide for a successor Book-Entry Depositary, (d) to make any amendment, change or supplement that does not adversely affect DTC or any owner of Book-Entry Interests, (e) to add to the covenants of the Company or the Book-Entry Depositary, or (f) to comply with the United States Federal securities laws. No amendment that adversely affects DTC may be made to the 1995 Deposit Agreement without the consent of DTC. Upon the issuance of 1995 Definitive Registered Notes in exchange for Book-Entry Interests constituting the entire principal amount at maturity of 1995 Notes, the 1995 Deposit Agreement will terminate. The 1995 Deposit Agreement may be terminated upon the resignation of the Book-Entry Depositary if no successor has been appointed within 120 days as set forth under "-- Resignation of Book-Entry Depositary."

INFORMATION CONCERNING DTC

      The Company understands as follows with respect to DTC:

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of an owner of a Book-Entry Interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that certain Persons take physical delivery of securities in definitive form. Consequently, the ability to transfer Book-Entry Interests to such Persons may be limited. In addition, beneficial owners of Book-Entry Interests through the DTC system will receive distributions attributable to the 1995 Global Note only through DTC Participants.

SETTLEMENT

     The Book-Entry Interests will trade in DTC's Next-Day Funds Settlement System. Any secondary market trading activity in the Book-Entry Interests is expected to accrue through DTC's Participants, and the securities custody accounts of investors will be credited with their holdings against payment in next-day funds on the settlement date.

CLEARANCE THROUGH CEDEL AND EUROCLEAR

     The 1995 Notes have been accepted for clearance by Cedel and Euroclear under the common code 6217478. The ISIN is US252567AB82.

                         DESCRIPTION OF THE 1997 NOTES

     The 1997 Notes were issued under an Indenture dated as of February 27, 1997 (the "1997 Notes Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). A copy of the form of the 1997 Note Indenture has been filed as an exhibit to the Registration Statement (File No. 333-25913) of which this prospectus is a part. The following summary of certain provisions of the 1997 Notes Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to all of the provisions of the 1997 Notes Indenture, including the definitions of certain terms therein and those terms made a part of the 1997 Notes Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the 1997 Notes Indenture. In this section, references to the Company are to Diamond Cable Communications Plc. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions." Article and Section references are to articles and sections of the 1997 Notes Indenture.

GENERAL

     The 1997 Notes constitute general unsubordinated obligations of the Company, limited to $420,500,000 aggregate principal amount at maturity and will mature on February 15, 2007. The 1997 Notes will accrete at a rate of 10 3/4% per annum, compounded semiannually, to their aggregate principal amount at maturity by February 15, 2002 (the "1997 Cash Interest Date"). Cash interest will not be payable on the 1997 Notes prior to the 1997 Cash Interest Date. Thereafter, cash interest on the 1997 Notes will accrue at a rate of 10 3/4% per annum and be payable semi-annually in arrears on each February 15 and August 15 (each, an "Interest Payment Date"), commencing August 15, 2002, to the Book-Entry Depositary (as hereinafter defined) in the case of the 1997 Global Notes (as hereinafter defined) and to holders of 1997 Definitive Registered Notes (as hereinafter defined), if any, on the August 1 or February 1, as the case may be, immediately preceding such Interest Payment Date. Cash interest will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the 1997 Cash Interest Date. Cash interest will be computed on the basis of a 360-day year of twelve 30-day months. For additional information concerning payments on the 1997 Notes, see "-- Description of Book-Entry System -- Payments on the 1997 Global Notes" and "-- Form of 1997 Notes."

     The 1997 Notes effectively rank junior to any indebtedness of the Company's subsidiary's to the extent of the assets of such subsidiaries and to any secured indebtedness of the Company to the extent of the assets securing such indebtedness. The 1997 Notes effectively rank junior to the 1998 Notes in that funds will be available from the Company's subsidiaries, including Diamond Holdings, to the Company only through payment of dividends, if any, or payment of principal and interest on currently outstanding intercompany indebtedness which will be subordinated to the 1998 Notes.

     Except as described below under "-- Certain Covenants -- Change of Control" and "-- Mergers, Consolidations and Certain Sales of Assets", the 1997 Notes Indenture does not contain any provisions that permit the holders of the 1997 Notes to require that the Company repurchase or redeem the 1997 Notes or otherwise protect the holders of 1997 Notes in the event of a takeover, recapitalization or similar restructuring or in the event of any other highly leveraged transaction.

     The 1997 Notes are listed on the Luxembourg Stock Exchange. There can be no assurance that any trading market in the 1997 Notes will develop. See "Risk Factors -- Trading Market for the Discount Notes".

FORM OF THE 1997 NOTES

     The 1997 Notes are represented by one or more global securities in bearer form, without coupons attached (the "1997 Global Notes"), which have been issued in a denomination equal to the outstanding principal amount at maturity of 1997 Notes represented thereby. The 1997 Global Notes have been deposited with The Bank of New York, as book-entry depositary (the "Book-Entry Depositary"), pursuant to the terms of a 1997 Notes Depositary Agreement, dated as of February 27, 1997 between the Company, for the limited purposes set forth therein, the Book-Entry Depositary and the owners from time to time of Book-Entry Interests (the "1997 Deposit Agreement"). See "-- Description of Book-Entry System".

     Under the terms of the 1997 Deposit Agreement, owners of Book-Entry Interests will receive 1997 Definitive Registered Notes (i) if DTC notifies the Book-Entry Depositary that it is unwilling or unable to act as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and, in either case, a successor depositary is not appointed by the Book-Entry Depositary at the request of the Company within 120 days,
(ii) in the event of an Event of Default under the 1997 Notes Indenture upon request of the owner of a Book-Entry Interest, (iii) at any time if the Company in its sole discretion determines that the 1997 Global Notes (in whole but not in part) should be exchanged for 1997 Definitive Registered Notes, (iv) if such owner of a Book-Entry Interest requests such exchange in writing delivered to DTC and through DTC to the Book-Entry Depositary or (v) if the Book-Entry Depositary is at any time unwilling or unable to continue as Book-Entry Depositary and a successor Book-Entry Depositary is not appointed by the Company within 120 days of its giving notification thereof to the Company. In no event will definitive 1997 Notes in bearer form be issued.

     Any 1997 Definitive Registered Notes will be issued in registered form in denominations of $1,000 principal amount at maturity or multiple thereof. Any 1997 Definitive Registered Notes will be registered in such name or names as the Book-Entry Depositary shall instruct the Trustee based on the instructions of DTC. It is expected that such instructions will be based upon directions received by DTC from its participants ("Participants") with respect to ownership of Book-Entry Interests. To the extent permitted by law, the Company, the Trustee and any paying agent shall be entitled to treat the person in whose name any 1997 Definitive Registered Note is registered as the absolute owner thereof. While the 1997 Global Notes are outstanding, holders of 1997 Definitive Registered Notes may exchange their 1997 Definitive Registered Notes for Book-Entry Interests by surrendering their 1997 Definitive Registered Notes to the Book-Entry Depositary. The amount of the 1997 Global Notes (and the Book-Entry Interests) will be increased or decreased to reflect exchanges or issues of 1997 Definitive Registered Notes. The Book-Entry Depositary will request the Trustee to make the appropriate adjustments to the 1997 Global Note or Notes underlying the Book-Entry Interests to reflect any such issues or adjustments. The 1997 Notes Indenture contains provisions relating to the maintenance by a registrar of a register reflecting ownership of 1997 Definitive Registered Notes, if any, and other provisions customary for a registered debt security. Payment of principal and interest, including Special Interest, if any, on each 1997 Definitive Registered Note will be made to the holder appearing on the register at the close of business on the record date at his address shown on the register on the record date.

     HOLDERS SHOULD BE AWARE THAT, UNDER CURRENT U.K. TAX LAW, UPON THE ISSUANCE TO A HOLDER OF DEFINITIVE REGISTERED NOTES, SUCH HOLDER WILL BECOME SUBJECT TO U.K. INCOME TAX (CURRENTLY 20%) TO BE WITHHELD ON ANY PAYMENTS OF INTEREST ON THE DEFINITIVE REGISTERED NOTES AS SET FORTH UNDER "TAXATION -- UNITED KINGDOM". A HOLDER OF DEFINITIVE REGISTERED NOTES WILL, TO THE EXTENT DESCRIBED BELOW UNDER "-- PAYMENT OF ADDITIONAL AMOUNTS", BE ENTITLED TO RECEIVE ADDITIONAL AMOUNTS WITH RESPECT TO SUCH DEFINITIVE REGISTERED NOTES. ADDITIONAL AMOUNTS WILL NOT BE PAYABLE IF SUCH DEFINITIVE REGISTERED NOTES WERE ISSUED AT THE REQUEST OF A HOLDER (INCLUDING FOLLOWING AN EVENT OF DEFAULT) AND AT THE TIME OF THE PAYMENT IN QUESTION DEFINITIVE REGISTERED NOTES HAVE NOT BEEN ISSUED IN EXCHANGE FOR THE ENTIRE PRINCIPAL AMOUNT AT MATURITY OF NOTES.

 . However, a U.S. holder of 1997 Definitive Registered Notes may be entitled to receive a refund of withheld amounts from the Inland Revenue in certain circumstances. See "Taxation -- United Kingdom -- Payments on the 1997 Notes".

     Any person receiving 1997 Definitive Registered Notes other than at its own request will not be obligated to pay or otherwise bear the cost of any tax or governmental charge or any cost or expense of the Book-Entry Depositary relating to insurance, postage, transportation or any similar charge, all of which will be solely the responsibility of the Company.


     Principal of, premium, if any, and interest, including Special Interest, if any, on any 1997 Definitive Registered Notes will be payable at the corporate trust office or agency of the Trustee in The City of New York maintained for such purposes and at the specified office of the Paying Agent in Luxembourg (against surrender of the relevant 1997 Definitive Registered Note, in the case of payments of principal). In addition, interest, including Special

Interest, if any, on 1997 Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the register for the 1997 Definitive Registered Notes. No service charge will be made for any registration of transfer or exchange of any 1997 Definitive Registered Notes.


     The Company has undertaken to procure that while the 1997 Notes are outstanding and listed on the Luxembourg Stock Exchange, it will maintain a paying agent and a transfer agent in Luxembourg through which payment of principal of, or premium or interest, including Special Interest, if any, on, the 1997 Notes may be made and through which the registration of transfer of 1997 Notes may be effected.

     The initial paying agent and transfer agent appointed by the Company in Luxembourg is Banque Internationale a Luxembourg S.A., 69 route d'Esch, L-1470 Luxembourg.

REDEMPTION

     OPTIONAL REDEMPTION

     The 1997 Notes are redeemable, in whole or in part, at any time on or after the 1997 Cash Interest Date, at the option of the Company, upon not less than 30 nor more than 60 days' notice; provided that the Company may not give a notice of redemption (i) more than four times in any year or (ii) in respect of the redemption of less than $5 million in principal amount at maturity of the 1997 Notes. Such redemption will be at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest, including Special Interest, if any, to the redemption date, if redeemed during the 12-month period beginning February 15 of the years indicated below:

                                               REDEMPTION
                          YEAR                 PRICE
                          ----                 -----
                          2002...............  105.375%
                          2003...............  103.583%
                          2004...............  101.782%
                          2005 and thereafter  100.000%

PURCHASE OBLIGATION

     The Company is not required to make any mandatory redemption or sinking fund payments in respect of the 1997 Notes.

     Upon the occurrence of a Change of Control (as defined below), the Company will be obligated to make an Offer to Purchase all the outstanding 1997 Notes at a price of 101% of the Accreted Value thereof (determined at the date of purchase), if such purchase is prior to the 1997 Cash Interest Date, or 101% of the principal amount at maturity thereof, plus accrued and unpaid interest, including Special Interest, if any, thereon, if any, to the date of purchase. In addition, upon the occurrence of an Asset Disposition, the Company may be obligated to make an Offer to Purchase all or a portion of the outstanding 1997 Notes at a price of 100% of the Accreted Value thereof (determined at the date of purchase), if such purchase is prior to the 1997 Cash Interest Date, or 100% of the principal amount at maturity thereof, plus accrued and unpaid interest (including Special Interest), if any, to the date of purchase. See "-- Certain Covenants -- Change of Control" and "-- Certain Covenants -- Limitation on Certain Asset Dispositions", respectively.

SELECTION; EFFECT OF REDEMPTION NOTICE

     In the case of a partial redemption, selection of the 1997 Notes for redemption will be made pro rata (subject, in the case of Book-Entry Interests, to DTC procedures). Upon giving of a redemption notice, the principal amount of 1997 Notes called for redemption will cease to accrete (if such redemption occurs prior to the 1997 Cash Interest Date), interest on 1997 Notes called for redemption will cease to accrue from and after the date fixed for redemption (unless the Company defaults in providing the funds for such redemption) and such 1997 Notes will then cease to be outstanding.

OPTIONAL TAX REDEMPTION

     The 1997 Notes will be subject to redemption upon not less than 30 nor more than 60 days' notice by mail, as a whole, but not in part, at the election of the Company at any time at a redemption price equal to 100% of the Accreted Value thereof (determined at the date of redemption) if such purchase is prior to the 1997 Cash Interest Date, or 100% of the principal amount at maturity thereof (together in the case of any such redemption with accrued and unpaid interest, including Special Interest, if any, to the date of redemption, if (a) the Company is required to issue 1997 Definitive Registered Notes after using all reasonable efforts to avoid having to issue such 1997 Definitive Registered Notes and the Company is required, or would be so required in the absence of any applicable tax treaty, on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the 1997 Notes as described under "-- Payment of Additional Amounts" or (b) the Company has become, or would become obligated to pay in the absence of any applicable tax treaty, on the next date on which any amount would be payable with respect to the 1997 Notes, any Additional Amount as a result of any amendment to or change in the laws (or any rules or regulations thereunder) of the United Kingdom or any political subdivision or taxing authority thereof or therein (or, in the case of Additional Amounts payable by a successor Person to the Company, of the jurisdiction in which such successor Person is organized or any political subdivision or taxing authority thereof or therein) or any amendment or change in any official interpretation or application of such laws or rules or regulations or any execution of or amendment to any treaty affecting taxation to which the United Kingdom or such political subdivision or taxing authority (or such other jurisdiction or political subdivision or taxing authority) is a party, if the amendment or change becomes effective on or after the date of the 1997 Notes Indenture (or, in the case of Additional Amounts payable by a successor Person to the Company, the date on which such successor Person became such pursuant to the applicable provisions of the 1997 Notes Indenture unless as of such date the relevant tax authority had publicly announced that such amendment or change or execution was to occur after such date) and such obligation cannot be avoided by the use of all commercially reasonable measures available to the Company; provided, however, that (1) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts were a payment in respect of the Securities then due, and (2) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect.

PAYMENT OF ADDITIONAL AMOUNTS

     All payments made by the Company on the 1997 Notes will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature unless the withholding or deduction is then required by law. If any withholding or deduction for or on account of any present or future taxes, assessments or other governmental charges of the United Kingdom or any political subdivision or taxing authority thereof or therein ("Taxes") shall at any time be required in respect of any amounts to be paid by the Company under the 1997 Notes, the Company will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted; provided that the foregoing obligation to pay Additional Amounts does not apply to (a) any Taxes which would not have been so imposed but for the existence of any present or former connection between such Holder and the United Kingdom (other than the mere receipt of such payment or the ownership or holding outside of the United Kingdom of such 1997 Note); (b) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge; or (c) any Taxes payable otherwise than by deduction or withholding from payments of principal of (or premium, if any, on) or interest on such 1997 Note; nor will Additional Amounts be paid (i) if the payment could have been made by or through another paying agent without such deduction or withholding, (ii) if the payment could have been made without such deduction or withholding had the holder of the 1997 Note or, if different, the beneficiary of the payment complied with a request of the Company or any other person through whom payment may be made, made upon reasonable notice prior to such payment, addressed or otherwise provided to such holder or beneficiary to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the taxing jurisdiction of such holder or beneficiary which is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, (iii) with respect to any payment of principal of (or premium if any, on) or interest on such 1997 Note to any holder who is a fiduciary or partnership or Person other than the sole beneficial owner of such payment, to the extent such payment would be required by the laws of the U.K. (or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of such a 1997 Note, or (iv) if the payment is in respect of a 1997 Definitive Registered
Note issued at the request of a holder of a Book-Entry Interest (including following an Event of Default) and at the time the payment is made 1997 Definitive Registered Notes have not been issued in exchange for the entire principal amount at maturity of the 1997 Notes. The foregoing provisions shall survive any termination or discharge of the 1997 Notes Indenture and shall apply mutatis mutandis to any withholding or deduction for or on account of any present or future taxes, assessments or governmental charges of whatever nature of any jurisdiction in which any successor Person to the Company is organized, or any political subdivision or taxing authority thereof or therein. The Company has agreed to use commercially reasonable efforts to facilitate administrative actions necessary to assist Holders to obtain any refund of or credit against withholding taxes for which Additional Amounts are not paid as a result of the proviso in the second preceding sentence.

CERTAIN COVENANTS

     The 1997 Notes Indenture contains, among others, the following additional covenants:

LIMITATION ON CONSOLIDATED DEBT AND DISQUALIFIED EQUITY

     The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt or issue any Disqualified Equity unless, immediately after giving effect to the Incurrence of such Debt or the issuance of such Disqualified Equity and the receipt and application of the proceeds thereof, the Annualized Consolidated Debt to Cash Flow Ratio of the Restricted Group for the quarter next preceding the Incurrence of such Debt or the issuance of such Disqualified Equity, as the case may be, for which quarterly financial statements are available, calculated on a pro forma basis (as if such Debt had been Incurred or such Disqualified Equity had been issued at the beginning of such quarter) would be less than 7.0 to 1.

     Notwithstanding the foregoing paragraph, the Company may, and may permit any Restricted Subsidiary to, Incur or issue the following: (i) Debt up to the maximum amount available under the Senior Bank Facility; (ii) Debt of the Company and/or any Restricted Subsidiary outstanding on the date of the 1997 Notes Indenture; (iii) Debt or Disqualified Equity to the extent that the proceeds are used to finance working capital, or the construction of, or the acquisition of, property or assets to be used in a Cable Business; (iv) Debt Incurred or Disqualified Equity issued to finance a Cable Acquisition or provide working capital for or financing for the construction of property or assets to be used in the business so acquired; (v) Debt consisting of Interest Rate Protection Obligations or Currency Hedging Agreements; (vi) performance bonds or surety bonds or similar instruments provided in the ordinary course of business; (vii) Debt owed by the Company to any Wholly Owned Restricted Subsidiary (so long as such Debt is held by a Wholly Owned Restricted Subsidiary) or Debt owed by or Disqualified Equity issued by a Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary of the Company (provided that such Debt or Disqualified Equity is at all times held by the Company or a Wholly Owned Restricted Subsidiary); provided, however, that upon either (a) the transfer or other disposition by such Wholly Owned Restricted Subsidiary or the Company of any such Debt or Disqualified Equity to a Person other than the Company or another Wholly Owned Restricted Subsidiary or (b) the issuance, sale, lease, transfer or other disposition of shares of Equity Securities (including by consolidation or merger) of such Wholly Owned Restricted Subsidiary to a Person other than the Company or another such Wholly Owned Restricted Subsidiary, such Debt shall be deemed to have been Incurred or such Disqualified Equity shall be deemed to have been issued at the time of such transfer or other disposition; (viii) Debt Incurred or Disqualified Equity issued to renew, extend, refinance or refund any Debt or Disqualified Equity permitted in Clauses (i) through (iv) above, or the 1997 Notes (in the event that the 1997 Notes are redeemed in part pursuant to the provisions described under "-- Redemption" above), the 1994 Notes or 1995 Notes in an amount not to exceed the outstanding principal amount (or, if less, Accreted Value) of the Debt or the aggregate liquidation preference of the Disqualified Equity so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt or Disqualified Equity refinanced, or the amount of any premium reasonably determined by the Company to be necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase plus the expenses of the Company Incurred in connection with such refinancing; provided that (a) in the case of any refinancing or refunding of Debt which is pari passu to the 1997 Notes, the refinancing or refunding Debt is made pari passu to the 1997 Notes or subordinated to the 1997 Notes, and, in the case of any refinancing or refunding of Debt which is subordinated to the 1997 Notes or of Disqualified Equity, the refinancing or refunding Debt is subordinated to the 1997 Notes to the same extent as the Debt being refinanced or refunded or is Disqualified Equity; and
(b) in either case, the refinancing or refunding Debt or Disqualified Equity by its terms, or by the terms of any agreement or instrument pursuant to which such Debt or Disqualified Equity is Incurred or issued, does not have a Weighted Average Life that is lower than that of the Debt or Disqualified Equity being refinanced or refunded; and (ix) Debt or Disqualified Equity not otherwise permitted to be Incurred or issued under Clauses (i) through (viii) above, which, together with any other outstanding Debt Incurred or Disqualified Equity issued pursuant to this Clause (ix), has an aggregate principal amount (or liquidation preference) not in excess of L.20 million at any time outstanding.

LIMITATION ON RESTRICTED PAYMENTS

     The Company (i) shall not, directly or indirectly, declare or pay any dividend, or make any distribution, of any kind or character (whether in cash, property or securities or otherwise) in respect of any class of its Equity Securities or to the holders of any class of its Equity Securities (including pursuant to a merger or consolidation of the Company, but excluding any dividends or distributions payable solely in its Equity Securities (other than Disqualified Equity) or in options, warrants or other rights to acquire its Equity Securities (other than Disqualified Equity)), (ii) shall not, and shall not permit any Restricted Subsidiary of the Company to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value (a) any Equity Securities of the Company or any Related Person of the Company or (b) any options, warrants or rights to purchase or acquire Equity Securities of the Company or any Related Person of the Company (except options, warrants or rights to purchase or acquire such Equity Securities held by any current or former officer or director of the Company or ECE Management International (or any of its predecessors) in an aggregate amount not exceeding L.5 million),
(iii) shall not make, or permit any Restricted Subsidiary of the Company to make any Investment in, or Incur an obligation to Guarantee any obligation of, any Affiliate or Related Person of the Company, other than the Company or a Wholly Owned Restricted Subsidiary of the Company; and (iv) shall not, and shall not permit any Restricted Subsidiary to, redeem, defease, repurchase or otherwise retire or acquire for value prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company which explicitly by its terms is subordinate in right of payment to the 1997 Notes (the transactions described in Clauses (i) through (iv) being referred to herein as "Restricted Payments"), if: (1) at the time thereof and after giving effect thereto an Event of Default, or an event that with notice or lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing or (2) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the date of the 1997 Notes Indenture exceeds the sum of (a) the difference between (x) the cumulative Consolidated Operating Cash Flow from the first day of the fiscal quarter in which the issue date of the 1997 Notes falls through the last day of the last full fiscal quarter immediately preceding such Restricted Payment for which quarterly financial statements are available, and
(y) 200% of cumulative Consolidated Interest Expense from the first day of the fiscal quarter in which the issue date of the 1997 Notes falls through the last day of the last full fiscal quarter immediately preceding such Restricted Payment for which quarterly financial statements of the Company are available; and (b) 100% of the aggregate net cash proceeds after the issue date of the 1997 Notes, from the issuance of Equity Securities (other than Disqualified Equity) of the Company and options, warrants or other rights on Equity Securities (other than Disqualified Equity) of the Company (other than to a Restricted Subsidiary) after the issue date of the 1997 Notes. The foregoing provision shall not be violated by reason of (i) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision; (ii) any refinancing or refunding of any Debt otherwise permitted under clause (viii) described in the second paragraph under the caption "-- Limitation on Consolidated Debt and Disqualified Equity"; (iii) investments by the Company or any Restricted Subsidiary in an amount not to exceed in the aggregate L.10 million in a Person which is engaged in a Cable Business or a business incidental thereto; and (iv) investments in Non-Restricted Subsidiaries made with the proceeds of a substantially concurrent (1) capital contribution to the Company or (2) issue or sale of Equity Securities (other than Disqualified Equity) of the Company.

LIMITATION ON LIENS

     The Company shall not, and shall not permit any Restricted Subsidiary to, Incur or suffer to exist any Lien upon any of its properties or assets, now owned or hereafter acquired, to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the 1997 Notes equally and ratably with such Debt so long as such Debt shall be so secured or in the event such Debt is subordinate in right of payment to the 1997 Notes, prior to such Debt as to such property and assets for so long as such Debt shall be so secured. The foregoing restrictions do not apply to Liens existing at the date of the 1997 Notes Indenture or to: (i) Liens securing only the 1997 Notes; (ii) Liens in favor of the Company or any Wholly-Owned Restricted Subsidiary; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company (and not incurred in anticipation of such merger or consolidation) which Liens shall not extend to any other property of the Company or any Restricted Subsidiary; (iv) Liens on property existing immediately prior to the time of acquisition thereof (and not in anticipation of the financing of such acquisition); (v) Liens to secure Debt Incurred under the provisions described in clauses (i), (iii), (iv), (v) or (ix) of the second paragraph under the caption "-- Limitation on Consolidated Debt and Disqualified Equity"; (vi) Liens for taxes or assessments or other governmental charges or levies which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in accordance with generally accepted accounting principles shall have been made;
(vii) Liens to secure obligations under workmen's compensation laws or similar legislation, including Liens with respect to judgments which are not currently dischargeable; and (viii) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing Clauses (i) through (viii) so long as such Lien does not extend to any other property. In addition to the foregoing, the Company and its Restricted Subsidiaries may incur a Lien to secure any Debt or enter into a Sale and Leaseback Transaction, without equally and ratably securing the 1997 Notes, if the sum of (i) the amount of Debt secured by a Lien entered into after the date of the 1997 Notes Indenture and otherwise prohibited by the 1997 Notes Indenture and (ii) the Attributable Value of all Sale and Leaseback Transactions entered into after the date of the 1997 Notes Indenture and otherwise prohibited by the 1997 Notes Indenture does not exceed 5% of the Company's Consolidated Tangible Assets.

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     The Company shall not, and shall not permit any Restricted Subsidiary of the Company to, enter into any Sale and Leaseback Transaction unless (i) the Company or such Restricted Subsidiary were entitled to incur a Lien to secure Debt in an amount at least equal to the Attributable Value of such Sale and Leaseback Transaction and the terms of such transaction have been approved by the Board of Directors of the Company or (ii) all of the conditions contained in the provisions described under "-- Limitation on Certain Asset Dispositions" (including the provisions concerning the application of Net Available Proceeds) would be satisfied with respect to such Sale and Leaseback Transaction if all of the consideration received in such Sale and Leaseback Transaction were treated as Net Available Proceeds.

LIMITATIONS CONCERNING DISTRIBUTIONS BY AND TRANSFERS TO RESTRICTED GROUP

     The Company may not, and may not permit any Restricted Subsidiary to, suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Equity Securities or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary of the Company; (ii) to make loans or advances to the Company or any other Restricted Subsidiary of the Company; or (iii) to transfer any of its property or assets to, the Company or any Restricted Subsidiary of the Company. Notwithstanding the foregoing, the Company may, and may permit any Subsidiary to, suffer to exist any such encumbrance or restriction on the ability of any Subsidiary of the Company if and to the extent such encumbrance or restriction exists on the date of the 1997 Notes Indenture or is (a) provided for in the Senior Bank Facility documents; (b) existed prior to the time any Person became a Subsidiary of the Company and such restriction or encumbrance was not incurred in anticipation of such Person becoming a Subsidiary of the Company; (c) exists by reason of a customary merger or acquisition agreement for the purchase or acquisition of the stock or assets of the Company or any of its Restricted

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

Subsidiaries by another Person; (d) contained in an operating lease for real property and is effective only upon the occurrence and during the continuance of a default in the payment of rent; (e) the result of applicable corporate law or regulation relating to the payment of dividends or distributions; (f) pursuant to an agreement pursuant to which Debt meeting the requirements of clauses (iii), (iv), (v) or (ix) of the second paragraph under the caption "-- Limitation on Consolidated Debt and Disqualified Equity" is Incurred; provided, however, that the provisions contained in such agreement relating to such encumbrance or restriction are no more restrictive than those contained in the terms of the Senior Bank Facility; or (g) pursuant to an agreement effecting a renewal, extension, refinancing or refunding of Debt Incurred pursuant to an agreement referred to in clause (a), (b) or (f) above; provided, however, that the provisions contained in such agreement relating to such encumbrance or restriction are no more restrictive than the provisions contained in the agreement the subject thereof, as determined in good faith by the Board of Directors and evidenced by a Board Resolution.

Transactions with Affiliates and Related Persons

     Except as permitted in the following paragraph, the Company shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction or conduct any business with any Affiliate or Related Person of the Company, unless such transaction is effected or such business is conducted on terms which are in the Company's good faith judgment at least as favorable as those that could be obtained in a comparable arm's length transaction with a Person that is not an Affiliate or Related Person. Any such transaction (or series of related transactions) in which such Affiliate or Related Person receives in excess of L.1.0 million in any twelve-month period shall be approved as being in the Company's best interests by a majority of the disinterested directors of the Board of Directors of the Company. Any such transaction involving in excess of L.5.0 million (or series of related transactions involving in excess of L.5.0 million), or as to which there are no disinterested directors, is subject to the further requirement that the Company obtain an opinion of an internationally recognized expert with experience in appraising the terms and conditions of the relevant type of transaction (or series of related transactions) stating that the transaction or series of related transactions is fair (from a financial point of view) to the Company or such Restricted Subsidiary.

     The above requirements shall not be applicable to (i) any transaction among the Company and its Wholly Owned Subsidiaries; (ii) any existing management agreement with ECE Management International or any successor or assign, or any other management agreement which has substantially similar terms; or (iii) any transaction in which investment banking or other financial advisory services are provided to the Company or any Subsidiary by Goldman, Sachs & Co. or any of its Affiliates that is, in the Company's good faith judgment, on arm's length terms.

LIMITATION ON CERTAIN ASSET DISPOSITIONS

     The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value of the shares or assets sold or otherwise disposed of; and (b) at least 90% of such consideration consists of cash or Cash Equivalents. To the extent the Net Available Proceeds of any Asset Disposition are not required to be applied to repay amounts outstanding under the Senior Bank Facility or any Debt of a Restricted Subsidiary, or are not so applied, the Company or such Restricted Subsidiary, as the case may be, may apply such Net Available Proceeds within 365 days of the receipt thereof, to an investment in properties and assets that will be used in a Cable Business (or in Equity Securities of any such Person that will become a Restricted Subsidiary as a result of such investment to the extent that such Person owns properties and assets that will be used in a Cable Business) of the Company or any Restricted Subsidiary ("Replacement Assets"). Notwithstanding the foregoing, the Company may retain the Net Available Proceeds from any Asset Disposition, the Net Available Proceeds of which do not exceed L.1.0 million for any purpose. Any Net Available Proceeds from any Asset Disposition that are neither used to repay amounts outstanding under the Senior Bank Facility or any Debt of a Restricted Subsidiary nor invested in Replacement Assets within such 365-day period (exclusive of the up to L.1.0 million referred to in the preceding sentence) shall constitute "Excess Proceeds" subject to the provisions described in the following paragraph.

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

     When the aggregate amount of Excess Proceeds equals or exceeds L.10.0 million the Company shall make to all holders of the 1997 Notes within 30 days of the determination thereof an Offer to Purchase 1997 Notes with an aggregate principal amount at maturity (or if less, an Accreted Value) equal to such Excess Proceeds at a price in cash equal to 100% of the Accreted Value thereof on any purchase date prior to the 1997 Cash Interest Date or 100% of the outstanding principal amount at maturity thereof plus accrued and unpaid interest, if any, to any purchase date on or after the 1997 Cash Interest Date, as applicable. To the extent that the aggregate principal amount at maturity or if applicable, the Accreted Value of 1997 Notes tendered pursuant to such Offer to Purchase is less than the Excess Proceeds, the Company may use such deficiency for any purpose. If the aggregate principal amount at maturity or the Accreted Value, as applicable, of 1997 Notes validly tendered and not withdrawn by holders thereof exceeds the amount of 1997 Notes which can be purchased with the Excess Proceeds, 1997 Notes to be purchased will be selected on a pro rata basis.

     Notwithstanding the two immediately preceding paragraphs, the Company and the Restricted Subsidiaries will be permitted to consummate an Asset Disposition without complying with such paragraphs to the extent (i) at least 90% of the consideration for such Asset Disposition constitutes Replacement Assets (or Equity Securities of any such Person that will become a Restricted Subsidiary as a result of such transaction to the extent that such Person owns properties and assets that will be used in a Cable Business) and (ii) such Asset Disposition is for fair market value; provided that any consideration not constituting Replacement Assets or Equity Securities as described in Clause (i) received by the Company or any Restricted Subsidiaries in connection with any Asset Disposition permitted to be consummated under this paragraph shall constitute Net Available Proceeds subject to the provisions of the two preceding paragraphs.

CHANGE OF CONTROL

     Within 60 days following the date of the consummation of a transaction resulting in a Change of Control, the Company shall commence an Offer to Purchase all Outstanding 1997 Notes at a purchase price equal to 101% of, prior to the 1997 Cash Interest Date, their Accreted Value and on and after the 1997 Cash Interest Date their principal amount at maturity plus in such case accrued but unpaid interest to the date of purchase. The Company will, not less than 10 days after the date on which the Company first becomes aware of the consummation of a transaction resulting in a Change of Control, cause notice of such Change of Control to be mailed to holders of the 1997 Notes. A "Change of Control" will be deemed to have occurred in the event that, after the date of the 1997 Notes Indenture, either (a) any Person or any Persons (other than a Permitted Holder) acting together which would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates or Related Persons thereof shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 45% of the aggregate voting power of all Equity Securities of the Company entitled to vote generally in the election of directors of the Company; or (b) any Person or Group (other than a Permitted Holder), together with any Affiliates or Related Persons thereof, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate or Related Person of such Group, will constitute a majority of the Board of Directors of the Company or (c) certain events of bankruptcy, insolvency or receivership affecting the Company.

     Any future credit agreements or other agreements relating to indebtedness of the Company and its subsidiaries (including the Senior Bank Facility) may contain provisions restricting the ability of the Company to repurchase 1997 Notes upon a Change of Control. In the event that a Change of Control occurs when such provisions are in effect, the Company may seek the consent of the relevant lenders to the repurchase of 1997 Notes or could attempt to repay or refinance such indebtedness, in a manner that would permit the Company to effect the repurchase of the 1997 Notes. In the absence of such a repayment or refinancing, the Company may be precluded from offering to repurchase the 1997 Notes by the applicable provisions of such other agreements. The failure of the Company to offer to repurchase the 1997 Notes upon a Change of Control would constitute an Event of Default under the 1997 Notes Indenture. Moreover, there can be no assurance that the Company will have the financial resources necessary to effect any repurchase of 1997 Notes upon a Change of Control.

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

MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

     The Company shall not, in a single transaction or through a series of related transactions, (i) consolidate with or merge into any other Person; (ii) permit any other Person to consolidate with or merge into the Company; (iii) directly or indirectly transfer, assign, convey, sell, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety; or (iv) permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, transfer, lease or disposal of all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis to any other Person or group of affiliated Person unless: (1) immediately before and after giving effect to such transaction and treating any Debt and Disqualified Equity which becomes an obligation of the Company or a Subsidiary of the Company as a result of such transaction as having been Incurred or issued, as applicable, by the Company or such Subsidiary at the time of the transaction, no Event of Default or event that with notice or lapse of time, or both, would constitute an Event of Default shall have occurred and be continuing; (2) in the event the Company shall consolidate with or merge into another Person or shall directly or indirectly transfer, assign, convey, sell, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by transfer, assignment, conveyance, sale, lease or other disposition all or substantially all of the properties and assets of the Company as an entirety shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of England and Wales or of the United States of America, any State thereof or the District of Columbia and shall expressly assume by an indenture supplemental to the 1997 Notes Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any), interest and Additional Amounts, if any, on all the 1997 Notes and the performance of every covenant of the 1997 Notes Indenture on the part of the Company to be performed or observed; (3) the Company or the successor to the Company will have an Annualized Consolidated Debt to Cash Flow Ratio for the quarter next preceding such transaction for which quarterly financial statements are available (determined on a pro forma basis giving effect to the proposed transaction as if it had taken place at the beginning of such quarter) equal to or less than the Annualized Consolidated Debt to Cash Flow Ratio of the Company without giving effect to the proposed transaction; provided further that if the Annualized Consolidated Debt to Cash Flow Ratio of the Company immediately preceding such transaction is 7.0:1 or less, then the Annualized Consolidated Debt to Cash Flow Ratio of the Company or its successor after giving pro forma effect to such transaction may be up to 0.5:1 greater than such ratio immediately prior to such transaction; (4) if, as a result of any such transaction, property or assets of the Company or any Subsidiary of the Company would become subject to a Lien prohibited by the provisions of the 1997 Notes Indenture described under "Limitation on Liens" above, and the Company or the successor entity to the Company shall have secured the 1997 Notes as required by that covenant; (5) such transaction would not result in the loss of a Material License (which for this purpose will be determined on a pro forma basis, giving effect to such transaction); and (6) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, transfer, lease or disposition and the supplemental indenture comply with the 1997 Notes Indenture.

EVENTS OF DEFAULT

     The following will be Events of Default under the 1997 Notes Indenture: (a) failure by the Company to pay principal of (or premium, if any, on) any 1997 Note at its Maturity; (b) failure to pay any interest or Additional Amounts on any 1997 Note when due, continued for 30 days; (c) default in the payment of principal and interest on 1997 Notes required to be purchased pursuant to an Offer to Purchase as described under the captions "-- Change of Control" and "-- Limitation on Certain Asset Dispositions"; (d) failure to perform or comply with the provisions described under "-- Mergers, Consolidations and Certain Sales of Assets"; (e) failure by the Company to perform any other covenant under the 1997 Notes Indenture or the 1997 Notes continued for 30 days after written notice to the Company by the Trustee or holders of at least 25% in aggregate principal amount of Outstanding 1997 Notes; (f) default under the terms of any instrument evidencing or securing Debt by the Company or any Significant Restricted Subsidiary which results in the acceleration of the payment of principal amount in excess of L.5 million or which shall constitute the failure to pay any portion in excess of L.5 million of principal or similar amount when due and payable after the expiration of any applicable grace period; (g) the rendering of a final judgment or judgments against the Company or any Significant Restricted Subsidiary in an amount in excess of L.5 million which remains

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
undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; and (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Significant Restricted Subsidiary.

     Subject to the provisions of the 1997 Notes Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the 1997 Notes Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Outstanding 1997 Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     If an Event of Default (other than an Event of Default described in Clause
(h) above) occurs and is continuing, then either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding 1997 Notes may accelerate the maturity of all 1997 Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of Outstanding 1997 Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the 1997 Notes Indenture. If an Event of Default specified in Clause (h) above occurs, the Outstanding 1997 Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. For information as to waiver of defaults, see "-- Modification and Waiver".

No holder of any 1997 Note shall have any right to institute any proceeding with respect to the 1997 Notes Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the Outstanding 1997 Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding 1997 Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a 1997 Note for enforcement of payment of the principal of and premium, if any, or interest on such 1997 Note on or after the respective due dates (or, in the case of a redemption, the Redemption Dates or, in the case of an Offer to Purchase, the Purchase Date) expressed in or established pursuant to the terms of such 1997 Note and 1997 Notes Indenture.

     The Company is required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the 1997 Notes Indenture and as to any default in such performance.

DEFEASANCE

     The 1997 Notes Indenture provides that (A) if applicable, the Company will be discharged from any and all obligations in respect of the Outstanding 1997 Notes other than certain obligations to transfer the 1997 Notes, or (B) if applicable, the Company may omit to comply with certain restrictive covenants, and certain events will cease to be Events of Default under the 1997 Notes Indenture and the 1997 Notes, in either case (A) or (B), upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding 1997 Notes. With respect to Clause (B), the obligations under the 1997 Notes Indenture other than with respect to certain covenants and Event of Default will remain in full force and effect. Such trust may only be established if, among other things (i) with respect to Clause (A), (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel provides that holders of the 1997 Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred and (2) the Company has delivered to the Trustee an opinion of counsel to the effect that, under the law in effect at the time of such deposit, payment made from the defeasance trust world not require the payment of Additional Amounts if the provisions of the 1997 Notes Indenture described under "-- Payment of Additional Amounts" above were applicable to such payments; or, with respect to Clause (B), the Company has delivered to the Trustee (1) an opinion of counsel (which may be based on an Internal Revenue Service ruling) to the effect that the holders of the 1997 Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and
(2) an opinion of counsel to the effect that, under the law in effect at the time of such deposit, payments made from the defeasance trust would not require the payment of Additional Amounts if the provisions of the 1997 Notes Indenture described under "-- Payment of Additional Amounts" above were applicable to such payments; (ii) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing on the date of such deposit or, insofar as an Event of Default described in Clause (h) under "-- Events of Default," at any time during the period ending on the 121st day after the date of such deposit; (iii) the Company has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent are satisfied.

GOVERNING LAW

     The 1997 Notes Indenture and the 1997 Notes will be governed by the laws of the State of New York.

MODIFICATION AND WAIVER

     From time to time the Company, when authorized by resolutions of the Board of Directors, and the Trustee, without the consent of the holders of the 1997 Notes, may amend, waive or supplement the 1997 Notes Indenture or the 1997 Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the 1997 Notes Indenture under the Trust Notes Indenture Act or making any change that does not adversely affect the rights of any holder.

     Modifications and amendments of the 1997 Notes Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding 1997 Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding 1997 Note affected thereby, (a) change the Stated Maturity of the principal of or any installment of interest or Additional Amounts on, any 1997 Note, (b) reduce the principal amount of, (or the premium) or interest or Additional Amounts on, any 1997 Note, (c) change the place or currency of payment of principal of (or premium) or interest or Additional Amounts on, any 1997 Note, (d) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or Redemption Date, in the case of redemption, or Purchase Date, in the case of an Offer to Purchase), (e) reduce the above-stated percentage of Outstanding 1997 Notes necessary to modify or amend the 1997 Notes Indenture, (f) reduce the percentage of principal amount of Outstanding 1997 Notes necessary for waiver of compliance with certain provisions of the 1997 Notes Indenture or for waiver of certain defaults, (g) modify certain provisions of the 1997 Notes Indenture relating to the modification of the 1997 Notes Indenture or the waiver of past defaults or covenants, except as otherwise specified or (h) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the 1997 Notes required as described under the caption "-- Limitation on Certain Asset Dispositions" and "-- Change of Control" in a manner materially adverse to the holders thereof.

     The holders of not less than a majority in aggregate principal amount of the Outstanding 1997 Notes, on behalf of all holders of 1997 Notes, may waive compliance by the Company with certain restrictive provisions and covenants of the 1997 Notes Indenture. Subject to certain rights of the Trustee, as provided in the 1997 Notes Indenture, the holders of not less than a majority in aggregate principal amount of the Outstanding 1997 Notes, on behalf of all holders of 1997 Notes, may waive any past default under the 1997 Notes Indenture, except a default in the payment of principal, premium or interest or in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each Outstanding 1997 Note.

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

REPORTS


     The Company shall deliver to the Trustee, within 15 days after it files them with the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act within the time periods prescribed under such rules and regulations. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the 1997 Notes Indenture requires the Company to continue to file with the Commission and provide to the Trustee such annual and interim reports on Forms 10-K and 10-Q, respectively, as the Company would be required to file were it subject to such reporting requirements within the time periods prescribed under such rules and regulations. The Company shall not be obligated to file any such reports with the Commission if the Commission does not permit such filings but shall remain obligated to provide such reports to the Trustee.


THE TRUSTEE

     The duties and responsibilities of the Trustee are those provided by the Trust Indenture Act. Notwithstanding the foregoing, the 1997 Notes Indenture does not require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the 1997 Notes Indenture, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk of liability is not reasonably assured to it.

     The Trustee is permitted to engage in other transactions with the Company, or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

NO PERSONAL LIABILITY OF DIRECTORS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of the Company, as such shall have any liability for any obligations of the Company under the 1997 Notes, the 1997 Notes Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the 1997 Notes by accepting a 1997 Note waives and releases all such liability; provided that such waiver will not release any person from liability for fraud or criminal acts. The waiver and release are part of the consideration for issuance of the 1997 Notes. Such waiver and release may not be effective to waive liabilities under English law or under the U.S. federal securities laws and it is the view of the Commission that such waiver and release is against public policy.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the 1997 Notes Indenture. Reference is made to the 1997 Notes Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, and, except as otherwise herein described, the term "generally accepted accounting principles" with respect to any computation required or permitted under the 1997 Notes Indenture means accounting principles as are generally accepted in the United States as consistently applied by the Company at the date of the 1997 Notes Indenture.

     "Accreted Value" means, as of any date of determination prior to the 1997 Cash Interest Date, the sum of (a) the initial offering price of each 1997 Note and (b) the portion of the excess of the principal amount of each 1997 Note over such initial offering price which shall have been amortized by the Company through such date, such amount to be so amortized on a daily basis and compounded semiannually on each August 15 and February 15, at the rate of 10 3/4% per annum from the date of issuance of the 1997 Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months.

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

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Annualized Consolidated Debt to Cash Flow Ratio" for any Person means for any fiscal quarter the ratio of (i) Total Consolidated Debt of such Person as of the end of such fiscal quarter to (ii) Consolidated Operating Cash Flow of such Person for such fiscal quarter multiplied by four.

     "Asset Acquisition" means (i) any capital contribution (including without limitation by means of transfers of cash or other property to others or payments for property or services for the account or use of others) by the Company or any Restricted Subsidiary in any other Person (including, for the avoidance of doubt, a prospective licensee that subsequently acquires a license to operate a cable television and/or telephone and/or telecommunications system), or any acquisition or purchase of equity interests in any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

     "Asset Disposition" means any transfer, conveyance, sale, lease or other disposition by the Company or any of its Restricted Subsidiaries (including by way of consolidation or merger) resulting in Net Available Proceeds in excess of L.250,000 of (i) shares or other ownership interest of a Subsidiary of the Company, (ii) substantially all of the assets of the Company or any Subsidiary representing a division or line of business, or (iii) other assets or rights outside of the ordinary course of business.

     "Attributable Value" means, as to any particular lease under which any Person is at the time liable, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Cable Acquisition" means an Asset Acquisition of properties or assets to be used in a Cable Business or of equity interests in any Person that becomes a Restricted Subsidiary or, subject to the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" above, a Non-Restricted Subsidiary as a result of such Asset Acquisition, provided that such Person's assets and properties consist principally of properties or assets that will be used in a Cable Business.

     "Cable Business" means any business operating a cable television and/or telephone and/or telecommunications system or any business reasonably related thereto, including, without limitation, the production or provision of programming as well as any business conducted by the Company or any Restricted Subsidiary on the date on which the 1997 Notes are first issued.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

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

     "Cash Equivalent" means, at any time, (i) any evidence of Debt issued or directly and fully guaranteed or insured by the government of an Approved Jurisdiction or any agency or instrumentality thereof (provided that the full faith and credit of the relevant Approved Jurisdiction is pledged in support thereof); (ii) certificates of deposit or acceptances of any financial institution that has combined capital and surplus and undivided profits of not less than $50,000,000 (or the equivalent thereof in another currency) and has a long term debt rating of at least "AA" by Standard & Poor's Corporation or at least "Aa3" by Moody's Investor Service or if not rated by either of those rating agencies the equivalent rating from another Approved Rating Agency;
(iii) commercial paper issued by a corporation organized under the laws of any Approved Jurisdiction and rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investor Service or if not rated by either of those rating agencies the equivalent rating from another Approved Rating Agency; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of an Approved Jurisdiction; and (v) any other investment, instrument or cash balance, provided, that in each of clauses (i) through (v) above such instrument shall be considered a Cash Equivalent within the meaning of this definition only to the extent that such instrument would have been classified as a "cash equivalent" in accordance with the accounting principles applied to the Company's audited consolidated balance sheet as of December 31, 1995. "Approved Jurisdiction" means the United States of America, Canada, the United Kingdom and any other member nation of the Organization for Economic Cooperation and Development. "Approved Rating Agency" means Standard & Poor's Corporation, Moody's Investor Service and any other recognized rating agency that provides or assigns credit rating for debt securities similar to the 1997 Notes and that shall have been approved by the Trustee upon the written request of the Company from time to time.

     "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person as charged in arriving at Consolidated Net Income for such period.

     "Consolidated Interest Expense" of any Person means for any period the interest expense (without deducting interest income) of such Person for such period determined on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends (other than in respect of Preferred Stock held by such Person or a Wholly Owned Subsidiary of such Person) declared and payable in such period in cash; and (v) the portion of any rental obligation allocable to interest expense under generally accepted accounting principles.

     "Consolidated Net Income" of any Person means for any period the net income (or loss) of such Person for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person or a subsidiary of such Person in a transaction accounted for under the pooling-of-interests method for any period prior to the date of such transaction, (b) the net income (but not the net loss) of any Restricted Subsidiary of such Person which is subject to restrictions which prevent the payment of dividends or the making of distributions (by loans, advances, intercompany transfers or otherwise) to such Person to the extent of such restrictions, (c) the net income (or loss) of any Person that is not a Consolidated Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to a member of the Restricted Group by such other Person during such period, (d) gains or losses on Asset Dispositions and (e) all extraordinary gains and extraordinary losses.

     "Consolidated Operating Cash Flow" of any Person means for any period (a) the sum of (i) Consolidated Net Income for such period; (ii) Consolidated Interest Expense for such period; (iii) Consolidated Income Tax Expense for such period; (iv) the depreciation and amortization expense included in the consolidated income statement of such Person for such period; and (v) other non-cash charges (other than trading and operating items in the ordinary course of business) deducted from consolidated revenues in determining Consolidated Net Income for such period (including any foreign currency translation losses), minus (b) non-cash items (other than trading and operating items in the

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

ordinary course of business) increasing consolidated revenues in determining Consolidated Net Income for such period (including any foreign currency translation gains).

     "Consolidated Subsidiaries" of any Person means all Subsidiaries and other equity investees of such Person that would be accounted for on a consolidated basis in such Person's financial statements in accordance with generally accepted accounting principles.

     "Consolidated Tangible Assets" of any Person, means the total assets of such Person and its Restricted Subsidiaries consolidated, as determined in accordance with generally accepted accounting principles, less (i) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles, (ii) unamortized Debt discount and expense, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and (iv) all other proper reserves which in accordance with generally accepted accounting principles should be provided in connection with the business conducted by such Person; provided that with respect to the Company and its Consolidated Subsidiaries, adjustments following the date of the 1997 Notes Indenture to the accounting books and records of the Company and its Consolidated Subsidiaries in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto), or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to.

     "Currency Hedging Agreements" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in currency values to the extent relating to (i) Debt and/or (ii) obligations to purchase assets, properties or services incurred in the ordinary course of business and not for speculative purposes; provided that such Currency Hedging Agreements do not increase the Debt or other obligations of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payments thereunder.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person, (vi) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person at the time of determination and (vii) every obligation of the type referred to in Clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable for, directly or indirectly, as obligor, Guarantor or otherwise; provided that Trade Obligations are excluded from the definition of Debt.

     "Disqualified Equity" of any Person means any Equity Security of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final stated maturity of the 1997 Notes.

     "Equity Homes" means the product of (i) the number of homes in a franchise area, as set forth in the cable television or telecommunications licenses relating to such franchise area, and (ii) the percentage of the entity holding such licenses which is owned directly or indirectly by the Company.

     "Equity Securities" of any Person means any shares, interests, participations or other equivalents of corporate stock or other equity or capital interests of such Person, including, without limitation, partnership interests.

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

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business, and shall not include guarantees in the nature of, or in respect of, Trade Obligations.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

     "Interest Rate Protection Obligation" of any Person means any interest rate swap agreement or other similar interest rate financial agreement or arrangement designed to protect such Person against fluctuations in interest rates and pursuant to which such Person is obligated or may become obligated to make payments; provided that where such agreement or arrangement hedges Debt, it is with respect to a notional principal amount that does not exceed the principal amount of the Debt to which such Interest Rate Protection Obligation relates.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to any other Person (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Equity Securities, bonds, notes, debentures or other securities or evidence of Debt issued by any other Person.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Material License" means a direct or indirect ownership interest in a license to operate a cable television or a cable telephone system held by the Company or any of its Restricted Subsidiaries which license at the time of determination covers a number of Equity Homes which equals or exceeds 10% of the aggregate number of Equity Homes covered by all of the licenses to operate cable television or cable telephone systems in which the Company or its Restricted Subsidiaries hold a direct or indirect ownership interest at such time.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash and readily marketable cash equivalents received (including by way of sale or discounting of a note, instalment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by a Lien on such assets or on shares of the Person owning such assets in accordance with the terms of any Lien upon or with respect to such assets or which must be repaid out of the proceeds from such Asset Disposition under the terms of such Debt or Lien, in order to obtain a necessary consent to such Asset Disposition or by applicable law, and (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset

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
Disposition provided that minority holders receive distributions and payments that are in the Company's good faith judgment comparable in kind to that received by the Company or a Restricted Subsidiary.

     "Non-Recourse Debt" means Debt or that portion of Debt (i) as to which none of the Company, nor any of its Restricted Subsidiaries (a) provides credit support (including any undertaking, agreement or instrument which would constitute Debt); (b) is directly or indirectly liable; or (c) constitutes the lender; and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against a Non-Restricted Subsidiary) would permit (upon notice, lapse of time or both) any holders of any other Debt of the Company or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Non-Restricted Subsidiary" of a Person means a Subsidiary of such Person that (i) at the time of its designation as a Non-Restricted Subsidiary has not acquired any assets (unless the acquisition of such assets constitutes a Restricted Payment permitted by the "-- Certain Covenants -- Limitation on Restricted Payments" covenant), at any previous time, directly or indirectly from such Person or any of its Subsidiaries and (ii) has no Debt other than Debt that is, with respect to such Person, Non-Recourse Debt (unless the extent to which such Person is the lender for, or is responsible for such Debt, constitutes a Restricted Payment permitted by the "-- Certain Covenants -- Limitation on Restricted Payments" covenant); provided, however, that at the time of such designation, after giving pro forma effect to such designation, the Annualized Consolidated Debt to Cash Flow Ratio of such Person is equal to or less than the Annualized Consolidated Debt to Cash Flow Ratio of such Person immediately preceding such designation; provided, further, that if the Annualized Consolidated Debt to Cash Flow Ratio of the Company immediately preceding such designation is 7.0:1 or less, the Annualized Consolidated Debt to Cash Flow Ratio of the Company after giving pro forma effect to such designation may be up to 0.5:1 greater than such ratio immediately preceding such designation. No Restricted Subsidiary may be redesignated as a Non-Restricted Subsidiary unless at the time of such redesignation the provisions in clauses (i) and (ii) in this definition are currently met and the Board of Directors of such Person has passed a certified resolution, delivered to the Trustee, to such effect.

     "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder at his address appearing in the Security Register on the date of the Offer or provided to the Trustee by such holder offering to purchase up to the principal amount of 1997 Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to this 1997 Notes Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of 1997 Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee as described under the caption "-- Reports" (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in Clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and
(iv) any other information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such holders to tender 1997 Notes pursuant to the Offer to Purchase. The Offer shall also state:

     (1) the Section of the 1997 Notes Indenture pursuant to which the Offer to Purchase is being made;

     (2) the Expiration Date and the Purchase Date;

     (3) the aggregate principal amount of the Outstanding 1997 Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than all Outstanding 1997 Notes, the manner by which such has been determined pursuant to the Section hereof requiring the Offer to Purchase) (the "Purchase Amount");

     (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of 1997 Notes accepted for payment (as specified pursuant to the 1997 Notes Indenture) (the "Purchase Price");

     (5) that the holder may tender all or any portion of the 1997 Notes registered in the name of such holder and that any portion of a 1997 Note tendered must be tendered in an integral multiple of $1,000 principal amount at maturity;

     (6) the place or places where 1997 Notes are to be surrendered for tender pursuant to the Offer to Purchase;

     (7) that interest on any 1997 Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

     (8) that on the Purchase Date the Purchase Price will become due and payable upon each 1997 Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

     (9) that each holder electing to tender a 1997 Note pursuant to the Offer to Purchase will be required to surrender such 1997 Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such 1997 Note, if a Registered 1997 Note, being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

     (10) that holders will be entitled to withdraw all or any portion of 1997 Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the 1997 Note the holder tendered, the certificate number of the 1997 Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

     (11) that (a) if 1997 Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such 1997 Notes and (b) if 1997 Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase 1997 Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only 1997 Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

     (12) that in case of any holder whose 1997 Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the holder of such 1997 Note without service charge, a new 1997 Note or 1997 Notes of the same type, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the 1997 Note so tendered.

     Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

     "Permitted Holder" means European Cable Capital Partners L.P., a limited partnership organized under the laws of Delaware, and any of its partners existing on the date of the 1997 Notes Indenture.

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

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Registration Rights Agreement" means the Exchange and Registration Rights Agreement, dated February 27, 1997, between the Company and the Purchasers.

     "Related Person" of any Person means, without limitation, any other Person owning (a) 5% or more of the outstanding Common Equity of such Person or (b) 5% or more of the Voting Interest of such Person.

     "Restricted Group" means the Company together with its Restricted Subsidiaries.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person other than a Non-Restricted Subsidiary.

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Significant" means, with respect to any Subsidiary or Restricted Subsidiary, a Subsidiary or Restricted Subsidiary that qualifies as a "significant subsidiary" under Rule 1-02 of the Commission's Regulation S-X.

     "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Interest of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Total Consolidated Debt" means, at any date of determination, an amount equal to the aggregate amount of all Debt of the Company and its Restricted Subsidiaries outstanding as of the date of determination, determined on a consolidated basis.

     "Trade Obligation" means (i) obligations to pay the purchase price of assets or services purchased in the ordinary course of business including, without limitation, obligations incurred in respect of any documentary letter of credit or bill of exchange issued in respect of any such purchase; (ii) obligations in respect of any bill of exchange or promissory note drawn, or accepted, issued or endorsed in the ordinary course of business, including, without limitation, indebtedness in respect of any monies raised by way of sale, discounting or otherwise in respect of any such bill or note; and (iii) obligations in respect of any Guarantee of any obligation of the type specified in Clause (i) or (ii) above, except to the extent that such obligation is treated as indebtedness under generally accepted accounting principles.

     "Voting Interest" of any Person means Equity Securities of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Weighted Average Life" means, as of the date of determination, with respect to any Debt or Disqualified Equity, the quotient obtained by dividing
(i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payments of such Debt or redemption or repurchase payments on such Disqualified Equity and the amount of such principal payments or redemption or repurchase payments, by (ii) the sum of all such principal value or redemption or repurchase payments.

     "Wholly Owned" means with respect to any Subsidiary or Restricted Subsidiary of any Person means a Subsidiary (or a Restricted Subsidiary) of such Person all of the outstanding Equity Securities or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries (or Restricted Subsidiaries) of such Person or by such Person and one or more Wholly Owned Subsidiaries (or Restricted Subsidiaries) of such Person.

DESCRIPTION OF BOOK-ENTRY SYSTEM

GENERAL

     The Book-Entry Depositary holds the 1997 Global Notes for the benefit of DTC and its Participants, as hereinafter described. Pursuant to the terms of the 1997 Deposit Agreement, the 1997 Global Notes may be transferred only to a successor of the Book-Entry Depositary. Beneficial interests in the 1997 Global Notes are shown on, and transfers thereof are effected only through, records maintained in book-entry form by DTC (with respect to its Participants' interests) and its Participants. Such beneficial interests are referred to herein as "Book-Entry Interests." Ownership of the Book-Entry Interests will be limited to Participants and indirect participants ("Indirect Participants"), including Euroclear and Cedel. Procedures with respect to the ownership of Book-Entry Interests are set forth below.

     Upon receipt of each 1997 Global Note, the Book-Entry Depositary will issue a certificateless depositary interest (which represents a 100% interest in the underlying 1997 Global Note) to DTC by recording such interest in the Book-Entry Depositary's books and records in the name of Cede & Co., as nominee of DTC. Upon such issuance, DTC will credit on its book-entry registration and transfer system the Participants' accounts with the respective interests owned by such Participants. Ownership of Book-Entry Interests is shown on, and the transfer of such interests will be effected only through, records maintained by DTC and by Participants (with respect to interests of Indirect Participants, including Euroclear and Cedel). The laws of some countries and some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge the Book-Entry Interests.

     Investors may hold their Book-Entry Interests through Cedel or Euroclear, if they are account holders in such systems, or indirectly through organizations which are account holders in such systems. Cedel and Euroclear will hold such interests on behalf of their account holders through securities accounts in their respective names on the books of their respective depositaries, which, in turn, will hold such interests in securities accounts in the depositaries' names on the books of DTC. Investors may also hold their Book-Entry Interests directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in the 1997 Global Notes, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such system.

     So long as the Book-Entry Depositary, or its nominee, is the holder of the 1997 Global Notes, the Book-Entry Depositary or such nominee, as the case may be, will be considered the sole holder of such 1997 Global Notes for all purposes under the 1997 Notes Indenture. Except as set forth above under "-- Form of 1997 Notes", Participants or Indirect Participants are not entitled to have 1997 Notes or Book-Entry Interests registered in their names, will not receive or be entitled to receive physical delivery of 1997 Notes or Book-Entry Interests in definitive form and will not be considered the owners or holders thereof under the 1997 Notes Indenture. Accordingly, each person owning a Book-Entry Interest must rely on the procedures of the Book-Entry Depositary and DTC and, if such person is not a Participant in DTC, on the procedures of the Participant in DTC through which such person owns its interest (being, in the case of Euroclear and Cedel, the procedures of Euroclear and Cedel), to exercise any rights and remedies of a holder under the 1997 Notes Indenture. See "-- Actions by Owners of Book-Entry Interests" below. If any definitive 1997 Notes are issued to Participants or Indirect Participants, they will be issued in registered form ("1997 Definitive Registered Notes"), as described under "-- Form of the 1997 Notes." Unless and until Book-Entry Interests are exchanged for 1997 Definitive Registered Notes (as described under "-- Form of the 1997 Notes" above), the depositary interest held by DTC may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

PAYMENTS ON THE 1997 GLOBAL NOTES

     Payments of any amounts owing in respect of the 1997 Global Notes will be made through one or more paying agents appointed under the 1997 Notes Indenture (which initially will include the Trustee) to the Book-Entry Depositary, as the holder of the 1997 Global Notes. All such amounts will be payable in United States dollars. Upon receipt of any such amounts, the Book-Entry Depositary will pay the amount so received to DTC, which will distribute such payments to its Participants. Payments of all such amounts will be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law, and if any such deduction or withholding is required to be made by any law or regulation of the United Kingdom then, to the extent described under "-- Payment of Additional Amounts" above, such Additional Amounts will be paid as may be necessary in order that the net amounts received by any holder of the 1997 Global Notes or owner of Book-Entry Interests after such deduction or withholding will equal the net amounts that such holder or owner would have otherwise received in respect of such 1997 Global Note or Book-Entry Interest, as the case may be, absent such withholding or deduction. DTC, upon receipt of any such payment, will immediately credit Participants' accounts with payments in amounts proportionate to their respective ownership of Book-Entry Interests, as shown on the records of DTC. The Company expects that payments by Participants to owners of Book-Entry Interests held through such Participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the account of customers in bearer form or registered in "street name" and will be the responsibility of such Participants. In the event that DTC no longer immediately credits Participants' accounts with payments, the Company will endeavor to cause payments of interest and principal to be made by wire transfer to any owners of Book-Entry Interests who so request whose aggregate ownership exceeds $20 million in principal amount at maturity.

     Because the provisions of the 1997 Notes Indenture treat the holder of the 1997 Global Notes as the owner of the 1997 Notes represented thereby for the purpose of receiving amounts owing in respect of the 1997 Notes, the Company has no responsibility or liability for the payment of amounts owing in respect of the depositary interest held by DTC to owners of Book-Entry Interests representing interests in the 1997 Global Notes. Payments by DTC Participants to owners of Book-Entry Interests held through such Participants are the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name".

     None of the Company, the Trustee, the Book-Entry Depositary or any agent of the Company or the Trustee or the Book-Entry Depositary have any responsibility or liability for any aspect of the records relating to or payments made on account of Book-Entry Interests or for maintaining, supervising or reviewing any records relating to such Book-Entry Interests.

REDEMPTION

     In the event any 1997 Global Note (or any portion thereof) is redeemed, the Book-Entry Depositary will redeem, from the amount received by it in respect of the redemption of any 1997 Global Note, an equal amount of the Book-Entry Interests. The redemption price payable in connection with the redemption of Book-Entry Interests will be equal to the amount received by the Book-Entry Depositary in connection with the redemption of the 1997 Global Note (or any portion thereof). The Company understands that under existing DTC practices, if less than all of the 1997 Notes are to be redeemed at any time, DTC will credit Participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as DTC deems fair and appropriate; provided that no beneficial interests of less than $1,000 principal amount at maturity may be redeemed in part.

TRANSFERS

     All transfers of Book-Entry Interests are recorded in accordance with the book-entry system maintained by DTC, pursuant to customary procedures established by DTC and its Participants.

ISSUANCE OF DEFINITIVE REGISTERED NOTES

     Investors may, at their option, obtain 1997 Definitive Registered Notes as set forth under "-- Form of the 1997 Notes". While a 1997 Global Note is outstanding, holders of 1997 Definitive Registered Notes may exchange their 1997 Definitive Registered Notes for Book-Entry Interests by surrendering their 1997 Definitive Registered Notes to the Book-Entry Depositary. The amount of the Book-Entry Interests will be increased or decreased to reflect such transfers or exchanges. The Book-Entry Depositary will request the Trustee to make the appropriate adjustments to the applicable 1997 Global Note or exchange such 1997 Global Note for a new 1997 Global Note in an appropriate principal amount at maturity to reflect any such transfers or exchanges.

ACTION BY OWNERS OF BOOK-ENTRY INTERESTS

     As soon as practicable after receipt by the Book-Entry Depositary of notice of any solicitation of consents or request for a waiver or other action by the holders of 1997 Notes or of any Offer to Purchase (as defined under "-- Certain Definitions" above), the Book-Entry Depositary will mail to DTC a notice containing (a) such information as is contained in such notice received by the Book-Entry Depositary, (b) a statement that at the close of business on a specified record date DTC will be entitled to instruct the Book-Entry Depositary as to the consent, waiver or other action, if any, pertaining to the 1997 Notes and (c) a statement as to the manner in which such instructions may be given. In addition, the Book-Entry Depositary will forward to DTC, or, based upon instructions received from DTC, to owners of Book-Entry Interests, all materials pertaining to any such solicitation, request, offer or other action. Upon the written request of DTC, the Book-Entry Depositary shall endeavor insofar as practicable to take such action regarding the requested consent, waiver, offer or other action in respect of the 1997 Notes in accordance with any instructions set forth in such request. DTC may grant proxies or otherwise authorize DTC Participants (or persons owning Book-Entry Interests through such DTC Participants) to provide such instructions to the Book-Entry Depositary so that it may exercise any rights of a holder or take any other actions which a holder is entitled to take under the 1997 Notes Indenture. The Book-Entry Depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the 1997 Notes Indenture.

REPORTS

     The Book-Entry Depositary will immediately send to DTC a copy of any notices, reports and other communications received relating to the Company, the 1997 Notes or the Book-Entry Interests. All notices regarding the 1997 Notes will, so long as the rules of the Luxembourg Stock Exchange require, be published in a daily newspaper of general circulation in Luxembourg, which is expected to be the Luxemburger Wort.

RESIGNATION OF BOOK-ENTRY DEPOSITARY

     The Book-Entry Depositary may at any time resign as Book-Entry Depositary by written notice to the Company, the Trustee and DTC, such resignation to become effective upon the appointment of a successor book-entry depositary, in which case the 1997 Global Notes shall be delivered to that successor. If no such successor has been so appointed within 120 days of such notification, the Book-Entry Depositary may request the Company to issue 1997 Definitive Registered Notes as described above.

CHARGES OF BOOK-ENTRY DEPOSITARY

     The Company has agreed to indemnify the Book-Entry Depositary against certain liabilities incurred by it and pay the charges of the Book-Entry Depositary as agreed between the Company and the Book-Entry Depositary.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The Deposit Agreement may be amended by the Company and the Book-Entry Depositary without notice to or consent of DTC or any owner of Book-Entry
Interest: (a) to cure any ambiguity, defect or inconsistency, provided that such amendment or supplement does not adversely affect the rights of DTC or any holder of Book-Entry Interests, (b) to evidence the succession of another person to the Company (when a similar amendment with respect to the 1997 Notes Indenture is being executed) and the assumption by any such successor of the covenants of the Company herein, (c) to evidence or provide for a successor Book-Entry Depositary, (d) to make any amendment, change or supplement that does not adversely affect DTC or the owners of Book-Entry Interests, (e) to add to the covenants of the Company or the Book-Entry Depositary, or (f) to comply with the United States Federal securities laws. No amendment that adversely affects DTC may be made to the 1997 Deposit Agreement without the consent of DTC. Upon the issuance of 1997 Definitive Registered Notes in exchange for Book-Entry Interests constituting the entire principal amount at maturity of 1997 Notes, the 1997 Deposit Agreement will terminate. The 1997 Deposit Agreement may be terminated upon the resignation of the Book-Entry Depositary if no successor has been appointed within 120 days as set forth under "-- Resignation of Book-Entry Depositary."

INFORMATION CONCERNING DTC

     The Company understands as follows with respect to DTC: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers (including the Purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of an owner of a Book-Entry Interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that certain Persons take physical delivery of securities in definitive form. Consequently, the ability to transfer Book-Entry Interests to such Persons may be limited. In addition, beneficial owners of Book-Entry Interests through the DTC system will receive distributions attributable to the 1997 Global Note only through DTC Participants.

SETTLEMENT

     The Book-Entry Interests will trade in DTC's Same-Day Funds Settlement System. Any secondary market trading activity in the Book-Entry Interests is expected to accrue through DTC's Participants, and the securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

CLEARANCE THROUGH CEDEL AND EUROCLEAR

     The 1997 Notes have been accepted for clearance by Cedel and Euroclear under the common code 7855630. The ISIN is US252567AD49.

                             TAXATION

     The following summary of material U.K. and U.S. federal income tax consequences of the acquisition, ownership and disposition of the Discount Notes by a "U.S. Holder", as defined below, is the opinion of Sullivan & Cromwell with respect to U.S. federal income taxes and is based upon the opinion of Freshfields with respect to U.K. taxes.

     The statements regarding U.S. and U.K. tax laws and practices set forth below, including the statements regarding the U.S./U.K. double taxation convention relating to income and capital gains (the "Treaty") assume that the Discount Notes will be issued, and transfers thereof and payments thereon will be made, in accordance with the applicable Indenture and the Deposit Agreement.

     For purposes of the Treaty, and the U.S. Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), U.S. Holders of Book-Entry Interests will be treated as owners of the Discount Notes underlying such Book-Entry Interests and, except as noted below, the tax consequences of owning Book-Entry Interests will be the same as those applicable to ownership of Discount Notes.

     As Used herein, the term "U.S. Holder" means a beneficial owner of a Discount Note that is, for U.S. federal income tax purposes: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     PROSPECTIVE PURCHASERS OF DISCOUNT NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S., U.K. OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF DISCOUNT NOTES, INCLUDING THE EFFECT OF ANY STATE OR LOCAL TAX LAWS.

UNITED KINGDOM

     The following summary describes the material U.K. tax matters with respect to ownership of the Discount Notes and is based on the laws as in force and as applied in practice on the date of this Prospectus, and, where relevant, takes account of prospective changes in those laws as announced as part of the UK Budget on March 17, 1998, assuming that these changes become law and is subject to changes to those laws and practices, and any relevant judicial decision, subsequent to the date of this Prospectus.

PAYMENTS ON THE DISCOUNT NOTES

     The Company will not be required to deduct or withhold on account of U.K. income tax from payments of principal or, for so long as the Discount Notes are represented by a Global Discount Note and are listed on the Luxembourg Stock Exchange or some other stock exchange recognized by the U.K. Inland Revenue, from payments of interest where:

          (a) the payment of interest is made by a paying agent outside the U.K.; or

          (b) the payment of interest is made by or through a person who is in the U.K. but the person beneficially entitled to the interest is not resident in the U.K. and beneficially owns the Discount Notes from which the interest derives and either the person by or through whom the payment is made has received a declaration in a form prescribed by regulations) confirming that these requirements are satisfied or the Inland Revenue has issued a notice to that person stating that they consider them satisfied.

     In other cases, and in particular where paid in respect of Definitive Registered Notes, interest will (subject to what is said below) be paid after deduction of income tax at the lower rate (for the tax year 1996/7, 20%). A U.S. Holder of a Discount Note who is entitled to the protection of the Treaty will normally be eligible to recover in full any U.K. tax withheld from payments of interest to which such Holder is beneficially entitled by making a claim under the Treaty on the appropriate form. Alternatively, a claim may be made by a U.S. Holder in advance of a payment of interest. If the claim is accepted by the Inland Revenue, they will authorize subsequent payments to that U.S. Holder to be made without withholding for U.K. tax.

     For so long as the Discount Notes are represented by a Global Discount Note and are listed on a recognized stock exchange, where any person in the United Kingdom, in the course of a trade or profession:

     (i) acts as custodian of a Discount Note in respect of which he receives any interest or interest is paid at his direction or with his consent, or

     (ii) collects or secures payment of or receives interest on a Discount Note for another person.

     (except in any case by means only of clearing a check or arranging for the clearing of a check) that person is liable to account for United Kingdom income tax at the lower rate (20 per cent. for the tax year 1996/7) on such interest and is entitled to deduct an amount in respect thereof unless an exemption from such liability is applicable including, for example, where the Discount Note and the interest is beneficially owned by a person not resident in the United Kingdom and applicable administrative and procedural requirements are satisfied, including the making of declarations as to status and eligibility.

     Except for any income tax deducted as described above (and except in the case of non-United Kingdom resident trustees of a trust having an ordinarily resident or resident beneficiary) a U.S. Holder will not be liable to United Kingdom tax on interest on a Discount Note unless it is chargeable to income tax or corporation tax on a branch or agency in the United Kingdom through which it carries on a trade, profession or vocation and in connection with which the interest is received or to which the Discount Notes are attributable. There are certain exemptions for interest received by certain specified categories of agent (such as some brokers and investment managers).

SALE OR DISPOSITION (INCLUDING REDEMPTION)

     For U.K. tax purposes, a disposal (including redemption) of a Discount Note will generally not be subject to U.K. tax unless the holder is resident or if an individual ordinarily resident or, in certain circumstances and with effect from March 17, 1998, has been resident in recent years for tax purposes in the U.K. or carries on a trade, profession or vocation in the U.K. through a branch or agency to which the Discount Note is attributable.

ANNUAL TAX CHARGES

     Provisions of the Finance Act 1993 which could impose an annual charge on corporate holders of Discount Notes by reference to exchange rate fluctuations, and provisions of the Finance Act 1996 which could apply so as to charge corporate holders to corporation tax on income on any profits (and give relief for permitted losses) by reference to accounting periods on either an authorized accruals or mark to market basis, will not apply to corporate U.S. Holders without a branch or agency in the U.K.

UNITED KINGDOM STAMP DUTY AND STAMP DUTY RESERVE TAX

     No U.K. stamp duty or stamp duty reserve tax is payable on the issue of the applicable Global Discount Note or on the issue or transfer of a Discount
Note in definitive form or on its redemption. No U.K. stamp duty will be payable in respect of any instrument of transfer of Book-Entry Interests, provided that any instrument relating to such a transfer is not executed in the U.K., and remains at all times outside the U.K. An agreement to transfer Discount Notes should not give rise to stamp duty reserve tax in any event.

UNITED KINGDOM INHERITANCE TAX

     Discount Notes represented by the applicable Global Discount Note that are not treated as situated in the U.K. and are beneficially owned by an individual domiciled outside the U.K. for U.K. inheritance tax purposes will not be subject to U.K. inheritance tax. The status of Discount Notes held in the form of Book-Entry Interests is, however, not free from doubt. If a Discount Note is subject to U.K. inheritance tax and U.S. federal estate tax, the U.S./U.K. double taxation convention relating to estate and gift taxes may entitle a U.S. Holder to credit or relief in respect of the U.K. tax.

UNITED STATES

     The following summary of the principal U.S. federal income tax consequences of ownership and disposition of the Discount Notes deals only with Discount Notes held as capital assets. It does not discuss all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to special classes of holders, such as securities dealers, banks, tax-exempt organizations, life insurance companies, persons that hold Discount Notes that are part of a straddle or conversion transaction, persons that are not U.S. Holders, or persons whose functional currency is not the U.S. dollar. The summary is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

ORIGINAL ISSUE DISCOUNT

     The Discount Notes were issued with original issue discount ("OID") because the "issue price" of the Discount Notes was less than their "stated redemption price at maturity" by more than a de minimis amount. The "issue price" of the Discount Notes equals the first price at which a substantial amount of the Discount Notes were sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The "stated redemption price at maturity" equals the sum of all payments provided under the Discount Notes other than payments of "qualified stated interest." A "qualified stated interest" payment is generally any one of a series of stated interest payments that, among other requirements, are unconditionally payable at least annually. Because the Discount Notes will not pay interest prior to the Cash Interest Date, none of the interest on the Discount Notes will be "qualified stated interest." Therefore, all payments made under the Discount Notes will be included in the "stated redemption price at maturity" and the total OID on a Discount Note equals the difference between the sum of all payments provided under the Discount Note and its issue price.

     A U.S. Holder of a Discount Note must include OID in income calculated in accordance with a constant-yield method before the receipt of cash attributable to such income. Under the constant-yield method, interest is accrued at a constant rate based on the Discount Notes' yield to maturity, which is the discount rate that, when used in computing the present value of all payments to be made under the Discount Notes, produces an amount equal to their issue price. The amount of OID includible in income by a U.S. Holder of a Discount
Note is the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year on which the U.S. Holder holds such Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Discount Note may be of any length selected by the U.S. Holder and may vary in length over the term of the Discount Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Discount Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period will equal the product of the Discount Note's "adjusted issue price" at the beginning of the accrual period and such Discount Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the particular accrual period). The amount of OID allocable to the final accrual period is the difference between the amount payable at the maturity of the Discount Note and the Discount Note's adjusted issue price as of the beginning of the final accrual period.

     The "adjusted issue price" of a Discount Note at the beginning of any accrual period will be the issue price of the Discount Note increased by the amount of accrued OID for each prior accrual period and decreased by the amount of any payments made on the Discount Note. Because OID will accrue and be includible in income at least annually and no payments will be made under the Discount Notes until the Cash Interest Date, the adjusted issue price will increase until the Cash Interest Date. The amount of OID includible in income will therefore increase during each accrual period until the Cash Interest Date. In taxable years of a U.S. Holder beginning after the Cash Interest Date, the amount of OID includible in the U.S. Holder's income should be approximately equal to the expected interest payments on the Discount Note.

     OID accrued with respect to the Discount Notes constitutes income from sources outside the United States, but generally will be "passive" or, in the case of certain U.S. Holders, "financial services" income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a U.S. Holder.

ACQUISITION PREMIUM

     A U.S. Holder that purchases a Discount Note for an amount less than or equal to the sum of all amounts payable on the Discount Note after the purchase date but in excess of its "adjusted issue price" (any such excess being "acquisition premium") is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the U.S. Holder's adjusted basis in the Discount Note immediately after its purchase over the "adjusted issue price" of the Discount Note, and the denominator of which is the excess of the sum of all amounts payable on the Discount Note after the purchase date over the Discount Note's adjusted issue price.

MARKET DISCOUNT

     A Discount Note will be treated as purchased at a market discount (a "Market Discount Note") if the Discount Note's "revised issue price", exceeds the amount for which the U.S. Holder purchased the Discount Note by at least 1/4 of 1 percent of such Discount Note's "revised issue price" multiplied by the number of complete years to the Discount Note's maturity. If such excess is not sufficient to cause the Discount Note to be a Market Discount Note, then such excess constitutes "de minimis market discount". The Code provides that, for these purposes, the "revised issue price" of a Discount Note generally equals its issue price, increased by the amount of any OID that has accrued on the Discount Note.

     Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Discount Note. Alternatively, a U.S. Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Discount Note. Such an election shall apply to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Internal Revenue Service.

     Market discount on a Market Discount Note will accrue on a straight-line basis unless the U.S. Holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the Discount Note with respect to which it is made and may not be revoked. A U.S. Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Discount Note in an amount not exceeding the accrued market discount on such Discount Note until the maturity or disposition of such Discount Note.

SALE, EXCHANGE OR RETIREMENT OF THE DISCOUNT NOTES

     Upon the sale, exchange or retirement of a Discount Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such Holder's adjusted tax basis in the Discount Note. A U.S. Holder's adjusted tax basis in a Discount Note will generally equal the cost of the Discount Note to such Holder, increased by the amounts of any OID, market discount or de minimis market discount previously included in income by the Holder with respect to such Discount Note and reduced by any payments on the Discount Notes received by the Holder.

     Except to the extent described above under "-- Market Discount", gain or loss realized on the sale, exchange or retirement of a Discount Note will be capital gain or loss. Long-term capital gain of a non-corporate U.S. Holder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum rate of 20% in respect of property held in excess of 18 months. Gain, if any, will generally be U.S. source gain.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to payments of principal, premium and interest on a Discount Note and on the proceeds of the sale of a Discount Note before maturity to, and the accrual of OID with respect to, a non-corporate U.S. Holder, and "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the U.S. Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

     The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                             PLAN OF DISTRIBUTION

     This Prospectus is to be used by Goldman, Sachs & Co. ("Goldman Sachs") in connection with offers and sales related to market-making transactions in the Discount Notes effected from time to time. Goldman Sachs may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     The Goldman Sachs Affiliates hold an 83.3% interest in ECCP, a Delaware limited partnership which owns 66.7% of the outstanding ordinary shares of the Company. In addition, the Goldman Sachs Affiliates directly hold another 4.2% of the outstanding ordinary shares of the Company. For other information regarding the involvement of Goldman Sachs and its affiliates in connection with the Company, see "Risk Factors -- Control of the Group; Potential Conflicts of Interest", "Company Organization", "Shareholders" and "Certain Transactions". Goldman Sachs or their affiliates have acted as financial advisor to the Company from time to time pursuant to an exclusive assignment and receive separate fees for the provision of such services. Goldman Sachs International served as advisor to the Company in its acquisition of LCL and is acting as agent and financial advisor in connection with the Senior Bank Facility. Richard Friedman, a managing director of Goldman Sachs, Muneer Satter, a managing director of Goldman Sachs International, and John Thornton, a managing director of Goldman Sachs, are Directors of the Company.

     The Company has been advised by Goldman Sachs that, subject to applicable laws and regulations, Goldman Sachs currently intend to make a market in the Discount Notes. However, they are not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors -- Trading Market for the Discount Notes".

     The Company has agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act of 1933.

     Goldman Sachs have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority without prior written approval of such transactions by the customer.

                     VALIDITY OF THE DISCOUNT NOTES

     The validity of the 1994 Notes, the 1995 Notes and the 1997 Notes has been passed upon for the Company by Sullivan & Cromwell, U.S. counsel to the Company, as to New York law, and Katherine Wolfsohn, Legal Director of the Company, as to English law.

                                     EXPERTS

     The consolidated financial statements of Diamond Cable Communications Plc as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997, the consolidated financial statements of LCL Cable Communications Limited as of December 31, 1993 and 1994 and for each of the years in the three-year period ended December 31, 1994 included in this Prospectus have been audited by KPMG, independent auditors, as stated in their report appearing herein, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    GLOSSARY

     Activation: see "Homes Activated" below.

     BARB: Broadcasters' Audience Research Board.

     Basic service: The basic cable television service, usually charged at a flat monthly rate for a number of channels, without any premium channels which are paid for individually.

     Broadband: A general term used to describe wide bandwidth equipment or systems which can carry a large proportion of the electromagnetic spectrum. A broadband communications system can deliver multiple channels and other services.

     Broadcasting Act 1990: The Broadcasting Act 1990, which governs the licensing and operation of the broadcasting industry (including the provision of cable television services) in the United Kingdom, excluding broadcasting by the British Broadcasting Corporation (the "BBC").

     Broadcasting Act 1996: The Broadcasting Act 1996, which makes certain amendments to the Broadcasting Act 1990 and contains new provisions (inter alia) for the regulation of digital broadcasting in the U.K.

     BSkyB: British Sky Broadcasting Group plc, the largest provider of multichannel programming in the U.K. BSkyB was formed in November 1990 through the combination of Sky and British Satellite Broadcasting ("BSB").

     Build out: The process of digging, filling and covering underground trenches in the streets which pass by the homes and businesses in a franchise, constructing wiring ducts within the trenches, laying cable in the ducts and installing and connecting the necessary electronic equipment.

     Cable television/CATV: A broadband network employing radio-frequency transmission over coaxial and/or fiber-optic cable to transmit multiple channels carrying images, sound and data between a central facility and individual customer's television sets. CATV networks may allow one-way or two-way transmission.

     Cable operator: An entity which has been granted licenses to build and operate a system providing both cable television and telephone services.

     Cable television license: A local delivery license ("LDL") granted by the ITC pursuant to its authority under the Broadcasting Act or a prescribed diffusion service license ("PDSL") issued under the CBA, in each case, for the purpose of providing cable television services for a specific franchise area.

     Cable television service: A service consisting of the sending of television programs by hard wire to more than one home simultaneously.

     CBA: The Cable and Broadcasting Act 1984, which was repealed by the Broadcasting Act 1990.

     Coaxial cable: Cable consisting of a central conductor surrounded by and insulated from another conductor. It is standard material used in traditional cable systems. Signals are transmitted through it at different frequencies, giving greater channel capacity than is possible with twisted pair cable, but less than is allowed by optical fiber.

     Churn: Churn is a measure of the incidence of service terminations among customers using a given service. Churn is calculated by dividing net disconnections (total disconnections less the number of disconnected accounts for which service is later restored) in a period by the average number of subscribers in the period (calculated as a simple average of the number of subscribers at the end of each month during the period).

     Digital compression: The conversion of the standard analog signal into a digital signal, and the compression of that signal so as to facilitate multiple channel transmission through a single channel's bandwidth.

     Director General: As used herein, the Director General of
Telecommunications heads the Office of Telecommunications ("OFTEL"), and is the principal U.K. regulator of the telecommunications industry.

     DTH: Abbreviation for "Direct-to-Home". Television programs are transmitted to individual dwellings, each served by a single satellite dish, as distinct from a cable or SMATV system.

     DTI: The Department of Trade and Industry, the U.K. Government Department responsible for overseeing telecommunications licenses to operate and use the physical network over which cable television programs and telecommunications services may be provided.

     Equity Homes: With respect to a given franchise area, the product of the number of homes in the franchise area and the percentage of the direct or indirect equity ownership of a company in the license(s) corresponding to the franchise area.

     Headend: A collection of satellite hardware, typically including a dish, satellite receivers, modulators and amplifiers which collects, processes and combines signals for distribution within the cable network.

     Home: One person living alone or a group of people (who may or may not be related) living, or staying temporarily, at the same address, with common housekeeping.

     Homes activated: The number of homes that can be connected to the cable network without further extension of transmission lines, apart from the final connection to the home.

     Homes marketed: The number of homes passed for which the initial marketing phase (including door-to-door direct marketing) has been completed.

     Homes passed by civils construction: The number of homes that have had ducting buried outside.

     Interconnection: The point at which two telephone networks operated by separate entities connect.

     ITC: The Independent Television Commission, the body established by the Broadcasting Act 1990 which oversees and licenses all types of television broadcasting in the United Kingdom other than by the BBC and the Welsh Authority.

     LDL: A local delivery license granted since January 1, 1991 under the Broadcasting Act 1990 which allows an operator to deliver television and other licensed programming services by means of a licensed telecommunications network including a cable network or microwave distribution system.

     Microwave transmission: The transmission of voice or data using microwave radio frequencies (generally above 1 GHz).

     OFTEL: The Office of Telecommunications, the monitoring body established following the enactment of the Telecommunications Act, headed by the Director General.

     Pay-per-view: A television programming service whereby payment is made for a single viewing of a selected broadcast television program at a time chosen by the cable operator or DTH satellite service provider (as compared with video on demand).

     PDSL: A prescribed diffusion service license granted under the CBA prior to 1991 which allows an operator to provide cable television services by means of a cable network.

     Penetration rate: The measurement of the take-up of services. Penetration rate of homes marketed is calculated by dividing the number of homes receiving basic cable television or the number of residential telephone lines connected, as the case may be, on the given date by the total number of homes marketed for the given service as of such date, expressed as a percentage.

     Premium service: Cable programming service available only for additional subscription over and above the basic service.

     PTO: A public telephone operator that is a provider of telecommunications services designated under the Telecommunications Act and subject to certain obligations such as to interconnect its network with other PTO networks.

     SDH: Synchronous Digital Hierarchy, a set of standards for optical communications transmission systems that define optical rates and formats, signal characteristics, performance, management information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems. SDH facilitates the inter-operability of different vendors' equipment and benefits customers by minimizing the equipment necessary for telecommunications applications.

     Single fiber optic network infrastructure: A network comprising an overlay of fiber optic cables (for the provision of cable television and telecommunications services) which are laid simultaneously in the same duct.

     SMATV: Satellite Master Antenna Television, a television delivery system to multiple dwellings units that utilizes one large satellite dish to receive signals and a small distribution network to distribute signals by cable to individual homes.

     Street Works Act: The New Roads and Street Works Act 1991.

     Telecommunications Act: The Telecommunications Act 1984, which governs the licensing and operation of the telecommunications industry in the U.K.

     Telecommunications license: A license granted under the Telecommunications Act by the DTI which authorizes installation and operation of a telecommunications network used to provide cable television and cable telephone services.

     Telephone number portability: The ability of a telephone customer to retain its telephone number when changing telephone service providers.

     Video-on-demand: A generic term applied to a range of services where a customer has direct control over the timing and content of programming received. The choice exercised over the potential range of programs and particularly their start time distinguishes video-on-demand services from services which are broadcast, such as pay-per-view.

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and fulfills its obligations with respect to such requirements by filing periodic reports with the Commission. Reference is made to the Company's 1996 Annual Report on Form 10-K which has been filed with the Commission as described above. The information filed by the Company with the Commission is available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Midwest Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material are also available from the Public Reference Branch of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company will furnish the Trustee with annual reports, which will include a description of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP and quarterly reports, which will include unaudited quarterly consolidated financial information, prepared in conformity with U.S. GAAP.

     Such reports may be obtained, upon written request, from the Trustee at its Corporate Trust Office located at 101 Barclay Street, New York, New York 10286. Such reports and other information may also be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-K

      (Mark One)

[X] Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (Fee required)

      For the fiscal year ended December 31, 1997 or

[ ] Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (No fee required)

      For the transition period from ___________ to __________

      Commission file number: 33-83740



                       DIAMOND CABLE COMMUNICATIONS PLC
            (Exact name of registrant as specified in the charter)


                ENGLAND                                   NONE
    (State or Other Jurisdiction of       (I.R.S. Employer Identification No.)
     Incorporation or Organization)


     DIAMOND PLAZA, DALESIDE ROAD,
      NOTTINGHAM NG2 3GG, ENGLAND                         NONE
(Address of Principal Executive Offices)               (Zip Code)


                             011-44-115-912-2242
             (Registrant's Telephone Number, Including Area Code)


Securities registered pursuant to Section 12(b) of the Act:  None

                                                 Name of Each Exchange
          Title of Each Class                     on Which Registered
          -------------------                    ---------------------
                  NONE                                    NONE


Securities registered pursuant to Section 12(g) of the Act:  None

                                     NONE
                               (Title of Class)


     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. Yes   X    No
                                              ------    ------

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of the Form 10-K or any amendment to this Form 10-K. [X]

                                  INTRODUCTION

     Diamond Cable Communications Plc (the "Company") is a public limited company (with registered number 2965241) incorporated under the laws of England and Wales. The Company is a holding company which holds all of the shares of
(i) Diamond Cable Communications (UK) Limited ("DCL") (formerly Diamond Cable (Nottingham) Limited) and (ii) the group of companies comprising LCL (as defined below), in both cases through an intermediate holding company, Diamond Holdings plc ("Diamond Holdings"). In this Annual Report, except as the context may otherwise require, references to the Company refer to the Company and/or its predecessor, references to the "Group" refer to the Company and its subsidiaries, including as of September 27, 1995, LCL, and references to "Diamond" refer to the Company and its subsidiaries excluding LCL.

     The Group operates a telecommunications and cable television business focused on the East Midlands area of England. The Group is currently constructing a broadband fiber-optic network to serve the approximately 1.2 million homes and an estimated 60,600 businesses within its contiguous franchise areas. As of December 31, 1997, the Group's cable television and telecommunications network had passed by civils construction approximately 536,100 homes and an estimated 26,900 businesses, of which portions of the network passing approximately 508,800 homes and an estimated 24,900 businesses had been activated. As of that date, the Group also had approximately 157,200 residential telephone lines, 83,800 cable television customers and 27,100 business telephone lines. Through that date, pounds sterling 428 million had been invested (at original cost) in the construction of the network and related systems. For certain operating data as of December 31, 1997, see Item 1. "Business -- Certain Operating Data".

     On September 27, 1995, the Group acquired substantially all of the share capital of East Midlands Cable Group Limited ("EMCG"), East Midlands Cable Communications Limited and East Midlands Cable Holdings Limited (collectively "LCL"), and on October 4, 1995 the Group acquired the remaining share capital (less than 1%) of LCL. For financial accounting purposes, the acquisition was given effect as of September 30, 1995. At and prior to September 30, 1995, substantially all of LCL's operating activities were carried out through LCL Cable Communications Limited ("LCL Cable") (now Diamond Cable (Leicester) Limited). On April 26, 1995, LCL Cable became the principal operating subsidiary of EMCG. References herein to LCL may also refer to LCL Cable or EMCG as appropriate.

     This Annual Report contains certain forward-looking statements, identified as such, with respect to which the Company is seeking to utilize the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are accompanied by, and should be read in conjunction with, an explanation of important factors that could cause actual results to differ materially from those in the forward-looking statements. Among other statements, statements regarding the Group's operational and financial goals and objectives, expectations regarding the construction of the Group's network and the marketing and acceptance of its services, including those under Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" are forward looking in nature. Similarly, among other statements, statements regarding the effects of changes in the competitive environment and government regulation, including those under Item 1. "Business -- Competition" and "Business -- Milestones" and statements regarding the expected technological and managerial strains of continued growth, service enhancement and year 2000 information processing issues, including those under
Item 1. "Business -- Competition" and Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Information Systems -- Year 2000", are forward looking in nature. By their nature, forward-looking statements and forecasts involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements and forecasts. These factors include, among other things, changes in demand for the products and services of the Group, changes in the cost and availability of supplies to the Group, the rate and cost of the build out of the Group's network, technological changes, the impact of competition and changes in economic conditions in England.

     The Company operates only in the United Kingdom and, accordingly, publishes its financial statements in pounds sterling. References herein to "L.", "pounds sterling", "pence" or "p" are to the lawful currency of the United Kingdom and references to "U.S. dollars", "dollars", "$" or "c." are to the lawful currency of the United States. Merely for convenience, this Annual Report contains translations of certain pound sterling amounts into U.S. dollars at specified rates. These translations should not be construed as representations that the pound sterling amounts actually represent such U.S. dollar amounts or could have been or could be converted into U.S. dollars at the rate indicated or at any other rate. Unless otherwise indicated, the translations of pound sterling amounts into U.S. dollars have been made at $1.6427 per pounds sterling 1.00, the noon buying rate in The City of New York for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on December 31, 1997. See Item 6. "Selected Financial Data -- Exchange Rates" for information regarding the Noon Buying Rate for the past five fiscal years. On March 18, 1997 the Noon Buying Rate was $1.6711 per pounds sterling 1.00.

                                     PART I

ITEM 1. BUSINESS

     The Group offers three basic services over its network infrastructure: (i) residential telephone services allowing customers to place and receive local, national and international calls and to use additional services such as three-way conference calling, voicemail, call waiting, call forward, call barring and Internet access, (ii) business telecommunications services which include services similar to those provided to residential customers as well as advanced telecommunications services such as Centrex (which provides businesses, including those with multiple sites, with virtual PABX and network services), direct dialing inward (DDI), high speed data services and private circuits, and (iii) cable television services offering more than 50 channels including movies, sports, news and information, music, children's programming and general entertainment. See "-- Business Telecommunications and Residential Telephone" and "-- Cable Television".

CERTAIN OPERATING DATA

     The following table sets forth certain data concerning the Group's franchises at and for the years ended December 31, 1995, 1996 and 1997. The operating data at and for the year ended December 31, 1995 reflects the acquisition of LCL on a pro-forma basis as if it had been completed at the beginning of 1995.


                                                        DECEMBER 31,
                                               -------------------------------
                                               1995(1)       1996        1997
                                               -------     -------     -------

Homes passed by civils construction(2) .       281,311     453,496     536,110
Homes activated(3) . . . . . . . . . . .       157,906     347,246     508,801
Homes marketed(4). . . . . . . . . . . .       126,607     252,601     405,787
Student service rooms marketed (5) . . .             -           -       1,805
BUSINESS TELECOMMUNICATIONS
Business customers accounts. . . . . . .         2,399       3,935       5,723
Business lines connected . . . . . . . .         9,879      18,932      27,124
Private circuits(6). . . . . . . . . . .           161         226         258
Average lines per business account(7). .           4.1         4.8         4.7
Average monthly revenue per line(8)(9) .       L.70.23     L.50.17     L.46.26
Pro-forma average monthly revenue
  per line(9). . . . . . . . . . . . . .       L.67.70     L.51.25     L.46.26
RESIDENTIAL TELEPHONE(5)
Residential lines connected. . . . . . .        52,698     104,460     157,171
Penetration rate of homes marketed(10) .         41.6%       41.4%       38.6%
Average monthly revenue per
  line(9)(11). . . . . . . . . . . . . .       L.19.88     L.18.40     L.18.75
Pro-forma average monthly revenue
  per line(9). . . . . . . . . . . . . .       L.19.22     L.18.64     L.18.75
Churn(12)(13). . . . . . . . . . . . . .         15.0%       20.6%       16.3%
CABLE TELEVISION
Basic service subscribers. . . . . . . .        30,749      59,242      83,793
Penetration rate of homes marketed(14) .         24.3%       23.5%       20.6%
Average monthly revenue per
  subscriber(15) . . . . . . . . . . . .       L.17.62     L.18.03     L.19.84
Churn(12)(13). . . . . . . . . . . . . .         33.8%       40.9%       32.7%


(1) Information for 1995 is pro-forma combined information including both Diamond and LCL as if LCL had been acquired on January 1, 1995.

(2) Homes passed by civils construction is the number of homes (excluding student services rooms) that have had ducting buried outside.

(3) Homes activated is the number of homes (excluding student services rooms) that are capable of receiving cable service without further extension of transmission lines, apart from the final connection to the home.

(4) Homes marketed is the number of homes activated (excluding student services rooms) for which the initial marketing phase (including door-to-door direct marketing) has been completed.

(5) During 1997 the Group began to provide telephone services and internet access to students at a number of large educational establishments in its franchise area. Academic terms make this business seasonal in nature. In order to fairly present the results, the Company has adopted the following policy: (i) rental revenue is recognized evenly over a full twelve month period (or the balance of the period to the start of the next academic year if shorter), (ii) call revenue is recognised in the month in which it is earned and is incorporated in residential telephone average monthly revenue per line, (iii) a student services line is recognised as the equivalent of 3/4 of a residential line, (iv) each student room at which service is available is treated as a home marketed and incorporated in the calculation of residential telephone penetration and, (v) any net decrease in the number of students taking the service between one academic year and another is ignored for the purposes of calculating residential telephone churn.

(6) Private circuits are point-to-point customer specific connections for which a fixed annual rental charge is made.

(7) Average lines per business account is calculated by dividing the number of business lines connected on the given date by the number of business customer accounts on such date.

(8) The average monthly business telecommunications revenue per line is calculated by dividing (i) business telecommunications line and equipment rental, outgoing call charges and incoming call charges (including revenue from private circuits) for the period by (ii) the average number of business telecommunications lines and private circuits (calculated as a simple average of the number of subscribed lines and private circuits at the end of each month during the period) and dividing that amount by twelve.

(9) The calculation of the average monthly revenue per line (for both residential telephone and business telecommunication revenues) for the year to December 31, 1996 reflects the reduction in revenues stemming from rebates to BT on incoming termination revenues relating in part to 1995 but recorded in full against revenues in 1996. The rebates were calculated in accordance with revised interconnect agreements with BT that were made effective retroactively from April 1995. The pro-forma average monthly revenue per line (for both residential telephone and business telecommunications revenues) gives effect to the revised interconnect agreements as if they had been in effect from April 1995 and allocates to each period the portion of the rebates that relates to such period.

(10) Penetration rate of homes marketed is calculated by dividing the number of residential lines, including student services lines recognized at the equivalent of 3/4 of a residential line, connected on the given date by the total number of homes marketed and student services rooms marketed as of such date, expressed as a percentage.

(11) The average monthly revenue per residential telephone line is calculated by dividing (i) line and equipment rental, outgoing call charges and incoming call charges for the period by (ii) the average number of residential telephone lines (calculated as a simple average of the number of subscribed lines at the end of each month during the period) and dividing that amount by twelve. Call revenue from student services lines is recognized in the month in which it is earned and is incorporated in residential telephone average monthly revenue per line, with each student services line recognized as the equivalent of 3/4 of a residential line.

(12) Churn is calculated by dividing net disconnections (total disconnections less the number of disconnected accounts for which service is later restored) in a period by the average number of subscribers in the period (calculated as a simple average of the number of subscribers at the end of each month during the period). The calculation of churn excludes student services lines.

(13) Since the beginning of 1997, the Group's reported churn has excluded from net disconnected accounts subscribers who disconnect from the service when moving residence and reconnect to the service in their new residence. Previously, these subscribers were not identified under the Group's information system and were therefore reported in the churn calculation as disconnected accounts. If churn for the year ended December 31, 1997 was calculated on the basis used in periods prior to 1997, annualized churn would have been 21.3% and 36.9% for residential telephone and cable television, respectively. The difference between churn on the new and prior bases is not necessarily indicative of the adjustment that would arise if churn for prior periods were restated.

(14) Penetration rate of homes marketed is calculated by dividing the number of homes receiving basic cable television on the given date by the total number of homes marketed as of such date, expressed as a percentage.

(15) The average monthly revenue per cable television subscriber is calculated by dividing total cable television subscriber revenues (excluding installation revenues) for the period by the average number of cable television subscribers (calculated as a simple average of the number of basic service subscribers at the end of each month during the period) and dividing that amount by twelve.


INDUSTRY OVERVIEW

     Following the initial granting of licenses in 1984, development of the cable television and telecommunications industry in the U.K. proceeded slowly. This occurred for a number of reasons, including high construction costs (due in large part to the fact that cable networks in the U.K. generally must be buried underground), limitations on the cable companies' ability to offer telephone services, the lack of access to attractive programming and the lack of access to capital.

     Fundamental changes in the U.K. regulatory framework in 1990 and 1991, combined with increased availability of programming, have resulted in significant investment in the cable industry since that time. In 1991, the Secretary of State completed the liberalization review of the U.K. telecommunications market (the "Duopoly Review"), which resulted in major policy changes designed, among other things, to foster competition in the local telephone loop, where BT held almost all of the market share. Pursuant to such policy changes (i) new entrants (including foreign companies) could apply to the government to operate new telecommunications networks over fixed links,
(ii) cable operators were permitted to provide voice telephony services and to switch their own telephone customers' calls, instead of acting as agents of BT or Mercury, and (iii) cable operators were permitted to form expanded telecommunications networks by interconnecting their systems with one another. See " -- Certain Regulatory Matters -- Cable Telecommunications -- Duopoly Review" and " -- Certain Regulatory Matters -- Cable Telecommunications -- Interconnect Arrangements".

     To further encourage cable companies to construct cable television and telephone networks, U.K. government policy, which was introduced by the Conservative government that was in office until May 1, 1997, restricts the ability of BT and CWC to use their telephone networks for conveying broadcast entertainment to homes in cable franchise areas until at least 1998. The Labour government which took office after May 1, 1997 has stated its intention to review this policy and is expected to publish its proposals shortly. U.K. regulatory policy has also been to award only a single cable television license for each franchise area. As a result of these government policies, cable operators currently hold the only licenses to provide both cable television and telecommunications services within their franchises. By operating a single fiber-optic network infrastructure to provide both cable television and telecommunications services, the cable operators can achieve significant economies in designing, constructing, marketing and operating their networks. BT cannot offer broadcast entertainment on its dedicated telecommunications network and achieve similar economies of scope in existing cable franchise areas, and BT has stated that these government policies have limited its ability to develop and implement a national fiber-optic local access network in the U.K. See " -- Certain Regulatory Matters -- Cable Telecommunications -- Restrictions on National PTOs".

     Further, the extensive use of fiber optics and digital switches, the use of synchronous digital hierarchy ("SDH") and other advanced technologies, have enabled cable operators to offer advanced telecommunications services. In addition, the availability of programming has increased and improved substantially since the 1980s. As a result of the foregoing factors, significant investment in U.K. cable television followed the conclusion of the Duopoly Review. In particular, several North American cable operators and telephone companies initiated significant investment in the U.K. cable industry. In addition, cable companies in the U.K. began to access capital markets to finance construction. The U.K. cable industry has also continued to consolidate as evidenced by the 1995 merger of SBC CableComms and TeleWest Communications plc, the 1997 merger of NYNEX CableComms Group plc, Videotron Holdings Plc, Mercury and Bell Cablemedia plc and the proposed merger of NTL and Comcast UK.

BUSINESS TELECOMMUNICATIONS AND RESIDENTIAL TELEPHONE

     OVERVIEW

     The Group derives its business telecommunications and residential telephone revenues from connection charges, monthly line rental charges, call charges, special residential service charges, special business service charges (e.g., private business circuits) and interconnection fees payable to the Group. In the U.K., the historical practice has been that all calls, local or national, are charged by time and distance.

     Switching its own traffic enables the Group to offer a wider range of services than would otherwise be possible, to monitor usage and manage doubtful accounts, to gather information about customer calling patterns and use this information in its marketing programs, and to structure rates and discount programs accordingly. As part of the Group's strategy of increasing the volume of calls switched locally and minimizing interconnect charges payable to BT, CWC and other telecommunications providers, the Group has from time to time discussed with other cable operators the development of inter-franchise telephone networks. However, no assurance can be given as to whether or when any such inter-franchise networks will be developed.

     BUSINESS TELECOMMUNICATIONS

     The Group has achieved its share of the business telecommunications market in the areas which its network has passed by providing high-quality services at competitive prices. The Group had 5,723 business telecommunications customer accounts at December 31, 1997, including connections to a number of important corporate and governmental entities such as The Boots Company, Imperial Tobacco, Experian, the Nottinghamshire County Council, the Nottingham City Council, Leicestershire County Council, Leicester City Council, Ashfield District Council, North East Lincolnshire District Council, Lincoln County Council, the Nottinghamshire Constabulary, the Leicestershire Constabulary and the Lincolnshire Constabulary, the U.K. Inland Revenue national headquarters and their main sites in Leicester, Nottingham, Lincoln and Mansfield, the Nottingham Health Care N.H.S. Trust, the Nottingham City Hospital N.H.S. Trust, Grantham Hospital, Lincoln Hospital N.H.S. Trust, the University of Nottingham, Nottingham Trent University, Leicester University, Lincoln University, BBC Radio Nottingham, Radio Trent, the Nottingham Building Society, Vision Express Group, Knoll Pharmaceuticals, Pedigree Pet Foods, the Northcliff Newspaper Group (four regional newspapers including Nottingham's Evening Post and the

Leicester Mercury) and the Mansfield Chad Newspaper.

     The focus of the business marketing effort in the Group's franchise areas has been to attract large and medium-sized corporate and governmental customers, which generate high volumes of traffic and revenue. At December 31, 1997, the Group provided 27,124 business lines to its 5,723 business accounts giving the Group an average of approximately 4.7 lines per business account. In many cases these customers have transferred all or a portion of their telephone lines to the Group's service from those of the Group's principal competitors. A number of these customers have been specifically targeted, and in some cases the network has been built out to pass these customers. The Group plans to continue this strategy of focusing a portion of the Group's network build and marketing effort on town centers and industrial estates in its other franchise areas in order to capitalize on business telecommunications opportunities. The Group believes that its success in attracting these important customers has fostered a positive image in the community and enhanced the Group's credibility with other business customers.

     The Group currently offers a range of special business services, including:

   -- Custom Calling Features. The Group offers business customers three-way conference calling and fully itemized and analyzed monthly billing at no extra fee. At an extra charge, the Group provides services similar to those offered to residential customers including call waiting, call barring, call forward and alarm calls. Additionally, billing data on high density 3.5" floppy disks and CD ROM is made available to customers.

   -- Centrex. Centrex allows the customer to use the facilities of the Group's central exchange instead of purchasing its own telephone systems, and allows the customer to link geographically separated sites within the Group's network with common numbering, features and facilities. Centrex offers significant advantages over networking private telephone systems including reduced call charges and can include data calls using ISDN instead of point-to-point data circuits.

   -- DDI (Direct Dialing Inward). Direct Dialing Inward offers multiple unique numbers at a customer's premises via a smaller number of access lines.

   -- Private Circuits. Private (leased) circuits permit the customer to rent a circuit between two points, for example between two office buildings, at fixed rates. This permits the rapid exchange of data between customer owned computers or exchanges without passing through the public network. The customer can choose from among different circuit capacities, such as multiples of 64 KBit/s for low speed applications, and 2, 8, 34, 50, 100 and 155 Mbit/s speeds for other computer, moving image, multiplexed voice and other high capacity data applications such as main frame computer lines, video conferencing and wide area networks (WANs) between local offices.

   -- Digital Services. The Group offers digital connection to the public network using DASS2 (Digital Access Signaling System) and Q931 (European specification). The Group offers Primary Rate ISDN (30 x 64 Kbit/s channels) for voice and data, or Basic Rate ISDN offering 2 channels of 64 Kbit/s and a 16 Kbit/s overhead which the Group is planning to use for "D" channel services (i.e. telemetry, alarm circuits etc.). The network allows transparency for DPNSS (Digital Private Network Signaling System) where customers are linking privately owned telephony systems over the public network.

   -- Caller ID. Caller identification allows the customer to identify the origin of the inbound call, which is essential for the successful operation of computer telephony integration.

   -- Calling Cards. The Group currently offers pre-paid disposable and rechargeable calling cards, which enable cardholders to make calls from any telephone and debit the cost of the call from the credit available on their calling card. The Group offers this service to hospital staff and patients as a co-branded service with the Queen's Medical Centre in Nottingham and to students at the University of Nottingham and

        Leicester University, where the Group is installing private telephones in over 8,000 student rooms.

   -- Voicemail Services. The Group has recently launched its residential voicemail service and its business voicemail service is now in place and undergoing customer trials in advance of an expected commercial launch in the first quarter of 1998.

   -- Internet Service. The Group offers three alternative forms of connection (analog dial-up, 64 Kbit/s ISDN and 64 Kbit/s or 2 Mbit/s fixed) to its Internet service, known as Diamond Cable Online. The Group also offers web space on its server, so it can offer customers their own home page. It also offers backbone service capacity for a number of Internet service providers, and for EMNET (the East Midlands Network) a European-funded organization which seeks to bring the benefits of commercial services on the Internet to the small and medium-size enterprises (SME's) in the region.

   -- Managed Data Network Services. Customers can either manage their own data networks by buying leased circuits from the Group or ask the Group to manage their network connections. The Group currently offers a managed frame relay-based service, which uses a transmission technology designed to provide a flexible bandwidth in accordance with the customer's need. Frame relay is primarily designed for LAN/WAN interconnect between speeds of 64 Kbit/s and 45 Mbit/s.

   -- Closed Circuit Television. The Group supplies leased private circuits to local authorities to support the provision of closed circuit television services in the region.

   -- Automatic Call Distribution ("ACD"). The Group offers enhanced voice managed services including ACD, where the customer can utilize the functionality of the Group's switches to queue and manage its inbound calls, thereby creating a call center, with visual and statistical reporting capabilities.

     The Group is evaluating a range of intelligent network platforms to form the basis of an expanded value-added service portfolio, including freecall numbers, enhanced number portability, personal numbering, premium rate numbers and enhanced pre-paid calling card facilities. The same platform could offer an authentication gateway, televoting facilities, local call numbers, customized announcements, foreign language announcements and split charging.

     The Group plans to offer in the future additional transmission technology services suitable for managing data transfer at high speeds, such as asynchronous transfer mode ("ATM") and switched megabit data services ("SMDS").

     In the business telecommunications area, the Group generally competes primarily on the basis of the quality of services and to a lesser extent on price, although the Group believes that its charges for services to business customers are competitive with those of BT, CWC and other operators.

     The Group believes it has achieved favorable penetration in the business telecommunications market due to three factors. First, the Group's strategy in business telecommunications is to target large and medium-sized corporate and governmental customers, which generate the most revenue, and the Group has given priority to building out its network to such customers. Second, the Group's fiber-optic network infrastructure provides customers with several advantages including superior service reliability (due to the self-healing loop architecture), greater system capacity and the ability to provide an extensive range of digital services. Third, the Group provides a high level of customer service including custom-tailored network services and frequent communication with major customers. The Group believes that this combination of quality service and attractive rates has enabled the Group to achieve a substantial share of the market of large and medium-sized business telecommunications customers in the areas it has marketed.

     Telephone customers changing to the Group historically have had to change their telephone numbers. As a result certain business customers have been reluctant to switch carriers because they would lose their existing telephone numbers. In response to this, the Group has provided its business customers with the opportunity to use its telephone service for their outgoing telephone calls, which carry higher revenues than incoming calls, and for their specialized telecommunications needs, while retaining their existing service provider (and their existing telephone number) for incoming telephone calls. For a description of certain developments relating to number portability, see "-- Competition -- Business Telecommunications" and " -- Certain Regulatory Matters -- Cable Telecommunications -- Number Portability".

     RESIDENTIAL TELEPHONE

     The Group had residential telephone line penetration of 38.6% of homes marketed at December 31, 1997. The Group believes it is achieving this residential telephone penetration rate due to (i) Diamond's well-recognized brand name and (ii) the Group's competitive rates (including free voice calls between the Group's residential customers in the same local and adjacent calling areas during off-peak evening and weekend hours). In the residential telephone area, the Group generally competes on the following basis:

     Reliability. The Group's fiber-optic network infrastructure provides reliable, high-quality transmission across a modern network. In addition, the Group believes that its early concentration on attracting prominent business and governmental customers has enhanced its credibility with residential customers.

     Special Services. By switching its own traffic, the Group is able to offer a variety of special services to residential customers. Fully itemized monthly billing is provided to all customers at no extra fee. The Group provides three-way conference calling free of charge to most residential customers in order to stimulate additional call and/or termination charges. Additional "Custom Calling Features" offered by the Group for an extra charge include: call waiting, call barring (prevents unauthorized outgoing or incoming calls), call diversion (i.e., call forward) and voicemail. The Group's network architecture provides a flexible platform for the Group to offer additional telephony services as they become available in the future.

     Cost Savings. The Group seeks to provide residential telephone customers with savings on the cost of line rental and usage charges compared to BT. In order to encourage customers to subscribe to both television and telephone services, the monthly line rental charge for customers who subscribe to both services is offered at a discount to the monthly charge for customers who subscribe to telephone service only.

     Free Evening and Weekend Voice Calls. The Group allows free voice calls between the Group's residential customers and by the Group's residential customers to the Group's business customers located within the same local and adjacent calling areas during off-peak evening and weekend hours. The incremental cost of these calls to the Group is negligible because they do not require interconnection with another operator. The Group believes that this service has encouraged its customers to recommend its services to other potential customers, particularly friends and family members, and is believed by the Group to increase calling traffic generally. The Group believes this word-of-mouth marketing reinforces its well-recognized brand name.

     The Group regularly evaluates its pricing strategy and intends to remain price competitive in its residential telephone business. The Group believes competitive pricing is particularly important initially as it introduces services and seeks to gain market share. However, over time the Group expects new products and customer service to become a more important component of its marketing strategy.

     The Group operates an Internet access service, Diamond Cable Online, in its operating area. This service, available to both Group telephone customers and others, is the result of an alliance with Cable Online Ltd., a subsidiary of NTL Ltd., and provides users with access to the Internet and World Wide Web. The Group also offers expanded Internet services, including ISDN and leased line connections.

CABLE TELEVISION

     PROGRAMMING

     The Group currently offers a wide range of cable television programming, including satellite and broadcast channels, tape delivered channels and FM radio. This range includes more than 50 television channels, many of which are available 24 hours a day. Local programming is provided only on a limited basis and may be offered on a larger scale in the future. In addition, the Group has carried pay-per-view events and launched in March 1998, together with several partners, a four channel movie pay-per-view service.

     The Group believes that the availability of a wide variety of quality programming is one of the most important factors influencing a consumer's decision to subscribe for and retain cable television service. Consequently, the Group devotes considerable resources to obtaining access to a wide range of programming that it believes will be appealing to both existing and potential customers of its basic and premium services. The Group may from time to time pursue investments in programming providers.

     The following sets forth the television programming currently offered by the Group (giving effect to programming changes scheduled to take effect through March 31, 1998).



PROGRAMMING                                              DESCRIPTION
-----------                                              -----------

NEWS AND INFORMATION
CNN International                                        24-hour international news service
Parliamentary Channel                                    Live coverage of the U.K. Parliament
Channel Guide                                            Summary of programming schedule
Preview Channel                                          Sampling of all cable channels
Diamond Vision/Cable 7                                   Local programming
BBC News 24                                              24-hour news services

GENERAL INTEREST
BBC1                                                     U.K. terrestrial television
BBC2                                                     U.K. terrestrial television
ITV                                                      U.K. terrestrial television
Channel 4                                                U.K. terrestrial television
Channel 5                                                U.K. terrestrial television
Bravo                                                    Films and television series
Trouble                                                  Television series
NBC Europe                                               U.S. and world news and entertainment
QVC -- The Shopping Channel                              Home shopping
Sky One(1)                                               Drama, films and serials
Discovery Channel                                        Science and education programming
The Challenge Channel                                    Game show programming
Discovery Home & Leisure                                 Education and documentary programming
The History Channel                                      History programming
Travel Channel                                           Travel programming
U.K. Gold                                                Classic U.K. television programming
Live TV                                                  24 hour U.K. entertainment and news
The Sci-Fi Channel                                       Science fiction programming
Christian Channel                                        Religious programming
Carlton Select                                           Classic U.K. Television programming
Carlton Food Network                                     Food programming
Granada Plus                                             Classic U.K. Television programming
Granada Men and Motors                                   Male oriented programming
Paramount Comedy Channel                                 Situation comedy programming
Granada Good Life                                        Health, shopping and gardening programming


PROGRAMMING                                              DESCRIPTION
-----------                                              -----------

MOVIES
TNT                                                      Classic movies
Sky Movies Screen1(1)(2)                                 24-hour feature movies
Sky Movies Screen2(1)(2)                                 24-hour feature movies
Sky Movies Gold(1)(2)                                    Classic movies
HVC(2)                                                   Cult thriller movies
The Adult Channel(2)                                     Adult entertainment
TVX, the Fantasy Channel(2)                              Adult entertainment

CHILDREN
The Disney Channel(1)(2)                                 Children's entertainment
Cartoon Network                                          Children's cartoons
Nickelodeon                                              Children's entertainment

MUSIC
VH-1                                                     Music videos
MTV Europe                                               Music videos
Performance                                              Classical music and opera
The Box                                                  Music videos selected by customer requests
Landscape                                                Classical music accompanying scenic videos

SPORTS
Eurosport                                                International sporting events
Sky Sports1(1)(2)                                        U.K. and international sports
Sky Sports2(1)(2)                                        U.K. and international sports
Sky Sports3(1)(2)                                        U.K. and international sports

INTERNATIONAL
Zee TV(2)                                                Asian sub-continent related programming
Asia NET                                                 Asian programming
Namaste                                                  Asian programming
ATM                                                      Asian programming
SET Asia (2)                                             Asian programming
SAT 1                                                    German language programming
TV5                                                      French language programming
CNE                                                      Chinese news and entertainment

_____________
(1)  Programming acquired from BSkyB and governed by the BSkyB rate card.
(2) These services are offered for an additional charge or upon subscribing to other services requiring an additional charge.
(3) Some programming shares a single channel. The group currently has analog capacity for at least 54 channels, including channels reserved for the Group's pay-per-view movie service, Front Row.

     The Group believes that an important factor influencing a consumer's decision to subscribe for and retain cable services is the consumer's ability to choose and pay for only those channels the consumer desires. The Group is constrained in its ability to offer a wider range of channel packages due to requirements imposed by programming suppliers to provide certain channels to all or a significant percentage of customers if provided to any. The Group has negotiated with certain suppliers reductions in these requirements which have provided the Group greater flexibility in designing the packages of channels it can offer consumers in certain franchise areas.

     The Group currently charges pounds sterling 13.99 per month (after a pounds sterling 1 direct debit discount) for its basic cable television service (which consists of approximately 50 programs and one converter box that provides cable service to one television) and offers additional premium pay services. In two of its franchise areas, Nottingham and Mansfield, the Group has introduced a "Connect Pack", an entry-level package of 11 channels of television plus telephone line rental for pounds sterling 12.98 (pounds sterling 5.99 for cable television and pounds sterling 6.99 for telephone line rental). This package, which does not include access to premium channels, is aimed at the Group's large base of telephone-only customers as well as first time customers to multichannel television. In these franchise areas, the Group also offers its Variety Pack, which consists of 23 channels and is offered for pounds sterling 9.99 per month (after a pounds sterling 1 per month direct debit discount). This package provides customers access to premium channels without having to purchase a full basic package. The Group also believes that these programming packages encourage existing customers to remain as cable television customers by providing a less costly alternative to a full programming package. The Group's ability to offer these packages is limited by the minimum percentage of customers to which the Group is obliged to offer a channel. In some areas, the Group is now approaching these negotiated limits, and, once those limits are reached, will only be able to offer these packages to additional customers by renegotiating the limits or increasing its customer base.

     As part of its efforts to reduce churn, the Group has instituted a pounds sterling 9.95 installation charge for cable service. Generally, there is no charge to the customer for service or repair of the cable television network or customer premises equipment.

     The Group obtains much of its programming from suppliers pursuant to informal arrangements that are typically contemplated to run from three to five years. The arrangements generally provide for payments by the Group based on the number of customers subscribing to the service. Some programming, such as that provided by the BBC and other terrestrial broadcasters, is provided to the Group without charge.

     PAY PER VIEW

     DCL is a shareholder of Front Row Limited ("Front Row"), a joint venture with Telewest plc, General Cable plc and NTL, which launched a four-channel pay-per-view service in March 1998. The joint venture has secured contracts with several of the major Hollywood studios to provide movies for the pay-per-view service and is in discussions with other studios regarding additional contracts. This service will enable customers to order specific feature films on a per viewing basis for an additional charge of pounds sterling
2.99 per viewing. Films will be available on a pay-per-view basis before they become available on terrestrial television or any subscription movie channel but approximately three months after their release in the video rental market.

     BSKYB PROGRAMMING

     British Sky Broadcasting Group plc and its wholly-owned subsidiary British Sky Broadcasting Limited (collectively, "BSkyB") currently provide the Group with 11 channels on a non-exclusive basis and also offers this programming (together with additional programming) directly to its DTH satellite customers, in competition with the Group and other cable operators. The Group intends to reduce the number of BSkyB channels it offers from eleven to eight, including dropping Sky News, by March 31, 1998. BSkyB is the leading supplier of cable programming in the U.K. and the exclusive supplier of certain programming. Its programming is generally popular in the U.K. and is important in terms of attracting and retaining cable television customers. In the absence of more alternative programming sources, BSkyB may be able to set and raise prices for its programming without significant competitive pricing pressure. BSkyB has flexibility under its rate card to adjust, on 60 days notice, the prices it charges for the programs it provides to the Group. In addition, BSkyB distributes 27 other channels (some of which share a channel) on behalf of other providers (including some providers partly owned by BSkyB). BSkyB is also expected to supply programming to BDB.

     The Group pays a monthly fee to BSkyB for programming based on the number of the Group's customers taking the various BSkyB channels at the end of each month. The fees vary by channel. The aggregate amount payable by the Group to BSkyB during the year ended December 31, 1997 was pounds sterling 5.6 million.

     It was reported on September 3, 1996 that the Independent Television Commission ("ITC") was investigating the bundling of certain channels by BSkyB and, in particular, requirements that cable companies must acquire a package including two premium movie channels in order to obtain the Disney Channel from BSkyB. The ITC has completed its investigation. In the future, the Disney Channel will be available as a separate premium channel. The ITC has, however, begun a broader investigation into the effects of bundling in the pay television market, the results of which are expected to be published in the course of 1998. The Cable Communications Association made a submission to the ITC recommending banning percentage carriage requirements in programming supply contracts and banning the imposition by programming wholesalers of retail bundling requirements. The Group believes that a favorable outcome of the ITC's investigation could give the Group greater flexibility in packaging programming.

     The prices that BSkyB charges the Group have been governed by rate cards established by BSkyB from time to time. The two most recent rate cards were approved by the Director General of Telecommunications (the "Director General") of Fair Trading ("DGFT") following inquiries by the Office of Fair Trading ("OFT"). Under its rate cards, BSkyB implemented significant price increases. BSkyB submitted a revised rate card to the OFT in July 1996, which was operative from February 16, 1997 until October 1, 1997. With effect from October 1, 1997, BSkyB introduced a separate charge for Sky Sports 2, which had previously been supplied free of charge to customers subscribing to Sky Sports
1. BSkyB also withdrew its charge to cable operators for Sky Sports 3 (which BSkyB had always supplied free of charge to DTH subscribers to Sky Sports 1). As a result of these programming changes, BSkyB submitted and the OFT approved a further revised rate card.

     During 1995 and 1996, the OFT conducted reviews of BSkyB's position in the pay TV market. Following its review in 1996 of BSkyB's supply of programming to pay TV (including to cable operators) and access to encryption and subscriber management services, the OFT concluded that although BSkyB was not acting anti-competitively, the competitive process was being impaired. BSkyB was not referred to the Monopolies and Mergers Commission (the "MMC") but gave new informal undertakings and accepted modifications to those it had previously given in March 1995. BSkyB agreed not to require carriage of basic channels in excess of 80% of homes; to unbundle channels, with the exception that two BSkyB bonus channels could be linked with specified other BSkyB channels; to ensure that its Videocrypt conditional access system is made freely available without discrimination to programmers on the basis of a published rate card on cost-related terms; to maintain separate accounts for its DTH business, with actual or notional charges not less than those offered to cable operators; and to revise the structure of the cable rate card.

     The DGFT has announced that the informal undertakings given by BSkyB will be reviewed by the end of 1998. The DGFT has also concluded that BSkyB should offer cable operators reasonable contractual security in terms of length of contract and that the OFT would regard a demonstrable and unreasonable unwillingness to do so as an abuse of BSkyB's market power.

     The OFT has also reviewed agreements between BSkyB and subsidiaries of NYNEX CableComms Group PLC and TeleWest Communications plc, which among other things permitted the licensing of BSkyB's programming at rates not provided by the rate card. These agreements originally included undertakings by the two cable companies not to compete with BSkyB with respect to film or sport programming. Following a suspension of these provisions, the DGFT announced in July 1996 that the agreements had been amended to address the concerns expressed by the DGFT.

     On February 6, 1996, the DGFT announced that he was referring an agreement between the Premier League, BSkyB and the BBC, by which the Premier League sells the exclusive television rights for Premier League football matches, to the Restrictive Practices Court (the "Court") because the agreement contained significant restrictions on competition. The Court will decide whether the restrictions are against the public interest in which case the Court may order the parties not to give effect to, enforce, or try to enforce the restrictions in the agreement and not make any other similar agreement. BSkyB, the Premier League and the BBC are understood to have successfully resisted an attempt made by the OFT to accelerate the review and the review has not yet been completed.

     The OFT is currently considering whether a number of other arrangements for televising soccer and other sporting events contain significantly anticompetitive restrictions.

     FUTURE SERVICES

     The Group's network has been designed to enable it to provide customers with a wide range of advanced interactive services as they become available.

     Interactive services that may be offered by the Group in the future include video games that would be transmitted periodically (or possibly upon customer request) to a special converter box at a customer's home where they would be available for use by the customer (as with a traditional video game) and video-on-demand services that would enable individual customers to request specific programming from the service provider's inventory for viewing at a specific time. See "-- Competition -- Cable Television". Additional services could include video telephone services and video conferencing, access to on-line databases and interactive transactional services. However, there can be no assurance that the Group will be able to develop and deliver any of these products on a timely and competitive basis.

     In addition, the Group believes that its network leaves it well placed to provide digital television services if in the Group's view providing these services in its franchise areas becomes commercially attractive. Digital technology allows operators to provide more channels, through digital compression, and higher quality pictures and sound. However, the Group has no immediate plans to introduce digital television services.

     The Group currently receives negligible revenues from advertising, and does not expect to receive any significant advertising revenues from cable television until its customer base has expanded significantly. The Group believes that there may be potential for meaningful advertising revenues in the future due to the relatively limited alternative outlets for local advertising in the Group's franchise areas.

     SALES AND MARKETING

     Cable television and residential telephone services are marketed to the residential customer on an integrated basis. Until February 1997, the residential sales teams were comprised of approximately 150 residential specialists employed by independent sub-contracting companies supervised by the Group and paid on a full commission basis. In order to improve the management and quality of its residential sales force, in February 1997 the Group terminated arrangements with its independent sales contractors and began to develop its own internal sales force through direct hiring of residential sales people. The Group now employs and trains residential sales people directly and pays them on the basis of a salary plus sales commission. At December 31, 1997, the Group employed approximately 135 residential sales people, including a number of former contracted sales people who were hired by the Group in accordance with its employment criteria following interviews.

     The Group believes that improvements in the quality of its sales force have contributed to a recent reduction in churn and enable the sales force to market more sophisticated products and services including Internet service and more advanced telephone features to residential customers.

     During construction of the Group's network, a customer relations program is in place, beginning with a "Sorry to Disturb You" pre-construction notice providing general information about the Group's services and describing the construction process, followed by a "Thank You for Your Patience" packet containing an apology for the inconvenience caused during construction, complete information on the cable television and telephone services offered by the Group. This approach is designed to inform potential customers of construction status, to minimize inconvenience during construction and to foster a loyal customer base.

     During 1997, the Group intentionally slowed the pace of civils construction to reduce the gap between homes passed by civils construction and homes activated. The number of homes passed by the Group's civils construction substantially exceeded homes activated and homes marketed at December 31, 1996. At that date, approximately 23% of the network passed by civils construction had not been activated (as measured by homes activated as a percentage of homes passed by civils construction), and approximately 27% of the homes activated by the Group's network had not yet been marketed. At December 31, 1997 these percentages had fallen to 5% and 20%, respectively. As more homes are activated the Group expects to accelerate the release of homes for marketing. This may place additional stress on the Group's management and operational resources. If the Group is unable to manage rapid growth and development successfully, the Group's operating results and financial condition could be materially adversely affected.

COMPETITION

     The Group faces significant competition in each of its business telecommunications, residential telephone and cable television business areas. In addition, new forms of media distribution, including digital terrestrial and satellite television are expected soon to enter the marketplace. The U.K. telecommunications industry is highly competitive. The Office of Telecommunications ("OFTEL") has pursued a policy of encouraging competition, and over 150 public telecommunications operator ("PTO") licenses have been granted, although many of these have not yet been used. The Group believes that competition will continue to intensify in each of its business areas.

     BUSINESS TELECOMMUNICATIONS

     The Group competes primarily with BT and a number of other competitors, the largest of which is CWC, in providing business telecommunications services to businesses in its franchise areas. The Group competes largely on the basis of quality of services and, to a lesser extent, price. The Group believes that its call charges are competitive with those of BT and CWC.

     Both BT and CWC have resources substantially greater than those of the Group. In addition each of CWC and BT has a national presence which permit it to offer telecommunications, data transmission and other services on a nationwide basis to business telecommunications customers with nationwide operations beyond those that the Group is currently able to offer on its own. With effect from May 1997, Mercury was merged with three U.K. regional cable companies, NYNEX CableComms Group plc, Bell Cablemedia plc and Videotron Holdings plc, to create a new group held by CWC, which is a 52.6% owned subsidiary of Cable and Wireless plc. While the effects of the merger cannot be predicted, the Group does not believe that the merger has had a material effect on the Group's competitive position in the Group's franchise areas.

     In April 1997, the Group was granted a national telecommunications license, which enables it to offer telecommunications services anywhere in the U.K. The Group is currently evaluating opportunities to offer these services outside its franchise areas.

     The Group also faces competition from a number of recent entrants to the business telecommunications market. For example, Energis operates a national SDH fiber optic network constructed along the existing national electricity transmission infrastructure in England and Wales. Energis has focused on the business telecommunications market and does not currently offer residential telephony services. Energis's service offering, along with indirect service from ACC, MFS WorldCom, Esprit, and other, smaller, long distance operators, and the success of international simple resellers have increased competition in the long distance and international telecommunications markets. Other owners of extensive infrastructure, including local electricity distribution companies and the owner of the former rail telecommunications network, are currently constructing telecommunications networks or offering telecommunications services, and it is possible that other owners of extensive infrastructure, such as other utilities, will seek to use their existing infrastructures to construct telecommunications networks that will compete with the Group's telecommunications business. The Group also faces competition from mobile telecommunications providers.

     The Group believes that the Group's ability to compete effectively with BT had been adversely affected, particularly with respect to smaller businesses, because there had historically been no telephone number portability in the U.K. (i.e., a new customer could not transfer its BT telephone number to the Group's system). The Group believes that this discouraged some customers from changing from BT to the Group's service because of the costs and inconvenience associated with changing numbers. In response to this, the Group provided its customers with the opportunity to use its services for all outgoing telephone traffic, while continuing to use other providers for incoming traffic. For a discussion of certain regulatory developments regarding the introduction of number portability in the U.K. See " -- Certain Regulatory Matters -- Cable Telecommunications -- Number Portability". The Group believes that number portability will offer little improvement to the Group's results in residential areas but could offer marginal increased sales in the small business area where number recognition and number advertising for the two and three line customer is an issue. Overall, the Group believes that number portability will be relatively neutral in its effect on the Group's business.

     RESIDENTIAL TELEPHONE

     The Group's principal competitor in providing telephone services to residential customers is BT, which has an established market presence, fully built networks and resources substantially greater than those of the Group. As the substantial majority of U.K. residential telephone customers are currently customers of BT, the Group's growth in residential telephone services depends upon BT customers changing to the Group's telephone system. The Group believes that price is currently one of the most important factors influencing the decision of U.K. customers to switch to a cable telephone service. As a result, the Group currently seeks to provide its telephone customers with monthly savings on the cost of calls compared to BT. BT regularly reviews its prices, generally resulting in price reductions. The Group has generally reacted to previous BT price reductions by reducing its rates in order to maintain its competitive price advantage. The Group believes that BT will be required for regulatory and competitive reasons to continue to reduce its prices for most residential customers in the future. However, BT's ability to respond to price competition from local cable operators is restricted by its license obligation not to show undue preference to, or unduly discriminate against, different classes of customers throughout the U.K. This effectively obligates BT to price all of its services equally to the same classes of customer throughout the U.K., although BT may provide discounts to high volume users and may be given greater flexibility in the future.

     BT currently is subject to regulatory controls over the prices it may charge to residential customers, which last until 2001. See " -- Certain Regulatory Matters -- Cable Telecommunications -- Price Regulation". These current controls impose significant downward pricing pressure on charges in the U.K. telephone service market. As a result, BT has implemented significant price reductions and per second pricing, which has led to further price reductions for certain users. The revised price controls on BT indicate that BT will be required by its telecommunications license to reduce the average level of its prices further in each of the next few years. The impact of BT's price reductions on the financial performance of the Group has been partially offset by reduced interconnection costs charged by BT for the conveyance of calls. There can be no assurance, however, that any such price cuts will not adversely impact the financial performance of the Group's telephone operations.

     BT has also started to market its services more aggressively to maintain its market position over other service providers. For example, BT recently began providing voice mail services on a national basis and caller ID services in digital switch areas, and has implemented on a national basis other services currently offered by the Group in its franchises, such as itemized billing. BT has also implemented extensive marketing campaigns to win back customers from cable operators.

     Ionica offers a residential telephone service based on radio technology in certain of the Group's franchise areas.

     The introduction of international facilities licensing in 1996 has increased competition for international traffic, and the Group's telephone customers can obtain access to these alternative international service providers.

     In addition to BT, CWC and Ionica, the Group competes with mobile telecommunications operators, such as Vodafone, Cellnet, One2One and Orange, international service providers and other service providers, and competition is expected to intensify in the future.

     CABLE TELEVISION

     As a result of the ITC's practice of not granting more than one cable television license within a franchise area, the Group does not compete with other cable operators for cable television customers within its franchise areas. The Group does, however, compete directly with television programming provided by terrestrial (over-the-air) broadcast television stations and analog DTH satellite services and may be subject to competition from SMATV systems. The Group's cable television programming also competes to varying degrees with other entertainment media, including home video (generally video rentals). In the future the Group will compete with digital terrestrial television, and digital DTH satellite services and may also compete with programming provided by video-on-demand and other entertainment services provided by national PTOs and others.

     The principal current (and potential) competitors for the Group's cable television business are the following:

     Broadcast. Television viewing in the U.K. has long been one of the most popular forms of entertainment, and daily viewing time in the U.K. averages over 230 minutes per person (Source: BARB). Until 1989, four broadcast channels were the only source of television programming. Although the national television channels in the U.K. generally are perceived as providing high-quality programming, the Group believes that most viewers prefer a wider variety of television programming. The market share of cable television and satellite service programming is approximately one-third of all viewing in homes with cable television and satellite services (Source: BARB). In addition, the Group believes that the penetration of cable and DTH satellite services and the widespread use of VCRs, indicates a willingness on the part of many consumers in the U.K. to pay for additional programming.

     In addition to the four previous terrestrial channels, an additional commercial terrestrial channel (Channel 5) commenced broadcasting March 30, 1997.

     The Group believes that its primary competitive advantages over existing terrestrial television are significantly more programming options, access in the future to advanced interactive services and, in some areas, improved television reception. The Group believes that terrestrial television benefits from its position as the traditional source of low cost television in the U.K.

     Under the Broadcasting Act 1996, the ITC has been given responsibility for the licensing and future regulation of digital terrestrial television which, on introduction, is expected to provide an additional 30 or more new terrestrial channels serving between 60% and 90% of the U.K. population. Forty percent of the channels have been set aside for digital broadcasting by the existing terrestrial broadcasters. The ITC has granted a license for three other frequency ranges to British Digital Broadcasting Limited ("BDB"), a joint venture owned by Carlton Communications and Granada Group, both of which are major terrestrial broadcasters and programming producers. BSkyB has undertaken to the ITC to supply programming to BDB for 5 years. BDB has announced its intention to launch at least 15 channels in September 1998. Digital terrestrial television will broadcast from land-based transmitters and could be received by consumers with conventional aerials. A digital decoder box will be needed to view the new channels, which will have digital picture and sound quality. BSkyB has announced a joint venture with BT, Midland Bank and Matsushita, called British Interactive Broadcasting ("BIB"), to develop and market a digital set top decoder on a heavily subsidized basis. Both BDB and BIB are currently under investigation by EU competition authorities. The introduction of digital terrestrial, as well as digital DTH satellite, television will provide additional competition for the Group. See " -- Certain Regulatory Matters -- Future Developments -- Digital Broadcasting".

     The Group believes that its network has been designed such that the Group would be well placed to provide digital television services if providing these services in its franchise areas were to become commercially attractive. However, the Group has no immediate plans to introduce digital television services.

     DTH Satellite. DTH satellite television service providers obtain programming from a variety of sources (including some of those used by the Group) and transmit the programming signal up to a satellite which then retransmits the signal down to customers. In order to receive a satellite service, the customer must have an outdoor reception dish.

     Analog DTH satellite services are widely available in the U.K., and the number of analog DTH satellite subscribers has increased from 500,000 in 1989 to approximately 4 million at September 30, 1997. BSkyB is the leading supplier of satellite programming in the U.K. See "-- Cable Television -- Programming". The Sky Multi-Channels package provided by BSkyB currently offers subscribers approximately thirty channels.

     In the multichannel television market, BSkyB is the Group's principal competitor as well as one of its most important sources of programming. The Group provides to its customers most of the channels included in the Sky Multi-Channels package. There can be no assurance that BSkyB will continue to provide programming to the Group on acceptable terms. However, as other programming sources become available, the Group believes that it may become less dependent on programming from BSkyB. See "-- Cable Television -- Programming".

     The Group believes that DTH satellite services will continue to be significant competitors in the future. However, the Group believes that cable television has a number of competitive advantages over DTH satellite service, including the following: (a) the higher up-front or ongoing costs for the purchase or rental of a satellite dish and related equipment required for DTH;
(b) the perception that satellite dishes are unsightly; (c) the long-term contracts (one-year) generally required for DTH satellite services; and (d) the ability of cable networks to offer telephone services and in the future to offer certain interactive and integrated entertainment, telecommunications and information services over their existing networks.

     The Group believes that the principal competitive advantage of DTH satellite service is the monthly service charges for basic services and premium services which are lower than those for comparable services provided by the Group. Aggressive promotional activity by BSkyB has accentuated this advantage. In addition, BSkyB has announced its intention to introduce a digital DTH satellite service offering the possibility of over 200 television channels and a range of interactive services in early summer 1998. The Group believes that DTH satellite services may become more competitive with cable service if digital services are successfully introduced in the U.K. such that satellite services can provide more channels and direct specific programming to particular subscribers.

     On December 1, 1997, BSkyB launched a pay-per-view movie service, broadcast on four of its DTH satellite channels, which will compete with Front Row, the Group's pay-per-view movie service.

     Other Competitors. The Group also faces competition from video cassette rentals and SMATV systems (which receive signals from either broadcast or satellite sources and then distribute them by cable to a discrete group of subscribers). Currently, no video-on-demand service is commercially available in the U.K. (although BT and others have conducted residential trials). However, the successful introduction of a video-on-demand service in the Group's franchise areas, particularly by a national PTO, would result in the Group's services being subject to increased competition. See "-- Certain Regulatory Matters -- Restrictions on National PTOs". SMATV systems can compete with cable television within a franchise area, but currently there are no SMATV systems licensed to provide service to more than 1,000 homes in the Group's franchise areas.

     New Technologies. The extent to which new media and technologies will compete with cable television systems in the future cannot be predicted and such media or technologies may become dominant in the future and render cable television systems less profitable or even obsolete. Certain operators currently are deploying digital compression technology in the U.S. If digital compression technology is deployed successfully in the U.K., it will enable the Group, as well as its terrestrial and digital DTH satellite competitors, to increase significantly the number of channels they are currently able to offer to their customers. An increase in the number of channels offered by terrestrial and DTH satellite services at competitive costs could affect the Group's current competitive position.

FRANCHISE AREAS

     The Group has been granted cable television licenses to provide cable television services in fifteen franchise areas that form a contiguous cluster of approximately 1,229,900 equity homes. The Group has been granted eight individual franchise telecommunications licenses and a national telecommunications license which will enable the provision of business and residential telecommunications in the Group's seven remaining franchises and elsewhere in the U.K. The table below sets forth the number of homes in the individual franchise areas according to CACI Information Services (for the franchises governed by individual franchise telecommunications licenses and the Burton-upon-Trent and Hinckley LDLs) and the ITC (for the other LDLs).


                                           OWNERSHIP         EQUITY HOMES
                                           ---------         ------------

TELECOMMUNICATIONS LICENSES
Nottingham.......................             100%            270,000
Mansfield........................             100%             85,000
Newark-on-Trent..................             100%             42,000
Grantham.........................             100%             22,000
Melton Mowbray...................             100%             19,000
Lincoln..........................             100%             52,000
Grimsby and Cleethorpes..........             100%             64,000
Leicester and Loughborough.......             100%            203,000

LDLS(1)
Burton-upon-Trent................             100%             94,000
Hinckley.........................             100%             45,000
Ravenshead.......................             100%              2,900
Bassetlaw........................             100%             41,000
Lincolnshire and South Humberside             100%            174,000
Chesterfield.....................             100%            107,000
Vale of Belvoir..................             100%              9,000
                                                            ---------
Total............................                           1,229,900
                                                            =========

(1) The Group has been granted an LDL for each of these franchise areas and a national telecommunications license that covers all of the U.K. including the LDL franchise areas but excluding the areas covered by the Group's individual franchise telecommunications licenses.

     Diamond's original franchise areas comprise a substantial regional market centered around the City of Nottingham. In addition, the LCL franchises and the Ravenshead, Bassetlaw, Lincolnshire and South Humberside, Chesterfield and Vale of Belvoir franchise areas are contiguous to the original Diamond franchises. All of the Group's franchises are concentrated in a single region and the Group owns a 100% interest in the licenses associated with each franchise. The Group believes that the Group's regional focus provides it with a number of advantages, including the ability to (a) achieve significant cost benefits in designing, constructing and managing a single network infrastructure and providing telecommunications services over an extensive area, (b) be more responsive to customer needs than its national competitors, thereby increasing customer loyalty and (c) increase its name recognition.

     Under present rules, the individual franchise telecommunications licenses covering these franchises last for 23 years from the date from which the cable system first becomes operative. Thereafter, these licenses are not extendable and application must be made for a new license. The individual franchise telecommunications license for the Nottingham franchise, which was the first to become operative, expires in 2013. The individual franchise telecommunications licenses currently held by the Group incorporate construction milestones which are reviewed by OFTEL. LDLs include milestones which are reviewed by the ITC. See "-- Milestones". The national telecommunications license lasts for an initial period of 25 years from the date of grant, April 28, 1997, and is then subject to revocation on 10 years' notice. For further descriptions of the Group's licenses, see " -- Certain Regulatory Matters".

     The Group may from time to time seek to acquire one or more new or existing franchises either in public tenders by the ITC or by private purchases from third parties. The Group anticipates that it will generally seek to acquire franchises that are contiguous to the Group's existing franchises and therefore can effectively be integrated into the Group's existing operations. No agreement for any specific material acquisition has been reached or is currently pending. The Group currently operates solely in the U.K. and currently expects that any future acquisitions would be of franchises or businesses in the U.K.

     An LDL enables an operator to provide cable television and (when held in conjunction with a telecommunications license) telecommunications services, utilizing not only cable networks but also microwave distribution systems. See "Certain Regulatory Matters". When such licenses are applied for by one operator, they are then generally advertised for competitive auction by the ITC. No license has been awarded for certain other geographic areas that are contiguous to the Group's franchise areas. The Group may bid for additional LDLs, if the bid price (including the estimated additional capital costs to complete the network) for the additional franchise areas provide an attractive return, in order to further improve the Group's operating leverage and increase asset value. If the Group were to be awarded any of the LDLs it may bid for in the future, the areas would be constructed in parallel with the existing franchises, but it is expected that the completion of the network for the enlarged area would be later than that planned for the existing area. In addition, to complete construction of an enlarged franchise area, the Group would be required to expend additional funds which, depending on the size of the franchise area, could be significant. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

     In addition, the Group operates a master antenna television service which serves approximately 16,000 council properties in Nottingham and approximately 7,000 council properties in Leicester. This service is provided by the primary cable television network without the necessity to build and operate a separate master antenna service system.

CONSTRUCTION

     As of December 31, 1997, approximately 563,000 of the premises in the Group's franchise areas had been passed by civils construction and a portion of the network passing approximately 533,700 premises had been activated. The number of premises activated represents approximately 52% of the Group's aggregate milestone requirements. Construction has now commenced in twelve of the Group's franchise areas. While the projected rate of construction is governed principally by the applicable regulatory milestones, the path of construction in the Diamond franchises has, to date, been driven in part by the Group's strategy of targeting large business telecommunications customers. As a result, Diamond often concentrated the build out of its network to business telecommunications customers who were being solicited or to areas with a higher density of potential business telecommunications customers.

     The Group has undertaken a rapid acceleration in the build out of its existing franchise areas. As of December 31, 1997, the Group's cable television and telecommunications network had passed by civils construction approximately 536,100 homes and an estimated 26,900 businesses, of which portions of the network passing approximately 508,800 homes and an estimated 24,900 businesses had been activated. During 1997, the Group intentionally slowed the pace of civils construction to reduce the large numbers of homes passed by civils construction which were yet to be activated and/or marketed. During 1997, approximately 82,000 homes were passed by civils construction by the Group's cable network, as compared with approximately 173,000 and 172,000 homes passed by civils construction in 1995 and 1996, respectively. The pace of civils construction was also impacted by the phase out of one of the Group's largest contractors, which went into liquidation. The Group may encounter difficulty in obtaining qualified contractors and may encounter cost overruns or further delays in construction. Although the Group believes it will be able to continue to negotiate construction contracts at competitive rates, construction costs could increase significantly over the next few years in light of the demand for cable construction services as the industry seeks to meet milestone requirements. As with other U.K. cable operators, the Group is generally required to use underground construction, which is more expensive and time consuming than aerial construction. The Group cannot broadly employ mechanized construction methods due to existing underground utility infrastructure, and is responsible for the expense of restoring surface area after construction is completed. Given the current high levels of cable construction in the U.K. and the corresponding demand for materials, the Group has from time to time experienced (and may in the future experience) shortages or price increases for critical components such as fiber optic cable, ducting and cabinets.

     The Group originally relied on its own construction team for the build out of its network. Since 1994, the Group has primarily used outside contractors and now uses outside contractors for almost all of the build out of its network. The Group maintains a small in-house construction team primarily for building out particularly difficult areas.

     Cable operators have the benefit of and must comply with the New Roads and Street Works Act 1991 (the "Street Works Act") which permits them to construct on public highways on the same basis as public utilities. This has, to some extent, reduced construction delays. See " -- Certain Regulatory Matters -- Cable Telecommunications -- Network Construction and Service Obligations".

     For a discussion of the Group's plans to fund construction see Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

MILESTONES

     The Group is obliged by the milestones in its individual franchise telecommunications licenses and LDLs to construct and activate a network to pass an aggregate of 1,021,894 premises within prescribed time periods. See " -- Certain Regulatory Matters -- Cable Telecommunications -- Network Construction and Service Obligations".

     Both Diamond and LCL failed to meet their original regulatory milestones. Diamond had failed to meet the milestones in its original licenses due principally to the unavailability of sufficient funding in periods prior to the acquisition in May 1994 by European Cable Capital Partners, L.P. ("ECCP") of a majority stake in Diamond and the decision to allocate resources to the building out of the Nottingham franchise. Having obtained revisions to its licenses, Diamond raised approximately $143 million at the end of September 1994 through the issuance of its 13 1/4% Senior Discount Notes due September 30, 2004 (the "1994 Notes") and, after a slight delay due to construction planning and the hiring of contractors, began to accelerate the pace of the build out of its network.

     At December 31, 1995, the Group was obligated to meet milestones specified in telecommunications licenses for eight of the Group's franchise areas where building was due to have commenced. Compliance with the milestones in these areas is monitored by OFTEL. During June 1996, OFTEL informed the Group that it did not agree with the Group's historical method for calculating compliance with its milestone obligations. Based on OFTEL's method of calculating premises passed, the Group failed to meet its year-end 1995 milestones for six of its eight telecommunications licenses.

     The Group has renegotiated its milestone obligations with OFTEL, and at December 31, 1997, the Group met the required milestone obligations under each of its telecommunications licenses.

     Principally because of delays by the Department of Trade and Industry in granting the Group a national telecommunications license, and consequent delays in the commencement of construction, the Group did not meet its current LDL milestones in six of the seven LDL franchises at the end of 1997, although construction has commenced in five of the seven LDL franchises. The Group has applied to the ITC to modify its milestone obligations in all of its LDL franchise areas except Vale of Belvoir. The Group understands that the ITC intends to grant the requested modifications. See " -- Certain Regulatory Matters -- Cable Telecommunications -- Network Construction and Service Obligations".

     The following table sets forth the milestones that are incorporated into the Group's telecommunications licenses and LDLs. Since the actual milestones that the Group is required to meet are specified individually for each of the franchises, the Group could meet the aggregate milestones but still fail to meet one or more individual franchise milestones and therefore subject a telecommunications license or LDL to the risk of revocation or termination.


                                                                                 AFTER
GROUP FRANCHISE AREAS               1996     1997     1998     1999     2000     2000
---------------------             -------  -------  -------  -------  -------  ---------


TELECOMMUNICATIONS LICENSE
MILESTONES(1)(2)
Nottingham......................  132,000  190,000  230,000  230,000  230,000    230,000
Mansfield.......................   42,000   66,000   66,000   66,000   66,000     66,000
Newark-on-Trent.................   13,500   13,500   13,500   13,500   13,500     13,500
Grantham........................   14,000   14,000   14,000   14,000   14,000     14,000
Melton Mowbray..................   10,000   10,000   10,000   10,000   10,000     10,000
Lincoln.........................   18,000   43,000   43,000   43,000   43,000     43,000
Grimsby and Cleethorpes.........   35,000   57,000   63,000   63,000   63,000     63,000
Leicester and Loughborough......   76,000  100,000  149,000  200,670  200,670    200,670

LDL MILESTONES(2)
Ravenshead......................       --    2,500    2,500    2,500    2,500      2,500
Bassetlaw.......................       --    1,000   10,000   19,000   28,000     32,800
Lincolnshire and South
Humberside......................       --    5,000   25,000   45,000   70,000    144,000
Chesterfield....................       --    8,000   28,000   60,000   80,000     89,000
Vale of Belvoir.................       --    1,000    2,000    3,000    4,545      4,545
Burton-upon-Trent...............       --   10,000   29,000   45,000   66,000     77,675
Hinckley........................       --    8,000   16,000   23,000   31,204     31,204
                                 --------  -------  -------  -------  -------  ---------
    Aggregate Cumulative Totals   340,500  529,000  701,000  837,670  922,419  1,021,894
                                 ========  =======  =======  =======  =======  =========
    Aggregate Annual Totals                188,500  172,000  136,670   84,749

-----------
(1) Although reflected above on an annual basis, the Group's individual franchise telecommunications license milestones are measured on a quarterly basis.
(2) Telecommunications license milestones refer to premises and LDL milestones refer to homes.


     The table below sets forth by franchise and date the number of premises activated.


                            SEPT. 30,  DEC. 31,  MARCH 31,  JUNE 30,  SEPT. 30,  DEC. 31
                              1996       1996      1997       1997      1997      1997
                            ---------  --------  ---------  --------  ---------  -------

Nottingham.................   123,910   139,286    145,402   171,922    182,254  194,370
Mansfield..................    40,474    46,916     50,879    57,071     61,632   69,707
Newark-on-Trent............    12,707    13,509     13,509    13,509     13,509   13,509
Grantham...................    11,515    14,894     15,719    15,719     15,719   15,719
Melton Mowbray.............     9,819    10,045     10,045    10,045     10,045   10,045
Lincoln....................    16,887    20,131     23,389    34,089     34,997   44,619
Grimsby and Cleethorpes....    30,699    37,130     40,885    46,618     49,912   58,894
Leicester and Loughborough.    77,017    83,280     85,562    96,271    107,008  118,721
Vale of Belvoir............        --        --         --        --         --    1,652
Burton-upon-Trent..........        --        --         --        --         --    2,422
Hinckley...................        --        --         --        --         --    2,012
Ravenshead.................        --        --         --        --         --    2,050
                              -------   -------    -------   -------    -------  -------
    Cumulative Total.......   323,028   365,191    385,390   445,244    475,076  533,720
                              =======   =======    =======   =======    =======  =======

     The Group is potentially subject to enforcement orders from the Director General for failure to meet its telecommunications license milestones, which could lead to revocation of the relevant licenses. Similarly, in the event that the Group failed to meet the milestones for any of its LDLs, the ITC would have power to shorten the LDL period, impose fines or commence proceedings leading to revocation. The Group has not been subject to date to any enforcement action by OFTEL or the ITC due to missed milestones; however, there can be no assurance that OFTEL or the ITC will not take such action in the future.

SOURCES OF SUPPLY

     The Group obtains services and equipment for the construction and operation of its cable systems from numerous independent suppliers. As the Group has grown and its construction and purchasing needs have increased, the Group has sought to use its increased buying power to obtain more favorable pricing and contract terms.

     With certain exceptions, the Group believes that it can purchase the services and equipment it needs to operate its business from more than one source. However if a supplier of a product that involves significant lead time for production and delivery were to be unwilling or unable to supply the Group, the Group could suffer delays in the operation of its business, which could have an adverse effect on the Group. Further, in the case of certain supplies, limited competition in the provision of these materials has subjected
(and may in the future subject) the Group to price increases higher than those experienced with other supplies.

     For certain products, the Group depends on a single supplier. Diamond has obtained exclusively from GPT its switches, primary multiplexers and certain telephone transmission equipment. LCL has obtained such equipment from Nortel Limited. The Group obtains all of its cable television transmission equipment and set top converters from Scientific Atlanta. Scientific Atlanta, GPT and Nortel Limited are among the largest providers of cable television and telephone equipment in their respective markets. While the Group to date has experienced no significant difficulty in receiving products from these companies, the failure or inability of any of these companies to continue to supply the Group with these products in the future could have a material adverse effect on the Group.

     The Group has not experienced significant difficulty in obtaining timely deliveries of equipment and services. In order to reduce warehousing expenses, maximize inventory control and minimize the possibility that the Group will not have the required inventory to proceed with construction in a timely manner, the Group centralized its warehouse operations. Due to the high level of construction in the U.K. cable industry, delays may be encountered in obtaining certain supplies such as fiber optic cable; however the Group is making efforts to avoid such delays.

NETWORK ARCHITECTURE

     The network being constructed by the Group comprises an overlay of a cable television network and a telecommunications network. Portions of the network currently in the ground utilize conventional tree and branch architecture and the other portions utilize optical fiber node architecture with nodes serving up to 2,500 homes. Both of these portions of the network may need to be upgraded to achieve higher capability and reliability. This upgrading is not expected to require significant additional capital expenditure.

     The Group is now constructing a cable system in which optical fiber is employed to areas serving approximately 500 homes for both cable television and telecommunications services. The geography of the Group's franchise areas and the location of the cable television network's headends and the telecommunications network's switches dictate to some degree the physical construction of the cable television and telecommunications network. The Nottingham central network control office will control and monitor all other locations which will be interconnected to Nottingham supertrunking fiber network.

     Five switches are currently in operation in Nottingham, which is presently interconnected with three other switches in Mansfield, Lincoln and Grimsby. Leicester is interconnected with 2 Mbit/s circuits to Nottingham. Two switches in Leicester are in service, with a third commissioned in nearby Shepshed. The Group expects that an additional four switches will be commissioned during the build out.

     In addition to the existing switches, six remote concentrator units ("RCUs") are being interconnected to the Nottingham headend. The Group expects that an additional eight RCUs will be added during the build program. There are presently three cable television headend locations. The Nottingham location will monitor all headend locations. The interconnects are all fiber optics with two-way capability and status monitoring.



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     The cable television headends consist of Scientific Atlanta and Magnavox fiber transmitters, fiber receivers, satellite receivers, signal processors, modulators, encoding equipment and network status monitoring and Panasonic automated tape distribution equipment. The cable television network is being constructed with Scientific Atlanta transmission equipment and set top converters. The network's downstream upper frequency capability is 750 MHZ. From the headends, fiber is deployed to each node for feeder distribution and from the node, coaxial cable is installed to the distribution points. The Group has begun the deployment of 750 MHZ Scientific Atlanta set top converters, with analog capacity for 75 channels, as of February 1997.

     The telephone switches are GPT System X and Nortel DMS-100 platforms. The telecommunications network near the switch is fed directly by copper. Outside the copper service area, the telecommunications network uses Nortel or GPT SDH multiplexing equipment in a fiber self-healing loop configuration operating at 155 Mbit/s ("STM 1"). Four nodes of 500 homes will be served off of each 2,000 home fiber ring. GPT and ASCOM 120 line primary multiplexers are located in the same street cabinet with the SDH multiplexers, and from there copper is fed down to approximately 30 homes per street cabinet. As the telephone network grows more distant from the switch, additional SDH rings operating at 622 Mbit/s ("STM 4") will support four STM 1 rings. The telecommunications network has been designed so that as penetration and traffic intensifies, ring splitting will enable additional capacity to be carried. All network equipment, both cable television and telephone, is powered by battery backed-up power supplies.

     Telecommunications and cable television services are transmitted to the home through the same "Siamese" drop cable. The "Siamese" cable consists of two twisted pair telephone cables and a cable television coaxial drop cable manufactured in the same cable housing/insulation package so that both services are installed at the same time. From a subscriber's home, the telephone cable is run through the street cabinet up to the 500 home hub cabinet where calls are processed through a primary multiplexer which handles many calls and transmits them to the telephone switching equipment. The calls are then routed, if possible, to their final destination via the lowest cost routing, be it BT, Mercury, Energis, Global One, ACC or the Group's own network.

     The duct system is constructed with 89mm diameter duct with a 2.4mm wall thickness. Trunk cable routes usually contain multiple fiber and coaxial cables within four to six ducts. Distribution cable routes carry the drop cable to the customer premises and usually contain one or two ducts. A subscriber drop is placed inside either 25mm or 50mm duct which is buried in its approach to a residence to reduce cable drop cuts and other maintenance.

     The network will support 100% cable television penetration and 100% telephone penetration based upon cabinet space but only 50% telephone penetration based upon transmission equipment with hardware expandability to 96%.

     The Group believes that its network architecture design, with respect to both telecommunications and cable television, will facilitate the transition to greater fiber distribution. It should allow for efficient utilization of primary multiplexers and eliminate the need for expensive digital cross connects to maximize switch port utilization. The Group believes that the network design has taken into account the need to be flexible with respect to both node and hub sizes and future developments that may lead to integration between the telecommunications and the cable television networks.

     The existing Diamond and LCL networks are being integrated in phases. The initial objective was to physically connect the two networks through a fiber interconnect and this has been achieved. The main purpose of the interconnect is for the central network control office (located in Nottingham) to have the ability to control the Nortel switches in Leicester, mainly for telephone purposes. This interconnect also enables Nottingham to monitor the Leicester cable television headend and transfer data of route forwarding information between the two locations.

     The physical connection point is in Shepshed, which is located between Nottingham and Leicester and is the location of the third switch for the LCL franchise areas.

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     The retail billing processes in the Diamond and LCL franchises have been fully integrated and the integration of wholesale billing processes is planned for 1998.

EMPLOYEES

     As of December 31, 1997, the Group had 953 employees, including 913 employees in operations and 40 employees in civils construction. With effect from February 1997, DCL began to directly employ residential salespeople, which increased the number of its employees. Previously salespeople had been employed by independent companies engaged by the Group on a subcontracting basis. The Group has not entered into any collective bargaining agreement with employees and the Group currently believes that its labor relations are good.

CERTAIN REGULATORY MATTERS

     GENERAL

     Cable television and cable telephone service industries in the U.K. are governed by legislation under the Telecommunications Act, the Broadcasting Act 1990, which replaced the CBA, and the Broadcasting Act 1996. The operator of a cable television and cable telephone franchise in the U.K. covering more than 1,000 homes requires the following two principal licenses for each franchise area:

         (a) a telecommunications license, granted under the Telecommunications Act by the Secretary of State and supervised by the DTI and OFTEL, which authorizes the installation and operation of the telecommunications network used to provide cable television and cable telephone services, and

         (b) a cable television license, which authorizes the provision of broadcasting services within a defined geographical area and which may be either:

                 (i) a Prescribed Diffusion Service License ("PDSL"), granted under the CBA prior to 1991, which allows an operator to provide cable television and other entertainment services by means of a cable network, or

                 (ii) an LDL granted since January 1, 1991 under the Broadcasting Act 1990, which allows an operator to deliver television and other programming services by means of a licensed telecommunications network including a cable network.

     Each type of license described above contains various conditions, and in the event of the breach of such conditions, the Director General or the ITC, as appropriate, could issue an enforcement order and ultimately commence proceedings to require compliance or to revoke such licenses.

     Under the Broadcasting Act 1990, cable operators may elect to replace certain PDSLs with LDLs with similar terms.

     The regulatory environment in the U.K. has generally encouraged the development of the cable telecommunications and the cable television industry by, among other things, licensing only one operator for each cable franchise area and restricting the national PTOs from using existing telecommunications networks to carry broadcast entertainment.

     The Labour Party stated in November 1997 that it will review the existing regulatory structure and that it expects to publish its proposals regarding the restrictions on BT carrying broadcast entertainment over the existing network in the near future. It is not currently possible to predict the nature of any such proposals. See "-- Cable Telecommunications -- Restrictions on National PTOs".

     CABLE TELEVISION

     The Broadcasting Act 1990

     The Broadcasting Act 1990 established the ITC to license and regulate commercial television services (terrestrial and satellite) and the Radio Authority to regulate radio services. The ITC's functions are, among other things, to grant licenses for television broadcasting activities and to regulate the commercial television sector by issuing codes on programming, advertising and sponsorship, monitoring programming content and enforcing compliance with the Broadcasting Act and cable television license conditions. The ITC has the power to vary cable television licenses and impose fines and revoke such licenses in the event of a breach of the license conditions. The ITC also enforces ownership restrictions on those who hold or may hold an interest in licenses issued under the Broadcasting Act. See "-- Cable Television Licenses -- Ownership Restrictions".

     CABLE TELEVISION LICENSES

     General. As of December 15, 1997, cable television licenses had been granted for franchise areas covering approximately 16.8 million out of approximately 22 million total homes in the U.K. The ITC has indicated that it will grant only one cable television license for each geographical area for the foreseeable future. The ITC also has indicated that certain areas, for which cable television licenses have yet to be awarded, may be advertised at the request of applicants. Such licenses (LDLs) are generally awarded after competitive bids. Before awarding an LDL, the ITC must be satisfied as to certain matters, including the technical specification of the proposed system; that the applicant has sufficient funding to run the franchise; and that the applicant is a fit and proper person to be awarded a license. The ITC will award the LDL to the highest bidder unless there are exceptional circumstances, including that the coverage proposed to be achieved by another applicant is substantially greater than that indicated in the technical plan of the highest bidder, such that it is appropriate to award the license to that other applicant. In addition, all applicants must undertake to pay a percentage of qualifying revenue ("PQR") to the ITC in each year of the license.

     Cable operators may carry U.K. licensed broadcast services, foreign satellite programs or text in their services. Cable television licenses also require cable operators to ensure that advertising and foreign satellite programs carried by them as part of their services conform to the restrictions set forth in the codes on advertising, sponsorship and programming issued by the ITC. Cable television licenses also impose an obligation on licensees to provide any information which the ITC may require for purposes of exercising its statutory functions.

     Term, Renewal and Revocation of Cable Television Licenses. The Group holds eight PDSLs which were issued for 15-year terms. The Group also holds seven LDLs, four of which were granted on September 1, 1995 and three of which were granted on September 13, 1996, all for 15-year terms.

     An application may be made to the ITC to extend a PDSL for up to an additional eight years if the cable operator holds a 23-year telecommunications license. Fees would continue to be payable on the same basis as for the unextended PDSLs and no PQRs or cash bids would be payable during this 8-year term. If the Group elects to extend the PDSLs, the Group will upon expiration of such PDSLs as so extended, be required to apply for a new LDL under the competitive bid procedures described above. If the Group elects not to extend a PDSL, the Group may apply to the ITC (no earlier than five years prior to the expiration of the PDSL) for a replacement 15-year LDL, with respect to which it must agree with the ITC on the amount of the cash bid and PQR payments that will be payable over the term of the LDL (based on what would have been offered if the franchise had been offered for competitive bids).

     The Group's PDSLs will currently all expire in 2005. The Group has not yet applied to extend any of its PDSLs, nor has it applied for any replacement LDLs under the procedure outlined above, since more than five years remain before their expiration.

     The ITC may refuse an application for renewal, but only on limited grounds, including that the ITC proposes to grant a license in an area different from that described under the existing license or that the applicant is not providing services through the whole of its franchise area.

     The ITC may, after consultation with the DTI and the Director General, revoke a cable television license if an operator fails to comply with its conditions or with any direction of the ITC, and the ITC considers revocation to be in the public interest. The ITC must be notified of changes in control of the licensee, of changes in directors and of certain other changes in shareholdings in the licensee. If there is any change in either the nature or characteristics of an operator that is a corporate entity, or any change in persons controlling or having an interest in it, the ITC can revoke the license if, as a result, it would not have awarded the license had the new ownership or control existed at the time the application for the license originally was considered. The ITC can also revoke any cable television license in order to enforce restrictions on ownership contained in the Broadcasting Act 1990 as amended by the Broadcasting Act 1996 (see below) and can impose fines and shorten the license period of LDLs.

     A cable television license is transferable only with the consent of the ITC, and several of the Group's cable television licenses were transferred to DCL from various of the Group's wholly-owned subsidiaries with that consent.

     The Group also holds two licenses to provide television program services under the Broadcasting Act 1990. The license for the Leicester Community Channel came into force on June 29, 1992 and the license for Diamond Vision on August 29, 1995. Both licenses are for a period of 10 years.

     Ownership Restrictions. The ITC has a general duty to ensure that cable television licenses are held by "fit and proper" persons and may exercise control over who may hold a license where financial assistance is provided to, or influence is exercised over, a licenseholder which may produce results which it considers adverse to the public interest. The Broadcasting Act 1990 also contains specific restrictions on the types of entities which may hold cable television licenses or significant interests therein. Cable television licenses may not be held by a local authority, an advertising agency, a religious or political body (or one of its officers) or any entity controlled by them. Ownership restrictions also apply to ownership of different licensed services (including local delivery services, television, satellite and radio services and newspapers), or associates of entities operating such services. See "-- Media Ownership". While PDSLs in most respects continue to be regulated under the Broadcasting Act 1990 and the Broadcasting Act 1996 as if the CBA remained in force, the ownership restrictions for PDSLs and LDLs are substantially similar.

     There is currently no restriction on the number of cable television licenses which may be held by any person.

     CABLE TELECOMMUNICATIONS

     The Telecommunications Act

     The Telecommunications Act provides a licensing and regulatory framework for telecommunications activities in the U.K. and established OFTEL under the Director General as an independent regulatory authority. Telecommunications policy is overseen by the DTI. The DTI on behalf of the Secretary of State also has primary licensing authority under the Telecommunications Act, although it may delegate that authority to the Director General. The functions of the Director General are, among other things, to monitor and enforce compliance with telecommunications license conditions, establish and administer standards for telecommunications equipment and contractors, and investigate complaints and exercise certain functions concurrently with other regulators to promote or ensure competition in telecommunications markets. The Director General may modify telecommunications licenses either with the agreement of the licensee following a statutory period of public consultation or following a report by the MMC. The Director General is also empowered to issue enforcement orders requiring compliance with telecommunication license conditions which have been breached (see below).

     Telecommunications Licenses

     The Group holds eight individual franchise telecommunications licenses and a national telecommunications license which covers those areas of the U.K. for which it does not hold an individual franchise telecommunications license, including the areas for which it has been granted LDLs. A telecommunications license authorizes a cable operator to install and operate the physical network used to provide cable television and cable telecommunications services. It also authorizes the operator to connect its system to other television and telecommunications systems, including those operated by the PTOs, the terrestrial broadcasting authorities and satellite broadcasting systems. Although individual franchise telecommunications licenses granted to a cable operator are for a particular area, they are not exclusive and, as a result, a cable telephone operator is subject to competition with respect to the provision of telephone services from national PTOs such as BT and Mercury and other telephone service providers in its franchise area. There are now over 200 telecommunication licensed operators in the U.K. See "Competition -- Business Telecommunications" and " -- Competition -- Residential Telephone". Following the Duopoly Review, the Government has granted a telecommunications license to any applicant provided the applicant has satisfied certain requirements, including with respect to financial viability and, in some cases, service commitments. See "-- Duopoly Review".

     A cable operator's telecommunications license contains conditions regulating the manner in which the licensee operates its telecommunications system, provides telecommunications services, connects its systems to others and generally operates its business. A cable operator's telecommunications license also contains a number of detailed provisions relating to the technical aspects of the licensed system (e.g., numbering, metering and the use of standard technical interfaces) and the manner in which the licensee conducts its business (e.g., publication of certain prices, terms and conditions). In addition, a cable operator's telecommunications license contains prohibitions on undue preference and discrimination in providing service. The cable operator's telecommunications license also requires the licensee to provide any information which the Director General may require for the purposes of carrying out his statutory functions. Failure to comply with an enforcement order in respect of a breach of a telecommunications license condition might give rise to revocation, an injunction by the Director General or to a third party's right to damages. In September 1997 OFTEL completed its review of the PTO licenses held by cable operators to convert them to the standard "slimline" format of non-dominant PTOs which Mercury's modified license now follows to a large extent. Modifications to these cable operators licenses have now been issued and have come into effect. This has resulted in the deletion of a number of conditions in the Group's individual franchise telecommunications licenses, for example, those relating to the pre-notification of prices and the prohibition on unfair cross-subsidies although such conduct may fall within the fair trading condition. See below.

     The telecommunications licenses of BT and Mercury now contain a condition, referred to as the fair trading condition, which prohibits any abuse of their dominant position and any agreement or concerted practice between the licensee and other entities restricting or distorting competition in the telecommunications market. This condition has been incorporated into new telecommunications licenses issued since 31 December 1996 including the Group's national telecommunications license. The Group's individual licenses have now also been modified to include the fair trading condition.

     The fees payable for the telecommunications license consist of an initial fee payable on the grant of the license and annual fees thereafter. The annual fees are based on a proportion of the costs of the Director General in exercising his functions under the Telecommunications Act and in certain cases a proportion of costs of the MMC incurred in relation to license modification references under the Telecommunications Act.

     A telecommunications license is not transferable. However, certain changes in ownership of an entity holding a license are allowed, subject to compliance with a notification requirement.

     Network Construction and Service Obligations

     Where a cable operator holds a PDSL or an LDL replacing a PDSL (see " -- Certain Regulatory Matters -- General"), the milestones are contained in the corresponding telecommunications license and are reviewable by OFTEL.

     Where, on the other hand, a cable operator holds a new LDL which is not a conversion from a PDSL, the milestones are contained in the LDL and are reviewable by the ITC.

     Each of the Group's individual franchise telecommunications licenses prescribes milestones which require the Group to construct its network to pass a specified number of premises within prescribed time periods. The milestones may be varied by the Director General if he considers that the variation would enable the licensee to meet the final milestone more easily. The final milestones can be modified only following a public consultation period and with the approval of the Director General. If the milestones prescribed by a telecommunications license are not met, the Director General may take enforcement action which, if not complied with, could result in the revocation of such license. Similarly, the LDLs which the Group has acquired contain build milestones which may be varied by the ITC. See " -- Construction" and " -- Milestones". The Group understands that all milestones from now on will be contained in LDLs. The Group also understands that the ITC will have jurisdiction to enforce these milestones. To date, the ITC has not published any guidelines on enforcement of milestones.

     Where a cable network has been installed, a licensee must provide a cable television service to anyone who reasonably requests it. A cable operator is not required to provide telephony services, but where it does so, and achieves a 25% or more share of the relevant market for such services (as determined by the Director General) within its licensed area, the licensee may, at the direction of the Director General, be required to ensure that telephone services are available to anyone in the licensed area who reasonably requests them. The Group has not received any such direction from the Director General.

     Under a telecommunications license, the cable operator is subject to and has the benefit of the Telecommunications Code promulgated under the Telecommunications Act. The Telecommunications Code provides certain rights and obligations with respect to installing and maintaining equipment such as ducts, cables and cabinets on public or private land (including the installation of equipment on public highways). The activities of cable operators under the Telecommunications Code are also subject to planning legislation.

     Cable operators have the benefit of, and must comply with, the Street Works Act, which provides them with the same rights and responsibilities with respect to construction on public highways as other public utilities. The Street Works Act standardizes fees for inspections of construction works by local governmental authorities and standardizes specifications for reinstatement of property following excavation. As a result, construction delays previously experienced by cable operators because of separate and often lengthy negotiations with local governmental entities have been reduced.

     Cable operators are required to post bonds for local authorities in respect of their obligation to ensure reinstatement of roads and streets in the event the operators become insolvent, cease to carry on business or have their telecommunications license terminated. In order to install equipment on private property cable operators must obtain legal permission from occupiers, property owners and others.

     Term, Renewal and Revocation of Telecommunications Licenses

     To date, telecommunications licenses have generally been granted for periods of 15 or 23 years. Seven of Diamond's individual franchise telecommunications licenses were granted for an initial period of 23 years, and one was granted for an initial period of 15 years, both periods commencing on the date specified by the Secretary of State (which, in practice, is the date on which the cable system first becomes operative). The 15-year telecommunications license was subsequently amended to a 23-year license. The

Group's national telecommunications license is for an initial 25-year term and continues thereafter subject to a 10-year notice period.

     Upon expiration, a telecommunications license cannot be extended and application must be made for a new license.

     A telecommunications license may be revoked if the licensee fails to pay the license fees when due, fails to comply with an enforcement order, upon the occurrence of certain insolvency-related events or if the cable television license relating to the licensee's system is revoked. A telecommunications license may also be revoked if, among other things, the licensee fails to give the required notification to the DTI of changes in shareholdings and changes in control and agreements affecting control of the licensee, or if the DTI concludes that any such change would be against the interests of national security or the U.K. Government's international relations.

     Duopoly Review

     In 1991, the U.K. Government concluded in its Duopoly Review that the termination of the duopoly policy (which permitted only BT and Mercury to operate local, national or international fixed-link networks in the U.K. to provide public telephone services) might increase competition and benefit consumers in the U.K. telecommunications market. As a result, the U.K. Government revised its policy and determined that application for licenses would be considered from any person seeking to operate new telecommunications networks over fixed links within the U.K. Such licenses normally would be granted subject to the general statutory duties of the DTI and the Director General to ensure the provision of telecommunications services, to satisfy all reasonable demands for them and the ability of a person providing the services to finance their operations.

     The Duopoly Review also recommended specific amendments to license conditions that are particularly important to cable operators. Until the Duopoly Review, for a cable operator to provide telephone services it had to enter an agreement with BT or Mercury with respect to the terms and conditions (including price) under which the operator would provide telephone services, obtain a determination from the Director General that services could be provided and operate its network as agent for either BT or Mercury. Since the Duopoly Review, cable operators have been permitted to provide all forms of wired telecommunications services in their own right, including the ability to switch their own traffic. The Duopoly Review also recommended changes to and further study of arrangements relating to interconnection, number portability and equal access (discussed below).

     As a result of the Duopoly Review, the Group applied for and received modified telecommunications licenses to enable the Group to provide wired telecommunications services in its own right.

     Interconnect Arrangements

     The ability of cable operators to provide viable voice and other telecommunications services is dependent on their ability to interconnect cost-effectively with other PTO's telecommunications networks in order to complete calls that originate from a customer on their cable network but that terminate off their network or that originate from a customer off their cable network and terminate on their network. Since the Duopoly Review, cable operators with contiguous franchises have been able to connect their networks without regard to whether they are under common ownership without using the services of BT or Mercury.

     The Telecommunications (Interconnection) Regulations came into force on December 31, 1997. These implement the Interconnection Directive (Directive 97/33/EC), which will extend, to a certain extent, the categories of operator in the U.K. who will have the right to request interconnection and a reciprocal obligation to provide it. These rights and obligations may extend to certain operators who operate under class licenses. It is not currently possible to predict accurately which categories of operator/service provider will fall within the criteria set out in these regulations and therefore to which operators interconnection rights and obligations will be extended. Operators wishing to benefit from such interconnection rights and obligations will be required to apply to OFTEL which will assess whether the relevant criteria have been met.

     The DTI is able to consider applications by cable operators to join more distant franchises, and Diamond has a license to link two of its franchises which are not adjacent to one another. DCL is now able to link non-contiguous franchises under its national telecommunications license without the need to apply to the DTI.

     PTOs are required under their telecommunications licenses to enter into interconnection agreements with other PTOs such as the Group (if requested to do so by such a PTO), and the Group has interconnection agreements with BT, Mercury, Energis, Global One and ACC. The BT agreements may be terminated by either party upon two years' notice; the Mercury agreement may be terminated by either party upon two years' notice; the Energis Agreements may be terminated by either party on six months' notice; and the Global One agreement may be terminated by either party upon one month's notice after an initial term of one year. If the Group is unable to negotiate acceptable pricing terms with BT, Mercury, Energis or Global One in connection with any continuation or extension of these agreements or scheduled reviews of these agreements, the Group may request that the Director General determine such terms. In 1995 a House of Lords decision established that it is possible for a regulated company to challenge in the U.K. courts a determination by the Director General of terms of interconnection agreements. The Director General also has the power to make determinations in respect of certain obligations of any party under an interconnection agreement.

     Until October 1, 1997 OFTEL determined standard interconnect charges. The first interim charge determination covered the period from April 1, 1995 to March 31, 1996. Interim charges were based on BT's forecast financial statements (on a fully allocated costs basis). OFTEL has now assessed final charges based on BT's final financial statements for that period. As a result of these revised charges, the Group will receive outgoing interconnect charge rebates, and must pay incoming termination rebates for periods from April 1, 1995. The Group has estimated that the rebate due to the Group will exceed the rebates to be paid by the Group. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations for the Three Years Ended December 31, 1997 -- Revenue". At the end of 1996, OFTEL completed another consultation process and published interim charges for the period from April 1, 1996 to March 31, 1997. OFTEL will be issuing its determination of final charges for consultation in the very near future. OFTEL has now determined interim charges up until September 30, 1997 and is expecting to publish final charges for that period in about March 1998 once BT publishes its first half year financial statements for 1998.

     As from October 1, 1997 the twice yearly determination by OFTEL of BT's network charges has been replaced by a system of network price controls and the cost base for interconnection charges has been changed from fully allocated costs to long run incremental costs. After a lengthy consultation period begun in December 1995, in July 1997 OFTEL issued its final proposals which have been accepted by BT and the necessary modifications have been incorporated into BT's license. The new system provides for the application of price controls depending on the level of competitiveness of the service. Services which are not competitive are divided into baskets, each basket being subject to a charge cap of RPI minus X. The July 1997 document determined the value of X for each basket at 8%. Charges for those services which are expected to become competitive during the next price control period, i.e., from August 1997 until the middle of 2001, will not be included in the network baskets, but will be governed by safeguard caps of RPI plus 0%. Charges for those services which were expected to become competitive before August 1997 or which are determined by the Director General to be competitive during the control period, will be free of network controls. The July 1997 document also sets out the starting charges for the services in the network baskets which are based on BT's long run incremental costs. The new system which commenced from October 1, 1997 will run for four years.

     In November 1997 OFTEL published non-legally binding guidelines on the structure and operation of the new network charge control arrangements and on OFTEL's approach to complaints about charges and other interconnect terms and conditions. In respect of complaints that BT's charges are unreasonable, OFTEL



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


will first test whether the charge falls between a cost floor and ceiling determined by BT using a methodology prescribed by OFTEL and designed to indicate whether the charge may be anti-competitive. Floors and ceilings for all non-competitive services will be published each year by BT as part of their long run incremental costs financial statements.

     Price Regulation

     Although to date the Group has for the most part been able to price its cable telephone call charges below those of BT, there can be no assurance that it will be able to continue to do so in the future. BT currently is subject to controls over the prices it may charge customers, including a requirement that the overall basket of charges may not be changed by more than an amount equal to the percentage change in the RPI less X (and BT may, as a result, have to decrease prices). In particular, BT may not increase charges for certain services by more than the amount of the percentage change in the RPI.

     OFTEL's latest proposals for control of BT's retail prices have been incorporated in BT's license. The retail price controls will continue until 2001 and are stated to be the last such controls. The controls will only be put in place where consumer protection is required, that is, for low to medium-spending residential customers and small businesses. The current price cap is RPI minus 4.5% on the narrower basket of services described above. Safeguard caps of RPI plus 0% have been imposed on certain services. OFTEL has indicated that this is likely to be the last retail price control imposed on BT. See " -- Competition -- Residential Telephone".

     BT has limited opportunity for differential pricing to the same class of customer because it is subject to prohibitions on undue preference and undue discrimination across the U.K. Following the Duopoly Review, BT's telecommunications license was modified to permit it to offer discounts to high volume users, subject to several conditions. However, BT may not offer discounted services in local markets without offering the discounts nationally if such discounts result in undue discrimination or unfair cross-subsidy.

     The telephone service prices charged by the Group currently are not regulated by the Director General, although they are subject to the fair trading condition.

     Indirect and Equal Access

     Indirect access is access to a customer through another operator whereas equal access means preselection by the customer of the indirect access operator or dialing parity, where the number of digits dialed for calls over the first (access) network is the same as for calls over the second (indirect) network. In July 1996, OFTEL released a statement setting out its policy on indirect and equal access, dealing with the continued provision by BT of indirect access to Mercury and other operators, the possible extension of the obligation imposed on BT to include equal access, and the possible extension of an indirect access obligation to Mercury and other "non-dominant" operators.

     OFTEL concluded in its statement that indirect access will remain an important route for many customers who are not yet able to take advantage of competition in direct connections to receive the benefits of competitive provision of telecommunication services and that, given BT's continuing dominant position in the direct access network, BT should continue to be obligated to provide indirect access to other operators. However, OFTEL also concluded that this obligation on BT should not extend to providing equal access to other operators. OFTEL, having commissioned a cost benefit analysis, concluded that, rather than a cost benefit, there would be a significant net cost in implementing equal access. Further, OFTEL concluded that "non-dominant" operators (such as Mercury and the cable operators) should not be required to give indirect access to other operators. Although all PTO licenses include a condition regarding the provision of indirect access, it is subject to a number of tests including the need to ensure that the requirements of fair competition are satisfied and that indirect access, in all the circumstances, is reasonably required. OFTEL considered that these tests were not satisfied. However, OFTEL stated that it considers the "well established" operator threshold of 25% of customer connections in a relevant market to be a useful guide in determining whether a "non-dominant" operator should, in the future, be required to grant indirect access to other operators. OFTEL stated that this threshold would not


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


automatically mean that the operator would be required to grant indirect access, but that OFTEL would investigate the issue further in respect of that operator and market conditions generally once that threshold was reached. On December 1, 1997 the EC Council of Telecommunications Ministers reached political agreement on a draft directive to amend the Interconnection Directive (Directive 97/33/EC) with regard to number portability and carrier pre-selection. This will require member states (except those which have been granted a derogation under the Full Competition Directive (Dir 96/19/EC)) to introduce carrier pre-selection by January 1, 2000, for operators with significant market power. Member states may request a deferment of this obligation if they can show that it would impose "an excessive burden on certain organizations or classes of organization". The U.K. government has indicated that it is satisfied that this leaves it open for it to argue the case for a deferment in respect to U.K. operators.

     Number Portability

     Telephone subscribers changing their telephone service to a cable operator have historically had to change their telephone numbers. As a result certain customers have been reluctant to switch carriers because they would lose their existing telephone numbers. In response to this, Diamond has provided its business customers with the opportunity to use the Group's telephone service for their outgoing telephone calls, which generally carry higher revenues than incoming calls, and for their specialized telecommunications needs, while retaining their existing service provider (and their existing telephone number) for incoming telephone calls.

     In January 1994, the Director General announced that OFTEL was working on directives to require BT to introduce number portability for the cable operators who had provided OFTEL with the necessary information as to where and when they could provide portability to BT. The Director General's statement indicated that number portability may be introduced in the geographic areas where it is technically feasible in the foreseeable future. BT rejected a framework proposed by OFTEL for determining the charges payable for number portability in the event of a dispute between BT and other operators. In April 1995, the Director General referred the matter to the MMC to establish whether the failure of BT to reach agreements with other operators on the commercial terms and conditions for number portability was against the public interest, and if so, whether the adverse effects could be remedied or prevented by modifications to the conditions of BT's telecommunications license. On December 14, 1995, the Director General announced the MMC's conclusions, including that the absence of number portability operated against the public interest, that the absence of number portability was an obstacle to operators' (including cable operators) ability to win customers from BT, that the introduction of number portability will strengthen competition, and that BT's telecommunications license should be modified (following a statutory consultation period) to enable the allocation of BT's costs incurred in this regard between BT and other operators (including cable operators), with BT bearing the greater share. The MMC also noted that there is general agreement in the industry that reciprocity should continue to be an essential element in the introduction of number portability, and that the arrangements to be made for allocating portability costs need to take account of the fact that BT will not always be the exporting operator. BT's telecommunications license has been modified accordingly.

     On April 9, 1997, OFTEL issued a statement which set out OFTEL's proposals to modify the license conditions of Mercury and other fixed operators including cable operators to ensure that they too provide number portability for all users of fixed phones including portability of specially tariffed services such as toll-free (0800), premium rate and national rate services.

     Appropriate license modifications were made on December 17, 1997. These take full account of the MMC report and are based on the current license condition in BT's PTO license. They also apply the MMC's principles on the charges which operators can make to each other for providing portability. In particular, the following principles are applied:

         (i) the licensee would be required to provide portability on request from another qualifying licensee;

         (ii)  the principle of reciprocity would apply;

         (iii) each licensee would be required to pay the initial costs of modifying its network;

         (iv) each licensee would be able to pass on to the other licensee concerned the costs of enabling individual customers to port their numbers;

         (v) the exporting licensee would not directly charge the importing licensee for any additional conveyance costs associated with routing a call to a ported number; and

         (vi) if requested, the Director General would determine the reasonableness of the terms and conditions upon which portability was offered.

     These license modifications came into effect on December 17, 1997.

     The draft directive amending the Interconnection Directive referred to above also requires member states to introduce number portability in respect of geographic and non-geographic numbers on the fixed public telephone network. This obligation is also subject to the deferment provision mentioned above.

     Restrictions on National PTOs

     The Duopoly Review maintained restrictions upon BT and other national PTOs from conveying or providing entertainment services (such as the cable television services currently provided by the Group) over their national telecommunications networks. The new Labour government started reviewing the restrictions upon the conveyance and provision by BT and Mercury of broadcast entertainment ahead of the schedule set by the former Conservative government, which did not intend to review the restrictions on conveyance and on provision until 2001 although the government was prepared to reconsider the conveying aspect after March 1998 on the advice of the Director General of Telecommunications. In November 1997 the Labour government stated that it expects to publish proposals in the near future. See " -- Certain Regulatory Matters -- General". The Duopoly Review policy did not prevent the national PTOs from providing cable television services of the kind currently provided by the Group, but it did require that such services be provided through separate systems by separate subsidiaries of the national PTOs under separate licenses similar to those held by the Group. The ITC's policy of granting one cable television license for each geographic area has ensured that no national PTO subsidiaries compete with the Group in the provision of cable television services in the same area. BT currently owns and operates two cable franchises in the U.K., in Westminster (central London) and Milton Keynes. Since April 1, 1994, cable television services may be provided locally by the national PTOs without requiring separate subsidiaries, although all other licensing requirements, including the need for the national PTO to obtain an LDL to provide cable services within each locality, will remain applicable to both national PTOs and to other cable operators such as the Group. In November 1994, the DTI stated that if national PTOs (including BT and Mercury) successfully bid for a new cable television license, the DTI would be prepared to issue a telecommunications license to enable any such national PTO to convey entertainment services over its own systems within the relevant franchise area.

     Following a consultative document issued in March 1996, the U.K. Government announced on June 6, 1996, that it was ending the duopoly between BT and Mercury as international carriers from the U.K. A license holder may now provide international services from the U.K. on telecommunications facilities owned and controlled by the company providing the service, and will be able to offer services on any route it chooses. A large number of international facilities licenses have been granted.

     On September 29, 1993, the ITC issued a statement in which it concluded that national PTOs such as BT could provide a "video-on-demand" service nationally over their telecommunications networks without requiring further regulatory changes in respect of the conveyance of such services (although the programming itself might require a license). A "video-on-demand" service was defined by the ITC as a service in which individual programs are transmitted to only one household at a time in response to a particular request. As such, a "video-on-demand" service in this context does not embody cable television services of the kind provided by the Group for simultaneous reception in multiple residential households. The ITC noted that its conclusions were shared by other regulatory bodies (i.e., the DTI and OFTEL), but that its conclusions, if disputed, could only be definitively resolved in the courts.

     Currently, no video-on-demand service is commercially available from any PTO. However, BT ran a pilot program for this service to the homes of a limited number of BT employees and is understood to have run an interactive TV, including video-on-demand, commercial pilot program. Mercury has also announced that it is considering a video-on-demand pilot program. In July 1994, the House of Commons Trade and Industry Select Committee issued a report on optical fiber networks in which it recommended, among other things, (i) that national PTOs be permitted to apply to provide broadcast entertainment on a franchise by franchise basis, subject to all existing franchises being exclusive for seven years from the grant of the original licenses, (ii) that all restrictions on national PTOs conveying or providing entertainment be lifted by the end of 2002, provided that the PTOs permit fair and open access to their networks and
(iii) that national PTOs (amongst others) be entitled to bid for cable television franchises in unfranchised areas by the end of 1995. The DTI, OFTEL and the ITC have stated that lifting these restrictions would limit competition by jeopardizing the investment programs of cable operators. The Labour Government policy is to review the restrictions on national PTOs, and in a speech by the Labour Party leader on October 3, 1995, it was proposed that a Labour government might increase BT's regulatory freedom. The Labour government has stated its intention to publish proposals in the near future.

     FUTURE DEVELOPMENTS

     Digital Broadcasting

     The Broadcasting Act 1996 introduced provisions for the licensing of digital terrestrial broadcasting and introduced a "must carry" requirement on cable companies where both program provider and cable operator use digital technology to ensure the universal availability of designated public service channels. Must carry obligations concerning public service channels already apply to holders of PDSLs.

     The Broadcasting Act 1996 distinguishes between "multiplex" providers, the providers of the frequency ranges on which the television channels will be carried, and the digital program service providers, who provide the programs to be broadcast on the multiplexes. Each must be licensed by the ITC. Licensed digital multiplex providers will be required to contract with licensed digital program providers to carry their services on the multiplexes on a fair and non-discriminatory basis.

     Initially six multiplexes are available for digital terrestrial television. Each of the existing terrestrial broadcasters have reserved capacity on these multiplexes, being offered half a multiplex for each existing channel. This means that the BBC has full control of one multiplex, Channel 3 and Channel 4 have joint control of a multiplex and Channel 5 and S4C each have half of a third multiplex. Existing terrestrial broadcasters have obligations to simulcast their existing analog channels and will be able to use their remaining multiplex capacity to provide new free-to-air or pay services. Following a competitive tender, the ITC announced in June 1997 that the remaining three multiplexes would be awarded to British Digital Broadcasting
(BDB), a joint venture between Carlton Communications and Granada Group. BSkyB was also originally a member of the joint venture but because of competition concerns the ITC required it to divest itself of the shareholding which was transferred equally to Carlton and Granada. BSkyB however will remain a major supplier of programming to BDB. The joint venture arrangements are currently being investigated by the EC competition authorities. The licenses were formally granted by the ITC on December 19, 1997 following conclusion of the ITC's own discussions with the EC competition authorities regarding their concerns. The licenses contain conditions which are intended to address, among other things, concerns over program service contracts with BSkyB. The conditions include the limitation of program supply agreements to five years, a requirement for the licensee to support open technical standards on integrated TV sets and conditions to ensure that BDB is not prevented from competing with BSkyB.

     Conditional Access

     Pay television broadcasters need to use conditional access systems to ensure that only subscribers receive their services. Conditional access systems provide two main types of services: encryption services and customer management services. The EC Advanced Television Standards Directive (Directive 95/47/EC) requires, amongst other things, that conditional access services for digital television services should be available to broadcasters on a fair, reasonable and non-discriminatory basis. This Directive was implemented in the U.K. by the Advanced Television Services Regulations which came into force on January 7, 1997. In addition to the requirement that conditional access services must be offered on a fair, reasonable and non-discriminatory basis, the Regulations provide that broadcasters may obtain information on the conditional access system prior to its being put on the market. Further, the Regulations provide that conditional access operators are required to cooperate with cable operators so that cable operators are able to receive and rebroadcast television services using their own conditional access system without incurring unnecessary or unreasonable expense.

     The Regulations also modify the Telecommunications Act 1984 to provide for conditional access systems which make available conditional access services including encryption, subscriber management or subscriber authorization services to be treated as telecommunications systems. Each such system must be licensed and the U.K. Secretary of State granted a Class License to authorize the running of these conditional access systems which came into force also on January 7, 1997 and runs until July 31, 2001 unless previously revoked. The license contains similar provisions to those in the Regulations set out above and, in addition, includes the fair trading condition.

     Under the Class License, the Director General can order a licensee to make available its intellectual property rights if the licensee is using them to prevent or obstruct products from being made available. The Director General can also designate an interface between the licensed system and a broadcaster's conditional access or other transmission system as an "essential interface" and thereafter the licensee must comply with any relevant standard specified by a broadcaster which includes applicable European standards or other standards specified by the Director General.

     Following public consultation, OFTEL published guidelines on the regulation of conditional access services for digital television. The guidelines set out how OFTEL would propose to deal with anti-competitive behavior in relation to the provision of conditional access services. The guidelines are not legally binding and are expected to be reviewed where market developments so require.

     In July 1997 the DTI and OFTEL issued a joint consultation proposing the extension of the current conditional access regime for digital television broadcasts to digital non-television broadcasts and non-broadcast services in the light of the convergence of the technologies and markets in broadcasting and telecommunications. The services to be covered include non-broadcast interactive services such as home-shopping and non-broadcast information services. Conditional access systems for analog services are not included.

     In addition, in October 1997, OFTEL issued a consultative document relating to guidance on the pricing of conditional access systems to ensure that they are offered on a fair, reasonable and non-discriminatory basis. The aim is to ensure that prices are reasonable and that comparable broadcasters receive comparable treatment by not being subject to differential pricing. OFTEL proposes to group together providers of subscription services and to assess whether they are comparable by reference to number of subscribers and number of different services (or combination of services) offered to subscribers.

     BSkyB has entered into a joint venture, BIB, with BT, Midland Bank and Matsushita (one of the manufacturers of decoders for accessing digital television channels) to create and operate a platform for the provision of digital interactive television services to U.K. viewers. The interactive services which it hopes to offer include home banking, home shopping and Internet access via TV screens. BIB intends to subsidize the costs of the manufacture and installation of the decoders needed to access the services. The joint venture arrangements are currently under investigation by the EC competition authorities, having been notified by the parties and also being the subject of a complaint.

     Media Ownership

     The Broadcasting Act 1996 amends the media ownership rules contained in the Broadcasting Act 1990. It relaxes the earlier rules limiting ownership between terrestrial television, satellite and cable broadcasters, except for those broadcasters which are already more than 20% owned by a newspaper with more than 20% national newspaper circulation. Qualifying terrestrial broadcasters are now allowed to have controlling interests in cable and satellite companies, provided their total interests do not exceed 15% of the total television market (defined by audience share including public service broadcasters) and qualifying cable companies will be able to control terrestrial television companies, subject to the 15% total television market limit and certain restrictions on the number of terrestrial licenses held. Newspaper groups with less than 20% national newspaper circulation are now able to control television broadcasters constituting up to 15% of the total television market, subject to a limit on the number of terrestrial licenses held, unless the ITC decides that such control would be against the public interest. Newspaper companies, the license holders of Channel 3 and Channel 5 and satellite and cable broadcasters, are to have the ability to control any number of digital terrestrial television licenses, in addition to any analogue licenses.

     BSM Services

     In August 1995 OFTEL issued a consultative document which addressed the potential development of broadband switched mass-market ("BSM") services in the U.K. and related regulatory issues. BSM services involve the delivery of video-quality images over a switched system, at prices intended to encourage the development of a mass market. The consultative document suggested that dominant operators (potentially including cable operators) should be required to provide, on transparent and non-discriminatory terms, broadband conveyance (including switching) as a network business to service providers which could have direct commercial relationships with individual customers. Requirements for accounting separation and the possible need for some form of price control were also considered. OFTEL suggested that BT is likely, at an early stage, to be considered a dominant operator, possibly when it starts to roll out BSM services aimed at covering a significant portion of the U.K., either nationally or in a specific regional market. OFTEL suggested that such regulation should only be applied to the cable sector when it becomes dominant, either nationally or in a specific regional market, and is able to compete on equal terms with BT and any other BSM services distributor. In the meantime the document recognized the importance of encouraging continuing local investment in the cable industry's infrastructure. The document also raised the question whether license obligations on cable operators to provide cable television services where their systems have been installed should not apply to BSM services (other than the broadcast entertainment services for which they have exclusive cable distribution rights in their franchise areas) until they become dominant in their relevant markets. The stated purpose of the consultative document was to raise issues in order to stimulate debate to assist in the development of the kind of regulatory regime that will best promote the new services. The August 1995 consultative document was followed by a consultative document in February 1996 and by a statement by the Director General in June 1996, both of which were concerned with promoting competition in the current market for services such as on-line information, electronic data interchange and voice messaging.

     Accounting Separation

     The EC Interconnection Directive (mentioned above) requires that operators who have special or exclusive rights for the provision of services in sectors other than telecommunications in the same or another member state must keep separate accounts of their telecommunications activities if their turnover from the provision of public telecommunications networks or publicly available telecommunications services is more than 50 million ecus. This requirement has been implemented in the U.K. by the Telecommunications (Interconnection) Regulations. See "-- Cable Telecommunications -- Interconnect Arrangements".

     The DTI and OFTEL take the view that cable operators have special or exclusive rights for the provision of entertainment services over their cable systems and therefore fall within this obligation. Several cable operators, including the Group have challenged this interpretation because they are subject to competition in their franchise areas from DTH satellite service operators and will in the near future be subject to competition from digital terrestrial television.

     The implementing regulations do not set out detailed guidelines for the accounting separation requirements.

     Separation of Cable and Telecommunications Operations

     The EC Commission is of the view that accounting separation provided for under the existing Cable TV Directive (95/51/EC) is not sufficient to ensure competition and is proposing an amending directive under its powers in Article 90 of the EC Treaty, relating to the structural separation of operators' cable television and telecommunications activities. The draft directive was adopted by the United States Securities and Exchange Commission (the "Commission") on December 16, 1997 and will be subject to a two month period of consultation commencing on the date the draft text is published in the Official Journal. At the end of the consultation period the Commission can then formally adopt the directive with or without taking into account comments of third parties, the European Parliament or the European Council received during that period. The amending directive should enter into force twenty days after its publication. As it is still in draft form, any impact of the amending directive on UK cable operators cannot yet be predicted. However, it would appear that the requirement for legal separation of the provision of public telecommunications and cable TV networks will apply to dominant telecommunications operators which also have special/exclusive rights in respect of the provision of cable TV networks and (if the operator is not state-controlled) in respect of the use of relevant radio frequencies. In a footnote in a relevant Communication, the Commission specifically described the situation in the U.K. where BT, Mercury and Kingston Communications can operate cable TV networks, if they obtain a franchise, but the networks have to be run separately from the main telecommunications activities of those entities. In addition, the Commission takes the view that full divestment could still be required in specific cases. In its current form, the directive would not appear to require any structural separation by the Group given the nature and extent of its current authorized activities.

     Convergence

     Technological developments are leading to a convergence of the telecommunications, broadcasting and information technology sectors. At the beginning of December 1997 the EC Commission adopted a Green Paper addressing this issue aimed at stimulating debate on how these markets should be regulated in the future. The Green Paper does not suggest any solutions but merely raises a series of questions on which it invites comment. Following consultation it is expected that a report will be produced by June 1998.

     Competition Bill

     The U.K. Government has introduced a Competition Bill which proposes to grant concurrent powers to the industry specific regulators and the Director General of Fair Trading for the enforcement of prohibitions modeled on Article 85 and 86 of the European Community Treaty. The Bill introduces a prohibition on the abuse of a dominant position and on anti-competitive agreements, and introduces third party rights, stronger investigative powers, interim measures and effective enforcement powers.

     The Bill proposes that the Director General of Telecommunications is able, but not required, to exercise concurrent powers with the Director General of Fair Trading in relation to "commercial activities connected with telecommunications". The Bill will enable third parties to bring enforcement actions directly against telecommunications operators who are in breach of the prohibitions and seek damages rather than have to wait for the Director General of Telecommunications to make an enforcement order.

ITEM 2. PROPERTIES

PROPERTIES

     At December 31, 1997, the Group leased or rented 26 properties for administrative and sales offices, hub, switch and head-end sites, warehouses and equipment sites. At that date, the Group leased an aggregate of approximately 190,256 square feet of real property, of which approximately 103,700 square feet consisted of external equipment and warehouse storage space. The Group owns its 44,000 square-foot head office and head-end/switch site in Nottingham, which was constructed in 1995 at a cost of approximately pounds sterling 3 million. The Group also owns a switch site property of 4,688 square feet located at Shepshed.


ITEM 3. LEGAL PROCEEDINGS

     No member of the Group is a party to any material legal proceedings.


ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY - HOLDERS

     Not applicable.

                                    PART II


ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Not applicable.

ITEM 6.          SELECTED FINANCIAL DATA


     The selected data set forth below for the Group as of December 31, 1993, 1994, 1995, 1996 and 1997 and for each of the years in the five-year period ended December 31, 1997 have been excerpted or derived from the audited financial statements of the Group, which as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 are included elsewhere herein and have been audited by KPMG, independent auditors. The selected data have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") and should be read in conjunction with, and are qualified in their entirety by reference to, Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes thereto, which are included elsewhere in this Annual Report.



                                                                   DECEMBER 31,
                                     ________________________________________________________________
                                       1993       1994      1995(1)       1996       1997      1997(2)
                                     ________   ________   ________    ________   ________    _______
                                                                (IN THOUSANDS)

STATEMENT OF OPERATIONS DATA:
Revenue:
Business telecommunications........   L.1,237   L. 3,402   L.  5,852   L.  9,763  L. 14,208    $23,339
Residential telephone..............     1,251      2,545       6,662      17,723     29,495     48,452
Cable television...................       719      1,324       3,479      10,091     16,602     27,272
Other revenues.....................        20         35          --          --         --         --
                                     ________   ________   _________   _________  _________   ________
Total revenues.....................     3,227      7,306      15,993      37,577     60,305     99,063
Operating costs and expenses:
Telephone..........................    (1,097)    (3,067)     (5,454)     (9,776)   (12,088)   (19,857)
Programming........................      (324)      (701)     (1,844)     (6,041)    (9,749)   (16,015)
Selling, general and
administrative.....................    (1,632)    (4,562)    (13,020)    (22,391)   (27,192)   (44,668)
Depreciation and amortization......    (2,520)    (4,038)     (8,867)    (21,380)   (27,620)   (45,371)
                                     _________  ________   _________   _________   ________   ________
Total operating costs
and expenses.......................    (5,573)   (12,368)    (29,185)    (59,588)   (76,649)  (125,911)
                                     ________   ________   _________   _________  _________   ________
Operating loss.....................    (2,346)    (5,062)    (13,192)    (22,011)   (16,344)   (26,848)
Interest income....................         _      1,415       3,887       3,441      6,440     10,579
Interest expense, and
amortization of debt discount
and expenses.......................      (231)    (3,836)    (17,118)    (40,334)   (66,367)  (109,021)
Foreign exchange gains/(losses)
 net...............................      (221)    (1,196)        925      31,018    (12,555)   (20,624)
Unrealized gains/(losses) on
derivative financial instruments...         _          _        (868)     (7,944)       669      1,099
Other expenses.....................         _          _      (1,241)          _          _          _
Realized gains on derivative
financial instrument...............         _          _           _           _     11,553     18,978
                                     ________   ________   _________   _________  _________   ________
Loss before income taxes...........    (2,798)    (8,679)    (27,607)    (35,830)   (76,604)  (125,837)
Income taxes                                _          _           _           _          _          _
                                     ________   ________   _________   _________  _________  _________
Net loss...........................  L.(2,798)  L.(8,679)  L.(27,607)  L.(35,830) L.(76,604) $(125,837)
                                     ________   ________   _________   _________  _________  _________
                                     ________   ________   _________   _________  _________  _________
BALANCE SHEET DATA:
Property and equipment, net........  L.18,021   L.35,127   L.163,721   L.277,301  L.365,636   $600,630
Total assets.......................    19,882    138,606     374,172     416,819    556,357    913,928
Total debt(3)......................    21,889    103,068     319,492     325,041    545,325    895,805
Shareholders' equity(4)............    (5,660)    26,092      25,133      54,100    (22,511)   (36,978)
OTHER DATA:
EBITDA(5)..........................   L.  174   L.(1,024)  L. (5,566)  L.   (631) L. 11,276    $18,523
Net cash (used in)/provided by
operating activities...............        37        496      (4,113)     (1,348)    20,876     34,293
Net cash used in investing
 activities........................    (9,937)   (71,941)   (155,517)   (128,210)  (110,086)  (180,838)
Net cash provided by financing
 activities........................     9,759    112,485     212,202      54,428    146,586    240,797
Deficiency of earnings to
 fixed charges(6)..................    (2,798)    (8,679)    (27,607)    (35,830)   (76,604)  (125,837)
Capital expenditures...............    11,880     21,252     136,314     130,140    111,252    182,754



NOTES TO SELECTED FINANCIAL DATA

(1) The 1995 Group financial data includes the financial results of LCL from October 1, 1995.

(2) Translated, solely for the convenience of the reader, at a rate of $1.6427 = pounds sterling 1.00, the Noon Buying Rate on December 31, 1997.

(3) Total debt at December 31, 1994 consisted of the accreted value of the 1994 Notes and capital lease obligations. Total debt at December 31, 1995 and 1996 and at September 30, 1996 consisted of the accreted value of the 1994 Notes, the accreted value of the 1995 Notes and capital lease obligations and the mortgage loan, and total debt at December 31, 1997 included in addition to such indebtedness the accreted value of the 1997 Notes.

(4) The Group raised additional equity financing of pounds sterling 40.4 million, pounds sterling 27.0 million and pounds sterling 64.6 million in the years ended December 31, 1994, 1995 and 1996, respectively.

(5) Earnings before interest, taxes, depreciation and amortization, foreign exchange translation gains and losses, and realized and unrealized gains and losses on derivative financial instruments ("EBITDA") is presented because it is a widely accepted financial indicator of a leveraged company's ability to service and incur indebtedness. EBITDA is not, however, a measure of financial performance under GAAP, may not be comparable to other similarly titled measures of other companies and should not be considered as a substitute for net income as a measure of operating results or for cash flows as a measure of liquidity. EBITDA for 1995 includes the costs of pounds sterling 1.24 million incurred in an abandoned equity flotation.

(6) Represents the amount by which loss before income taxes and fixed charges ("earnings") failed to cover fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs and debt discount) plus the portion of rental expense under operating leases which has been deemed by the Group to be representative of the interest factor (1/3 of rental expense). Because fixed charges exceeded earnings for all periods presented, a ratio of earnings to fixed charges is not presented.

                                 EXCHANGE RATES

     The following table sets forth, for the years, periods and dates indicated, the average, high, low and period-end Noon Buying Rates for pounds sterling expressed in U.S. dollars per pounds sterling 1.00:


YEAR                    AVERAGE(1)  HIGH    LOW   PERIOD-END
____                    __________  ____    ____  __________
1993                       1.49     1.59    1.42     1.48
1994                       1.54     1.64    1.46     1.57
1995                       1.58     1.64    1.53     1.55
1996                       1.57     1.71    1.48     1.71
1997                       1.64     1.70    1.58     1.64
1998 (through March 18)    1.64     1.67    1.61     1.67
                        __________  ____    ____  __________


(1) The average of the Noon Buying Rates on the last day of each full month during the period.

     The Noon Buying Rate on March 18, 1998 was $1.6711 = pounds sterling 1.00. For a discussion of the impact of exchange rate movements on the Group's financial condition and results of operations as well as its ability to service its U.S. dollar-denominated obligations, see Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Foreign Exchange".

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of the Group should be read in conjunction with the consolidated financial statements of the Group and related Notes which are included elsewhere in this Annual Report.

OVERVIEW

     The Group has partially constructed, and is continuing to construct, a fiber-optic cable telecommunications and television network in its franchise areas. Through December 31, 1997, approximately pounds sterling 428 million had been invested (at original cost) in the construction of the Group's network and related systems. As of December 31, 1997, approximately 563,000 of the premises (homes and businesses) in the Group's franchise areas had been passed by civils construction, of which approximately 533,700 premises had been activated, representing approximately 52% of the premises required to be activated under the Group's aggregate final milestone obligations.

     The development and the installation of the network in the Group's franchise areas requires significant additional capital expenditure. These expenditures, together with the associated operating expenses, will continue to result in significant cash requirements, and during the build out period the Group expects to continue to incur operating losses.

     The Group earns substantially all of its telecommunications revenues from monthly fees for line rental, toll usage and ancillary services (including charges for additional services purchased at the customer's discretion). Cable television revenues are earned primarily from monthly customer fees for basic and premium services. The ability of the Group to generate sufficient revenues to cover cash expenditures and become profitable will depend upon a number of factors, including the Group's ability to attract customers, revenues per customer, churn rates, construction costs and financing costs. These factors are expected to be primarily influenced by the success of the Group's operating and marketing strategies as well as market acceptance of cable telephone and television services. In addition, the Group's profitability may be influenced by, among other things, changes in the industry's regulatory environment. See
Item 1. "Business -- Certain Regulatory Matters".

     One important measure of the success of the Group's operating and marketing strategy is the churn rate, which is a measure of the incidence of service terminations among customers using a given service. Service may be terminated either by the customer or by the Group (generally when the customer is delinquent in payment). For cable television customers, the Group's experience to date has been that the likelihood of churn for a given customer is highest in the period shortly after the customer commences subscription for the service. In addition, cable television churn is subject to seasonal pressures tending to be highest in the early months of each year.

LIQUIDITY AND CAPITAL RESOURCES

     The Group expended net cash to fund investing activities of pounds sterling
155.5 million, pounds sterling 128.2 million and pounds sterling 110.1 million in the years ended December 31, 1995, 1996 and 1997, respectively. In 1995, the Company received net sale proceeds of pounds sterling 56.2 million from marketable securities and invested net cash of pounds sterling 108.8 million in the LCL acquisition, which was funded by new equity and a banking facility which was repaid from the proceeds of the sale of the Company's 11 3/4% Senior Discount Notes Due 2005 (the "1995 Notes") in December 1995. In 1995 and 1996, the Group's net cash used in operating activities was pounds sterling 4.1 million and pounds sterling 1.3 million respectively, and in 1997 the Group's net cash provided by operating activities was pounds sterling 20.9 million. In 1996 and 1997, the Group's investing activities consisted almost exclusively of the ongoing construction of the network. Net cash provided by financing activities was pounds sterling 212.2 million, pounds sterling 54.4 million and pounds sterling 146.6 million in the years ended December 31, 1995, 1996 and 1997. The Group's cash and funding requirements historically have been met principally through the issuance of the Company's senior discount notes in September 1994,

December 1995 and February 1997 (the "Discount Notes") as well as from equity capital, advances from its shareholders, and from bank and lease financing. In February 1998, a subsidiary of the Company, Diamond Holdings plc, issued two new series of notes (the "1998 Notes"), raising net proceeds of approximately pound sterling 195 million. The 1998 Notes are guaranteed by the Company as to payment of principal, interest and any other amounts due. See "--Description of Company Debt". In connection with the issuance of the 1998 Notes, the Group terminated its existing bank facility.

     The further development and construction of the Group's cable television and telecommunications network will require substantial capital investment. The Group is obligated by the milestones in its telecommunications licenses and LDLs to construct and activate a network passing an aggregate of 1,021,894 premises within prescribed time periods. Failure by the Group to meet its milestones could potentially subject the Group to enforcement orders from OFTEL or the ITC, which could lead to revocation of the relevant licenses or a shortening of an LDL period or fines. The Group met the required quarterly milestone obligations under each of its telecommunications licenses as at December 31, 1997. Principally because of delays by the Department of Trade and Industry in granting the Group a national telecommunications license, and consequent delays in the commencement of construction, the Group did not meet its current LDL milestones in six of its seven LDL franchises at the end of 1997, although construction has commenced in five of the seven LDL franchises. The Group has applied to the ITC to modify its milestone obligations in all of its LDL franchise areas except Vale of Belvoir. The Group understands that the ITC intends to grant the requested modifications.

     The Group expects that its residential cable network will extend approximately 14,300 kilometers (plus 920 kilometers to interconnect the residential build) and pass approximately 1.2 million homes once completed. The Group expects the network to be substantially completed by the end of 2001. The Group currently estimates that the additional capital expenditures from December 31, 1997 required for the Group to substantially complete construction sufficient to satisfy its aggregate milestone obligations of approximately 1.02 million premises (including estimated subscriber connection expenses) will be approximately pounds sterling 435 million, although further capital expenditures would be required to substantially complete the network. These expenditures could vary significantly depending on the number of customers actually connected to the network, the availability of construction resources and a number of other factors described below. See Item 1. "Business -- Milestones".

     At December 31, 1997, the Group had constructed and activated a network comprising approximately 52% of its aggregate milestones. The Group estimates that the net proceeds from the sale of the 1998 Notes, existing cash resources and future cash flows from operations will be sufficient to complete the construction and activation of its network to approximately 84% of its aggregate final milestones, which level the Group estimates it will achieve by the end of 1999. Thereafter, the Group will be required to obtain further debt and/or equity financing to complete construction sufficient to satisfy its aggregate milestones. To the extent that (i) the amounts required to construct the Group's network to meet its milestones exceed its estimates, (ii) the Group's cash flow does not meet expectations or (iii) the Group continues its construction of the network beyond its milestone obligations, the amount of further debt and/or equity financing required will increase. There can be no assurance that any such debt or equity financing will be available to the Group on acceptable commercial terms or at all.

     The foregoing information with regard to expected completion times, future capital expenditures and the sufficiency of funding is forward-looking in nature. Due to a number of factors, including those identified in the preceding paragraph and below, actual results may differ materially from expected results. In particular, the anticipated further funding requirements will depend upon the Group's cash flow which, in turn, will depend upon a number of variables, including revenue generated from business telecommunications, residential telephone and cable television services, churn, expenses such as programming costs and interconnect charges, network construction and development expenditures and financing costs. Adverse developments in any of these or other areas could adversely affect the Group's cash flow. Moreover, there can be no assurance that (i) conditions precedent to the availability of funds under any future debt instruments will be satisfied when funds are required; (ii) the Group will be able to generate sufficient cash from operations to meet any unfunded portion of its capital requirements when required; (iii) the cost of constructing and activating the network will not increase significantly; (iv) the Group will not acquire additional franchise areas, which would require additional capital expenditures; or (v) the Group will not incur losses from foreign currency transactions or its exposure to foreign currency exchange rate fluctuations, each of which factors would increase the Group's funding needs.

RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1997

     The Group experienced significant increases in its customers, revenues and expenses during the three years ended December 31, 1997. In general, such increases were attributable to the Group's continued network construction, marketing of new homes and businesses and the acquisition of LCL in 1995. During the three-year period from December 31, 1994 to December 31, 1997 homes passed by civils construction increased by 480,191 homes (859%), homes activated increased by 476,768 homes (1,488%) and homes marketed increased by 374,457 homes (1,195%). The number of homes that had been passed by civils construction at December 31, 1997 exceeded homes activated by 27,309, compared to a difference of 106,250 homes at December 31, 1996. During 1997, the Group intentionally slowed the pace of civils construction to reduce the gap between homes passed by civils construction and homes activated. In addition, during the early part of the year the pace of civils construction was affected by the phase out of one of the Group's largest civils contractors, which went into liquidation. The Group has continued to focus on its milestone obligations, which are measured in terms of homes activated. The Group met the required quarterly milestone obligations under each of its telecommunications licenses as at December 31, 1997. Principally because of delays by the Department of Trade and Industry in granting the Group a national telecommunications license, and consequent delays in the commencement of construction, the Group did not meet its current LDL milestones in six of the seven LDL franchises at the end of 1997 although construction has commenced in five of the seven LDL franchises. The Group has applied to the ITC to modify all of its milestone obligations in all of its LDL franchise areas except Vale of Belvoir.

     In addition, in order to improve the management and quality of its residential sales force, in February 1997 the Group terminated arrangements with its independent sales contractors and began to develop its own internal sales force through direct hiring of residential sales staff. Prior to this reorganization, the sales force consisted of approximately 150 residential sales staff who were employed by independent contractors that the Group paid on a full commission basis. The Group now employs residential sales staff directly and pays them on the basis of a salary plus sales commission. At December 31, 1997, the Group employed approximately 135 residential sales staff, including some former contracted sales staff who were hired by the Group in accordance with its employment criteria following interviews. All of these sales staff have now undergone a training process which the Group believes has increased their long-term effectiveness but which has delayed their productivity in the short term. The reorganization delayed the progress of marketing and affected penetration in the areas being marketed during this transitional period. Penetration was also negatively impacted during 1997 by increased competitive activity, in particular from BT, Ionica, CWC and BSkyB. At December 31, 1997, residential telephone line penetration was 38.6% and cable television penetration was 20.6%, compared with 41.4% and 23.5%, respectively, at December 31, 1996.

     REVENUE

     The Group's total revenues were pounds sterling 16.0 million in 1995, pounds sterling 37.5 million in 1996 and pounds sterling 60.3 million in 1997. This growth is attributable to increases in revenues in all three of the Group's primary lines of business and additional revenues of pounds sterling 2.25 million and pounds sterling 10.9 million attributable to the inclusion of LCL's results for the last quarter of 1995 and the full year 1996, respectively.

     As a result of entering into revised interconnect agreements with BT which apply retroactively, the Group will receive outgoing interconnect charge rebates relating to all periods prior to December 31, 1996 and must pay incoming termination rebates relating to the period from April 1, 1995 to December 31, 1996. Based on interim rates for the period from January 1, 1997, no rebates will be due from or payable to BT for the year to December 31, 1997. The rebates that will be given to BT relating to the incoming termination element amount to an estimated pounds sterling 1,351,000, based on final rates for the twelve month period from April 1, 1995 and interim rates for the nine month period from April 1, 1996. This amount has been provided by reducing residential telephone and business telecommunications revenues in 1996 by pounds sterling 776,000 and pounds sterling 575,000 respectively. The total amount of rebates to be received by the Group will be determined by the parties once BT has furnished to the Group a proposed calculation and supporting data and OFTEL has determined the final rates applicable for the nine month period from April 1, 1996. The Group has estimated that the amount of the rebate due to the Group from BT will exceed the amount of the rebates to be provided by the Group to BT. Pending final determination of rebates, the Group has recognized a reduction in interconnect charges in the same period during which the related reduction in revenues is being recognized. Accordingly, a reduction in telephone expenses of pounds sterling 1,351,000 was recorded in 1996.

     The analysis of revenue and average revenue per line is provided below on the basis of revenues as reported as well as on a pro-forma basis adjusting for the incoming termination rebates in the appropriate periods as if the revised interconnect agreements and the final and interim rates had been in effect since April 1995.

     Business Telecommunications. Business telecommunications revenues were pounds sterling 5.9 million in 1995, pounds sterling 9.8 million in 1996 and pounds sterling 14.2 million in 1997, representing increases of 67% and 46%, respectively. The growth in reported revenues is due primarily to (i) an increase in the number of Diamond's business lines installed from 7,036 at December 31, 1995 to 14,737 at December 31, 1996, (ii) an increase in the number of the Group's business lines installed from 18,932 at December 31, 1996 to 27,124 at December 31, 1997 and (iii) the inclusion of pounds sterling 0.5 million and pounds sterling 2.2 million of revenue attributable to LCL in the last quarter of 1995 and the full year of 1996, respectively. The growth in the number of business lines has been partially offset by lower monthly revenue per line. The monthly revenue per line for Diamond decreased from pounds sterling
74.60 in 1995 (pounds sterling 72.02 on a pro-forma basis) to pounds sterling
49.81 (pounds sterling 51.03 on a pro-forma basis) in 1996. The monthly revenue per line for the Group decreased from pounds sterling 50.17 in 1996 (pounds sterling 51.25 on a pro-forma basis) to pounds sterling 46.26 in 1997. This decline was due to a combination of (i) success in marketing Centrex services which has the effect of increasing the average number of lines held by existing and new customers taking those services (the Group operated 11,971 Centrex lines at December 31, 1997 compared to 7,414 Centrex lines at December 31, 1996 representing 44% and 39% of the total number of business lines at those dates, respectively), (ii) a reduction in certain tariffs in response to price reductions by competitors, including BT, the Group's principal competitor for business telecommunications services, which reduced in each of June 1996 and May 1997 its prices by an average of about 10% for most of its business customers and made smaller price reductions at other times during 1996 and 1997, and (iii) the installation for existing customers of an increasing number of lines utilized for incoming calls in addition to existing lines dedicated solely to outgoing calls. The Group may lower prices in the future if considered appropriate for competitive reasons.

     Residential Telephone.  Residential telephone revenues were pounds sterling
6.7 million (pro-forma pounds sterling 6.4 million) in 1995, pounds sterling
17.7 million (pro-forma pounds sterling 18.0 million) in 1996 and pounds sterling 29.5 million in 1997, representing increases of 166% and 66%, respectively. The growth in residential telephone revenue was due primarily to
(i) an increase in the number of Diamond's residential telephone lines from 36,122 at December 31, 1995 to 76,979 at December 31, 1996, (ii) an increase in the number of the Group's residential telephone lines from 106,460 at December 31, 1996 to 157,171 at December 31, 1997 and (iii) the inclusion of pounds sterling 1.1 million and pounds sterling 5.5 million of residential telephone revenue from the LCL operation for the last quarter of 1995 and the full year 1996, respectively. Monthly revenue per line for Diamond was pounds sterling
18.68 in 1995 and pounds sterling 17.59 in 1996. The Group's average monthly revenues per line increased slightly from pounds sterling 18.40 in 1996 (pounds sterling 18.64 on a pro-forma basis) to pounds sterling 18.75 in 1997. The Group's churn rate (annualized) was 16.3% for 1997 (21.3% before taking into account the adjustments described in note 13 to the table under Item 1. "Business -- Certain Operating Data") as compared to 20.6% for 1996.

     Cable Television.  Cable television revenues increased from pounds sterling
3.5 million in 1995 to pounds sterling 10.1 million in 1996 and pounds sterling
16.6 million in 1997, representing increases of 190% and 65%, respectively. This growth in cable television revenue was primarily due to a combination of (i) an increase in the number of Diamond's cable television customers which rose from 20,261 at December 31, 1995 to 42,419 at December 31, 1996 and an increase in the number of the Group's cable television customers from 59,242 at December 31, 1996 to 83,793 at December 31, 1997, (ii) an increase in Diamond's average monthly revenue per subscriber from pounds sterling 16.80 for 1995 to pounds sterling 17.70 for 1996 and an increase in the Group's average monthly revenue per subscriber from pounds sterling 18.03 for 1996 to pounds sterling 19.84 for 1997 and (iii) the inclusion of cable television revenue of pounds sterling 0.6 million and pounds sterling 3.1 million for the LCL operation for the last quarter of 1995 and the full year 1996, respectively. The increase in average revenue per subscriber is primarily due to increases in cable television pricing.

     The Group's churn rate was 32.7% for 1997 (36.9% before taking into account the adjustments described in Note 13 to the table under Item 1. "Business -- Certain Operating Data") as compared to a churn rate of 40.9% in 1996 and 33.8% in 1995. The Group's churn rate was 25.5% (annualized) in the six months to December 31, 1997 (30.5% before taking into account the adjustments mentioned above) compared to 43.5% in the six months to December 31, 1996. The Group believes that the reduction in churn in 1997 is largely the result of new policies introduced by the Group to reduce churn, including that it now requires subscribers to pay an installation fee in connection with new residential services. In addition, the Group has introduced other policies which contributed to the reducing trend in churn during 1997, including improvements in the management and quality of the sales force, the introduction of more program packaging choice for customers and increased focus on the retention of customers.

     The Group believes that relatively high churn in 1996 and the first half of 1997 was due in part to the effect of increases in the fourth quarter of 1996 in premium channel subscription rates which led certain longer-term customers who had previously benefitted from grandfathered rates to disconnect service, the effect of an increase in basic channel subscription prices, additional price increases resulting from the Group passing on to its customers a new BSkyB charge for Sky Sports 3 (which BSkyB provided to its own sports subscribers at no additional charge) and other aggressive promotional activity of BSkyB, as well as to the application of a stricter disconnect policy relating to non-payment.

     OPERATING COSTS AND EXPENSES

     Telephone expenses, consisting principally of interconnect charges payable to BT, Mercury, Energis and Global One, increased from pounds sterling 5.5 million in 1995 to pounds sterling 9.8 million in 1996 and pounds sterling 12.1 million in 1997, representing increases of 79% and 24%, respectively. On a pro-forma basis reflecting the apportioned reduction in interconnect charges resulting from the revised interconnect agreements in the appropriate periods to which they relate, telephone expenses would have been pounds sterling 5.0 million and pounds sterling 10.2 million during 1995 and 1996, respectively. These increases reflect the substantially larger volume of telephone business generated by the Group. As a percentage of combined business telecommunications and residential telephone revenues, these direct costs decreased from 44% in 1995 to 36% in 1996 and 28% in 1997, due primarily to reduced interconnect charges paid to other operators. Taking into account on a pro-forma basis the rebate-related adjustments to both revenues and expenses during the appropriate periods, telephone expenses as a percentage of combined business telecommunications and residential telephone revenues would have been 42% and 37% for 1995 and 1996, respectively.

     Direct costs for cable television programming, which generally depend on the number of customers, the number of channels and per-subscriber rates charged by programming suppliers, increased from pounds sterling 1.8 million in 1995 to pounds sterling 6.0 million in 1996 and pounds sterling 9.7 million in 1997, representing increases of 228% and 61%, respectively. As a percentage of cable television revenues, these direct costs were 53% in 1995, 60% in 1996 and 59% in 1997. The 61% increase in 1997 compared to 1996 was attributable in large part to the increased number of customers. The 228% increase in 1996 compared to 1995 stemmed from an increase in rates charged by programming suppliers, and increases in the number of channels provided as part of program packages which were not fully offset by increases in the subscriber rates charged to existing customers. Significant price increases made by BSkyB, the largest supplier of programming to the Group, took effect on January 1, 1996. As from October 1996, the Group increased its prices for premium programming, and it increased the price of its basic package in November 1996. The Group also introduced two lower-priced basic packages during November 1996 available to customers in two of the Group's franchise areas only.

     Selling, general and administrative expenses increased by 72% from 1995 to 1996 and by 21% from 1996 to 1997. The increase in 1996 was due to a combination of increased sales commissions and higher administrative costs associated with the expansion of the Group's business and the inclusion of expenses related to LCL during the last quarter of 1995 and the full year 1996. In February 1997, the Group began employing residential salespeople directly and paying them on the basis of a salary plus sales commissions, resulting in a reduction in these combined costs in 1997 compared to 1996. However, these cost reductions were more than offset by increases in administrative costs and marketing expenditures as the Group continued to expand its business.

     Depreciation and amortization expenses increased by 141% from 1995 to 1996 and by 29% from 1996 to 1997. These increases were attributable to the increasing size of the Group's network as well as the LCL acquisition.

     The Group continues to review the potential consequences of changes in technology, its network infrastructure and the industry structure within the UK in general for its plans, operations and the assessment of the useful lives of its assets.

     INTEREST INCOME/EXPENSES AND OTHER EXPENSES

     Interest expense was pounds sterling 17.1 million, pounds sterling 40.3 million and pounds sterling 66.4 million for 1995, 1996 and 1997, respectively. The 1996 increase was due primarily to the accretion of the discount on the 1994 Notes and 1995 Notes of pounds sterling 38.2 million during 1996 compared to pounds sterling 14.3 million during 1995, as well as other interest expense of pounds sterling 1.2 million in 1996. In addition, amortization of debt financing costs was pounds sterling 0.9 million in 1996 compared to pounds sterling 0.3 million in 1995. The 1997 increase is due primarily to the accretion of the discount on the Discount Notes of pounds sterling 55.0 million, which included accretion of discount on the Company's 10 3/4% Senior Discount Notes due February 15, 2007 (the "1997 Notes") in addition to the 1994 Notes and 1995 Notes. In addition, interest expense in 1997 includes pounds sterling 0.9 million for commitment fees, pounds sterling 1.2 million for amortization of bank debt financing costs, and pounds sterling 6.9 million for the write off of financing costs, all of which relate to a senior bank facility which was terminated in February 1998 as a condition of the issue of the 1998 Notes. 1997 interest expense also includes pounds sterling 1.1 million of other interest expense, and pounds sterling 1.3 million for amortization of Discount Note financing costs. Interest received was pounds sterling 3.9 million in 1995, pounds sterling 3.4 million in 1996 and pounds sterling 6.4 million in 1997, through temporary investment of the proceeds of the Discount Notes.

     Other expenses of pounds sterling 1.2 million in 1995 included costs incurred in connection with an abandoned share offering.

     FOREIGN EXCHANGE GAINS/(LOSSES), NET

     A substantial portion of the Group's existing debt obligations are denominated in U.S. dollars, while the Group's revenues and accounts are generated and stated in pounds sterling. Foreign currency translation gains and losses, except for unrealized gains and losses on available-for-sale securities, are reported as part of the profit or loss of the Group. In the year ended December 31, 1995, the Group recognized an unrealized foreign exchange gain on the translation of its dollar-denominated indebtedness of pounds sterling 0.6 million, an unrealized loss on its short-term securities of pounds sterling 0.3 million and a net realized foreign exchange gain of pounds sterling 0.3 million relating to its operations and the sale of dollar denominated available-for-sale securities. In the year ended December 31, 1996, the Group recognized an unrealized foreign exchange gain on the translation of its liability on the 1994 Notes and the 1995 Notes of pounds sterling 31.5 million, an unrealized gain on its short-term securities of pounds sterling 0.1 million and a net realized foreign exchange loss of pounds sterling 0.4 million relating to its operations. In the year ended December 31, 1997 the Group recognised an unrealized foreign exchange loss on the translation of its liability on the 1994 Notes, the 1995 Notes and the 1997 Notes of pounds sterling 11.7 million, and a net realized foreign exchange loss of pounds sterling 0.8 million relating to its operations and the sale of dollar denominated available-for-sale securities.

     GAIN/LOSSES ON DERIVATIVE FINANCIAL INSTRUMENTS

     Losses on derivative financial instruments include an unrealized loss of pounds sterling 0.9 million in 1995, an unrealized profit of pounds sterling 0.2 million in 1996 and an unrealized loss of pounds sterling 0.1 million in 1997 on the mark-to-market valuation of an interest rate swap commitment.

     The Group entered into a foreign exchange forward contract on November 1, 1996 for settlement on May 6, 1997 to sell pounds sterling 200 million at a rate of $1.6289 to pounds sterling 1. On January 31, 1997 an offsetting agreement was entered into at a rate of $1.6014 to pounds sterling 1. The offsetting contracts were settled on February 6, 1997 with a payment of approximately pounds sterling
3.4 million to the Group. Because of changes in prevailing rates, the Group recorded for the year ended December 31, 1996, an unrealized loss of approximately pounds sterling 8.1 million on the pounds sterling sell forward contract which partially offset the gain that was recorded on the translation of the U.S. dollar denominated obligations on the 1994 Notes and 1995 Notes during the same period. During the first quarter of 1997, the Group recorded a gain of approximately pounds sterling 11.5 million on the two offsetting forward contracts, reflecting the reversal of the pounds sterling 8.1 million loss referred to above and the approximately pounds sterling 3.4 million cash payment on settlement of the contracts. The realized gain on the foreign exchange forward contract in the first quarter of 1997 largely offset the unrealized loss that was recorded in the same period on the translation of the U.S. dollar denominated obligations on the Senior Notes. The Company entered into a foreign exchange forward contract on June 23, 1997 for settlement on June 25, 1998 to sell pounds sterling 50 million at a rate of $1.6505 to pounds sterling 1. The Company also entered into a foreign exchange forward contract on June 27, 1997 for settlement on July 1, 1998 to sell pounds sterling 50 million at a rate of $1.6515 to pounds sterling 1. An unrealized gain of pounds sterling 0.7 million has been recorded in the year to December 31, 1997 on these two contracts. The Company has the opportunity to roll forward these contracts in order to cover specific dollar liabilities when they arise or to crystallize a profit at any stage thought appropriate. Therefore the accounting treatment of these contracts, which are not designated to an asset or liability, are recorded on the balance sheet in other assets or other liabilities at their market value. Any gains or losses are recognized in the statement of operations. The Company continues to monitor conditions in the foreign exchange market and may from time to time enter into foreign currency contracts based on its assessment of foreign currency market conditions and their effect on the Group's operations and financial condition. Therefore, changes in currency exchange rates may continue to have a material effect on the results of operations of the Group and may materially affect the Group's ability to satisfy its obligations, including obligations under outstanding debt instruments, as they become due.

     NET LOSS

     As a result of the foregoing factors, the Group had net losses of pounds sterling 27.6 million, pounds sterling 35.8 million and pounds sterling 76.6 million in 1995, 1996 and 1997, respectively.

INFORMATION SYSTEMS - YEAR 2000

     The Group is actively reviewing its information systems in light of year 2000 information processing requirements. The Group believes that its main hardware and operating systems are currently compliant and expects that its key subscriber management and financial systems will be compliant by the end of 1998. The costs of investigating and correcting year 2000 information processing problems has not been and is not expected by the Group to be
material.   Although the Group intends to ensure that all of its systems will be year 2000 compliant, it is generally reliant on third party suppliers for delivery of appropriate system solutions. In addition, the Group may be affected by year 2000 problems encountered by its primary suppliers or customers. Significant year 2000 information processing problems encountered by the Group or certain of its customers or suppliers could have a material adverse effect on the Group.

FOREIGN EXCHANGE RISK

     The principal form of market risk to which the Group is exposed is foreign exchange rate risk. The Company's 1994 Notes, 1995 Notes and 1997 Notes and Diamond Holdings' dollar denominated notes, which constitute the substantial portion of the Group's existing debt obligations, are denominated in U.S. dollars, while the Group's revenues and accounts are generated and stated in pounds sterling. Foreign currency translation gains and losses, except for unrealized gains and losses on available-for-sale securities, are reported as part of the profit or loss of the Group. Accordingly, as noted above, movements in the dollar/pound sterling exchange rate can significantly affect the Group's reported results of operations. For example, based on the aggregate accreted value of the Discount Notes at December 31, 1997, a ten percent decrease in the dollar/pound exchange rate would have increased the Group's reported senior discount note liability by approximately pounds sterling 59.4 million. In the future, the Group will also be subject to transaction risk with respect to the Discount Notes when the Group is obligated to commence making cash interest payments under the Discount Notes in dollars. Such cash payments with respect to the 1994 Notes commence in 2000.

     The Group's results have in the past been affected by the foreign exchange contracts described above, which the Group entered into based on its assessment of foreign currency market conditions and a desire to manage currency exchange exposure risks associated with the dollar-denominated senior discount note liabilities. The Group may from time to time in the future enter into similar foreign currency contracts based on its assessment of foreign currency market conditions and their effect on the Group's operations and financial condition. Therefore, changes in currency exchange rates may continue to have a material effect on the results of operations of the Group and may materially affect the Group and the Group's ability to satisfy its obligations, including obligations under outstanding debt instruments, as they become due.

     The Group is a party to two foreign exchange forward contracts entered into in June 1997. Effective March 17, 1998, the Group closed an interest rate swap agreement that LCL had entered into prior to its acquisition by the Company at a cost to the Group of pounds sterling 1,258,200. See Note 17 to the Notes to the Consolidated Financial Statements. Neither this nor any other similar instrument currently held by the Group is expected to materially affect the Group's results of operations.

DESCRIPTION OF COMPANY DEBT

     Description of Discount Notes

     To help fund the Group's operations, in September 1994 the Company issued $285,101,000 in principal amount at maturity of its 13 1/4% Senior Discount Notes due September 30, 2004 (the "1994 Notes") at an issue price of $526.13 per $1,000 principal amount at maturity. Net proceeds received by the Company amounted to pounds sterling 91 million after issuance costs of pounds sterling 4 million. Cash interest is not payable on the 1994 Notes prior to September 30, 1999. Thereafter, cash interest on the 1994 Notes is payable at a rate of 13 1/4% per annum.

     On December 15, 1995, the Company issued $530,955,000 in principal amount at maturity of its 11 3/4% Senior Discount Notes due December 15, 2005 (the "1995 Notes") at an issue price of $565.02 per $1,000 principal amount at maturity. Net proceeds received by the Company amounted to pounds sterling 187 million after issuance costs of pounds sterling 8 million. Cash interest is not payable on the 1995 Notes prior to December 15, 2000. Thereafter, cash interest on the 1995 Notes is payable at a rate of 11 3/4% per annum.

     On February 27, 1997, the Company issued $420,500,000 in principal amount at maturity of its 10 3/4% Senior Discount Notes due February 15, 2007 (the "1997 Notes") at an issue price of $594.48 per $1,000 principal amount at maturity. Net proceeds received by the Company amounted to approximately pounds sterling 149 million after issuance costs of approximately pounds sterling 5 million. Cash interest is not payable on the 1997 Notes prior to August 15, 2002. Thereafter, cash interest on the 1997 Notes is payable at a rate of 10 3/4% per annum.

     Description of 1998 Notes

     On February 6, 1998, Diamond Holdings plc, a subsidiary of the Company, issued pounds sterling 135,000,000 in principal amount of its 10% Senior Notes due February 1, 2008 and $110,000,000 in principal amount of its 9 1/8% Senior Notes due February 1, 2008. Net proceeds received by the Company amounted to approximately pounds sterling 195 million after issuance costs of approximately pounds sterling 8 million.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Group intends to address this item in its 1998 annual report.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     See pages F-1 through F-28 of this Report.


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not applicable.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     Certain information concerning the directors of the Company and senior management of the Group is set forth below:


         NAME                   AGE     POSITION HELD
         ----                   ---     -------------

         Lord Pym                75     Director and Non-Executive Chairman
         Robert T. Goad          43     Director, Chief Executive Officer
         Richard A. Friedman     40     Director
         John L. McDonald        23     Director*
         Thomas Nilsson          49     Director
         Muneer A. Satter        37     Director
         John L. Thornton        44     Director
         Nicholas R. Millard     47     Chief Financial Officer
         J.A. Duncan Craig       42     Chief Accounting Officer


     (All of Diamond Plaza, Daleside Road, Nottingham NG2 3GG England)

     Lord Pym has been a Director and Non-Executive Chairman since February 1995. He is a Member of the House of Lords and a former Member of Parliament and served, among other things, as Secretary of State for Defense from 1979 to 1981 and Foreign and Commonwealth Secretary from 1982 to 1983. He was President of the Atlantic Treaty Association from 1985 to 1988. Lord Pym is also a director of Christie Brockbank Shipton Ltd., St. Andrews (Ecumenical Trust) Ltd. and The Landscape Foundation.

     Mr. Goad has been a Director and Chief Executive Officer since May 1994 and served as Chief Financial Officer from May 1994 until July 1995. Mr. Goad is a founder of and principal in ECE Management International, LLC ("ECE Management International") and has been President of Columbia Management since 1984.

     Mr. Friedman has been a Director since May 1994. Mr. Friedman is a managing director of Goldman, Sachs & Co. and head of that firm's Principal Investment Area. Mr. Friedman is Chairman of AMF Bowling, Inc., Chairman of AMF Worldwide Bowling, Inc. and on the Advisory Committee or Board of Directors of Globe Manufacturing Co., Marcus Cable Company, L.P., and Polo Ralph Lauren Corporation.

     Mr. McDonald has been a Director since October 1996. He is the McDonald Interests' appointee under the Shareholders Agreement, dated September 1, 1994, among ECCP, AmSouth, as trustee for the McDonald Interests, CGT, GS Capital Partners, William W. McDonald and the Company (the "Shareholders Agreement") and holds a number of other directorships in connection with other McDonald investments.

     Mr. Nilsson has been a Director since February 1995. Mr. Nilsson is managing director and a member of the Executive Committee of Investor AB and was Managing Director of AB Export Invest from 1985 to 1994. He is also a Board Member of European Acquisition Capital, WM Data, Svenska Dagbladet, Compagnie Immobiliere de Belgique, STORA Finance and Tufton Oceanic Investments Ltd.

     Mr. Satter has been a Director since May 1994. Mr. Satter is a managing director of Goldman Sachs International and co-head of that firm's European Principal Investment Area. Mr. Satter joined Goldman


-----------

*On March 10, 1998, Mr. McDonald resigned as Director of Diamond Cable Communications Plc and as a Director of Diamond Holdings Plc.

Sachs in 1988. Mr. Satter is also on the Advisory Committee or Board of Directors of Bran + Luebbe GmbH, Empe Holdings GmbH and Point Holdings Limited.

     Mr. Thornton has been a Director since May 1994. Mr. Thornton joined Goldman Sachs in 1980. He is currently Chairman of Goldman Sachs Asia and is also a member of the six-person Executive Committee that manages Goldman Sachs and its global operations. Mr. Thornton is also non-Executive Chairman of Laura Ashley plc and a Director of the Ford Motor Company, British Sky Broadcasting Group plc and the Pacific Century Group (Hong Kong and Singapore).

     Mr. Millard has been Chief Financial Officer since July 1995. Prior to joining the Group, Mr. Millard was Group Financial Controller and a Director of the Industrial Division of Brent International Plc. Mr. Millard is a Chartered Accountant with experience at Arthur Andersen.

     Mr. Craig has been Chief Accounting Officer since August 1990. Prior to joining the Group, Mr. Craig was Finance Director of Video Magic Leisure Group plc, a retail video distribution company which became a publicly quoted company in 1989. Mr. Craig is a Chartered Accountant with experience at KPMG and Price Waterhouse.

     Certain information concerning certain other key employees of the Group is set forth below:


    NAME                     AGE     POSITION HELD
    ----                     ---     -------------

    Nicholas J. Dearden       48     Management Information Systems Director
    Mark L. Harris            43     Technical Services Director
    John W. McAuley           50     Marketing and Programming Director
    Susan L. Milner           41     Customer Services Director
    Stuart Roberts            46     Residential Sales Director
    Stephen D. Rowles         44     Executive Director
    Peter C. Savage           39     Human Resources and Administration Director
    Katherine B. Wolfsohn     36     Legal Director and Company Secretary


     Mr. Dearden joined the Group in May 1997 as Management Information Systems Director. Mr. Dearden has held senior management and director positions in American Express Europe, Mercury and Action Computer Supplies.

     Mr. Harris joined the Group in August 1994 as Technical Services Director. Prior to joining the Company, Mr. Harris held various senior management positions in the United States at Communications Services Inc.,
Tele-Communications Inc., Vista Cable Vision and Intercontinental Cable Services. Mr. Harris is a member of the National Society of Professional Engineers (U.S.) with over 20 years experience in communications engineering management.

     Mr. McAuley joined the Group in August 1995 as Marketing and Programming Director. Prior to joining the Group, Mr. McAuley had six years experience at IBM where he held various marketing management positions. Mr. McAuley has previous experience in Cadware Incorporated, a PC software development company where he held the post of Vice President of Marketing, Hudson Technologies, a PC software publisher where he held a similar position and at Philip Morris where he held a number of senior management/director level appointments in the marketing field over a 12-year period.

     Ms. Milner joined the Group in November 1992 and became Customer Services Manager in 1993 and Customer Services Director in 1996. Ms. Milner had six years experience with BT where she held positions in telephone operations.

     Mr. Roberts joined the Group in May 1997 as Residential Sales Director. Prior to joining the Group, Mr. Roberts held senior sales and marketing positions at Rank Xerox, BAT Industries and G.E.C.

     Mr. Rowles joined the Group in January 1992 as Telecommunications Director and became Executive Director in 1997. Prior to joining the Group, Mr. Rowles was a founder of RPL Telecommunications plc, a PABX equipment and systems vendor, and served there as a Director from 1982 through 1991.

     Mr. Savage joined the Group in June 1993 as Human Resources Director. Prior to joining the Group Mr. Savage held positions in British Coal as Personnel Manager for the Southern Region and as Deputy to the Head of Employment Policy Branch. Mr. Savage is a member of the Institute of Personnel and Development.

     Ms. Wolfsohn joined the Group in November 1996 as Legal Director and Company Secretary. Prior to joining the Group, Ms. Wolfsohn was Legal Director and Company Secretary at Bell Cablemedia plc for two years. Ms. Wolfsohn had seven years previous experience in the corporate department of Linklaters & Paines in London and qualified as a solicitor in Melbourne, Australia in 1986.

BOARD OF DIRECTORS

     The Company's Articles of Association (the "Articles") provide that unless otherwise determined by ordinary resolution, the number of directors (other than alternate directors) shall be not less than two but shall not be subject to any limit. Presently, the Board of Directors comprises seven members.

     The Shareholders Agreement grants ECCP the right pursuant to the Articles to appoint up to four members of the Company's board of directors, one of whom may exercise voting control at meetings of the directors. The McDonald Interests are given the right to appoint one director. Under the Relationship Agreements between ECCP and Investor Investments and ECCP and DCI Capital Partners ("DCI") dated October 12, 1994 and June 21, 1996 respectively (the "Relationship Agreements"), Investor Investments and DCI each have the right to require ECCP to procure (so far as it is legally able) that the Company appoints one director designated by each of them. Presently Messrs. Goad, Friedman, Thornton and Satter are the ECCP appointees, Mr. Nilsson is the Investor Investments appointee and, until March 10, 1998, Mr. McDonald had been the McDonald Interests appointee. DCI has not yet made an appointment. Prior to obtaining a listing of or making trading arrangements in respect of the Company's ordinary shares of 2.5 pence each ("Shares"), the parties to the Shareholders Agreement have agreed to discuss the practicality of continuing such rights (in so far as they arise out of the Shareholders Agreement) in force after the listing becomes effective.

MANAGEMENT AGREEMENT

     DCL entered into a 10-year management agreement with effect from June 1, 1994 (the "Management Agreement") with ECE Management Company ("ECE Management"), a company controlled by Ralph H. Booth II and Robert T. Goad. As of April 4, 1996, ECE Management assigned its rights and obligations under the Management Agreement to ECE Management International, also controlled by Ralph
H. Booth II and Robert T. Goad. As of July 1, 1996 DCL assigned its rights and obligations under the Management Agreement to the Company. Pursuant to the Management Agreement, ECE Management International will manage and act as agent (under the supervision and control of the Company's board of directors) in connection with the strategic activities of the Group, including preparation of strategic business plans and capital budgets, identification of investment opportunities and strategic issues relating to the construction of the Group's cable network, the operation and administration of the Group's business and the retention of consultants. The Management Agreement provides for an annual management fee of $200,000 and reimbursement of ECE Management International's expenses. Under a separate agreement between, among others, the Company and DCL, the Group is entitled to recharge to DCL fees and expenses incurred under the Management Agreement up to a maximum amount.

     Principals and affiliates of ECE Management International have been involved in the U.K. cable industry since 1989 when affiliates of Mr. Goad and his company, Columbia Management, acquired a controlling interest in the 100,000 home franchise for South Bedfordshire. In 1990, Mr. Goad and his affiliates were joined by Mr. Booth through Booth American Company ("Booth American"), a family-owned U.S. media company with cable systems and interests in radio stations in several major markets. Together, the group applied for four additional contiguous franchises in Hertfordshire and Bedfordshire. The group was successful in winning three of the four franchises bringing the total homes under franchise to approximately 400,000. In October 1993, Columbia Management and Booth American signed a joint venture agreement with International CableTel Inc. ("ICTL") whereby the parties established English Cable Enterprises, Inc. ("English Cable") in which ICTL acquired a 70% interest with Booth American and Columbia Management retaining the remaining 30%. This has subsequently been exchanged for a direct interest in ICTL.

     In addition to Mr. Goad and Mr. Booth, the management team at ECE Management International includes Gary Cox. Gary Cox is a principal in ECE Management International with primary responsibility for the Group's network design construction and operation and its technology. Mr. Cox has over twenty years experience in the cable television industry including serving as Chief Operating Officer of Communications Services, Inc. ("CSI") upon the management buyout of that company in 1984. CSI was subsequently sold to Tele-Communications, Inc. in 1989 at which time it had approximately 275,000 subscribers. Mr. Cox also participated in the development of the network architecture for the English Cable system. See "Certain Transactions -- Management Agreement". Principals of ECE Management hold options over 110,000 shares, granted on February 23, 1995 and 220,000 shares granted on October 24, 1995 under the Senior Management Options Scheme (described below) with an exercise price of pounds sterling 3.44 per Share and pounds sterling 4.11 per Share, respectively.


ITEM 11. EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Group during the years ended December 31, 1995, 1996 and 1997 for Gary L. Davis (the Managing Director of the Group during these years); and for Nicholas R. Millard. See "-- Employment Agreements and Other Arrangements" below for a description of certain other transactions involving Mr. Davis. In addition, the following table sets forth the compensation by the Group during the years ended December 31, 1995, 1996 and 1997 for Stephen D. Rowles, for Mark Harris for the years ended December 31, 1995,1996 and 1997 and during the year ended December 31, 1997 for John W. McAuley, who, while not executive officers of the Group, would have been among the most highly compensated executive officers during 1995, 1996 and 1997 had they been such.

                           SUMMARY COMPENSATION TABLE


                                                 ANNUAL COMPENSATION(1)
                                     ----------------------------------------
                                                                                  SECURITIES
                                                                                  UNDERLYING
                                                                 OTHER ANNUAL       OPTIONS
Name and Principal Position          YEAR    SALARY    BONUS    COMPENSATION (2)      (#)
---------------------------          ----   --------  --------  ----------------  ----------

Gary L. Davis,
Managing Director(3)..............   1997    $61,601        --       $96,554           --
                                     1996   $256,845  $111,300       $37,715           --
                                     1995   $233,025   $77,675       $31,547      218,000
Nicholas R. Millard,
Chief Financial Officer...........   1997    $70,700  $106,297      $150,114           --
                                     1996   $162,669   $95,889       $36,076           --
                                     1995    $69,908   $34,954       $16,223       60,000
John W. McAuley
Marketing and Programming Director   1997   $147,843   $51,745       $39,702           --

Stephen D. Rowles,
Executive Director................   1997   $200,257        --       $22,019           --
                                     1996   $153,900   $17,230       $17,760           --
                                     1995    $76,620   $46,605       $14,281           --
Mark Harris,
Technical Director................   1997   $147,843   $82,135       $31,290       30,000
                                     1996   $145,544   $85,615       $35,912           --
                                     1995   $125,663   $40,391       $23,025       30,000

(1) Payments made in 1995, 1996 and 1997 in pounds sterling are presented in U.S. dollars based on an exchange rate of $1.5535 to pounds sterling 1.00, $1.7123 to pounds sterling 1.00 and $1.6427 to pounds sterling 1.00, the Noon Buying Rates on December 29, 1995, December 31, 1996 and December 31, 1997 respectively.

(2) Mr. Davis' "Other Annual Compensation" for 1997 includes $164,270 received in connection with his retirement as Managing Director of the Company and subsequent resignation as a Director, $3,285 for house rental, $5,897 for the lease of a car, $296 for health insurance, $17,537 for travel expenses, $82 for use of mobile phone and $5,186 for other living expenses, for 1996 includes $15,410 for house rental, $15,962 for the lease of a car, $1,087 for health insurance and $5,256 for other living expenses, and for 1995 includes $18,642 for house rental, $8,543 for the lease of a car, $926 for health insurance and $3,436 other living expenses. Mr. Millard's "Other Annual Compensation" for 1997 includes $12,813 for home rental, $11,663 for the provision of a car, $749 for health insurance, $124,320 in pension contributions, $329 for use of mobile phone and $240 for other living expenses, for 1996 includes $13,356 for home rental, $11,972 for the provision of a car, $908 for health insurance, $9,246 in pension contributions and $594 for other living expenses, and for 1995 includes $6,059 for home rental, $6,181 for the provision of a car, $343 for health insurance, $3,495 in pension contributions and $145 for other living expenses. Mr. McAuley's "Other Annual Compensation" for 1997 includes $9,856 for house rental, $9,582 for the provision of a car, $749 for health insurance, $16,624 for school fees, $329 for use of mobile phone and $2,563 for travel expenses. Mr. Rowles' "Other Annual Compensation" for 1997 includes $11,418 for the provision of a car, $416 for health insurance, $9,856 in pension contributions and $329 for use of mobile phone, for 1996 includes $10,606 for the provision of a car, $647 for health insurance, $343 for other living expenses and $6,164 in pension contributions, for 1995 includes $9,427 for the provision of a car, $660 for health insurance and $4,194 in pension contributions. Mr. Harris' "Other Annual Compensation" for 1997 includes $9,856 for home rental, $16,969 for the provision of two cars, $665 for health insurance, $3,471 for school fees and $329 for use of mobile phone, for 1996 includes $20,385 for the provision of two cars, $4,101 for school fees, $810 for health insurance, $10,274 for home rental and $342 for other living expenses and for 1995 includes $19,747 for the provision of two cars, $2,455 for school fees and $823 for health insurance.

(3) Mr. Davis retired from his day-to-day responsibilities as Managing Director of the Company effective March 12, 1997 and resigned as a Director as of April 26, 1997. Mr. Davis received a termination payment of $164,270.

SENIOR MANAGEMENT OPTION SCHEME

     The Company adopted a Senior Management Option Scheme on October 27, 1994 which has not been approved by the U.K. Inland Revenue. Under the scheme, the Board of Directors may, for a period of 10 years, grant options over Shares with an exercise price of pounds sterling 3.44 or such other price as the Board of Directors may determine, to executives or other individuals associated with the Group selected by the Board of Directors. Options granted on or before

April 30, 1995 can be exercised as to 50% of the shares subject to the option on or after June 30, 1998 and as to the other 50% on or after June 30, 1999, in each case, until the seventh anniversary of the date of grant of the option. Options granted after April 30, 1995 can only be exercised as to 50% on or after the fourth anniversary of the date of grant, and as to the remaining 50%, on or after the fifth anniversary of the date of grant, in each case, until the seventh anniversary of the date of grant of the option. Options may be exercised early in certain circumstances if the option holder ceases to be a director or employee of the Group or if there is a change in control of the Group.

     Options over a total of 728,000 Shares were granted to directors, senior management and certain principals of ECE Management on February 23, 1995 and July 19, 1995 under the Senior Management Option Scheme with an exercise price of pounds sterling 3.44. Of these 218,000 were granted to Gary Davis and 10,000 to Lord Pym.

     On October 24, 1995, options over a total of 490,000 shares were granted to directors, senior management and certain principals of ECE Management under the Senior Management Option Scheme with an exercise price of pounds sterling 4.11 per share. On May 7, 1997, options over a total of 30,000 shares were granted to Mark Harris under the Senior Management Option Scheme with an exercise price of pounds sterling 4.11 per share. On November 19, 1997, options over a total of 47,500 shares were granted to senior management under the Senior Management Option Scheme with an exercise price of pounds sterling 4.11 per share.

     Options were granted on January 5, 1995 to CGT, in which Mr. Davis and his family are shareholders, over 654,000 Shares with an exercise price of pounds sterling 3.44 and are exercisable at any time up to January 5, 2002. These options were not granted under the Senior Management Option Scheme but are subject to some of the provisions of the Senior Management Option Scheme.

     According to the rules of the Senior Management Option Scheme, the aggregate number of shares which have been or may be issued pursuant to options granted under the Senior Management Option Scheme and options granted under any other option scheme of the Company may not exceed 10% of the Company's then current issued share capital.

     Except as stated above and in the table below, the Company granted no options to the executive officers and employees whose compensation is disclosed above during its fiscal years ended December 31, 1996 and 1997.

     Set forth below is certain information regarding options granted to the executive officers and employees whose compensation is disclosed above.


                      OPTIONS GRANTED IN FISCAL YEAR 1997


                                                                                   POTENTIAL REALIZABLE
                                     % OF TOTAL                                      VALUE AT ASSUMED
                    NUMBER OF         OPTIONS                                      ANNUAL RATES OF STOCK
                    SECURITIES       GRANTED TO                                     PRICE APPRECIATION
                    UNDERLYING       EMPLOYEES      EXERCISE                         FOR OPTION TERM
                      OPTIONS         IN FISCAL      PRICE                         ---------------------
NAME                GRANTED (#)      YEAR 1997     (L./SHARE)    EXPIRATION DATE    5% (L.)     10% (L.)
----                -----------      ----------    ----------    ---------------   --------    ---------

Mark Harris.......     30,000           39%          L.4.11       May 7, 2004      L.50,196    L.116,976

COMPENSATION OF DIRECTORS

     The Articles of Association of the Company provide that the ordinary remuneration to directors who are not executive officers shall not exceed in aggregate pounds sterling 300,000 per year (excluding amounts payable under any other provision of the Articles of Association) or such higher amount as the shareholders may determine by an ordinary resolution. Such directors may be paid extra remuneration by way of salary, commission or otherwise as the Board may determine. The aggregate remuneration paid to Directors of the Company during 1995, 1996 and 1997 was pounds sterling 250,307, pounds sterling 267,026, and pounds sterling 307,436, respectively (excluding loans to Mr. Davis by MMI described below).

     The Board may appoint one or more directors to executive offices on such terms as it may determine. All Directors are also entitled to reimbursement for all reasonable traveling, hotel and other expenses properly incurred in the performance of their duties as directors, including any expenses incurred in attending meetings of the Board or of committees of the Board or general meetings or separate meetings of the holders of any class of shares or debentures of the Company.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     DCL entered into a Service Agreement with Mr. Davis, on May 17, 1994 (the "Service Agreement"), which provided that Mr. Davis would act as Managing Director of the Company for a period of two years from May 6, 1994 and thereafter unless and until terminated by six months' notice. The Service Agreement further provided that in carrying out his duties, Mr. Davis would act under the direction of DCL's board of directors. The Service Agreement provided that Mr. Davis' initial salary was pounds sterling 150,000 a year plus a bonus of up to half his salary calculated by performance criteria determined annually by the board of directors of DCL.

     From 1990 through May 1994, Mr. Davis received advances totaling approximately $640,000 from MMI. At the time of the acquisition by ECCP, the McDonald Interests made a capital contribution of $1.3 million to DCL for the purpose of having DCL repay Mr. Davis' outstanding loan, inclusive of estimated tax liabilities. The Company declared a bonus to Mr. Davis in December 1995 in an amount sufficient to repay the loan and meet any related tax liabilities (together amounting to approximately $1.2 million) and such amount has been charged against income in the Company's Consolidated Statement of Operations in applicable years. The related tax liabilities have been agreed upon with the Inland Revenue and were paid by the Company on March 8, 1996. The loan from MMI to Mr. Davis remains outstanding.

     The Group has entered into a service contract which commenced as of July 1, 1995 with Mr. Millard, which can be terminated by Mr. Millard on six months notice and by the Group on 24 months notice, and a service contract with Mr. Rowles for a minimum period of 39 months commencing April 1, 1996.

     With respect to Mr. Goad, the ECCP partnership agreement provides that while the Management Agreement is in force, ECCP shall maintain Mr. Goad as Chief Executive Officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Board of Directors does not have a compensation committee. During 1997, Mr. Goad and Mr. Davis were the only officers and employees of the Company who participated in deliberations of the Board of Directors concerning executive officer compensation.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of December 31, 1997, certain information regarding beneficial ownership of the Company's ordinary shares of
2.5 pence each ("Shares") held by (i) each person known by the Company to beneficially own more than 5% of any class of the Company's outstanding voting securities and (ii) all directors and executive officers of the Company individually and as a group.


NAME AND ADDRESS OF BENEFICIAL OWNER                   NUMBER      PERCENT(1)
------------------------------------                 ----------    ----------

European Cable Capital Partners, L.P.(2)
85 Broad Street, New York, NY 10004                  39,447,443      66.7%

AmSouthBank of Alabama, as Trustee (3)
1901 Sixth Avenue North, Third Floor,
Harbert Plaza, Birmingham, AL 35203                   8,750,238      14.8%

DCI Capital Partners
9830 Wilshire Boulevard,
Beverly Hills, California CA 90212                    3,909,754       6.6%

Investor Investments AB
Arsenalsgatan 8c, P.O. Box 161574, S-103 24
Stockholm, Sweden                                     3,909,754       6.6%

Booth English Cable Inc.(4)
33 West Fort St., Suite 1230 Detroit, MI 48226        4,118,601       6.9%

Robert T. Goad(5)
c/o Columbia Management, Inc. P.O. Box 499,
Carmel, IN 46032                                      2,991,099       5.1%

All directors and executive officers of the
Company as a group (6)                                2,991,099       5.1%


(1) The percentage of Shares owned has been calculated based on the 59,138,791 Shares which are outstanding. The number of Shares outstanding does not include 1,534,500 Shares issuable upon the exercise of options which are in issue.

(2) A Delaware limited partnership in which various investment funds managed by Goldman, Sachs & Co. or its affiliates hold an aggregate 83.3% interest. The other limited partners are Booth English Cable, Inc., 9.1%, and Columbia Management, Inc., 7.6%, which are affiliates of Booth American Company and Robert T. Goad, respectively. In addition, other investment funds managed by Goldman, Sachs & Co. or its affiliates directly own 4.2% of the outstanding Shares, and, as a result, Goldman, Sachs & Co. or its affiliates (the Goldman Sachs Affiliates) effectively control 70.9% of the currently outstanding Shares.

(3) AmSouth Bank of Alabama holds Shares as trustee for the Kathryn A. McDonald Grantor Trust, the John L. McDonald Grantor Trust, the Jennifer
     C. McDonald Grantor Trust and the Allan J. McDonald, Jr. Grantor Trust. Pursuant to the Shareholders Agreement (discussed below), the McDonald Interests have the right to appoint one member of the board of directors of the Company. Otherwise, the McDonald Interests maintain no active role in the management or operation of the Company.

(4) Booth English Cable, Inc. indirectly maintains an interest in Shares through the 9.1% interest maintained by Booth English Cable, Inc. in ECCP and directly maintains a 0.9% interest in Shares held by Booth English Cable, Inc.

(5) Mr. Goad indirectly maintains an interest in Shares through the 7.6% interest maintained by Columbia Management, Inc. in ECCP.

(6) Includes the interests held by Mr. Goad, but does not include 2,187,556 Shares of the John L. McDonald Grantor Trust of which John L. McDonald is the beneficiary.

     The authorized share capital of the Company consists of pounds sterling 3,750,001.50 divided into 150,000,000 Shares with voting rights, of which 59,138,791 Shares are outstanding, and six non-voting deferred shares of 25 pence each, all of which are outstanding but none of which carry voting rights. Five of the non-voting deferred shares are held by AmSouth Bank of Alabama, as trustee for the McDonald Interests ("AmSouth"), and one is beneficially owned by CGT, a company in which Mr. Davis (former Managing Director) and his family are interested. The non-voting deferred shares entitle the holders thereof only to the repayment of the amounts paid up on such shares after payment to the holders of Shares of pounds sterling 100,000 for each Share. The holders of non-voting deferred shares will not be entitled to the payment of any dividend or other distribution.

SHAREHOLDERS AGREEMENT

     The Shareholders Agreement, dated September 1, 1994, among ECCP, AmSouth, as trustee for the McDonald Interests, CGT, GS Capital Partners, William W. McDonald and the Company, regulates the relationship between certain of the shareholders. Pursuant to provisions of the Company's Articles of Association, the Shareholders Agreement grants ECCP the right to appoint up to four directors, one of whom may exercise voting control at meetings of the directors, and the McDonald Interests the right to appoint one director. See
Item 13. "Certain Relationships and Related Transactions -- Shareholders Agreement" for additional information relating to the Shareholders Agreement. ECCP and CGT have agreed to support the election of one director nominated from time to time by the McDonald Interests, and the McDonald Interests and CGT have agreed to support the election of up to four directors nominated from time to time by ECCP. The Shareholders Agreement may be varied or terminated at any time by the parties and may be terminated in whole or in part by ECCP and the McDonald Interests.

     Pursuant to the Shareholders Agreement, certain matters may not be determined without prior written approval of the McDonald Interests and the holders of a majority of the Shares. These matters include: (i) any issue of shares in the Company at a price less than the lower of the price paid by ECCP for ordinary shares in the acquisition by ECCP (taking account of the price at which ECCP has subscribed for further equity) and the fair value at the time of such share issue determined by an independent expert, (ii) any capital reconstruction or reorganization or amendment to the Company's Articles of Association, if unfairly prejudicial to the McDonald Interests, (iii) the sale of certain franchises, (iv) any transaction by the Company with any party or affiliate of a party on any basis other than on commercial arm's-length terms,
(v) any material amendment to the Company's business plan that would likely frustrate in a materially adverse manner the achievement of the construction milestones set out in the business plan, (vi) (save in restricted circumstances) the service by the Board of a notice to compel a shareholder to dispose of interests in the Company's shares that may jeopardize a material license of the Company and (vii) the winding up of the Company or any equity repayment by the Company.

     As to other provisions see Item 13. "Certain Relationships and Related Transactions -- Shareholders Agreement."

RELATIONSHIP AGREEMENTS

     Investor Investments and DCI entered into Relationship Agreements (the "Relationship Agreements") with ECCP dated October 12, 1994 and June 21, 1996, respectively. Under the Relationship Agreements, Investor Investments and DCI each have the right to appoint one director to the board of the Company. Pursuant to each of the Relationship Agreements (as well as its obligations under the Shareholders Agreement), prior to an admission of ordinary shares to listing or similar arrangements (an "IPO"), ECCP has agreed to procure (so far as it is legally able) that the Company will invite Investor Investments and DCI to subscribe for a proportion of any further shares which the Company may issue wholly for cash, such proportion to be equivalent to Investor Investments' or DCI's (as the case may be) percentage interest in the Shares.

     Pursuant to the Relationship Agreements, ECCP has agreed to procure (so far as it is legally able) that the Company will not, prior to an IPO, take certain actions without the prior written approval of Investor Investments and DCI. These actions are: (i) any capital reconstruction or reorganization, if unfairly prejudicial to Investor Investments or DCI, as the case may be, (ii) any transaction by the Company with ECCP or its affiliates on any basis other than on commercial arm's-length terms, and (iii) the winding up of the Company or any equity repayment by the Company.

     For a discussion of certain provisions of the Relationship Agreements, see
Item 13. "Certain Relationships and Related Transactions -- Relationship Agreements".



ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AGREEMENT

     Pursuant to the Management Agreement, ECE Management International has agreed to manage and act as agent (under the supervision and control of the Company's board of directors) in connection with the strategic activities of the Group, including preparation of strategic business plans and capital budgets, identification of investment opportunities and strategic issues relating to the construction of the Group's cable network, the operation and administration of the Group's business and the retention of consultants. The contract provides for an annual management fee of $200,000 per year. In addition, the Company has agreed to reimburse ECE Management International for expenses incurred in the performance of its duties, and to indemnify ECE Management International from any liability incurred in connection with the performance of its duties, except in the case of ECE Management International's willful misconduct, gross negligence or bad faith. See Item 10. "Directors and Executive Officers of the Registrant -- Management Agreement". ECE Management International is directly or indirectly owned by Robert T. Goad (55% beneficial interest) and Ralph H. Booth II (45% beneficial interest). The Group believes that the terms of the Management Agreement are, taken as a whole, as favorable to the Group as those which could have been obtained from an unaffiliated third party through arm's-length negotiation. During 1995, 1996 and 1997, the Group recorded expenses of pounds sterling 1,085,000, pounds sterling 1,610,000 and pounds sterling 2,061,000, respectively, as amounts paid or payable to ECE Management and/or ECE Management International in connection with management services provided to the Group and all related expenses incurred. The Management Agreement will terminate if Mr. Goad dies or ceases to perform services under the agreement for more than 3 months. In addition, the Group may terminate the Management Agreement (after consultation with ECE Management International) if Diamond materially underperforms compared to ECE Management International's business plan, provided such underperformance is not caused by events which are beyond ECE Management International's control.

SHAREHOLDERS AGREEMENT

     Pursuant to the Shareholders Agreement, certain matters may not be determined without prior written approval by the McDonald Interests and the holders of a majority of the ordinary shares. See Item 12. "Security Ownership of Certain Beneficial Owners and Management".

     The Shareholders Agreement also provides that each party thereto will (so far as it is able) procure that any contract between the Company and that party or any of its affiliates is made on an arm's length commercial basis. Unless ECCP agrees otherwise on any particular occasion, the Group is required to retain Goldman, Sachs & Co. or an affiliate of Goldman, Sachs & Co. exclusively to perform all investment banking services for customary compensation and on other terms consistent with an arm's length transaction.

     The Shareholders Agreement also places certain restrictions on the transfer of shares held by the parties and grants certain registration rights.

RELATIONSHIP AGREEMENTS

     Pursuant to the Relationship Agreements, ECCP is required to procure (so far as it is legally able) that certain actions by the Group are not taken without the prior written approval of Investor Investments and DCI. See Item
12.  "Security Ownership of Certain Beneficiary Owners and Management".

     The Relationship Agreements also provide that each party thereto will (so far as it is able) procure that any contract between the Group (or any of its affiliates) and that party (or any of its affiliates) is made on an arm's-length commercial basis. Unless ECCP agrees otherwise on any particular occasion, the parties are required to procure (so far as they are legally able) that the Group retains Goldman, Sachs & Co. or an affiliate of Goldman, Sachs & Co. exclusively to perform all investment banking services for customary compensation and on other terms consistent with an arm's-length transaction.

     The Relationship Agreements also place certain restrictions on the transfer of shares held by the parties and grant certain registration rights.

OTHER RELATIONSHIPS

     Goldman, Sachs & Co. and Goldman Sachs International acted as purchasers in connection with the 1998 Notes offering and received aggregate underwriting commissions of approximately $9,950,000. Goldman, Sachs & Co. acted as purchaser in connection with the 1997 Notes offering and received underwriting commissions of approximately $6,750,000. Goldman, Sachs & Co. acted as underwriter in connection with the 1995 Notes offering and received underwriting commissions of approximately $6,750,000. In connection with the offering of the 1994 Notes, Goldman, Sachs & Co. received underwriting commissions of approximately $4,875,000. Goldman, Sachs & Co. acted as advisor in connection with Diamond's acquisition of LCL and received an advisory fee for their services amounting to pounds sterling 1,091,000. Goldman Sachs International acted as agent and financial advisor in connection with the negotiation of a recently terminated bank facility for which it has charged fees of approximately pounds sterling 400,000 in 1996. In 1995, Goldman, Sachs & Co. charged a fee of $750,000 for financial advisory services that Goldman, Sachs & Co. rendered to the Group. Goldman, Sachs & Co. was the counterparty to foreign exchange contracts entered into by the Group in 1996 and 1997. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Gains/Losses on Derivative Financial Instruments".

     John Thornton, who is a managing director of Goldman Sachs International and a Director of the Company, is also a director of BSkyB, a principal supplier of programming to the Group and a principal competitor of the Group. See Item 1. "Business -- Cable Television" and Item 1. "Business -- Competition -- Cable Television".

     Robert T. Goad, a Director and the Chief Executive Officer of the Company also has an indirect minority interest in NTL, which has significant cable interests in the U.K.

                                    PART IV


ITEM 14.    EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a)   1.    The following Consolidated Financial Statements of Diamond Cable
            Communications Plc are filed as part of this report:


                                                                         Page
                                                                         ----
            Independent Auditors' Report.............................    F-2
            Consolidated Statements of Operations for each of the
            years in the three year period ended December 31, 1997...    F-3
            Consolidated Balance Sheets at December 31, 1996 and 1997    F-4
            Consolidated Statements of Shareholders' Equity/(Deficit)
            for each of the years in the three year period ended
            December 31, 1997........................................    F-5
            Consolidated Statements of Cash Flows for each of the
            years in the three year period ended December 31, 1997...    F-6
            Notes to the Consolidated Financial Statements...........    F-7

      2.    Not applicable.

      3.    Exhibits:




  *3.1    Memorandum and Articles of Association of Diamond Cable
          Communications Plc.
  *3.2    Memorandum and Articles of Association of Diamond Holdings Plc.
          (incorporated  by reference to the Company's registration statement on
          Form S-4 (Exhibit No. 3.2)).
 *10.1    Indenture dated as of February 27, 1997 between Diamond Cable
          Communications Plc and The Bank of New York, as Trustee.
 *10.2    Senior Notes Depositary Agreement, February 27, 1997 between Diamond
          Cable Communications Plc and the Bank of New York, as Book-Entry
          Depositary.
 *10.3    Shareholders Agreements, dated as of September 1, 1994 among ECCP,
          AmSouth, as trustee for the McDonald Interests, CGT Family
          Corporation, GS Capital Partners, L.P., William W. McDonald and
          Diamond Cable Communications Plc. (incorporated by reference to the
          Company's registration statement on Form S-1 (File No. 33-83740,
          Exhibit No. 10.1)).
 *10.4    Management Agreement, dated July 5, 1994, between ECE Management
          Company and Diamond Cable (Nottingham) Limited (incorporated by reference to the Company's registration statement on Form S-1 (File
          No. 33-83740, Exhibit No. 10.2)).
 *10.5    Service Agreement, dated May 17, 1994, between Gary L. Davie and
          Diamond Cable (Nottingham) Limited (incorporated by reference to the
          Company's registration statement on Form S-1 (File No. 33-83740,
          Exhibit No. 10.3)).
 *10.6    Service Contract, dated March 1, 1994, between Duncan Craig and
          Diamond Cable (Nottingham) Limited (incorporated by reference to the
          Company's registration statement on Form S-1 (File No. 33-83740;
          Exhibit No. 10.4)).
 *10.7    Loan Facility agreement, dated February 13, 1997, among Diamond Cable
          Communications (UK) Ltd, Jewel Holdings Limited, Natwest Markets and
          National Westminster Bank plc, filed as an exhibit to the Company's
          1996 Annual Report on Form 10-K, file No. 33-83740, and incorporated by reference herein.
 *10.8    Service Contract, dated as of April 1, 1996, between Diamond Cable
          (Nottingham) Ltd. and Stephen Rowles, filed as an exhibit to the
          Company's 1996 Annual Report on Form 10-K, File No. 33-83740, and
          incorporated by reference herein.
 *10.9    Service Agreement, dated July 1, 1995, between Diamond Cable
          Communications Plc and Nicholas Millard, filed as an exhibit to the
          Company's 1996 Annual Report on Form 10-K, File No. 33-83740, and
          incorporated by reference herein.
 *10.10   Senior Management Option Scheme, adopted on October 29, 1994, filed as an exhibit to the Company's 1994 Annual Report on Form 10-K, File No.
          33-83740, and incorporated by reference herein.
 *10.11   Form of Subscription Agreement among Company and Shareholders relating to equity commitment (incorporated by reference to the Company's registration statement on Form S-1 (File No. 33-98374; Exhibit No.
          10.7)).
 *10.12   Form of Indenture, dated as of December 15, 1995, between Diamond
          Cable Communications Plc and The Bank of New York, as Trustee
          (incorporated by reference to the Company's registration statement on
          Form S-1 (File No. 33-98374; Exhibit No. 4.1)).
 *10.13   Form of Senior Notes Depositary Agreement, dated as of December 16,
          1995, between Diamond Cable Communications Plc and The Bank of New
          York, as Book-Entry Depositary (incorporated by reference to the
          Company's registration statement on Form S-1 (File No. 32-98374;
          Exhibit No. 4.2)).
 *10.14   Indenture, dated as of September 29, 1994 between Diamond Cable
          Communications Plc and The Bank of New York, as Trustee (incorporated by reference to the Company's registration statement on Form S-1 (File
          No. 33-83740, Exhibit No. 4.1)).
 *10.15   Senior Notes Depositary Agreement, dated as of September 29, 1994 between Diamond Cable Communications Plc and The Bank of New York, as
          Book-Entry Depositary (incorporated by reference to the Company's registration statement on Form S-1 (File No. 33-83740; Exhibit No.
          4.2)).
 *10.16   First Supplemental Indenture, dated as of May 31, 1996 between Diamond
          Cable communications Plc and The Bank of New York, as Trustee
          (incorporated by reference to the Company's registration statement on
          Form S-1 (File No. 33-83740; Exhibit No. 4.3)).
 *10.17   Service Contract, dated September 18, 1996, between Diamond Cable
          (Nottingham) Ltd. and Stephen Rowles (incorporated by reference to the
          Company's registration statement on Form S-4 (Exhibit No. 10.9).
 *10.18   Supplemental Management Agreement, dated February 27, 1997, among
          Diamond Cable Communications Plc, Diamond Cable Communications (UK)
          Ltd and ECE Management International, LLC.
 *10.19   Second Supplemental Agreement, dated 4 April 1997, relating to a Loan
          Facility Agreement among Diamond Cable Communications (UK) Ltd,
          Natwest Markets and CIBC Wood Gundy PLC.
 *10.20   Indenture, dated as of February 6, 1998 among Diamond Holdings Plc,
          Diamond Cable Communications Plc and The Bank of New York, as Trustee
          (incorporated by reference to the Company's registration statement on
          Form S-4 (Exhibit No. 4.1)).
 *10.21   Senior Note Depositary Agreement, dated February 6, 1998, among Diamond
          Holdings, the Bank of New York, as Global Depositary, and the Owners
          of Book-Entry Interests (incorporated by reference to the Company's registration statement on Form S-4 (Exhibit No. 4.2)).
 *12      Computation of Ratio of Earnings to Fixed Charges.
  21.1    Subsidiaries of Registrant (incorporated by reference to the Company's registration statement on Form S-1 (File No. 33-98374, Exhibit No.
          21.1)).
 *23.1    Consent of Sullivan & Cromwell (included in Exhibits 5.1 and 8.1).
 *23.2    Consent of Freshfields (also included in Exhibit 8.2).
 *23.3    Consent of KPMG.
 *23.4    Consent of Katherine B. Wolfsohn (included in Exhibit 5.2).
 *25      Statement of Eligibility of Trustee on Form T-1.
 *99.1    Form of Letter of Transmittal
 *99.2    Form of Notice of Guaranteed Delivery
 *99.3    Form of Letter to DTC Participants from the Book-Entry Depositary
 *99.4    Form of Exchange Agent Agreement

----------------------------
* Previously filed or incorporated by reference to a concurrent filing.

(b) The Company filed no Reports on Form 8-K during the three month period ended December 31, 1997.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                                Diamond Cable Communications Plc
                                                                    (Registrant)




                                             By /s/ Robert T. Goad
                                                ------------------------------
                                                Robert T. Goad
                                                Chief Executive Officer


March 20, 1998

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


SIGNATURE                                  TITLE                      DATE
---------                                  -----                      ----
    /s/Robert T. Goad
_________________________   Director and Chief Executive Officer  March 20, 1998
       Robert T. Goad

    /s/Lord Francis Pym
_________________________   Director and Non-Executive Chairman   March 20, 1998
       Lord Francis Pym

   /s/Richard A. Friedman
_________________________   Director                              March 20, 1998
      Richard A. Friedman

   /s/Muneer A. Satter
_________________________   Director                              March 20, 1998
      Muneer A. Satter

   /s/John L. Thornton
_________________________   Director                              March 20, 1998
      John L. Thornton


_________________________   Director                              March 20, 1998
    Thomas Nilsson

   /s/Nicholas R. Millard
_________________________   Chief Financial Officer               March 20, 1998
   Nicholas R. Millard

   /s/J. A. Duncan Craig
_________________________   Chief Accounting Officer              March 20, 1998
    J.A. Duncan Craig

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS


                                                                                 PAGE
Diamond Cable Communications Plc:
Independent Auditors' Report...................................................   F-2
Consolidated Statements of Operations for each of the years
in the three year period ended December 31, 1997...............................   F-3
Consolidated Balance Sheets at December 31, 1996 and 1997......................   F-4
Consolidated Statements of Shareholders' Equity/(Deficit) for each of the years
in the three year period ended December 31, 1997...............................   F-5
Consolidated Statements of Cash Flows for each of the years in the
three year period ended December 31, 1997......................................   F-6
Notes to the Consolidated Financial Statements.................................   F-7

                          INDEPENDENT AUDITORS' REPORT


To Shareholders
Diamond cable Communications Plc


  We have audited the accompanying consolidated balance sheets of Diamond Cable Communications Plc and subsidiaries ("the Group") as of December 31, 1996 and 1997 and the related consolidated statements of operations, shareholders' deficit and cash flows for each of the years in the three year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management,as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997 in conformity with generally accepted accounting principles in the United States of America.

KPMG



Chartered Accountants
Registered Auditors
Nottingham, England
March 12, 1998

                        DIAMOND CABLE COMMUNICATIONS PLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                               YEAR ENDED DECEMBER 31
                                                   _______________________________________________
                                                         1995        1996         1997        1997
                                                   __________  __________  ___________  __________
                                                                                          (note 1)
                                                                   (in thousands)
REVENUE
Business telecommunications......................   L.  5,852    L. 9,763    L. 14,208     $23,339
Residential telephone............................       6,662      17,723       29,495      48,452
Cable television.................................       3,479      10,091       16,602      27,272
                                                   ----------   ---------   ----------   ---------
                                                       15,993      37,577       60,305      99,063
                                                   ----------   ---------   ----------   ---------
OPERATING COSTS AND EXPENSES
Telephone........................................      (5,454)     (9,776)     (12,088)    (19,857)
Programming......................................      (1,844)     (6,041)      (9,749)    (16,015)
Selling, general and administrative..............     (13,020)    (22,391)     (27,192)    (44,668)
Depreciation and amortization....................      (8,867)    (21,380)     (27,620)    (45,371)
                                                   ----------   ---------   ----------   ---------
                                                      (29,185)    (59,588)     (76,649)   (125,911)
                                                   ----------   ---------   ----------   ---------
OPERATING LOSS...................................     (13,192)    (22,011)     (16,344)    (26,848)
Interest income..................................       3,887       3,441        6,440      10,579
Interest expense and amortization of
debt discount and expenses.......................     (17,118)    (40,334)     (66,367)   (109,021)
Foreign exchange gains/(losses), net (note 17)...         925      31,018      (12,555)    (20,624)
Unrealized (losses)/gains on derivative financial
instruments (note 3).............................        (868)     (7,944)         669       1,099
Realized gain on derivative financial
instruments (note 4).............................           -           -       11,553      18,978
Other expenses (note 5)..........................      (1,241)          -            -           -
                                                   ----------   ---------   ----------   ---------
Loss before income taxes.........................     (27,607)    (35,830)     (76,604)   (125,837)
Income taxes (note 6)............................           -           -            -           -
                                                   ----------   ---------   ----------   ---------
NET LOSS.........................................  L. (27,607)  L.(35,830)  L. (76,604)  $(125,837)
                                                   ==========   =========   ==========   =========

        See accompanying Notes to the Consolidated Financial Statements

                        DIAMOND CABLE COMMUNICATIONS PLC


                          CONSOLIDATED BALANCE SHEETS


                                                                               AT DECEMBER 31
                                                                    _____________________________________
                                                                           1996         1997         1997
                                                                    ___________  ___________  ___________
                                                                                                 (note 1)
                                                                      (in thousands except share data)
                             ASSETS

Cash and cash equivalents (note 7)................................    L. 18,311    L. 75,680     $124,320
Trade receivables (net of allowance for doubtful
accounts of pound sterling 1,691 and pound sterling 2,788 at
December 31, 1996 and 1997 respectively (note 8)).................        6,389        8,569       14,076
Other assets......................................................        3,904        4,470        7,343
Deferred financing costs (less accumulated amortization of
pound sterling 1,325 and pound sterling 2,627 at
December 31, 1996 and 1997 respectively)..........................       19,573       15,533       25,516
Property and equipment, net (note 9)..............................      277,301      365,636      600,630
Goodwill (less accumulated amortization of pound sterling 6,064 and pound sterling 10,914 at December 31, 1996 and 1997
respectively).....................................................       90,896       86,046      141,348
Franchise costs (less accumulated amortization of
pound sterling 91 and pound sterling 116 at December 31,
1996 and 1997 respectively).......................................          445          423          695
                                                                      ---------    ---------     --------
TOTAL ASSETS......................................................    L.416,819    L.556,357     $913,928
                                                                      =========    =========     ========

          LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)

Accounts payable..................................................    L. 18,528    L. 22,319      $36,663
Other liabilities.................................................       19,150       11,224       18,438
Senior discount notes (note 10)...................................      314,418      534,861      878,616
Capital lease obligations (note 11)...............................        8,146        8,041       13,209
Mortgage loan (note 12)...........................................        2,477        2,423        3,980
Shareholders' equity/(deficit) (note 13)
Ordinary shares: 70,000,000 authorized;
59,138,791 shares issued at December 31, 1996 and 1997............        1,478        1,478        2,428
Non-voting deferred shares:
6 shares authorized and issued at December 31, 1996 and 1997......            -            -            -
Additional paid-in-capital........................................      134,466      134,466      220,888
Unrealized loss on securities.....................................         (197)        (204)        (335)
Accumulated deficit...............................................      (81,647)    (158,251)    (259,959)
                                                                      ---------    ---------     --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)..............    L.416,819    L.556,357     $913,928
                                                                      =========    =========     ========


        See accompanying Notes to the Consolidated Financial Statements

                        DIAMOND CABLE COMMUNICATIONS PLC

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY/(DEFICIT)



                                                    Non-voting
                             Ordinary share     deferred shares (i)                                                    Total
                         ______________________ __________________    Additional    Unrealized         Accum-  Shareholders'
                                          Pound              Pound      Paid-in-       loss on         ulated        Equity/
                             Number    sterling  Number   sterling       capital    securities        Deficit      (Deficit)
                         __________    ________  ______   ________    __________    __________      _________  _____________
                                                                  (in thousands except share data)


BALANCE AT
JANUARY 1, 1995........  31,903,232    L.   797       6     L.   -      L.43,505      L.     -      L.(18,210)      L.26,092
Shares issued and
capital contributions
(net of expenses)......   9,437,428         236       -          -        26,742             -               -        26,978
Bonus shares issued       2,413,515          61       -          -           (61)            -               -             -
Unrealized loss on
securities.............           -           -       -          -             -          (330)              -          (330)
Net loss...............           -           -       -          -             -             -         (27,607)      (27,607)
                         ----------    --------  ------     ------      --------      --------       ---------      --------
BALANCE AT
DECEMBER 31, 1995......  43,754,175    L. 1,094       6     L.   -      L.70,186      L.  (330)      L.(45,817)     L.25,133
                         ==========    ========  ======     ======      ========      ========       =========      ========
BALANCE AT
JANUARY 1, 1996........  43,754,175    L. 1,094       6     L.   -      L.70,186      L.  (330)      L.(45,817)     L.25,133
Shares issued and
capital contributions
(net of expenses)......  15,384,616         384       -          -        64,280             -               -        64,664
Unrealized gain on
securities.............           -           -       -          -             -           133               -           133
Net loss...............           -           -       -          -             -             -         (35,830)      (35,830)
                         ----------    --------  ------     ------      --------      --------       ---------      --------
BALANCE AT
DECEMBER 31, 1996......  59,138,791     L.1,478       6     L.   -     L.134,466       L. (197)      L.(81,647)     L.54,100
                         ==========    ========  ======     ======      ========      ========       =========      ========

BALANCE AT
JANUARY 1, 1997........  59,138,791     L.1,478       6     L.   -     L.134,466       L. (197)      L.(81,647)     L.54,100
Unrealized loss on
securities.............           -           -       -          -             -            (7)              -            (7)
Net loss...............           -           -       -          -             -             -         (76,604)      (76,604)
                         ----------    --------  ------     ------      --------      --------       ---------      --------
BALANCE AT
DECEMBER 31, 1997......  59,138,791     L.1,478       6     L.   -     L.134,466       L. (204)     L.(158,251)    L.(22,511)
                         ==========    ========  ======     ======      ========      ========       =========      ========

(i) On September 4, 1995, the six A shares were automatically converted into six non-voting deferred shares in accordance with the Articles of the Company.



        See accompanying Notes to the Consolidated Financial Statements

                        DIAMOND CABLE COMMUNICATIONS PLC


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                  YEAR ENDED DECEMBER 31
                                                      ______________________________________________
                                                            1995        1996        1997        1997
                                                      __________  __________  __________  __________
                                                                                            (note 1)
                                                                      (in thousands)
Cash flows from operating activities:
Net loss............................................  L. (27,607)  L.(35,830)  L.(76,604)  $(125,837)
Adjustments to reconcile net loss to net cash
(used in)/provided by operating activities:
Depreciation and amortization.......................       8,867      21,380      27,620      45,371
Foreign exchange (gains)/losses.....................        (613)    (31,468)     11,714      19,242
(Profit)/loss on disposition of assets..............         (11)        (11)        110         181
Provision for losses on accounts receivable.........         407         918       1,097       1,802
Amortization of deferred financing costs............         312         943       9,301      15,279
Accretion of senior note discount...................      14,335      38,157      55,038      90,411
Accretion of investment income......................         524           -           -           -
Profit on disposition of investments................      (2,733)          -           -           -
Change in operating assets and liabilities:
Change in trade receivables.........................      (1,577)     (3,724)     (3,277)     (5,383)
Change in other assets..............................      (2,175)      1,300        (566)       (930)
Change in accounts payable..........................       4,532      (1,680)      4,255       6,990
Change in other liabilities.........................       1,626       8,667      (7,812)    (12,833)
                                                       ---------   ---------   ---------    --------
Net cash (used in)/provided by operating activities.      (4,113)     (1,348)     20,876      34,293
                                                       ---------   ---------   ---------    --------
Cash flows from investing activities:
Cash invested in property and equipment.............    (102,899)   (128,246)   (110,145)   (180,935)
Cash invested in marketable securities..............     (17,445)          -           -           -
Proceeds from disposition of assets.................          72          65          62         102
Proceeds from disposition of investments............      73,644           -           -           -
Cash paid for franchises............................         (45)        (29)         (3)         (5)
Payment for purchase of LCL (net of cash acquired)..    (108,844)          -           -           -
                                                       ---------   ---------   ---------    --------
Net cash used in investing activities...............    (155,517)   (128,210)   (110,086)   (180,838)
                                                       ---------   ---------   ---------    --------
Cash flows from financing activities:
Proceeds of issue of debt...........................     194,881           -     153,691     252,468
Debt financing costs................................      (7,924)     (9,096)     (5,375)     (8,829)
New loans...........................................      94,000           -           -           -
Repayment of loans..................................     (94,119)        (23)        (54)        (89)
Capital element of capital lease obligations........        (841)     (1,117)     (1,676)     (2,753)
Issue of shares and capital contributions
  (net of expenses).................................      26,978      64,664           -           -
Net decrease in short-term borrowings...............        (773)          -           -           -
                                                       ---------   ---------   ---------    --------
Net cash provided by financing activities...........     212,202      54,428     146,586     240,797
                                                       ---------   ---------   ---------    --------
Net increase/(decrease) in cash.....................      52,572     (75,130)     57,376      94,252
Cash and cash equivalents at beginning of year......      41,066      93,308      18,311      30,079
Effect of exchange rate changes on cash and
cash equivalents....................................        (330)        133          (7)        (11)
                                                       ---------   ---------   ---------    --------
Cash and cash equivalents at end of year (note 7)...   L. 93,308   L. 18,311   L. 75,680    $124,320
                                                       =========   =========   =========    ========

        See accompanying Notes to the Consolidated Financial Statements

                        DIAMOND CABLE COMMUNICATIONS PLC

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

     Diamond Cable Communications Plc ("the Company"), has exclusive licences to operate a cable television and telecommunications business through its subsidiaries focused on certain franchise areas centered around Nottingham, England.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     All amounts herein are shown in Pounds Sterling ("pound sterling") and for the year 1997 also are presented in US dollars, the latter being unaudited and presented solely for the convenience of the reader, at the rate of pound sterling 1 = $1.6427, the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 1997.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING - The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Diamond Cable Communications Plc and those of all majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated on consolidation. Until September 1, 1994 the business of the Group was conducted by Diamond Cable (Nottingham) Limited which was subsequently renamed Diamond Cable Communications (UK) Limited ("DCL") and its subsidiary undertakings. On September 1, 1994 the shareholders of DCL transferred all of their ordinary shares of 2.5p each and A shares of 25p each to the Company in exchange for ordinary shares of 2.5p each and A shares of 25p each in the Company. The transaction was accounted for at book value. During 1995, the Company through Jewel Holdings Limited ("Jewel") acquired the entire share capital of three undertakings, referred to collectively as "LCL". The transaction has been recorded using the purchase method of accounting.

     CABLE SYSTEM COSTS AND EXPENSES - The Group accounts for costs and expenses applicable to the construction and operation of its cable system under Statement of Financial Accounting Standard ("SFAS") No. 51, "Financial Reporting by Cable Television Companies". In accordance with the standard the cable infrastructure is being depreciated over 40 years weighted by factors influenced by the growth in the number of subscribers. The prematurity period covers the period between connecting the first customer and substantial completion of the network. Initial subscriber installation costs are capitalized and depreciated over a period of 7 years. A proportion of the costs of the installation department representing the costs of disconnecting and reconnecting subscribers is charged to expenses.

     REVENUE RECOGNITION - Revenue is recognized as services are delivered. Initial connection fees are recognized in the period of connection to the extent that the fee is offset by direct selling costs. The remainder is recognized over the estimated average period that subscribers are expected to remain connected to the system.

     INTEREST RATE SWAP - Interest rate swaps, which are not designated to an asset or liability, are recorded on the balance sheet in other assets or other liabilities at their market value. Any gains or losses are recognized in the consolidated statement of operations. Interest rate swaps which are designated to assets and liabilities are accounted for on an accruals basis.

                        DIAMOND CABLE COMMUNICATIONS PLC

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     INCOME TAXES - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. A valuation allowance is raised against a deferred tax asset where it is more likely than not that some portion of the deferred tax asset will not be realized.

     GOODWILL - Goodwill arising on the acquisition of subsidiaries is amortized on a straight line basis over twenty years.

     IMPAIRMENT OF CABLE SYSTEMS AND GOODWILL - The Company assesses the recoverability of these assets by determining whether the carrying value can be recovered through projected undiscounted future operating cash flows. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the average cost of funds of financing such assets. The assessment of the recoverability will be impacted if changes in technology or other market conditions result in the projected future operating cash flows not being achieved.

     PROPERTY AND EQUIPMENT - Property and equipment is stated at cost. Depreciation on equipment other than cable infrastructure is computed on a straight line basis using estimated useful lives of 5 to 10 years. Motor vehicles are depreciated on a reducing balance basis over 3 years. Leasehold improvements are depreciated on a straight line basis over the period of the lease.

     FRANCHISE COSTS - Costs relating to an unsuccessful application are charged to operations while costs relating to successful applications are amortized over the franchise term, generally 23 years.

     CASH AND CASH EQUIVALENTS - Cash and cash equivalents include highly liquid investments with original maturity of three months or less that are readily convertible to cash.

     FOREIGN CURRENCIES - The primary economic environment in which the Group operates is the United Kingdom and hence its reporting currency is the United Kingdom Pound Sterling (pound sterling). Transactions in foreign currencies are recorded using the rate of exchange in effect on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange in effect on the balance sheet date and gains or losses on translation are included in the consolidated statement of operations. Foreign exchange forward contracts which do not hedge firm commitments are accounted at market value with reported gains and losses recorded in the consolidated statement of operations.


     PENSION COSTS - The Group operates a defined contribution pension scheme and also contributes up to specified limits to the third party plan of the employee's choice. Pension costs of pound sterling 55,000, pound sterling 125,000 and pound sterling 196,000 in 1995, 1996 and 1997 respectively, represent the contributions payable to the selected plans.


     SENIOR DISCOUNT NOTES - The debt discount is amortized to the consolidated statement of operations on a constant yield to maturity basis.

     DEFERRED FINANCING COSTS - Costs incurred relating to the issue of debt are shown as an asset on the consolidated balance sheet and are amortized over the term of the debt as an adjustment of yield.

     SHARE OPTIONS - The Group accounts for stock-based compensation using the recognition provisions of APB No. 25, "Accounting for Stock Issued to Employees". Compensation expense is measured as the difference between the exercise price and the market price of the stock on the date of the grant of the option and is amortized as a charge to the consolidated statement of operations over the vesting period of the option. The disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" are set out in note 18.

                        DIAMOND CABLE COMMUNICATIONS PLC

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     NEW ACCOUNTING STANDARDS APPLICABLE TO THE GROUP - SFAS No. 129, "Disclosure of Information about Capital Structure" was issued in February 1997 and lists the requirements for disclosures about the characteristics of the shares in issue. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. No significant changes to the disclosure in the consolidated financial statements have been necessary to comply with this statement.

     SFAS No. 130, "Reporting Comprehensive Income" was issued in June 1997, and is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of a statement of financial position. The Group has not yet evaluated the likely impact of the level of disclosure required.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was issued in June 1997, and is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. It requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. It also requires entity wide disclosures about the products and services the entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Group has not yet evaluated the extent of any additional disclosure or changes to existing disclosure which may be required.

3. UNREALIZED (LOSSES)/GAINS ON DERIVATIVE FINANCIAL INSTRUMENTS

                                                             Year ended December 31
                                                        ________________________________
                                                              1995        1996      1997
                                                        __________  __________  ________
                                                                 (in thousands)
Unrealized (loss)/gain on interest rate swap (note 17)  L.    (868)  L.    174  L.   (57)
Unrealized (loss)/gain on foreign exchange forward
contracts (note 17)...................................           -      (8,118)      726
                                                        ----------  ----------  --------
                                                        L.    (868) L.  (7,944) L.   669
                                                        ==========  ==========  ========

4. REALIZED GAIN ON DERIVATIVE FINANCIAL INSTRUMENTS


                                                                  Year ended December 31
                                                              ______________________________
                                                                   1995       1996      1997
                                                              _________  _________  ________
                                                                      (in thousands)
Realized gain on foreign exchange forward contract (note 17)  L.      -  L.      -  L.11,553
                                                              =========  =========  ========

5. OTHER EXPENSES

     Other expenses in 1995 represent costs incurred in an aborted flotation of equity.

                        DIAMOND CABLE COMMUNICATIONS PLC

6.   INCOME TAXES

     No provision for taxation has been made due to operating losses incurred to date. The Group has tax net operating losses carried forward of approximately pound sterling 296 million and approximately pound sterling 1 million of capital losses carried forward at December 31, 1997.

     The operating losses have an unlimited carry forward period under United Kingdom tax law (subject to restrictions on a loss carried forward where there is a change in Group ownership and a major change in the nature or conduct of the business) but are limited in their use to the type of business which generated the loss. Capital losses carried forward are limited to their offset against future capital gains.

     Differences between the tax benefit recognized in the consolidated financial statements and the expected tax benefit at the United Kingdom statutory rate of 31% (1995 and 1996: 33%) are summarized as follows:


                                                                    Year ended December 31
                                                            ______________________________________
                                                                1995           1996           1997
                                                            _________     __________    __________
                                                                         (in thousands)
Tax benefit of net losses at 31% (1995 and 1996: 33%)       L.(9,110)     L.(11,824)     L.(23,747)
Non-deductible expenses..............................            367          1,695          1,915
Valuation allowance..................................          8,743         10,129         21,832
                                                            --------      ---------      ---------
Net tax benefit......................................       L.     -      L.      -      L.      -
                                                            ========      =========      =========

                                                                    December 31
                                                             ________________________
                                                                  1996           1997
                                                             _________      _________
                                                                  (in thousands)
Deferred tax assets relating to:
Net losses.............................................      L. 45,736      L. 91,882
Other..................................................            447          1,173
                                                             ---------      ---------
Deferred tax asset.....................................         46,183         93,055
Valuation allowance....................................        (27,299)       (54,650)
                                                             ---------      ---------
                                                                18,884         38,405
                                                             ---------      ---------
Deferred tax liabilities relating to:
Property and equipment.................................        (18,087)       (38,405)
Financing costs........................................           (155)             -
Other..................................................           (642)             -
                                                             ---------      ---------
Deferred tax liability.................................        (18,884)       (38,405)
                                                             ---------      ---------
Deferred tax per consolidated balance sheet............      L.      -      L.      -
                                                             =========      =========

     The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, the level of historical taxable

                        DIAMOND CABLE COMMUNICATIONS PLC
losses, and tax planning strategies in making its assessment as to the appropriateness of the reported valuation allowance.

                        DIAMOND CABLE COMMUNICATIONS PLC

7.   CASH AND CASH EQUIVALENTS

                                         December 31
                                    ___________________
                                         1996      1997
                                    _________  ________
                                      (in thousands)
Cash at bank and in hand.....       L.  1,241  L. 3,723
Short term securities........          17,070    71,957
                                    ---------  --------
                                     L.18,311  L.75,680
                                    =========  ========

     The short term securities represent short term deposits placed in a cash based unit fund. The deposits are denominated in both US dollars and pounds sterling.

8.   VALUATION AND QUALIFYING ACCOUNTS

                                                           Additions
                                                          charged to
                                 Balance at   Arising on   costs and      Amounts   Balance at
                                  January 1  acquisition    expenses  written off  December 31
                                 __________  ___________  __________  ___________  ___________
                                                        (in thousands)

1995
Allowance for doubtful accounts    L.   233     L.   133     L.  439     L.   (32)    L.   773
                                 ==========  ===========  ==========  ===========  ===========
1996
Allowance for doubtful accounts    L.   773     L.     -     L.1,143     L.  (225)    L. 1,691
                                 ==========  ===========  ==========  ===========  ===========
1997
Allowance for doubtful accounts    L. 1,691     L.     -     L.1,204     L.  (107)    L. 2,788
                                 ==========  ===========  ==========  ===========  ===========

                        DIAMOND CABLE COMMUNICATIONS PLC

9.   PROPERTY AND EQUIPMENT

                               Land and       Cable     Office      Motor
                              buildings     network  equipment   vehicles      Total
                              _________  __________  _________  _________  _________
                                                  (in thousands)

ACQUISITION COSTS
Balance at January 1, 1996..   L. 3,863  L. 170,660   L. 4,701  L.    644  L.179,868
Additions...................        688     127,454      1,979         19    130,140
Dispositions................          -         (42)      (154)      (228)      (424)
Reclassification............        467         (10)      (457)         -          -
                              ---------  ----------  ---------  ---------  ---------
Balance at December 31, 1996      5,018     298,062      6,069        435    309,584
                              ---------  ----------  ---------  ---------  ---------
ACCUMULATED DEPRECIATION
Balance at January 1, 1996..         74      14,295      1,450        328     16,147
Charge for year.............        150      14,737      1,524         95     16,506
Dispositions................          -         (41)      (154)      (175)      (370)
Reclassification............         90         (50)       (40)         -          -
                              ---------  ----------  ---------  ---------  ---------
Balance at December 31, 1996        314      28,941      2,780        248     32,283
                              ---------  ----------  ---------  ---------  ---------
1996 NET BOOK VALUE.........   L. 4,704   L.269,121   L. 3,289     L. 187  L.277,301
                              =========  ==========  =========  =========  =========
ACQUISITION COSTS
Balance at January 1, 1997..      5,018     298,062      6,069        435    309,584
Additions...................         93     107,844      2,948        367    111,252
Dispositions................          -        (254)         -       (196)      (450)
                              ---------  ----------  ---------  ---------  ---------
Balance at December 31, 1997      5,111     405,652      9,017        606    420,386
                              ---------  ----------  ---------  ---------  ---------
ACCUMULATED DEPRECIATION
Balance at January 1, 1997..        314      28,941      2,780        248     32,283
Charge for year.............        164      20,886      1,589        106     22,745
Dispositions................          -        (132)         -       (146)      (278)
                              ---------  ----------  ---------  ---------  ---------
Balance at December 31, 1997        478      49,695      4,369        208     54,750
                              ---------  ----------  ---------  ---------  ---------
1997 NET BOOK VALUE.........   L. 4,633   L.355,957   L. 4,648     L. 398  L.365,636
                              =========  ==========  =========  =========  =========

     The reclassification to land and buildings more appropriately allocates expenditure on leasehold properties.

     The Group leases certain cable network equipment and motor vehicles under arrangements accounted for as capital leases. The original cost of assets held under these arrangements was pound sterling 11,543,000 and pound sterling 13,042,000 at December 31, 1996 and 1997 respectively. Accumulated depreciation charged against these assets was pound sterling 3,882,000 and pound sterling 5,238,000 at December 31, 1996 and 1997 respectively.

     Depreciation on assets held under capital lease arrangements charged to the consolidated statement of operations during the year was pound sterling 863,000, pound sterling 1,375,000 and pound sterling 1,535,000 in 1995, 1996 and 1997 respectively.

10.  DEBT

     On September 28, 1994 the Company issued $285,101,000 of 13 1/4% Senior Discount Notes due September 30, 2004 (the "1994 Notes") at an issue price of $526.13 per $1,000 principal. Total proceeds received by the Company after issuance costs amounted to pound sterling 91 million. Interest will not accrue on the 1994 Notes prior to September 30, 1999. Interest on the 1994 Notes will be payable on March 31 and September 30 of each year commencing March 31, 2000 at a rate of 13 1/4% per annum.

     The 1994 Notes may be redeemed at the option of the Company, at any time as a whole but not in part at the accreted value thereof or if such redemption is to occur on or after September 30, 1999 at 100% of the principal amount at maturity thereof, plus accrued and unpaid interest, if any, to the date of redemption in the event of certain tax law changes requiring the Company to pay additional amounts. In addition, the 1994 Notes may be redeemed in whole or in part at the option of the Company, at any time after September 30, 1999, at specified redemption prices.

                        DIAMOND CABLE COMMUNICATIONS PLC

10. DEBT (continued)

     On December 15, 1995, the Company issued $530,955,000 of 11 3/4% Senior Discount Notes due December 15, 2005 (the "1995 Notes") at an issue price of $565.02 per $1,000 principal. Total proceeds received by the Company amounted to pound sterling 187 million after issuance costs of pound sterling 8 million. Interest will not accrue on the 1995 Notes prior to December 15, 2000. Interest on the 1995 Notes will be payable on June 15 and December 15 of each year, commencing June 15, 2001 at a rate of 11 3/4% per annum.

     The 1995 Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after December 15, 2000 at specified redemption prices.

     The 1995 Notes may be redeemed at the option of the Company in whole, but not in part, at any time at the accreted value thereof or if such redemption is to occur on or after December 15, 2000 at 100% of the principal amount plus accrued interest to the date of redemption, in the event of certain tax law changes requiring the payment of additional amounts.

     On February 21, 1997 the Company issued $420,500,000 of 10 3/4% Senior Discount Notes due February 15, 2007 (the "1997 Notes") at an issue price of $594.48 per $1,000 principal. Total proceeds received by the Company amounted to approximately pound sterling 149 million after issuance costs of approximately pound sterling 5 million. Interest on the 1997 Notes will be payable on February 15 and August 15 of each year commencing August 15, 2002.

     The 1994 Notes, 1995 Notes and the 1997 Notes (collectively "the Discount Notes") are unsecured indebtedness of the Company and rank junior to any indebtedness of its subsidiaries to the extent of the assets of such subsidiaries and to any secured indebtedness of the Company to the extent of the assets securing such indebtedness.

     The Discount Notes are stated net of unamortized discount of approximately pound sterling 162 million ($278 million) and pound sterling 218 million ($358 million) at December 31, 1996 and 1997 respectively. The discount is being accreted through the consolidated statement of operations such that the Company recognizes a fixed rate of interest, the total accretion for the year being pound sterling 38 million ($65 million) and pound sterling 55 million ($90 million) in 1996 and 1997 respectively.

     The costs relating to the issue of the Discount Notes have been deferred and are shown as deferred financing costs in the consolidated balance sheet. These costs are being amortized over the term of the Discount Notes, where appropriate, as an adjustment of yield.

     The Discount Notes contain certain covenants generally restricting the raising of certain types of additional financing, payment of dividends, creation of liens, sale and leaseback transactions, sale of certain assets and engaging in certain transactions with Affiliates of Related Persons (note 16).

     The Discount Notes all mature after more than five years.

     On February 6, 1998 Diamond Holdings plc, a wholly-owned subsidiary of the Company, issued pound sterling 135,000,000 of 10% Senior Notes due February 1, 2008 and $110,000,000 of 9 1/8% Senior Notes due February 1, 2008 (together "the Senior Notes") at par. The Senior Notes are unconditionally guaranteed as to principal, interest and any other amounts due by the Company. Total proceeds received by Diamond Holdings plc amounted to pound sterling 195 million after issuance costs of pound sterling 7 million. Interest on the Senior Notes is payable in arrears on February 1 and August 1 of each year commencing August 1, 1998.

                        DIAMOND CABLE COMMUNICATIONS PLC

11.  COMMITMENTS AND CONTINGENCIES

CAPITAL AND OPERATING LEASES

     The Group leases business offices and uses certain equipment under lease arrangements accounted for as operating leases. Minimum rental expenses under such arrangements amounted to pound sterling 733,000, pound sterling 1,158,000 and pound sterling 1,246,000 in 1995, 1996 and 1997 respectively.

     Future minimum lease payments under capital and operating leases are summarized as follows as of December 31, 1997:

                      Capital  Operating
                       leases     leases
                     ________  _________
                       (in thousands)
1998...............  L. 2,633   L. 1,027
1999...............     2,521        809
2000...............     2,325        556
2001...............     1,342        277
2002...............       350        200
2003 and thereafter         -      1,969
Imputed interest...    (1,130)         -
                     --------   --------
                     L. 8,041   L. 4,838
                     ========   ========

     It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties.

MILESTONES

     The Group is obligated under the terms of its existing licenses, and under the milestone requirements of Local Delivery Licenses ("LDLs"), to construct cable systems passing a predefined number of premises. Should the Group fail to achieve these milestones, without license modifications, the Director General of Telecommunications could commence proceedings to require compliance. Similarly the Independent Television Commission ("ITC") may commence proceedings to require compliance with the build milestones in the LDLs.

     If the Group is unable to comply, its license in respect of which milestones have not been met could be revoked, and awarded to other cable operators, which could have a material adverse effect on the Group.

LIQUIDITY

     The consolidated financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements during the years ended December 31, 1995, 1996 and 1997 the Group incurred net losses of pound sterling 27.6 million, pound sterling 35.8 million and pound sterling 76.6 million respectively.

     The Group is obligated by the milestones in its telecommunications licenses and LDLs to construct and activate a network passing an aggregate of 1,021,894 premises within prescribed time periods. The Group's continuation to build out its network is dependent upon its ability to obtain sufficient debt and/or equity financing in order to meet its network milestones. The inability of the Group to secure financing in addition to that currently available, including the proceeds of the issue of the Senior Notes, could result in a failure to comply with the build milestones set forth in its licenses to operate, and ultimately could lead to the revocation of such licenses. Under such conditions the Group may be unable to continue to operate. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Group be unable to continue to operate.

                        DIAMOND CABLE COMMUNICATIONS PLC

11. COMMITMENT AND CONTINGENCIES (continued)

     To the extent that the amount required to complete the Group's network to meet its milestones exceeds its estimates, the annualized cash flow of certain subsidiaries does not meet expectations, or the Group continues constructing the network beyond its milestone obligations, the amount of additional debt or other financing required will increase.

12. MORTGAGE LOAN

     The Group entered into a mortgage loan agreement of pound sterling 2.5 million to fund the construction of the Company's headquarters in Nottingham. The mortgage is repayable over a period of 20 years from July 31, 1995, the date of drawdown, subject to a capital repayment moratorium which expired in September 1996. Interest is paid monthly at a rate of LIBOR + 1 1/2%.

13.  SHAREHOLDERS' EQUITY/(DEFICIT)

     The authorized and issued share capital of DCL during 1992 consisted of two pound sterling 1 par value ordinary shares. On July 3, 1993 the shareholders agreed to a four-for-one share split such that the share capital consisted of eight 25 pence ordinary shares. In addition on such date DCL issued an additional 392 shares in consideration of a reduction in the amount of advances from shareholders of pound sterling 3.87 million.

     On February 18, 1994, a further 1,780 DCL ordinary shares of 25 pence each were issued for a total consideration of pound sterling 17.59 million. The proceeds of the issue were used to repay the advance from shareholders.

     On May 6, 1994 the authorized share capital of DCL was increased to pound sterling 1,000,001 divided into 4,000,000 ordinary shares of 25 pence each and six 'A' class shares of 25 pence each. The six 'A' shares have now been converted into non-voting deferred shares in accordance with the Articles of Association of DCL. The deferred shares entitle holders thereof only to the repayment of the amounts paid up on such shares after payment in respect of each Ordinary Share of pound sterling 100,000. The holders of deferred shares are not entitled to the payment of any dividend or other distribution.

     On May 13, 1994 DCL's principal shareholder made a capital contribution to DCL in the amount of $1.3 million (pound sterling 863,000).

     On May 17, 1994 DCL issued six A shares for cash at par and, for nil consideration an additional 999 ordinary shares of 25 pence each to each of its shareholders for each of the 2,180 ordinary shares held at that time.

     On July 6, 1994 DCL issued a further 574,682 ordinary shares of 25 pence each to European Cable Capital Partners LP ("ECCP") for a consideration of pound sterling 15.44 million (net of pound sterling 1 million financing fees) which had been advanced to DCL at various dates in May and June 1994 pending formal issue of these ordinary shares. At such date a bonus allotment of 146,981 ordinary shares of 25 pence each was made to the holders of A shares in accordance with the rights attaching to the A shares.

     On September 1, 1994 DCL effected a ten for one share split such that the authorized ordinary shares consisted of 40,000,000 shares of 2.5 pence each, of which 29,016,630 were outstanding. In addition, on such date the shareholders exchanged their shares in DCL for 29,016,630 ordinary shares of 2.5 pence each and six A shares of 25 pence each in Diamond Cable Communications Plc ("the Company"), a newly formed public limited company in proportion to their shareholding in DCL.

                        DIAMOND CABLE COMMUNICATIONS PLC

13. SHAREHOLDERS' EQUITY/(DEFICIT) (continued)

     At September 1, 1994 the authorized share capital of the Company was 70,000,000 ordinary shares of 2.5 pence each and six A shares of 25 pence each of which 29,016,630 ordinary shares and six A shares were outstanding.
The six A shares conferred certain anti-dilution rights and have now been converted into non-voting deferred shares in accordance with the Articles of Association.

     On October 11, 1994, the Company issued 2,298,728 ordinary shares of 2.5 pence each to a wholly owned subsidiary of Investor Investments AB, a company incorporated in Sweden, for gross proceeds of pound sterling 6.57 million. A total of 587,874 ordinary shares of 2.5 pence each were allotted by way of bonus to the holders of the A shares in accordance with the terms of such shares.

     On February 7, 1995 the Company issued 2,298,728 ordinary shares of 2.5 pence each to Creative Artists Agency Inc. for gross proceeds of pound sterling
6.57 million. A further 587,873 ordinary shares of 2.5 pence each were allotted by way of a bonus to the holders of the A shares in accordance with the terms of such shares.

     On August 31, 1995, a total of 7,138,700 ordinary shares of 2.5 pence each of the Company were issued to ECCP, Investor Investments AB, Creative Artists Agency, Inc. and William McDonald for gross proceeds of approximately pound sterling 20.4 million. A further 1,825,642 ordinary shares of 2.5 pence each were allotted on August 31, 1995 and September 4, 1995 by way of a bonus to the holders of the A shares of 25 pence each, in accordance with the terms of such shares. The conditions in the Articles relating to the conversion of the A shares of 25 pence each into non-voting deferred shares of 25 pence each were thereby satisfied and the six A shares of 25 pence each converted automatically into six non-voting deferred shares of 25 pence each on September 4, 1995.

     The deferred shares entitle holders thereof only to the repayment of the amounts paid up on such shares after payment in respect of each ordinary share of pound sterling 100,000. The holders of deferred shares will not be entitled to the payment of any ordinary dividend or other distributions.

     On August 16, 1995, the Company exchanged all its ordinary shares in DCL for ordinary shares of a newly incorporated company, Jewel Holdings Limited ("Jewel"). As a result, DCL became a wholly owned subsidiary of Jewel and Jewel became a wholly owned subsidiary of the Company.

     On June 27, 1996, a total of 15,384,616 ordinary shares of 2.5 pence each of the Company were issued to ECCP, Goldman Sachs, DCI Partners, Investor Investments AB, English Cable Enterprises Inc and Sanford R Climan for gross proceeds of approximately pound sterling 64.7 million (net of expenses).

14. DEBT FINANCING COSTS

     Cash expended for debt financing costs in 1996 consists of payments of pound sterling 1.15 million to holders of the 1994 Notes in connection with their consent to certain amendments to the 1994 Notes indenture which were made to conform certain provisions thereof to provisions of the 1995 Notes indenture, and payments of pound sterling 7.94 million relating to the arrangement costs of the Senior Bank Facility (described herein).

15.  SUPPLEMENTAL DISCLOSURE TO CONSOLIDATED STATEMENT OF CASH FLOWS

     Cash paid for interest was pound sterling 2,376,000, pound sterling 1,060,000 and pound sterling 2,148,000 for the years ended December 31, 1995, 1996 and 1997.

                        DIAMOND CABLE COMMUNICATIONS PLC

16. RELATED PARTY TRANSACTIONS

     In 1995 the Group declared a bonus to Mr Davis, Managing Director, in an amount sufficient to repay his loan from the former majority shareholder, and to meet any related tax liabilities (together amounting to approximately $1.2 million).

     DCL entered into a 10-year Management Agreement with effect from June 1, 1994 (the "Management Agreement") with ECE Management Company ("ECE Management"), a company controlled by Ralph H. Booth II and Robert T. Goad, shareholders in the Company. As of April 4, 1996, ECE Management assigned its rights and obligations under the Management Agreement to ECE Management International, also controlled by Ralph H. Booth II and Robert T. Goad. As of July 1, 1996 DCL assigned its rights and obligations under the Management Agreement to the Company. Pursuant to the Management Agreement, ECE Management International has agreed to manage and act as agent (under the supervision and control of the Company's board of directors) in connection with the strategic activities of the Company, including preparation of strategic business plans and capital budgets, identification of investment opportunities and strategic issues relating to the construction of the Group's cable network, the operation and administration of the Company's business and the retention of consultants. The contract provides for an annual management fee of $200,000. In addition, the Group has agreed to reimburse ECE Management International for the costs of all expenses incurred in the performance of its duties, and to indemnify ECE Management International from any liability incurred in connection with the performance of its duties, except in the case of ECE Management International's wilful misconduct, gross negligence or bad faith. During 1996 and 1997, the Group recorded expenses of pound sterling 1,610,000 and pound sterling 2,061,000, respectively, as amounts paid or payable to ECE Management and/or ECE Management International in connection with management services provided to the Group and all related expenses incurred.

     ECCP is a Delaware limited partnership of which European Cable Capital Partners Holding Inc is the general partner and certain Goldman Sachs affiliates, Booth English Cable Inc and Columbia Management Inc are the limited partners. Under the partnership agreement governing ECCP, the Goldman Sachs affiliates effectively control ECCP, which effectively controls 66.7% of the outstanding shares of the Company at December 31, 1997. In addition, other investment funds managed by Goldman, Sachs & Co or its affiliates directly own 4.2% of the outstanding shares of the Company at December 31, 1997.

OTHER RELATIONSHIPS


     Goldman, Sachs & Co and Goldman Sachs International acted as purchasers in connection with the offering of the Senior Notes and received underwriting commissions of approximately $9,600,000 . Goldman, Sachs & Co acted as purchaser in connection with the 1997 Notes offering and received underwriting commissions of approximately $6,750,000. Goldman, Sachs & Co acted as underwriter in connection with the 1995 Notes offering and received underwriting commissions of approximately $6,750,000. In connection with the offering of the 1994 Notes, Goldman, Sachs & Co received underwriting commissions of approximately $4,875,000. Goldman, Sachs & Co acted as advisor in connection with the acquisition of LCL and received an advisory fee for their services amounting to pound sterling 1,091,000. Goldman Sachs International acted as agent and financial advisor in connection with the negotiation of the Senior Bank Facility for which it has charged fees of approximately pound sterling 400,000 in 1996. In 1995, Goldman, Sachs & Co charged a fee of $750,000 for financial advisory services that Goldman, Sachs & Co rendered the Company. Goldman, Sachs & Co was the counterparty to foreign exchange contracts entered into by the Company in 1996 and 1997.


     John Thornton, who is a managing director of Goldman Sachs International and a Director of the Company, is also a director of BSkyB, a principal supplier of programming to the Group and a principal competitor of the Group.

     Robert T Goad, a Director and the Chief Executive Officer of the Company also has an indirect minority interest in ICTL, which has significant cable interests in the UK.

                        DIAMOND CABLE COMMUNICATIONS PLC

17.  FINANCIAL INSTRUMENTS

     INTEREST RATE SWAP - On July 3, 1995, a subsidiary of EMCG entered into a five year agreement to swap a floating interest rate calculated at sterling LIBOR for a fixed rate of 8.79%. The swap has a maximum nominal value of pound sterling 33.6 million and its nominal value at December 31, 1997 was pound sterling 24.0 million. Following acquisition by the Company, the interest rate swap has been retained and has been recorded on the consolidated balance sheet in other liabilities at its market value at December 31, 1997 of pound sterling
1.2 million. Profits or losses on the mark to market of the interest rate swap are recognized in the consolidated statement of operations. The Directors may decide to terminate the agreement or they may retain the swap to alter the interest rate on its loan facility. The net cash outflow in respect of the swap in 1997 was pound sterling 339,000.

     FOREIGN EXCHANGE FORWARD CONTRACTS - The Company entered into a foreign exchange forward contract on November 1, 1996 for settlement on May 6, 1997 to sell pound sterling 200 million at a rate of $1.6289 to pound sterling 1. On January 31, 1997 an offsetting agreement was entered into at a rate of $1.6014 to pound sterling 1. The offsetting contracts were settled on February 6, 1997 with a payment of approximately pound sterling 3.4 million to the Company. Because of changes in prevailing rates, the Company has recorded for the year ended December 31, 1996, an unrealized loss of approximately pound sterling 8.1 million on the pounds sterling sell forward contract. For the year ended December 31, 1997, the Company has recorded a gain of approximately pound sterling 11.5 million on the two offsetting forward contracts, reflecting the reversal of the pound sterling 8.1 million loss referred to above and the approximately pound sterling 3.4 million cash payment on settlement of the contracts.

     The Company entered into a foreign exchange forward contract on June 23, 1997 for settlement on June 25, 1998 to sell pound sterling 50 million at a rate of $1.6505 to pound sterling 1. The Company also entered into a foreign exchange forward contract on June 27, 1997 for settlement on July 1, 1998 to sell pound sterling 50 million at a rate of $1.6515 to pound sterling 1. For the year ended December 31, 1997 the Company has recorded an unrealized gain of approximately pound sterling 726,000 on the contracts.

     DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

     CASH AND CASH EQUIVALENTS, TRADE RECEIVABLES, TRADE ACCOUNTS PAYABLE AND ACCRUED EXPENSES - The carrying amount approximates fair value because of the short maturity of these instruments.

     INTEREST RATE SWAP - The interest rate swap has been marked to market and the resulting carrying amount approximates its fair value. The fair value of the instrument has been calculated based on quotations received from independent, third party financial institutions and represents discounted future cash flows based on the industry norm derivatives formula.

     SENIOR DISCOUNT NOTES - The fair value of the senior notes has been calculated based on quotations from Goldman, Sachs & Co and are based on discounting the future cash flows to net present values using appropriate market interest rates prevailing at the year end. The following table compares the carrying value with the fair value of the debt:


                                Year ended 31 December
                      __________________________________________
                           1996       1997       1996       1997
                       Carrying   Carrying       Fair       Fair
                          value      value      value      value
                      _________  _________  _________  _________
                                    (in thousands)

1994 Notes..........  L.117,062  L.138,726  L.136,740  L.155,333
1995 Notes..........    197,356    230,599    220,726    249,688
1997 Notes..........          -    165,536          -    174,067
                      ---------  ---------  ---------  ---------
                      L.314,418  L.534,861  L.357,466  L.579,088
                      =========  =========  =========  =========


                        DIAMOND CABLE COMMUNICATIONS PLC

17. FINANCIAL INSTRUMENTS (continued)

     FOREIGN EXCHANGE FORWARD CONTRACTS - The foreign exchange forward contracts have been marked to market and the resulting carrying amounts approximates their fair values. The fair values of the instruments have been calculated based on the difference between the forward rate available at December 31, 1997 for the remaining maturity of the contracts and the contracted forward rate.

     CONCENTRATION OF CREDIT RISK AND MARKET RISK

     The Group operates predominantly in one industry segment, the provision of cable television and telecommunications services in certain areas of England. No single customer accounts for 10% or more of consolidated net sales.

     Financial instruments which potentially subject the Group to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Group places its temporary cash investments with high credit quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Group's customer base. At December 31, 1997, the Group had no significant concentrations of credit risk.

     The Group is exposed to market risk on the interest rate swap to the extent that the variable rate receivable is lower than the fixed rate payable.

     The Group's revenues are generated in pounds sterling while the interest and principal obligations with respect to the Discount Notes will be payable in US dollars. While the Company's policy has previously been not to enter in hedging contracts it did enter into foreign exchange forward contracts during 1996 and 1997 (discussed herein). Changes in currency exchange rates may continue to have a material effect on the results of operations of the Group.

18. SHARE OPTIONS

     The Group adopted a Senior Management Option Scheme on October 27, 1994. Under the scheme, the Board of Directors may, for a period of 10 years, grant options over Shares with an exercise price of pound sterling 3.44 or such other price as the Board of Directors may determine, to executives or other individuals associated with the Group selected by the Board of Directors. Options granted on or before April 30, 1995 can be exercised as to 50% of the shares subject to the option on or after June 30, 1998 and as to the other 50% on or after June 30, 1999, in each case, until the seventh anniversary of the date of grant of the option. Options granted after April 30, 1995 can only be exercised as to 50% on or after the fourth anniversary of the date of grant, and as to the remaining 50%, on or after the fifth anniversary of the date of grant, in each case, until the seventh anniversary of the date of grant of the option. Options may be exercised early in certain circumstances if the option holder ceases to be a director or employee of the Group or if there is a change in control of the Group.

     According to the rules of the Senior Management Option Scheme, the aggregate number of shares which have been or may be issued pursuant to options granted under the Senior Management Option Scheme and options granted under any other option scheme of the Group may not exceed 10% of the Company's then current issued share capital.

     Options over a total of 728,000 shares were granted to directors, senior management and certain principals of ECE Management on February 23, 1995 and July 19, 1995 under the Senior Management Option Scheme with an exercise price of pound sterling 3.44. Of these 218,000 were granted to Gary Davis and 10,000 to Lord Pym.

     On October 24, 1995, options over a total of 490,000 shares were granted to directors, senior management and certain principals of ECE Management under the Senior Management Option Scheme with an exercise price of pound sterling 4.11 per share.

                        DIAMOND CABLE COMMUNICATIONS PLC

18. SHARE OPTIONS (continued)

     Options over a total of 77,500 shares were granted to directors and senior management on May 7, 1997 and November 19, 1997 under the Senior Management Option Scheme with an exercise price of pound sterling 4.11 per share.

     Options were granted on January 5, 1995 to CGT, in which Mr. Davis and his family are shareholders, over 654,000 shares with an exercise price of pound sterling 3.44 and are exercisable at any time up to January 5, 2002. These options were not granted under the Senior Management Option Scheme but are subject to some of the provisions of the Senior Management Option Scheme.

     The following table sets forth the number of options in issue:


     At                 At                   At                            At
January  Granted  December  Forfeited  December  Granted  Forfeited  December
1, 1995  in 1995  31, 1995    in 1996  31, 1996  in 1997    in 1997  31, 1997
_______  _______  ________  _________  ________  _______  _________  ________
                            (number in thousands)

      -    1,872     1,872       (45)     1,827       77      (370)     1,534
=======  =======  ========  =========  ========  =======  =========  ========

     Options over 654,000 shares were exercisable at December 31, 1995, 1996 and 1997.

     No compensation expense has been recorded for these options under the recognition provisions of APB 25 as they were all granted at a price which approximated the market value at the date of grant.

     The following pro-forma summary shows the reported net loss as if the fair value based accounting method prescribed by SFAS No. 123 had been used to account for stock-based compensation cost. In the absence of a reported share price and restrictions on dividend payments, the fair value of the options has been estimated using a risk-free interest rate based on prevailing interest rates of 6.25% for options granted in 1995 and 7.5% for options granted in 1997 and assuming options are exercised on the seventh anniversary of the date of the grant. The pro-forma compensation cost for 1995, 1996 and 1997 is pound sterling 0.22 million, pound sterling 0.33 million and pound sterling 0.15 million respectively. The effects of applying SFAS No. 123 may not be representative of the effects on reported net income/loss for future years.


                                   Year ended
                                  December 31
                      ____________________________________
                            1995         1996         1997
                      __________  ___________  ___________
                                 (in thousands)

Pro-forma net loss... L.(27,812)  L. (36,164)  L. (76,754)
                      ==========  ===========  ===========

                        DIAMOND CABLE COMMUNICATIONS PLC

19. SENIOR BANK FACILITY AND RESTRICTION OF NET ASSETS

     In August 1996, certain of the Company's subsidiaries entered into a senior bank lending agreement, which provided for a borrowing facility of up to an aggregate amount of pound sterling 340 million. In February 1997, the Senior Bank Facility was amended, and the Group has subsequently negotiated further amendments to the facility. These amendments included a reduction in the amount to be available for borrowing under the facility to pound sterling 175 million to reflect the additional proceeds available to the Group through the issuance of the 1997 Notes. No funds were drawn under the facility. The issuance of the Senior Notes in February 1998 replaces, in large part, the expected borrowing under the Senior Bank Facility. As a condition to the issuance of the Senior Notes, therefore, the Group provided notice to terminate the Senior Bank Facility on February 6, 1998. For the year ended December 31, 1997 the Group has recorded a charge of pound sterling 8.0 million representing the write-off of the deferred financing cost (principally origination fees and expenses) that had been carried on the consolidated balance sheet.

     Indebtedness under the Senior Bank Facility was to be incurred and guaranteed by certain of the Company's subsidiaries and secured by a lien on their assets. The Senior Bank Facility contained various covenants, including
(i) financial covenants relating to leverage, bank debt loan charges coverage ratios, cash interest coverage ratios and annualized EBITDA levels; (ii) requirements that the Group maintain interest rate protection agreements in relation to a portion of the loans expected to be outstanding for the period January 1, 1998 to June 30, 2001; and (iii) restrictions on the payment of dividends and intra-Group debt.

     As a result of the above restrictions, certain subsidiaries were subject to restrictions on their ability to make dividend payments, loans or other transfers of cash to the Company as at December 31, 1997. Such restrictions, unless amended or waived, limit the use of any cash generated by these subsidiaries to pay obligations of the Company. As of December 31, 1997, the conditions which would allow the subsidiaries to make distributions to the Company were not satisfied and hence the restrictions applied to the entire net assets of the subsidiaries.

                        DIAMOND CABLE COMMUNICATIONS PLC

20. CONDENSED FINANCIAL INFORMATION OF REGISTRANT

     The following condensed financial statements of the Company are provided in compliance with the requirements of Rule 5-04 and 12-04 of Regulation S-X. They also represent the financial statements of the Guarantor of the offering of Senior Notes by Diamond Holdings plc in February 1998.

                       CONDENSED STATEMENTS OF OPERATIONS


                                                                   PERIOD  ENDED DECEMBER 31
                                                      ____________________________________________________
                                                               1995         1996         1997         1997
                                                      _____________  ___________  ___________  ___________
                                                                                                  (note A)
                                                                         (in thousands)
Selling, general and administrative.................    L.        -   L.  (1,468)  L.  (2,285)    $ (3,753)
Equity accounted share of net losses of subsidiaries        (16,832)     (25,391)     (87,672)    (144,019)
Interest income.....................................          3,543       40,119       56,417       92,676
Interest expense and amortization of
debt discount and expenses..........................        (14,646)     (39,100)     (56,393)     (92,637)
Foreign exchange gains/(losses), net................            909       (1,542)       1,016        1,669
Unrealized (loss)/gain on derivative financial
instruments.........................................              -       (8,118)         726        1,193
Realized gain on derivative financial instruments...              -            -       11,553       18,978
Other expenses......................................           (911)           -            -            -
                                                      -------------  -----------  -----------  -----------
Loss before income taxes............................        (27,937)     (35,500)     (76,638)    (125,893)
Income taxes........................................              -            -            -            -
                                                      -------------  -----------  -----------  -----------
NET LOSS............................................      L.(27,937)  L. (35,500)  L. (76,638)   $(125,893)
                                                      =============  ===========  ===========  ===========

          See accompanying Notes to the Condensed Financial Statements

                        DIAMOND CABLE COMMUNICATIONS PLC

20. CONDENSED FINANCIAL INFORMATION OF REGISTRANT (continued)

                            CONDENSED BALANCE SHEETS

                                                                               AT DECEMBER 31
                                                                   ______________________________________
                                                                          1996          1997         1997
                                                                   ______________________________________


                                                                                                 (note A)
                                                                      (in thousands except share data)
                             ASSETS
Investments in and advances to subsidiaries......................  L.  349,676   L.  468,167     $769,058
Cash and cash equivalents........................................       16,032        28,697       47,141
Other assets.....................................................          115           822        1,350
Deferred financing costs (less accumulated amortization of
L.1,325 and L.2,627 at December 31, 1996 and 1997 respectively)..       11,960        15,533       25,516
                                                                   -----------  ------------  -----------
TOTAL ASSETS.....................................................  L.  377,783   L.  513,219     $843,065
                                                                   ===========  ============  ===========

         LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Other liabilities................................................  L.    9,265  L.       869       $1,427
Senior discount notes............................................      314,418       534,861      878,616
Shareholders' equity/(deficit)...................................

     Ordinary shares: 70,000,000 authorized;
     59,138,791 shares issued at December 31, 1996 and 1997......        1,478         1,478        2,428
Non-voting deferred shares:
     6 shares authorized and issued at December 31, 1996 and 1997            -             -            -

Additional paid-in-capital.......................................      134,466       134,466      220,888
Unrealized loss on securities....................................         (197)         (170)        (279)
Accumulated deficit..............................................      (81,647)     (158,285)    (260,015)
                                                                   -----------  ------------  -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT).............  L.  377,783   L.  513,219     $843,065
                                                                   ===========  ============  ===========

          See accompanying Notes to the Condensed Financial Statements

                        DIAMOND CABLE COMMUNICATIONS PLC

20. CONDENSED FINANCIAL INFORMATION OF REGISTRANT (continued)

             CONDENSED STATEMENTS OF SHAREHOLDERS' EQUITY/(DEFICIT)

                                                   Non-voting
                          Ordinary shares       deferred shares                                                   Total
                         ____________________  ___________________  Additional   Unrealized       Accum-  Shareholders'
                                        pound                pound    Paid-in-      loss on       ulated        Equity/
                             Number  sterling    Number   sterling     capital   securities      Deficit      (Deficit)
                         __________  ________  ________  _________  __________  ___________  ___________  _____________
                                                        (in thousands except share data)

BALANCE AT
JANUARY 1, 1995........  31,903,232  L.   797         6  L.      -    L.43,505  L.        -   L.(18,210)       L.26,092
Shares issued and
capital contributions
(net of expenses)......   9,437,428       236         -          -      26,742            -            -         26,978
Bonus shares issued       2,413,515        61         -          -        (61)            -            -              -
Net loss...............           -         -         -          -           -            -     (27,937)       (27,937)
                         ----------  --------  --------  ---------  ----------  -----------  -----------  -------------
BALANCE AT
DECEMBER 31, 1995......  43,754,175  L. 1,094         6  L.      -    L.70,186  L.        -   L.(46,147)       L.25,133
                         ==========  ========  ========  =========  ==========  ===========  ===========  =============
BALANCE AT
JANUARY 1, 1996........  43,754,175  L. 1,094         6  L.      -    L.70,186  L.        -   L.(46,147)       L.25,133
Shares issued and
capital contributions
(net of expenses)......  15,384,616       384         -          -      64,280            -            -         64,664
Unrealized loss on
securities.............           -         -         -          -           -        (197)            -          (197)
Net loss...............           -         -         -          -           -            -     (35,500)       (35,500)
                         ----------  --------  --------  ---------  ----------  -----------  -----------  -------------
BALANCE AT
DECEMBER 31, 1996......  59,138,791   L.1,478         6  L.      -   L.134,466     L. (197)   L.(81,647)       L.54,100
                         ==========  ========  ========  =========  ==========  ===========  ===========  =============
BALANCE AT
JANUARY 1, 1997........  59,138,791  L. 1,478         6  L.      -   L.134,466     L. (197)   L.(81,647)       L.54,100
Unrealized gain on
securities.............           -         -         -          -           -           27            -             27
Net loss...............           -         -         -          -           -            -     (76,638)       (76,638)
                         ----------  --------  --------  ---------  ----------  -----------  -----------  -------------
BALANCE AT
DECEMBER 31, 1997......  59,138,791  L. 1,478         6  L.      -   L.134,466     L. (170)  L.(158,285)    L. (22,511)
                         ==========  ========  ========  =========  ==========  ===========  ===========  =============


         See accompanying Notes to the Condensed Financial Statements

                        DIAMOND CABLE COMMUNICATIONS PLC

20. CONDENSED FINANCIAL INFORMATION OF REGISTRANT (continued)

                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                      PERIOD ENDED DECEMBER 31
                                                        _____________________________________________________
                                                                  1995         1996         1997         1997
                                                        _____________________________________________________
                                                                           (in thousands)

                                                                                                     (note A)
Cash flows from operating activities:
Net loss..............................................     L.  (27,937)  L. (35,500)  L. (76,638)   $(125,893)
Adjustments to reconcile net loss to net cash
provided by/(used in) operating activities:
  Equity accounted share of net losses of subsidiaries          16,832       25,391       87,672      144,019
  Foreign exchange losses/(gains)....................             (613)         820       (2,524)      (4,146)
  Accrued interest on advances to subsidiaries........            (318)     (39,581)     (53,998)     (88,703)
  Amortization of deferred financing costs............             312         943        1,302        2,139
  Accretion of senior note discount...................          14,335       38,157       55,038       90,411
  Accretion of investment income......................             524            -            -            -
  Profit on disposition of investments................          (2,733)           -            -            -
  Change in operating assets and liabilities:
  Change in other assets..............................             (13)        (102)          18           29
  Change in other liabilities.........................           1,613        8,380       (8,282)     (13,605)
                                                        --------------  -----------  -----------  -----------
Net cash provided by/(used in) operating activities...           2,002       (1,492)       2,588        4,251
                                                        --------------  -----------  -----------  -----------
Cash flows from investing activities:
  Cash invested in marketable securities..............         (17,445)           -            -            -
  Proceeds from disposition of investments............          73,644            -            -            -
  Advances to subsidiaries............................        (310,611)     (45,306)    (138,652)    (227,763)
                                                        --------------  -----------  -----------  -----------
Net cash used in investing activities.................        (254,412)     (45,306)    (138,652)    (227,763)
                                                        --------------  -----------  -----------  -----------
Cash flows from financing activities:
  Proceeds of issue of debt...........................         194,881            -      153,691      252,468
  Debt financing costs................................          (7,924)      (1,637)      (4,989)      (8,195)
  Issue of shares and capital contributions
  (net of expenses)...................................          26,978       64,664            -            -
                                                        --------------  -----------  -----------  -----------
Net cash provided by financing activities.............         213,935       63,027      148,702      244,273
                                                        --------------  -----------  -----------  -----------
Net (decrease)/increase in cash.......................         (38,475)      16,229       12,638       20,761
Cash and cash equivalents at beginning of year........          38,475            -       16,032       26,336
Effect of exchange rate changes on cash and
cash equivalents......................................               -         (197)          27           44
                                                        --------------  -----------  -----------  -----------
Cash and cash equivalents at end of year..............    L.         -    L. 16,032    L. 28,697      $47,141
                                                        ==============  ===========  ===========  ===========

          See accompanying Notes to the Condensed Financial Statements

                        DIAMOND CABLE COMMUNICATIONS PLC

20. CONDENSED FINANCIAL INFORMATION OF REGISTRANT (continued)

A. BASIS OF PRESENTATION AND ACCOUNTING POLICIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     All amounts herein are shown in Pounds Sterling ("pound sterling") and for the year 1997 also are presented in US dollars, the latter being unaudited and presented solely for the convenience of the reader, at the rate of pound sterling 1 = $1.6427, the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 1997.

     INCOME TAXES - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. A valuation allowance is raised against a deferred tax asset where it is more likely than not that some portion of the deferred tax asset will not be realized.

     INVESTMENTS IN AND ADVANCES TO SUBSIDIARIES - Investments in and advances to subsidiaries are accounted for using the equity method of accounting.

     CASH AND CASH EQUIVALENTS - Cash and cash equivalents include highly liquid investments with original maturity of three months or less that are readily convertible to cash.

     FOREIGN CURRENCIES - The primary economic environment in which the Group operates is the United Kingdom and hence its reporting currency is the United Kingdom Pound Sterling (pound sterling). Transactions in foreign currencies are recorded using the rate of exchange in effect on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange in effect on the balance sheet date and gains or losses on translation are included in the statement of operations. Foreign exchange forward contracts which do not hedge firm commitments are accounted at market value with reported gains and losses recorded in the statement of operations.

     SENIOR DISCOUNT NOTES - The debt discount is amortized to the statement of operations on a constant yield to maturity basis.

     DEFERRED FINANCING COSTS - Costs incurred relating to the issue of debt are shown as an asset on the balance sheet and are amortized over the term of the debt as an adjustment of yield.

B. ADVANCES TO SUBSIDIARIES

     The advances to subsidiaries consist of a dollar denominated loan and sterling denominated loans.

     The dollar denominated loan bears interest at a rate of 12.25% per annum. The sterling denominated loans bear interest at a rate of LIBOR plus 2% per annum.

     The interest income on these loans in 1996 and 1997 was pound sterling 39.6 million and pound sterling 54.0 million respectively.

C. COMMITMENTS AND CONTINGENCIES

     LIQUIDITY - The financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements during the years ended December 31, 1995, 1996 and 1997 the Group incurred net losses of pound sterling 27.6 million, pound sterling 35.8 million and pound sterling 76.6 million respectively.

                        DIAMOND CABLE COMMUNICATIONS PLC

20. CONDENSED FINANCIAL INFORMATION OF REGISTRANT (continued)


C. COMMITMENTS AND CONTINGENCIES (continued)

     The Group is obligated by the milestones in its telecommunications licenses and LDLs to construct and activate a network passing an aggregate of 1,021,894 premises within prescribed time periods. The Group's continuation to build out its network is dependent upon its ability to obtain sufficient debt and/or equity financing in order to meet its network milestones. The inability of the Group to secure financing in addition to that currently available, including the proceeds of the issue of the Senior Notes, could result in a failure to comply with the build milestones set forth in its licences to operate, and ultimately could lead to the revocation of such licenses. Under such conditions the Group may be unable to continue to operate. The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Group be unable to continue to operate.

     To the extent that the amount required to complete the Group's network to meet its milestones exceeds its estimates, the annualized cash flow of certain subsidiaries does not meet expectations, or the Group continues constructing the network beyond its milestone obligations, the amount of additional debt or other financing required will increase.

21 SUMMARIZED FINANCIAL INFORMATION ABOUT DIAMOND HOLDINGS PLC

     The following information is provided in accordance with the Staff Accounting Bulletin No. 53 and represents the summarized financial information of Diamond Holdings plc.

     Diamond Holdings plc ("Holdings") was incorporated under the laws of England and Wales on December 15, 1997. Holdings is a wholly owned subsidiary of Diamond Cable Communications Plc ("the Company") and, on January 16, 1998 became the intermediate holding company which holds all the shares of (i) Diamond Cable Communications (UK) Limited and (ii) East Midlands Cable Communications Limited, East Midlands Cable Group Limited and East Midlands Cable Holdings Limited through an intermediate holding company, Jewel Holdings Limited.

     Holdings raised approximately pound sterling 195 million by the offer of Senior Notes in February 1998. The proceeds will be used by the Group for general corporate purposes, including to fund a portion of the costs of constructing the network in the Group's franchise area and related working capital. The Senior Notes are unconditionally guaranteed by the Company.


                                                   AT DECEMBER 31,
                                                        1997
                                                   ______________
Amounts due from group undertakings...........         L.49,998
Cash at bank and in hand......................                2
                                                       --------
Total assets..................................         L.50,000
                                                       ========
Liabilities...................................         L.     -
Shareholders' equity
  Ordinary shares: 50,000,000 authorized;
  50,000 shares issued........................           50,000
                                                       --------
Total liabilities and shareholders' equity....         L.50,000
                                                       ========

=====================================

NO PERSON HAS BEEN AUTHORIZED IN
CONNECTION WITH THE OFFERING MADE
HEREBY TO GIVE ANY INFORMATION OR TO
MAKE ANY REPRESENTATIONS OTHER THAN
THOSE CONTAINED IN THIS PROSPECTUS,
AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST
NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY SUCH
SECURITIES IN ANY CIRCUMSTANCES IN
WHICH SUCH OFFER OR SOLICITATION IS
UNLAWFUL. NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL UNDER ANY
CIRCUMSTANCES CREATE AN IMPLICATION
THAT THE INFORMATION CONTAINED
HEREIN IS CORRECT AS OF ANY DATE
SUBSEQUENT TO THE DATE HEREOF.
           ______________

          TABLE OF CONTENTS

                                        Page
---------------------------------------
Service of Process and Enforcement
of Liabilities.........................
Prospectus Summary.....................
Description of the 1994 Notes..........
Description of the 1995 Notes..........
Description of the 1997 Notes..........
Taxation...............................
Plan of Distribution...................
Validity of the Discount Notes.........
Experts................................
Glossary...............................
Available Information..................
1997 Annual Report on Form 10-K........
Item 1.  Business......................
Item 2.  Properties....................
Item 3.  Legal Proceedings.............
Item 4.  Submission of Matters to a
         Vote of Security - Holders....
Item 5.  Market for Registrant's
         Common Equity and Related
         Stockholder Matters...........
Item 6.  Selected Financial Data.......
Item 7.  Management's Discussion and
         Analysis of Financial
         Condition and Results of
         Operations....................
Item 8.  Financial Statements and
         Supplementary Data............
Item 9.  Changes in and Disagreements
         with Accountants on Accounting
         and Financial Disclosure......
Item 10. Directors and Executive
         Officers of the Registrant....
Item 11. Executive Compensation........
Item 12. Security Ownership of Certain
         Beneficial Owners and
         Management....................
Item 13. Certain Relationships and
         Related Transactions..........
Item 14. Exhibits, Financial Statement
         Schedules, and Reports on
         Form 8-K......................
Index to Consolidated
  Financial Statements.................  F-1

=====================================

           DIAMOND CABLE
        COMMUNICATIONS PLC


      13 1/4% SENIOR DISCOUNT
    NOTES DUE SEPTEMBER 30, 2004

      11 3/4% SENIOR DISCOUNT
    NOTES DUE DECEMBER 15, 2005

      10 3/4% SENIOR DISCOUNT
    NOTES DUE FEBRUARY 15, 2007


       GOLDMAN, SACHS & CO.

======================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Not applicable.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 165 of the Company's Articles of Association provides:

     "Subject to the provisions of the Companies Act but without prejudice to any indemnity to which a director may otherwise be entitled, every director or other officer or auditor of the Company shall be indemnified out of the assets of the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution or discharge of his duties or the exercise of his powers or otherwise in relation thereto, including (but without limitation) any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company."

Section 310 of the Companies Act, 1985, provides:

     "(1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

     (2) Except as provided by the following subsection, any such provision is void.

     (3) This section does not prevent a company --

          (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

          (b) from indemnifying any such officer or auditor against any liability incurred by him

               (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

               (ii) in connection with any application under Section 144(3) or
          (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

Section 727 of the Companies Act, 1985, provides:

     "(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

     (2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

     (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper."

     To the extent permitted by English law, the Company will indemnify and hold harmless each director and each officer or representative of the Company who signs the Registration Statement and the Company's Authorized
Representative from and against certain civil liabilities based on information supplied to the Company for use herein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The only securities of the Company issued or sold within the past three years and not registered under the Securities Act were as follows: Two Shares of 2.5 pence each taken by the subscribers to the Memorandum of Association of the Company and the 29,016,628 Shares of 2.5 pence each and six A Shares of 25 pence each were issued to the former shareholders of Diamond Cable (Nottingham) Limited in connection with the reorganization that occurred on September 1, 1994, and 4,597,456 Shares were issued to Investor Investment and CAA and 1,175,747 Shares were allotted by way of a bonus to the holders of the A shares in accordance with the terms of such shares. On August 31, 1995, a total of 7,138,700 Shares of 2.5 pence each were issued to ECCP, Investor Investments, CAA and William McDonald for gross proceeds of approximately pounds sterling
20.4 million. A further 1,825,642 Shares of 2.5 pence each were allotted on August 31, 1995 and September 4, 1995 by way of a bonus to the holders of the A shares of 25 pence each, in accordance with the terms of such Shares. The conditions in the Articles relating to the conversion of the A shares of 25 pence each into non-voting deferred shares of 25 pence each were thereby satisfied and the six A shares of 25 pence each converted automatically into six non-voting deferred shares of 25 pence each on September 4, 1995. On August 6, 1996, the Company formally issued 15,384,616 Shares to existing investors who had subscribed and paid for such Shares prior to June 30, 1996. The Company has issued share options as described in "Management -- Senior Management Option Scheme" in the accompanying Prospectus. These Shares and options were issued in transactions not involving any public offering.


     On February 27, 1997, the Company issued $420,500,000 in principal amount at maturity of its 10 3/4% Senior Discount Notes due February 15, 2007 (the "1997 Notes") at an issue price of $595.48 per $1,000 principal amount at maturity. Net proceeds received by the Company amounted to approximately pounds sterling 149 million after issuance costs of approximately pounds sterling 5 million. Cash interest is not payable on the 1997 Notes prior to August 15, 2002. Thereafter, cash interest on the 1997 Notes is payable at a rate of 10 3/4% per annum. The 1997 Notes were issued in transactions not involving any public offering.


     On February 6, 1998, a wholly-owned subsidiary of the Company, Diamond Holdings Plc, issued pounds sterling 135,000,000 in principal amount of its 10% Senior Notes due February 1, 2008 and $110,000,000 in principal amount of its 9 1/8% Senior Notes due February 1, 2008 (the "1998 Notes") each unconditionally guaranteed as to principal, interest and any other amounts due by the Company. Net proceeds received by the Company amounted to approximately $320 million. The 1998 Notes were issued in transactions not involving any public offering.

                                 EXHIBIT INDEX

Item 16                           Description
-------                           -----------
  *1.1 Form of Underwriting Agreement.
  *3.1  Memorandum and Articles of Association of Diamond Cable Communications
        Plc.
  *3.2  Memorandum and Articles of Association of Diamond Holdings Plc
        (incorporated by reference to the Company's registration statement on
        Form S-4 (Exhibit No. 3.2)).
  *4.1  Indenture, dated as of September 29, 1994 between Diamond Cable
        Communications Plc and The Bank of New York, as Trustee.
  *4.2  Senior Notes Depositary Agreement, dated as of September 29, 1994 between Diamond Cable Communications Plc and The Bank of New York, as
        Book-Entry Depositary.
  *4.3  First Supplemental Indenture, dated as of May 31, 1996 between Diamond
        Cable Communications Plc and The Bank of New York, as Trustee.
  *5.1  Opinion of Sullivan & Cromwell as to the legality of the Senior Notes.
  *5.2  Opinion of Freshfields as to due authorization and execution of the
        Senior Notes.
  *8.1  Opinion of Sullivan & Cromwell as to certain U.S. federal income tax matters.
  *8.2  Opinion of Freshfields as to certain U.K. tax matters (included in
        Exhibit 5.1).
 *10.1  Shareholders Agreement, dated as of September 1, 1994 among ECCP,
        AmSouth, as trustee for the McDonald Interests, CGT Family Corporation,
        GS Capital Partners, L.P., William W. McDonald and Diamond Cable
        Communications Plc.
 *10.2  Management Agreement, dated July 5, 1994, between ECE Management Company and Diamond Cable (Nottingham) Limited.
 *10.3  Service Agreement, dated May 17, 1994, between Gary L. Davis and Diamond
        Cable (Nottingham) Limited.
 *10.4  Service Contract, dated March 1, 1994, between Duncan Craig and Diamond
        Cable (Nottingham) Limited.
 *10.5  Service Contract, dated March 1, 1994, between Stephen Rowles and
        Diamond Cable (Nottingham) Limited.
 *10.6  Senior Management Option Scheme, adopted on October 29, 1994, filed as an exhibit to the 1994 Annual Report on Form 10-K.
 *10.7  Form of Senior Notes Depositary Agreement, dated as of December 15,
        1995, between Diamond Cable Communications Plc and The Bank of New York,
        as Book-Entry Depositary (incorporated by reference to the Company's registration statement on Form S-1 (File No. 33-98374; Exhibit No.
        4.2)).
 *10.8  Form of Indenture, dated as of December 15, 1995, between Diamond Cable
        Communications Plc and The Bank of New York, as Trustee (incorporated by reference to the Company's registration statement on Form S-1 (File No.
        33-98374; Exhibit No. 4.1)).
 *10.9  Form of Subscription Agreement among Company and shareholders relating to equity commitment.
 *10.10 Indenture, dated as of February 27, 1997 between Diamond Cable
        Communications Plc and The Bank of New York, as Trustee. (incorporated by reference to the Company's registration statement on Form S-4 (File
        No. 333-25913)).
 *10.11 Senior Bank Depositary Agreement, dated as of February 27, 1997 between
        Diamond Cable Communications Plc and The Bank of New York, as Trustee.
        (incorporated by reference to the Company's registration statement on
        Form S-4 (File No. 333-25913)).
 *10.12 Loan Facility Agreement, dated February 13, 1997, among Diamond Cable
        Communications (U.K.) Ltd. Jewel Holdings Limited, Natwest Markets and
        National Westminster Bank plc, filed as an exhibit to the 1996 Annual
        Report Form 10-K, File No. 33-83740, and incorporated herein by reference.
 *10.13 Service Contract, dated as of April 1, 1996, between Diamond Cable
        (Nottingham) Ltd. and Stephen Rowles, filed as an exhibit to the 1996
        Annual Report on Form 10-K, File No. 33-83740, and incorporated herein by reference.
 *10.14 Service Agreement, dated July 1, 1995, between Diamond Cable
        Communications Plc and Nicholas Millard, filed as an exhibit to the 1996
        Annual Report on Form 10-K, file no. 33-83740, and incorporated herein by reference.
 *10.15 Service contract, dated September 18, 1996, between Diamond Cable
        (Nottingham) Ltd. and Stephen Rowles (incorporated by Reference to the
        Company's registration statement on Form S-4 (Exhibit No. 10.9)).
 *10.16 Supplemental Management Agreement, dated February 27, 1997, among
        Diamond Cable Communications Plc, Diamond Cable Communications (UK) Ltd
        and BCB Management International, CLC (incorporated by reference to the
        Company's registration statement on Form S-4 (File No. 333-25193;
        Exhibit No. 10.15)).
 *10.17 Second Supplemental Agreement, dated April 4, 1997, relating to a Loan
        Facility Agreement among Diamond Cable Communications (UK) Ltd, Natwest
        Markets and CIBC Wood Gundy PLC (incorporated by reference to the
        Company's registration Statements on Form S-4 (File No. 333-25193;
        Exhibit No. 10.16)).
 *10.18 Indenture, dated as of February 6, 1998 among Diamond Holdings plc,
        Diamond Cable Communications Plc and The Bank of New York as Trustee
        (incorporated by reference to the Company's registration statement on
        Form S-4 (Exhibit No. 4.1)).
 *10.19 Senior Notes Depositary Agreement, dated February 6, 1998, among Diamond Holdings, the Bank of New York, as Global Depository, and the Owners of Book-Entry
        Interests (incorporated by reference to the Company's registration statement on Form S-4 (Exhibit No. 4.2)).
 *12    Computation of Ratio of Earnings to Fixed Charges.
**21.1  Subsidiaries of Registrant.
 *23.1  Consent of Sullivan & Cromwell (included in Exhibits 5.1 and 8.1).
 *23.2  Consent of Freshfields (included in Exhibits 5.2* and 8.2).
  23.3  Consent of KPMG.
 *25    Statement of Eligibility of Trustee on Form T-1.

------------------
* Previously filed.

ITEM 17.  UNDERTAKINGS.

   The Registrant hereby undertakes to provide the Underwriters, at the closing specified in the Underwriting Agreement, Senior Notes in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   The Registrant hereby undertakes that:

      (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issued.

      (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (e) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, Diamond Cable Communications Plc, certifies that it has duly caused this Post-Effective Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on March 20, 1998.

DIAMOND CABLE COMMUNICATIONS PLC


By:         /s/ Robert T. Goad
   ----------------------------------------
   Name:     Robert T. Goad
   Title:    Chief Executive Officer

                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert T. Goad, Nicholas Millard, Muneer Satter and J.A. Duncan Craig (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the "Act"), and any rules, regulations and requirements of the Commission in connection with the registration under the Act of the 13 1/4% Senior Discount Notes due September 30, 2004, the 11 3/4% Senior Discount Notes due December 15, 2005 and the 10 3/4% Senior Discount Notes due February 15, 2007 of the Issuer, and any securities or Blue Sky law of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his capacity as Director, Executive Officer or Authorized U.S. Representative of the Issuer, as the case may be, this Post-Effective Amendment to the Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky law or other securities laws of any state of the Unites States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the 13 1/4% Senior Discount Notes due September 30, 2004, the 11 3/4% Senior Discount Notes due December 15, 2005 and the 10 3/4% Senior Discount Notes due February 15, 2007, to any and all amendments, including post-effective amendments, to this Post-Effective Amendment to the Registration Statement and to any and all instruments and documents filed as par of or in connection with this Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated above.


Signature                       Title
---------                       -----


/s/   Robert T. Goad             Director, Chief Executive Officer and
------------------------------
      Robert T. Goad             Authorized Representative in the United States


/s/   Lord Francis Pym           Director and Non-Executive Chairman
------------------------------
      Lord Francis Pym


/s/   Richard A. Friedman        Director
------------------------------
      Richard A. Friedman


/s/   Muneer A. Satter           Director
------------------------------
      Muneer A. Satter


/s/   John L. Thornton           Director
------------------------------
      John L. Thornton



------------------------------   Director
      Thomas Nilsson


/s/   Nicholas Millard           Chief Financial Officer
------------------------------
      Nicholas Millard


/s/   J.A. Duncan Craig          Chief Accounting Officer
------------------------------
      J.A. Duncan Craig